        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1997
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------
                            SUIZA FOODS CORPORATION

             (Exact name of registrant as specified in its charter)

           DELAWARE                          2026                  75-2559681
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                               Number)

                            3811 TURTLE CREEK BLVD.
                                   SUITE 1300
                              DALLAS, TEXAS 75219
                                 (214) 528-0939
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                GREGG L. ENGLES
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            3811 TURTLE CREEK BLVD.
                                   SUITE 1300
                              DALLAS, TEXAS 75219
                                 (214) 528-0939

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

         WILLIAM A. MCCORMACK                         R. SCOTT COHEN
        Hughes & Luce, L.L.P.                   Weil, Gotshal & Manges LLP
           1717 Main Street                         100 Crescent Court
              Suite 2800                                Suite 1300
         Dallas, Texas 75201                       Dallas, Texas 75201
            (214) 939-5500                            (214) 746-7700

                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
    AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THIS REGISTRATION
                                   STATEMENT.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
-------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
-------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED          PER UNIT         OFFERING PRICE     REGISTRATION FEE
Common Stock,
$.01 par value per share                        12,600,000(1)         $50.96(2)          $642,096,000          $194,575

(1) This Registration Statement covers the estimated maximum number of shares of the Registrant's common stock, par value $0.01 per share (the "Suiza Common Stock"), issuable upon consummation of the merger of The Morningstar Group Inc. ("Morningstar") with a wholly-owned subsidiary of the Registrant (the "Merger"). The number of shares of Suiza Common Stock to be issued in the Merger will depend on the number of shares of the common stock, par value $0.01 per share, of Morningstar (the "Morningstar Common Stock") issued and outstanding immediately prior to the consummation of the Merger (the "Effective Time"). At the Effective Time, each issued and outstanding share of Morningstar Common Stock, other than treasury shares and shares held by the Registrant or any of the Registrant's subsidiaries, will be converted into the right to receive 0.85 shares of Suiza Common Stock. Based on the number of shares of Morningstar Common Stock outstanding on September 30, 1997, a total of 12,540,050 shares of Suiza Common Stock will be issued in the Merger.

(2) Calculated upon the basis of the average of the high and low prices of Morningstar Common Stock as reported on the Nasdaq Stock Market's National Market System on October 13, 1997 in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

S-4 ITEM                                                               PROSPECTUS CAPTION OR LOCATION
--------------------------------------------------------  --------------------------------------------------------
            Part I

            A.  Information About the Transaction

 Item 1.    Forepart of Registration Statement and        Forepart of Registration Statement and Outside Front
            Outside Front Cover Page of Prospectus          Cover Page of Prospectus

 Item 2.    Inside Front and Outside Back Cover Pages of  Inside Front and Outside Back Cover Pages of Prospectus;
            Prospectus                                      Available Information; Incorporation of Certain
                                                            Information by Reference; Table of Contents

 Item 3.    Risk Factors, Ratio of Earnings to Fixed      Summary; Risk Factors
            Charges, and Other Information

 Item 4.    Terms of the Transaction                      The Merger--Reasons for the Merger; Recommendations of
                                                            the Boards; The Merger-- Anticipated Accounting
                                                            Treatment; The Merger Agreement; Certain U.S. Federal
                                                            Income Tax Consequences of the Merger; Comparison of
                                                            the Rights of Suiza Stockholders and Morningstar
                                                            Stockholders

 Item 5.    Pro Forma Financial Information               Summary; Pro Forma Combined Financial Statements

 Item 6.    Material Contacts with the Company Being      The Merger--Background of the Merger
            Acquired

 Item 7.    Additional Information Required for           Not Applicable
            Reoffering by Persons and Parties Deemed to
            be Underwriters

 Item 8.    Interests of Named Experts and Counsel        Legal Matters; Experts

 Item 9.    Disclosure of Commission Position on          Comparison of the Rights of Suiza Stockholders and
            Indemnification for Securities Act              Morningstar Stockholders--Indemnification of Directors
            Liabilities                                     and Officers

            B.  Information About the Registrant

Item 10.    Information with Respect to S-3 Registrants   Summary; Incorporation of Certain Information by
                                                            Reference; Selected Financial Data of Suiza Foods; Pro
                                                            Forma Combined Financial Statements; The
                                                            Companies--Recent Developments

Item 11.    Incorporation of Certain Information by       Incorporation of Certain Information by Reference
            Reference

Item 12.    Information with Respect to S-2 or S-3        Not Applicable
            Registrants

Item 13.    Incorporation of Certain Information by       Not Applicable
            Reference

Item 14.    Information with Respect to Registrants       Not Applicable
            Other Than S-3 or S-2 Registrants

S-4 ITEM                                                               PROSPECTUS CAPTION OR LOCATION
--------------------------------------------------------  --------------------------------------------------------
            C.  Information About the Company Being
            Acquired

Item 15.    Information with Respect to S-3 Companies     Summary; Incorporation of Certain Information by
                                                            Reference; Selected Financial Data of Morningstar; Pro
                                                            Forma Combined Financial Statements

Item 16.    Information with Respect to S-2 or S-3        Not Applicable
            Companies

Item 17.    Information with Respect to Companies Other   Not Applicable
            Than S-2 or S-3 Companies

            D.  Voting and Management Information

Item 18.    Information if Proxies, Consents or           Forepart of Registration Statement and Outside Front
            Authorizations Are to be Solicited              Cover Page of Prospectus; The Special
                                                            Meetings--General; The Special Meetings-- Voting
                                                            Securities and Record Dates; The Special
                                                            Meetings--Proxies; The Merger-- Interests of Certain
                                                            Persons in the Merger; The Merger--Absence of
                                                            Appraisal Rights; Stockholder Proposals

Item 19.    Information if Proxies, Consents or           Not Applicable
            Authorizations Are Not to be Solicited, or
            in an Exchange Offer

                            [SUIZA FOODS LETTERHEAD]

                                                                OCTOBER   , 1997

Dear Fellow Stockholders:

    You are cordially invited to attend a special meeting (the "Special Meeting") of the stockholders (the "Stockholders") of Suiza Foods Corporation
("Suiza Foods"), to be held on         ,            , 1997, at       a.m., local
time, at             , Dallas, Texas.

    At the Special Meeting, Stockholders will be asked to vote upon a proposal to approve the issuance of Suiza Foods common stock in connection with the combination of Suiza Foods and The Morningstar Group Inc. ("Morningstar") as contemplated by the Agreement and Plan of Merger dated as of September 28, 1997 (the "Merger Agreement"). Subject to the terms and conditions of the Merger Agreement, SF Acquisition Corporation, a wholly owned subsidiary of Suiza Foods ("Sub"), will be merged (the "Merger") with and into Morningstar, and Morningstar will become a wholly owned subsidiary of Suiza Foods. Pursuant to the Merger, each share of Morningstar common stock outstanding immediately prior to the effective time of the Merger will be converted (the "Share Conversion") into the right to receive 0.85 shares (the "Exchange Ratio") of Suiza Foods common stock (with cash being paid in lieu of any fractional shares of Suiza Foods common stock). In addition, Suiza Foods will assume each of Morningstar's stock option plans and each option to acquire shares of Morningstar common stock outstanding thereunder, and each such option will become an option to acquire Suiza Foods common stock (the "Option Conversion" and, together with the Share Conversion, the "Stock Issuance").

    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT BY A UNANIMOUS VOTE AND HAS CONCLUDED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS. ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE STOCK ISSUANCE.

    Your Board of Directors has retained as financial advisor Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which has delivered to the Board of Directors its written opinion dated as of September 28, 1997, to the effect that the Exchange Ratio is fair from a financial point of view to the holders of Suiza Foods common stock. A copy of the DLJ opinion letter, which sets forth the assumptions made, matters considered and the scope of review undertaken in connection therewith, is attached as Appendix B to the accompanying Joint Proxy Statement/Prospectus and should be read carefully in its entirety.

    At the Special Meeting, Stockholders will also be asked to vote upon a proposal to increase the number of authorized shares of common stock reserved for issuance under the Suiza Foods Corporation 1997 Stock Option and Restricted Stock Plan (the "1997 Plan") from 1,150,000 shares to 3,000,000 shares (the "Plan Amendment").

    In the material accompanying this letter, you will find a formal Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by Stockholders at the Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about Suiza Foods and Morningstar and the reasons for the Merger.

    Your vote is important, regardless of the number of shares you own. Approval of the Stock Issuance and the Plan Amendment requires an affirmative vote of holders of a majority of the shares of Suiza Foods common stock present and entitled to vote at the Special Meeting (assuming a quorum is present). I RESPECTFULLY URGE YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. This will not prevent you from attending the Special Meeting or voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting.

    If you have any questions or require additional information with respect to the proposed business combination or the Plan Amendment, please contact Tracy L. Noll at (214) 528-0939.

    On behalf of your Board of Directors, I thank you for your support and urge you to vote FOR approval of the Stock Issuance and the Plan Amendment.

                                          Sincerely,

                                          Gregg L. Engles
                                          CHAIRMAN OF THE BOARD AND CHIEF
                                          EXECUTIVE OFFICER

                            [MORNINGSTAR LETTERHEAD]

                                                                OCTOBER   , 1997

Dear Fellow Stockholders:

    You are cordially invited to attend a special meeting (the "Special Meeting") of the stockholders (the "Stockholders") of The Morningstar Group Inc.
("Morningstar") to be held on         ,            , 1997 at       a.m., local
time, at             , Dallas, Texas.

    At the Special Meeting, Stockholders will be asked to vote upon a proposal to combine Morningstar and Suiza Foods Corporation ("Suiza Foods") as contemplated by the Agreement and Plan of Merger dated as of September 28, 1997 (the "Merger Agreement"). Subject to the terms and conditions of the Merger Agreement, SF Acquisition Corporation, a wholly owned subsidiary of Suiza Foods ("Sub"), will be merged (the "Merger") with and into Morningstar, and Morningstar will become a wholly owned subsidiary of Suiza Foods. Pursuant to the Merger, each share of Morningstar common stock outstanding immediately prior to the effective time of the Merger will be converted into 0.85 shares (the "Exchange Ratio") of Suiza Foods common stock (with cash being paid in lieu of any fractional shares of Suiza Foods common stock). In addition, Suiza Foods will assume each of Morningstar's stock option plans and each option to acquire shares of Morningstar common stock outstanding thereunder, and each such option will become an option to acquire Suiza Foods common stock.

    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND HAS CONCLUDED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE MERGER, THE MERGER AGREEMENT AND TRANSACTIONS CONTEMPLATED THEREBY.

    Your Board of Directors retained as financial advisor Goldman, Sachs & Co. ("Goldman Sachs"), which has delivered to the Board of Directors its written opinion, dated as of September 28, 1997, to the effect that as of such date the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of Morningstar common stock. A copy of the Goldman Sachs opinion letter, which sets forth the assumptions made, matters considered and the scope of the review undertaken in connection therewith, is attached as Appendix C to the accompanying Joint Proxy Statement/Prospectus and should be read carefully in its entirety.

    In the material accompanying this letter, you will find a formal Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by Stockholders at the Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about Suiza Foods and Morningstar and the reasons for the Merger.

    Your vote is important, regardless of the number of shares you own. Approval of the Merger, the Merger Agreement and transactions contemplated thereby requires an affirmative vote of holders of a majority of the authorized and outstanding shares of Morningstar common stock entitled to vote thereon. I RESPECTFULLY URGE YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. This will not prevent you from attending the Special Meeting or voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting.

    PLEASE DO NOT SEND YOUR SHARE CERTIFICATES WITH THE ENCLOSED PROXY CARD AT THIS TIME. Promptly after the Merger is consummated, you will be sent a letter of transmittal which will include instructions as to the procedures to be used in exchanging your certificates representing shares of Morningstar common stock for certificates representing shares of Suiza Foods common stock.

    If you have any questions or require additional information with respect to the proposed business combination, please contact Darron K. Ash at (214) 360-4700.

    On behalf of your Board of Directors, I thank you for your support and urge you to vote FOR approval of the Merger, the Merger Agreement and transactions contemplated thereby.

                                          Sincerely,

                                          C. Dean Metropoulos
                                          CHAIRMAN OF THE BOARD AND CHIEF
                                          EXECUTIVE OFFICER

                            SUIZA FOODS CORPORATION

                            3811 TURTLE CREEK BLVD.
                                   SUITE 1300
                              DALLAS, TEXAS 75219

                            ------------------------

                 NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS

                        TO BE HELD ON             , 1997

                            ------------------------

To the Stockholders of
Suiza Foods Corporation

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Suiza Foods Corporation, a Delaware corporation ("Suiza Foods"), will be held on
            , 1997 at       a.m. local time, at                         ,
Dallas, Texas             (the "Special Meeting") for the following purposes:

        1. To consider and vote upon a proposal to approve the issuance of shares of Suiza Foods common stock in connection with the merger (the "Merger") of SF Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Suiza Foods ("Sub"), with and into The Morningstar Group Inc. ("Morningstar"), in accordance with the Agreement and Plan of Merger, dated as of September 28, 1997, among Suiza Foods, Sub and Morningstar (the "Merger Agreement"). Pursuant to the Merger Agreement (a) each share of Morningstar common stock issued and outstanding immediately prior to the Merger will be converted into the right to receive 0.85 shares of Suiza Foods common stock and (b) Suiza Foods will assume each of Morningstar's stock option plans and each option to acquire shares of Morningstar common stock outstanding thereunder, and each such option will become an option to acquire Suiza Foods common stock (collectively, the "Stock Issuance").

        2. To consider and vote upon a proposal to approve an increase in the number of shares of Suiza Foods common stock authorized for issuance under the Suiza Foods Corporation 1997 Stock Option and Restricted Stock Plan from 1,150,000 shares to 3,000,000 shares (the "Plan Amendment").

        3. To transact such other business as may properly come before the Special Meeting and any and all adjournments or postponements thereof.

    The close of business on             , 1997 has been fixed as the record
date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting.

    The affirmative vote of the holders of Suiza Foods common stock holding a majority of the shares of Suiza Foods common stock present and entitled to vote at the Special Meeting is required to approve the Stock Issuance and the Plan Amendment. Holders of Suiza Foods common stock will not have rights of appraisal in connection with the Merger.

    Stockholders are invited to attend the Special Meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you attend the meeting, you may vote your shares in person, and thereby revoke any previously executed proxy.

    If your shares of Suiza Foods common stock are held of record by a broker, bank or other nominee and you wish to attend the Special Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Special Meeting. In order to vote your shares at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

    Regardless of how many shares you own, your vote is very important. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                          By Order of the Board of Directors

                                          Tracy L. Noll
                                          SECRETARY

Dallas, Texas

October   , 1997

                           THE MORNINGSTAR GROUP INC.

                          5956 SHERRY LANE, SUITE 1500
                            DALLAS, TEXAS 75225-6522

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON             , 1997

                            ------------------------

To the Stockholders of
The Morningstar Group Inc.

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of The Morningstar Group Inc., a Delaware corporation ("Morningstar"), will be held on
            , 1997 at       a.m. local time, at                         ,
Dallas, Texas             (the "Special Meeting") for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 28, 1997 (the "Merger Agreement"), by and among Morningstar, Suiza Foods Corporation, a Delaware corporation ("Suiza Foods"), and SF Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Suiza Foods ("Sub"), the Merger (as hereinafter defined) and the other transactions contemplated by the Merger Agreement. Upon the terms and subject to the conditions of the Merger Agreement, Sub will be merged (the "Merger") with and into Morningstar and Morningstar will become a wholly owned subsidiary of Suiza Foods. At the effective time of the Merger, and as more fully described in the accompanying Joint Proxy Statement and Prospectus and in the Merger Agreement included as Appendix A thereto, each share of common stock, par value $0.01 per share, of Morningstar ("Morningstar Common Stock") issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 0.85 shares of common stock of Suiza Foods.

         2. To transact such other business as may properly come before the Special Meeting and any and all adjournments or postponements thereof.

    The close of business on             , 1997 has been fixed as the record
date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting.

    The affirmative vote of a majority of the outstanding shares of Morningstar Common Stock entitled to vote at the Special Meeting is required to approve the Merger, the Merger Agreement and the transactions contemplated thereby. Holders of Morningstar Common Stock will not have rights of appraisal in connection with the Merger.

    Stockholders are invited to attend the Special Meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you attend the meeting, you may vote your shares in person, and thereby revoke any previously executed proxy.

    If your shares of Morningstar Common Stock are held of record by a broker, bank or other nominee and you wish to attend the Special Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Special Meeting. In order to vote your shares at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

    Regardless of how many shares you own, your vote is very important. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                          By Order of the Board of Directors

                                          Michael J. Cramer
                                          SECRETARY

Dallas, Texas
October   , 1997

        PRELIMINARY COPY--SUBJECT TO COMPLETION--DATED OCTOBER 14, 1997 INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                            SUIZA FOODS CORPORATION
                                      AND
                           THE MORNINGSTAR GROUP INC.
                               ------------------

                             JOINT PROXY STATEMENT
                               ------------------

                                 PROSPECTUS OF
                            SUIZA FOODS CORPORATION

    This Joint Proxy Statement/Prospectus constitutes the proxy statement of each of Suiza Foods Corporation, a Delaware corporation ("Suiza Foods"), and The Morningstar Group Inc., a Delaware corporation ("Morningstar"), relating to the solicitation of proxies for use at the special meetings of stockholders of each of Suiza Foods ("Suiza Stockholders") and Morningstar ("Morningstar
Stockholders"), each of which is scheduled to be held on       , 1997, and at
any adjournments or postponements thereof (respectively, the "Suiza Special Meeting" and the "Morningstar Special Meeting" and, collectively, the "Special Meetings"). This Joint Proxy Statement/Prospectus relates to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 28, 1997, among Suiza Foods, SF Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Suiza Foods ("Sub"), and Morningstar, pursuant to which Sub will merge (the "Merger") with and into Morningstar (such combined company after the Merger is referred to herein as "New Morningstar") and each outstanding share of the common stock, $0.01 par value per share, of Morningstar ("Morningstar Common Stock") will be converted into the right to receive 0.85 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Suiza Foods ("Suiza Common Stock"). Cash will be paid in lieu of any fractional shares of Suiza Common Stock. As a result of the Merger, Morningstar will become a wholly owned subsidiary of Suiza Foods.

    The consummation of the Merger is subject to (i) the approval of the issuance in the Merger of shares of Suiza Common Stock upon conversion of outstanding shares of Morningstar Common Stock (the "Stock Conversion") and of the assumption by Suiza Foods of Morningstar's stock option plans and each option to purchase shares of Morningstar Common Stock (each a "Morningstar Option") outstanding thereunder and the conversion of each Morningstar Option into a Substitute Option (as hereinafter defined) (the "Option Conversion" and, collectively with the Stock Conversion, the "Stock Issuance") by the affirmative vote of Suiza Stockholders holding a majority of the shares of Suiza Common Stock present and entitled to vote at the Suiza Special Meeting; (ii) the approval of the Merger, the Merger Agreement and the transactions contemplated thereby by the affirmative vote of Morningstar Stockholders holding a majority of the shares of Morningstar Common Stock outstanding and entitled to vote at the Morningstar Special Meeting; and (iii) certain other conditions set forth in the Merger Agreement. A copy of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix A and is incorporated herein by reference.

    This Joint Proxy Statement/Prospectus also constitutes the prospectus of Suiza Foods with respect to the shares of Suiza Common Stock to be issued to Morningstar Stockholders in connection with the Stock Conversion, which prospectus is a part of the registration statement on Form S-4 (the "Suiza Registration Statement") that has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Suiza Common Stock to be issued in the Stock Conversion. Based on the number of shares of Morningstar Common Stock outstanding on September 30, 1997, Suiza Foods will issue approximately 12,540,050 shares of Suiza Common Stock in the aggregate to the Morningstar Stockholders in connection with the Stock Conversion, and as a result of the Stock Conversion, Morningstar Stockholders will hold approximately 44.2% of the shares of Suiza Common Stock outstanding after the Merger. In addition, each Morningstar Option will be assumed by Suiza Foods and converted into an option (a "Substitute Option") to purchase a number of shares of Suiza Common Stock equal to the number of shares of Morningstar Common Stock subject to such Morningstar Option multiplied by the Exchange Ratio (rounded down to the nearest whole share) at a per share price equal to the per share exercise price of the Morningstar Option immediately prior to the Merger divided by the Exchange Ratio (rounded up to the nearest full cent). As of September 30, 1997, there were outstanding Morningstar Options to purchase approximately 3,479,985 shares of Morningstar Common Stock, which options will be converted into Substitute Options to purchase an aggregate of approximately 2,957,987 shares of Suiza Common Stock. Any shares of Suiza Common Stock that may be issued pursuant to the Stock Conversion or upon exercise of Substitute Options will be authorized for listing, subject to official notice of issuance, on the New York Stock Exchange (the "NYSE") prior to the effective time of the Merger.

    SEE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS JOINT PROXY
STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS WITH RESPECT TO AN INVESTMENT IN SUIZA COMMON STOCK UPON CONSUMMATION OF THE MERGER.

    This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to Suiza Stockholders and Morningstar Stockholders on or
about       , 1997.
THE SHARES OF SUIZA COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
     ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
          OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR A SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY
DISTRIBUTION OF THE SECURITIES MADE UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SUIZA FOODS OR MORNINGSTAR AT ANY TIME SUBSEQUENT TO THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                         ------------------------------

       THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS       , 1997.

                             AVAILABLE INFORMATION

    Suiza Foods and Morningstar are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Suiza Foods and Morningstar with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. Suiza Common Stock is listed on the NYSE and traded under the symbol "SZA" and Morningstar Common Stock is authorized for trading on the Nasdaq Stock Market, National Market System ("Nasdaq") and traded under the symbol "MSTR". Reports and other information concerning Suiza Foods can also be inspected at the offices of the New York Stock Exchange, 30 Broad Street, New York, New York 10005 and reports and other information concerning Morningstar can also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. Upon consummation of the Merger, the Morningstar Common Stock will cease to be authorized for trading on Nasdaq.

    This Joint Proxy Statement/Prospectus, which constitutes a part of the Suiza Registration Statement, does not contain all of the information set forth in the Suiza Registration Statement, certain items of which are contained in schedules and exhibits to the Suiza Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference is made to the Suiza Registration Statement, including the schedules and exhibits filed as a part thereof or incorporated by reference therein. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an appendix hereto or as otherwise filed with the Commission. The Suiza Registration Statement and the exhibits and schedules thereto may be inspected, and copies thereof may be obtained, as set forth above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents previously filed with the Commission pursuant to the Securities Act and the Exchange Act are incorporated herein by reference and shall be deemed a part hereof:

SUIZA FOODS CORPORATION FILINGS

1. The audited financial statements of Garrido & Compania, Inc. and subsidiaries, Swiss Dairy, a Corporation and Model Dairy, Inc. included in the Suiza Foods Final Prospectus dated January 22, 1997 and filed with the Commission pursuant to Rule 424(b) on January 23, 1997 (File No. 333-18263).

2. Suiza Foods' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 1-12755).

3. Suiza Foods' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 (File No. 1-12755).

4. Suiza Foods' Current Reports on Form 8-K filed July 14, 1997 (as amended on August 22, 1997), which includes the audited financial statements of Dairy Fresh L.P. and The Garelick Companies, and Suiza Foods' Current Report on Form 8-K filed September 29, 1997 (File No. 1-12755).

5. The description of the Suiza Common Stock contained in Suiza Foods' Registration Statement on Form 8-A filed on February 19, 1997 (File No. 1-12755).

THE MORNINGSTAR GROUP INC. FILINGS

1. Morningstar's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-19075).

2. Morningstar's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 (File No. 0-19934).

3. Morningstar's Current Report on Form 8-K filed September 29, 1997 (File No. 0-19075).

4. Morningstar's Current Report on Form 8-K filed December 3, 1996 (as amended February 18, 1997), which includes the audited financial statements of Presto Foods Products, Inc. ("Presto") and affiliates (File No. 0-19075).

    All reports and other documents filed by either Suiza Foods or Morningstar pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of its Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF SUIZA COMMON STOCK OR MORNINGSTAR COMMON STOCK TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS SENT, UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO SUIZA FOODS, TO THE SECRETARY OF SUIZA FOODS AT 3811 TURTLE CREEK BLVD., SUITE 1300, DALLAS, TEXAS 75219, TELEPHONE (214) 528-0939 AND, IN THE CASE OF DOCUMENTS RELATING TO MORNINGSTAR, TO THE GENERAL COUNSEL OF MORNINGSTAR AT 5956 SHERRY LANE, SUITE 1500, DALLAS, TEXAS 75225-6522, TELEPHONE (214) 360-4700. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE APPLICABLE SPECIAL MEETING, ANY SUCH REQUEST SHOULD BE
MADE NOT LATER THAN       , 1997.

    All information contained in this Joint Proxy Statement/Prospectus relating to Suiza Foods and its subsidiaries has been supplied by Suiza Foods and all information relating to Morningstar and its subsidiaries has been supplied by Morningstar.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................         ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................................................         ii

SUMMARY....................................................................................................          1
  The Companies............................................................................................          1
  Recent Developments......................................................................................          1
  The Special Meetings.....................................................................................          2
  The Merger and the Merger Agreement......................................................................          3
  Risk Factors.............................................................................................          7
  Cautionary Statement Concerning Forward-Looking Statements...............................................          7
  Market Price and Dividend Information....................................................................          8
  Comparative Per Share Data...............................................................................         10
  Summary Pro Forma Financial Data.........................................................................         11
  Summary Financial Data of Suiza Foods....................................................................         12
  Summary Financial Data of Morningstar....................................................................         13
  Summary Financial Data of Country Fresh..................................................................         14

RISK FACTORS...............................................................................................         15
  Risks Associated with Acquisition Strategy...............................................................         15
  Competition..............................................................................................         15
  Substantial Indebtedness.................................................................................         16
  Government Regulation; Raw Material Costs................................................................         16
  Dependence on Key Personnel..............................................................................         17
  Limitations on Favorable Tax Treatment...................................................................         17
  Antitakeover Provisions..................................................................................         17
  Expected Benefits of Combined Business May Not Be Achieved...............................................         17
  Anticipated Accounting Treatment.........................................................................         17

THE COMPANIES..............................................................................................         18
  General..................................................................................................         18
  Recent Developments......................................................................................         18

PRO FORMA FINANCIAL DATA...................................................................................         20

SELECTED FINANCIAL DATA OF SUIZA FOODS.....................................................................         30

SELECTED FINANCIAL DATA OF MORNINGSTAR.....................................................................         32

SELECTED FINANCIAL DATA OF COUNTRY FRESH...................................................................         33

THE SPECIAL MEETINGS.......................................................................................         34
  General..................................................................................................         34
  Voting Securities and Record Dates.......................................................................         34
  Purpose of Special Meetings..............................................................................         34
  Proxies..................................................................................................         35

THE MERGER.................................................................................................         36
  General..................................................................................................         36
  Background of the Merger.................................................................................         36
  Reasons for the Merger; Recommendations of the Boards....................................................         37
  Opinion of Suiza Foods' Financial Advisor................................................................         40
  Opinion of Morningstar's Financial Advisor...............................................................         43
  Anticipated Accounting Treatment.........................................................................         49
  Restrictions on Resale by Affiliates.....................................................................         49
  New Morningstar Board and Management Following the Merger................................................         49
  Board of Directors of Suiza Foods Following the Merger...................................................         49
  Governmental Approvals...................................................................................         50

                                                                                                               PAGE
                                                                                                             ---------
  Interests of Certain Persons in the Merger...............................................................         50
  Absence of Appraisal Rights..............................................................................         52
  Stock Exchange Listing...................................................................................         53
  Treatment of Stock Certificates..........................................................................         53

THE MERGER AGREEMENT.......................................................................................         53
  General..................................................................................................         53
  Consideration to Be Received in the Merger...............................................................         53
  Effective Time of the Merger.............................................................................         54
  Exchange of Shares.......................................................................................         54
  Corporate Organization and Governance....................................................................         54
  Stockholders' Meetings...................................................................................         55
  Representations and Warranties...........................................................................         55
  Conduct of Business Pending the Merger...................................................................         55
  Additional Agreements....................................................................................         57
  Employee Matters.........................................................................................         58
  Indemnification..........................................................................................         58
  No Shop..................................................................................................         59
  Conditions Precedent.....................................................................................         60
  Termination..............................................................................................         61
  Fees and Expenses........................................................................................         62

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.................................................         62
  General..................................................................................................         63
  Tax Consequences to Suiza Foods, Sub and Morningstar.....................................................         63
  Tax Consequences to Morningstar Stockholders.............................................................         63

COMPARISON OF THE RIGHTS OF SUIZA STOCKHOLDERS AND MORNINGSTAR STOCKHOLDERS................................         64
  Authorized Capital.......................................................................................         64
  Number of Directors; Election of Directors; Removal; Vacancies...........................................         64
  Charter Amendments.......................................................................................         65
  Bylaw Amendments.........................................................................................         65
  Special Stockholder Meetings.............................................................................         65
  Business Combinations....................................................................................         65
  State Takeover Legislation...............................................................................         66
  Indemnification of Directors and Officers................................................................         66
  Limitation of Personal Liability of Directors............................................................         67
  Suiza Preferred Stock....................................................................................         67

STOCK OPTION INCREASE......................................................................................         68
  The 1997 Plan............................................................................................         68
  Federal Income Tax Consequences..........................................................................         69
  Reasons for Proposal.....................................................................................         71
  Interests of Certain Persons in Matters to be Acted Upon.................................................         71

LEGAL MATTERS..............................................................................................         71

EXPERTS....................................................................................................         71

INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1

APPENDICES:................................................................................................

A--Merger Agreement
B--Fairness Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
C--Fairness Opinion of Goldman, Sachs & Co. (to be filed by amendment)

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND IN THE APPENDICES HERETO INCLUDING, BUT NOT LIMITED TO, THE MERGER AGREEMENT SET FORTH AS APPENDIX A HERETO. CAPITALIZED TERMS WHICH ARE USED BUT NOT DEFINED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF SUIZA FOODS AND MORNINGSTAR ARE URGED TO READ CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO, AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, IN THEIR ENTIRETY. UNLESS THE CONTEXT OTHERWISE REQUIRES, AS USED HEREIN REFERENCES TO "SUIZA FOODS" MEAN SUIZA FOODS AND ITS SUBSIDIARIES, ON A CONSOLIDATED BASIS, REFERENCES TO "MORNINGSTAR" MEAN MORNINGSTAR AND ITS SUBSIDIARIES, ON A CONSOLIDATED BASIS, AND REFERENCES TO "COUNTRY FRESH" MEAN COUNTRY FRESH, INC. AND ITS SUBSIDIARIES, ON A CONSOLIDATED BASIS.

                                 THE COMPANIES

SUIZA FOODS AND SUB

    Suiza Foods is a leading manufacturer and distributor of fresh milk and related dairy products, plastic containers and packaged ice in the United States. Each of Suiza Foods' operating subsidiaries is a strong competitor with an established reputation for customer service and product quality. Suiza Foods' dairy and ice subsidiaries market their products through extensive distribution networks to a diverse group of customers, including convenience stores, grocery stores, schools and institutional food service customers. Suiza Foods' customers in the plastic container business include regional dairy manufacturers, bottled water processors and other beverage manufacturers. Suiza Foods has grown primarily through a successful acquisition strategy, having consummated 54 acquisitions since its inception in 1988, including 27 acquisitions since its initial public offering in April 1996. See "The Companies--General--Suiza Foods."

    Sub is a newly formed Delaware corporation and a wholly owned subsidiary of Suiza Foods. Sub was organized for the purpose of effecting the Merger pursuant to the Merger Agreement. Sub has no material assets and has not engaged in any activities except in connection with the Merger. The principal executive offices of Suiza Foods and Sub are located at 3811 Turtle Creek Blvd., Suite 1300, Dallas, Texas 75219, telephone number: (214) 528-0939.

MORNINGSTAR

    Morningstar is a nationally prominent manufacturer, distributor and marketer of refrigerated, shelf-stable and frozen food products. Its established branded products include: International Delight-Registered Trademark-, a gourmet-flavored and non-flavored coffee creamer; Second
Nature-Registered Trademark-, a refrigerated no-cholesterol egg substitute; Mocha Mix-Registered Trademark-, non-dairy coffee creamers; Naturally Yours-TM-, fat-free and regular, real dairy sour cream, Jon Donaire-Registered Trademark-, cheesecakes and desserts, Wacky Willie-TM-, flavored shakes, and, in the western two-thirds of the United States, Lactaid-Registered Trademark-, lactose-free and lactose-reduced milks produced under license from McNeil Consumer Products Company, a subsidiary of Johnson & Johnson. Morningstar also specializes in providing private label refrigerated, shelf-stable and frozen products to grocery warehouses, bakery/ industrial companies, club stores and dairy companies. Branded products are sold primarily to grocery warehouses serving the major supermarket chains through Morningstar's network of independent food brokers and nationwide sales force. Morningstar's other specialty products are marketed directly to dairy companies, supermarket wholesalers, grocery warehouses, food service outlets and food manufacturers. Morningstar's products are distributed to more than 3,200 customers in fifty states and to more than twenty foreign countries. The principal executive offices of Morningstar are located at 5956 Sherry Lane, Suite 1500, Dallas, Texas 75225, telephone number
(214) 360-4700.

                              RECENT DEVELOPMENTS

    SUIZA FOODS. On September 18, 1997, Suiza Foods entered into a merger agreement with Country Fresh, Inc. ("Country Fresh"). Pursuant to the merger agreement, upon satisfaction of certain closing conditions, Country Fresh stockholders would receive approximately 1.9 million shares of Suiza Common Stock upon conversion of their common stock in Country Fresh, and Country Fresh would become a wholly owned subsidiary of Suiza Foods (the "Country Fresh Merger"). Country Fresh recorded net sales of approximately $353 million during its fiscal year ended March 1, 1997.

    CONSUMMATION OF THE MERGER IS NOT CONDITIONED UPON OR SUBJECT TO THE CONSUMMATION OF THE COUNTRY FRESH MERGER.

    In connection with the Merger, Suiza Foods intends to amend its existing senior credit facilities, or enter into new credit facilities, in order to increase its total borrowing capacity to at least $1.2 billion. Suiza Foods anticipates that its amended or new facilities will provide for interest at lower rates than its existing senior credit facilities. See "The Companies--Recent Developments--Suiza Foods" and "Pro Forma Financial Data."

                              THE SPECIAL MEETINGS

DATE, TIME AND PLACE

    SUIZA FOODS.  The Suiza Foods Special Meeting will be held on         ,
1997, at               , commencing at     a.m. local time. See "The Special
Meetings--General."

    MORNINGSTAR.  The Morningstar Special Meeting will be held on         ,
1997, at      , commencing at     a.m. local time. See "The Special
Meetings--General."

PURPOSE OF THE SPECIAL MEETINGS

    SUIZA FOODS. The purpose of the Suiza Foods Special Meeting is to (i) consider and vote upon a proposal to approve the Stock Issuance in accordance with the Merger Agreement, (ii) consider and vote upon a proposal to increase the number of authorized shares of Suiza Common Stock reserved for issuance under the Suiza Foods Corporation 1997 Stock Option and Restricted Stock Plan (the "1997 Plan") from 1,150,000 shares to 3,000,000 shares (the "Plan Amendment" and, together with the Stock Issuance, the "Suiza Proposals") and
(iii) transact such other business as may properly come before the Suiza Special Meeting and at any and all adjournments or postponements thereof. See "The Special Meetings--Purpose of Special Meetings--Suiza Foods."

    MORNINGSTAR. The purpose of the Morningstar Special Meeting is to (i) consider and vote upon a proposal (the "Morningstar Proposal") to approve the Merger, the Merger Agreement and the transactions contemplated thereby and (ii) transact such other business as may properly come before the Morningstar Special Meeting and at any and all adjournments or postponements thereof. See "The Special Meetings--Purpose of Special Meetings--Morningstar."

RECORD DATES; SHARES ENTITLED TO VOTE

    SUIZA FOODS.  Only holders of record of shares of Suiza Common Stock at the
close of business on             , 1997 (the "Suiza Record Date") are entitled
to notice of and to vote at the Suiza Special Meeting. On such date, there were shares of Suiza Common Stock outstanding. Each share of Suiza Common Stock will be entitled to one vote on each matter to be acted upon at the Suiza Special Meeting. See "The Special Meetings--Voting Securities and Record Dates--Suiza Foods."

    MORNINGSTAR.  Only holders of record of shares of Morningstar Common Stock
at the close of business on             , 1997 (the "Morningstar Record Date")
are entitled to notice of and to vote at the Morningstar Special Meeting. On
such date, there were           shares of Morningstar Common Stock outstanding.
Each share of Morningstar Common Stock will be entitled to one vote on each matter to be acted upon at the Morningstar Special Meeting. See "The Special Meetings--Voting Securities and Record Dates--Morningstar."

VOTE REQUIRED

    SUIZA FOODS. The affirmative vote of the holders of a majority of the shares of Suiza Common Stock present at the Suiza Special Meeting and entitled to vote is required to approve the Suiza Proposals; provided, however, that the total number of votes cast on the Suiza Proposals represents more than 50% of the outstanding shares of Suiza Common Stock. Brokers who hold shares of Suiza Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for transaction of business. Otherwise, abstention and broker non-votes will have no effect on the outcome of the vote on the Suiza Proposals. See "The Special Meetings--Voting Securities and Record Dates--Suiza Foods" and "--Proxies."

    MORNINGSTAR. The affirmative vote of the holders of a majority of the shares of Morningstar Common Stock outstanding and entitled to vote is required to approve the Morningstar Proposal. Accordingly, an abstention with respect to the Morningstar Proposal will have the same effect as a vote cast against the Morningstar Proposal. Brokers who hold shares of Morningstar Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any votes which are not cast by a nominee-broker will have the same effect as votes cast against the Morningstar Proposal. See "The Special Meetings--Voting Securities and Record Dates-- Morningstar" and "--Proxies."

SECURITY OWNERSHIP OF MANAGEMENT

    SUIZA FOODS.  As of the close of business on the Suiza Record Date, the
directors and executive officers of Suiza Foods owned approximately   % of the
outstanding shares of Suiza Common Stock entitled to be voted at the Suiza Special Meeting. Each of the directors and executive officers of Suiza Foods are expected to vote, or cause to be voted, all shares of Suiza Common Stock over which they exercise voting control "FOR" the approval and adoption of the Stock Issuance and the Plan Amendment. See "The Special Meetings--Voting Securities and Record Dates--Suiza Foods."

    MORNINGSTAR.  As of the close of business on the Morningstar Record Date,
the directors and executive officers of Morningstar owned approximately   % of
the shares of Morningstar Common Stock outstanding and entitled to be voted at the Morningstar Special Meeting. All directors and executive officers of Morningstar are expected to vote, or cause to be voted, all shares of Morningstar Common Stock over which they exercise voting control "FOR" the approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby. See "The Special Meetings--Voting Securities and Record Dates--Morningstar."

                      THE MERGER AND THE MERGER AGREEMENT

GENERAL

    Upon the terms and subject to the conditions of the Merger Agreement, Sub will be merged with and into Morningstar, and Morningstar will become a wholly owned subsidiary of Suiza Foods. See "The Merger--General."

    A copy of the Merger Agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

EFFECTIVE TIME

    The Merger will become effective at the date and time (the "Effective Time") when a properly executed certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware in accordance with applicable provisions of the Delaware General Corporation Law (the "DGCL"). The Certificate of Merger will be filed as soon as practicable following the fulfillment of the conditions set forth in the Merger Agreement. See "The Merger--General."

CONVERSION OF SHARES

    In the Merger, each share of Morningstar Common Stock issued and outstanding immediately prior to the Effective Time (excluding those held in the treasury of Morningstar and those owned by Suiza Foods, Sub or any other subsidiary of Suiza Foods), without any action on the part of the holder thereof, will be converted into the right to receive 0.85 shares of Suiza Common Stock. Cash will be paid in lieu of any fractional share of Suiza Common Stock. See "The Merger Agreement--Consideration to be Received in the Merger."

OPTION CONVERSION

    In the Merger, each outstanding and unexercised Morningstar Option will be assumed by Suiza Foods and converted into a Substitute Option to purchase a number of shares of Suiza Common Stock equal to the number of shares of Morningstar Common Stock subject to such Morningstar Option multiplied by the Exchange Ratio (rounded down to the nearest whole share) at a per share price equal to the per share exercise price of the Morningstar Option immediately prior to the Merger divided by the Exchange Ratio (rounded up to the nearest full cent).

BACKGROUND AND REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARDS

    SUIZA FOODS. The Board of Directors of Suiza Foods (the "Suiza Board") has reviewed the Merger Agreement and the transactions contemplated thereby, and has considered, among other things, that Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has delivered its written opinion, dated September 28, 1997 (the "DLJ Opinion"), to the Suiza Board to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement is fair to Suiza Stockholders from a financial point of view. The full text of the DLJ Opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached to this Joint Proxy Statement/Prospectus as Appendix B and should be read carefully in its entirety. The Suiza Board has reviewed the terms and conditions of the Merger Agreement and considered a range of factors, including the opinion of DLJ. After consideration of these factors the Suiza Board concluded that the Merger is in the best interests of Suiza Stockholders. THE SUIZA BOARD UNANIMOUSLY RECOMMENDS THAT THE SUIZA STOCKHOLDERS VOTE "FOR" APPROVAL OF THE STOCK ISSUANCE. For a more detailed discussion of the factors considered by the Suiza Board in reaching its decision and the background and reasons for the Merger, see "The Merger--Background of the Merger" and "--Reasons for the Merger; Recommendations of the Boards--Suiza Foods."

    MORNINGSTAR. The Board of Directors of Morningstar (the "Morningstar Board") has reviewed the Merger Agreement and the transactions contemplated thereby, and has considered, among other things, that Goldman, Sachs & Co. ("Goldman Sachs") has delivered its written opinion, dated as of September 28, 1997 (the "Goldman Sachs Opinion"), to the Morningstar Board to the effect that as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of Morningstar Common Stock. The Morningstar Board has reviewed the terms and conditions of the Merger Agreement and considered a range of factors. After consideration of these factors, the Morningstar Board unanimously concluded that the Merger is fair to and in the best interests of the Morningstar Stockholders and unanimously approved the Merger Agreement. THE MORNINGSTAR BOARD UNANIMOUSLY RECOMMENDS THAT THE MORNINGSTAR STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. See "The Merger--Background of the Merger" and "--Reasons for the Merger; Recommendations of the Boards--Morningstar."

OPINIONS OF FINANCIAL ADVISORS

    In deciding to approve the Merger, each of the Suiza Board and the Morningstar Board (together, the "Boards") considered opinions from their respective financial advisors as to the fairness of the Exchange Ratio from a financial point of view.

    DLJ has delivered to the Suiza Board the DLJ Opinion to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to the Suiza Stockholders. The full text of the DLJ Opinion which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion is attached to this Joint Proxy Statement/Prospectus as Appendix B and is incorporated herein by reference. The DLJ Opinion was provided for the information and assistance of the Suiza Board in connection with its consideration of the transactions contemplated by the Merger Agreement, and such opinion does not constitute a recommendation as to how any Suiza Stockholder should vote with respect to such transaction. SUIZA STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

    Goldman Sachs delivered its oral opinion on September 28, 1997, which was subsequently confirmed in writing, to the Morningstar Board to the effect that as of the date of such opinion the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of Morningstar Common Stock. The full text of the Goldman Sachs Opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion is attached to this Joint Proxy Statement/Prospectus as Appendix C and is incorporated herein by reference. The Goldman Sachs Opinion was provided for the information and assistance of the Morningstar Board in connection with its consideration of the transactions contemplated by the Merger Agreement, and such opinion does not constitute a recommendation as to how any holder of Morningstar Common Stock should vote with respect to such transaction. MORNINGSTAR STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger--Opinion of Suiza Foods' Financial Advisor" and "--Opinion of Morningstar's Financial Advisor."

OWNERSHIP OF SUIZA FOODS FOLLOWING THE MERGER

    Based on the number of shares of Suiza Common Stock and Morningstar Common Stock outstanding on September 30, 1997, the shares of Suiza Common Stock issued to Morningstar Stockholders in the Merger will constitute approximately 44.2% of the Suiza Common Stock outstanding after the Merger. On the same basis but also assuming that 1,911,075 additional shares of Suiza Common Stock are issued in the Country Fresh Merger, Morningstar Stockholders will hold approximately 41.4% of the Suiza Common Stock outstanding after the Merger.

    Each outstanding and unexercised Morningstar Option will be assumed by Suiza Foods in the Merger and converted into a Substitute Option. Following the Merger, approximately 2,957,987 shares of Suiza Common Stock will be issuable upon the exercise of Substitute Options, based on the number of shares of Morningstar Common Stock subject to Morningstar Options as of September 30, 1997, multiplied by the Exchange Ratio. The per share exercise price of the Substitute Options will equal the per share exercise price of the Morningstar Options divided by the Exchange Ratio.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger is intended to qualify for "pooling of interests" accounting treatment under generally accepted accounting principles. Receipt by Suiza Foods and Sub of advice in writing from Deloitte & Touche, LLP, and receipt by Morningstar of advice in writing from Arthur Andersen LLP, in each case, that the merger will qualify for pooling of interests accounting treatment is a condition to the consummation of the Merger. See "Risk Factors--Anticipated Accounting Treatment" and "The Merger--Anticipated Accounting Treatment."

CERTAIN TAX CONSEQUENCES

    Consummation of the Merger is conditioned upon, among other things, receipt by Morningstar of an opinion of its tax counsel, Weil, Gotshal & Manges LLP, and by Suiza Foods of an opinion of its tax counsel, Hughes & Luce, L.L.P, in each case, that the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, Morningstar Stockholders are not expected to recognize any gain or loss on the exchange of shares of Morningstar Common Stock for shares of Suiza Common Stock pursuant to the Merger, except to the extent that any Morningstar Stockholder receives cash in lieu of fractional shares of Suiza Common Stock.

    All stockholders should read carefully the discussion under the caption "Certain U.S. Federal Income Tax Consequences of the Merger" and other sections of this Joint Proxy Statement/Prospectus. Stockholders are also urged to consult their own tax advisors as to the specific consequences to them of the Merger under U.S. federal, state, local or any other applicable tax laws. See "Certain U.S. Federal Income Tax Consequences of the Merger."

NEW MORNINGSTAR BOARD AND MANAGEMENT FOLLOWING THE MERGER

    If the proposed Merger is approved and consummated, Morningstar Stockholders will become stockholders of Suiza Foods, which will conduct its business under the direction of the Board of Directors and management of Suiza Foods. The directors of Sub immediately prior to the Effective Time will be the initial directors of New Morningstar and the officers of Sub immediately prior to the Effective Time will be the initial officers of New Morningstar.

BOARD OF DIRECTORS OF SUIZA FOODS FOLLOWING THE MERGER

    Following the Merger, the Board of Directors of Suiza Foods (the "New Suiza Board") will consist of 12 members. Two members of the New Suiza Board will be present members of the Morningstar Board, and the remainder of the New Suiza Board will be Suiza Foods' current directors. Suiza Foods has also agreed to add a thirteenth member to its Board of Directors upon completion of the Country Fresh Merger.

GOVERNMENTAL APPROVALS

    Pursuant to the Merger Agreement, Suiza Foods and Morningstar will each file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") a notification and report, together with requests for early termination of the applicable waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Merger. Expiration or early termination of the applicable waiting period under the HSR Act is a condition to the obligations of Suiza Foods and Morningstar to consummate the Merger. The applicable waiting period under the HSR Act will expire 30 days after the later of the two filings. Neither Suiza Foods nor Morningstar is aware of any other governmental or regulatory approval required for consummation of the Merger, other than compliance with applicable securities laws. See "The Merger--Governmental Approvals."

ABSENCE OF APPRAISAL RIGHTS

    Under the DGCL, the Suiza Stockholders are not entitled to appraisal rights with respect to the Stock Issuance and the Morningstar Stockholders are not entitled to appraisal rights with respect to the Merger. See "The
Merger--Absence of Appraisal Rights."

CONDITIONS PRECEDENT TO THE MERGER

    The obligations of Suiza Foods, Morningstar and Sub to effect the Merger are subject, among other things, to the fulfillment or, where permissible, waiver of certain conditions, including without limitation: (i) the approval of the Merger, the Merger Agreement and the transactions contemplated thereby by the requisite vote of the Morningstar Stockholders and the approval of the Stock Issuance by the requisite vote of the Suiza Stockholders; (ii) the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act; (iii) the effectiveness of the Registration Statement and the absence of a stop order suspending such effectiveness; (iv) there not having been issued or in effect any preliminary or permanent injunction or order by any federal or state court in the United States of competent jurisdiction prohibiting the consummation of the Merger; (v) the listing on the NYSE, subject only to official notice of issuance, of the shares of Suiza Common Stock to be issued pursuant to the Stock Issuance; (vi) Morningstar having received an opinion of Weil, Gotshal & Manges LLP, and Suiza Foods having received an opinion of Hughes & Luce, L.L.P, in each case, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (vii) Morningstar having received a letter from Arthur Andersen LLP, and Suiza Foods and Sub having received a letter from Deloitte & Touche LLP, in each case, dated as of the closing date, to the effect that the Merger will qualify for pooling of interest accounting treatment if consummated in accordance with the Merger Agreement. See "Risk Factors--Anticipated Accounting Treatment" and "The Merger Agreement--Conditions Precedent."

TERMINATION OF THE MERGER

    Under certain circumstances the Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time. Under certain circumstances in connection with the termination of the Merger Agreement, one party may be required to reimburse the other party for its expenses up to $2,000,000 and to pay the other party a termination fee of $20,000,000. See "The Merger Agreement--Termination."

COMPARATIVE RIGHTS OF HOLDERS OF SUIZA COMMON STOCK AND MORNINGSTAR COMMON STOCK

    The rights of holders of Morningstar Common Stock are currently governed by Delaware law and by Morningstar's Restated Certificate of Incorporation (the "Morningstar Charter") and Bylaws (the "Morningstar Bylaws"). If the Merger is consummated, the rights of former Morningstar Stockholders who become Suiza Stockholders pursuant to the Merger will thereafter be governed by Delaware law and by Suiza Foods' Certificate of Incorporation (the "Suiza Charter") and Bylaws (the "Suiza Bylaws"). The rights of Suiza Stockholders differ in certain respects from those of the Morningstar Stockholders. See "Comparison of the Rights of Suiza Stockholders and Morningstar Stockholders" for a description of such differences.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    For information regarding interests of certain officers and directors of Morningstar separate from and in addition to their interests as stockholders of Morningstar generally, see "The Merger--Interests of Certain Persons in the Merger."

                                  RISK FACTORS

    SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY THE MORNINGSTAR STOCKHOLDERS IN CONNECTION WITH AN INVESTMENT IN SUIZA FOODS UPON CONSUMMATION OF THE MERGER.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    This Joint Proxy Statement/Prospectus contains or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are subject to risks and uncertainties. All statements other than statements of historical fact included in this Joint Proxy Statement/Prospectus, including, without limitation, statements under "The Merger-- Background of the Merger," "--Reasons for the Merger; Recommendations of the Boards," "--Opinion of Suiza Foods' Financial Advisor" and "--Opinion of Morningstar's Financial Advisor" regarding the financial position, business strategy and plans and objectives of management of Suiza Foods and Morningstar are forward-looking statements. Although Suiza Foods and Morningstar believe that the expectations reflected in such forward-looking statements, to the extent applicable to each of them, are reasonable, neither can give any assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from expectations ("Cautionary Statements") are disclosed under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus, including, without limitation, in conjunction with the forward-looking statements included herein. All subsequent written and oral forward-looking statements attributable to Suiza Foods, Morningstar or persons acting on their behalf are expressly qualified in their entirety by the Cautionary Statements.

                     MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICE

    The Suiza Common Stock began trading on Nasdaq on April 17, 1996. Effective March 5, 1997, the Suiza Common Stock began trading on the NYSE. The Morningstar Common Stock began trading on Nasdaq on April 24, 1992. The following table sets
forth, for the periods from April 17, 1996 to             , 1997, the high and
low sales prices of the Suiza Common Stock as quoted on Nasdaq and the NYSE, as
applicable, and for the periods from January 1, 1995 to             , 1997, the
high and low sales price of the Morningstar Common Stock as quoted on Nasdaq. On
            , 1997, the last reported sales price of the Suiza Common Stock on
the NYSE was $        per share and the last reported sales price of the
Morningstar Common Stock on Nasdaq was $        per share. At September 30,
1997, there were approximately 77 record holders of Suiza Common Stock and 124 record holders of Morningstar Common Stock.

                                                                SUIZA              MORNINGSTAR
                                                             COMMON STOCK          COMMON STOCK
                                                                PRICES                PRICES
                                                         --------------------  --------------------
                                                           HIGH        LOW       HIGH        LOW
                                                         ---------  ---------  ---------  ---------
1995
  First Quarter........................................     N/A        N/A     $    7.50  $    5.50
  Second Quarter.......................................     N/A        N/A          8.00       6.38
  Third Quarter........................................     N/A        N/A          9.25       6.38
  Fourth Quarter.......................................     N/A        N/A          9.00       7.50

1996
  First Quarter........................................     N/A        N/A         10.00       7.88
  Second Quarter.......................................  $   18.75  $   14.00      12.25       9.13
  Third Quarter........................................      17.75      15.75      11.88      10.25
  Fourth Quarter.......................................      20.75      16.75      20.00      11.88

1997
  First Quarter........................................      29.25      19.50      25.50      17.25
  Second Quarter.......................................      42.00      24.75      29.50      19.00
  Third Quarter........................................      57.50      39.13      45.00      27.13
  Fourth Quarter (through October 10, 1997)............      55.00      51.50      45.75      42.88

    On September 26, 1997, the last full trading day prior to the first public
announcement of the execution of the Merger Agreement, and on             ,
1997, the last full trading day prior to the date of this Joint Proxy Statement/Prospectus, the reported high and low sale prices per share and closing price per share of Suiza Common Stock on the NYSE and Morningstar Common Stock on Nasdaq were as follows:

                                           SEPTEMBER 26, 1997                     , 1997
                                     -------------------------------  -------------------------------
                                       HIGH        LOW       CLOSE      HIGH        LOW       CLOSE
                                     ---------  ---------  ---------  ---------  ---------  ---------
Suiza Foods........................  $   54.63  $   53.50  $   53.94  $          $          $
Morningstar........................      41.00      39.75      40.00

EQUIVALENT PER SHARE PRICES

    The following table sets forth the last reported sale price of the Suiza Common Stock on September 26, 1997, the last full trading day prior to the first public announcement of the execution of the Merger Agreement, and on
            , 1997, the last practicable day prior to the mailing of this Joint Proxy Statement/Prospectus. The equivalent per share price of the Morningstar Common Stock was determined by multiplying the last reported sale price of a share of Suiza Common Stock at each specified date by the Exchange Ratio. These assumptions are made solely for the purpose of calculating the pro forma data presented below and are not intended to be, nor should they be, interpreted as a representation or an approximation of the actual value of the Suiza Common Stock to be issued in the Merger. For a discussion of the terms upon which Morningstar Common Stock will be converted into Suiza Common Stock in the Merger, see "The Merger--General."

                                                                           EQUIVALENT PRICE PER
                                                          PRICE OF SUIZA   SHARE OF MORNINGSTAR
                                                           COMMON STOCK        COMMON STOCK
                                                          ---------------  ---------------------
September 26, 1997......................................     $   53.94           $   45.85
            , 1997......................................

    THE MARKET PRICE OF THE SUIZA COMMON STOCK AND MORNINGSTAR COMMON STOCK WILL FLUCTUATE BETWEEN THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE EFFECTIVE DATE. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF SUIZA COMMON STOCK AND MORNINGSTAR COMMON STOCK.

DIVIDENDS

    SUIZA FOODS. Suiza Foods has never declared or paid a cash dividend on the Suiza Common Stock. Management intends to retain all earnings to cover working capital fluctuations and to fund capital expenditures, scheduled debt repayments and acquisitions, and does not anticipate paying cash dividends on the Suiza Common Stock in the foreseeable future. In addition, Suiza Foods' senior credit facilities prohibit the payment of dividends by Suiza Foods on any shares of Suiza Common Stock, other than dividends payable solely in shares of Suiza Common Stock.

    MORNINGSTAR. Morningstar last declared and paid a cash dividend on the Morningstar Common Stock in the first quarter of 1994 to holders of record as of December 31, 1993. Management intends to retain all earnings to cover working capital fluctuations and to fund capital expenditures, scheduled debt repayments and acquisitions, and does not anticipate paying cash dividends on the Morningstar Common Stock in the foreseeable future. In addition, Morningstar's senior credit facilities prohibit the payment of dividends by Morningstar on any shares of Morningstar Common Stock, other than dividends payable solely in shares of Morningstar Common Stock.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data for Suiza Foods and Morningstar and unaudited pro forma and equivalent pro forma per share data. See "Pro Forma Financial Data." Earnings (loss) per common share are presented for the six months ended June 30, 1997 and for each of the three years in the period ended December 31, 1996. Book value per share is presented as of June 30, 1997 and December 31, 1996. These data should be read in conjunction with the selected financial data and the pro forma financial data included in this Joint Proxy Statement/Prospectus and the separate financial statements of Suiza Foods, Morningstar and Country Fresh and the respective notes thereto. The pro forma financial data is not necessarily indicative of the operating results or financial position that would have occurred had the mergers been consummated at the beginning of the earliest period presented and should not be construed as indicative of future operations.

                                                                                                              UNAUDITED
                                                                                                             SIX MONTHS
                                                                             YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                                                          -------------------------------  ---------------
                                                                            1994       1995       1996          1997
                                                                          ---------  ---------  ---------  ---------------
HISTORICAL--SUIZA FOODS
  Earnings (loss) per common share(a)...................................  $    0.66  $   (1.64) $    2.59     $    1.36
  Book value per common share at the end of period(b)...................       1.80       1.50       8.71         13.65

HISTORICAL--MORNINGSTAR
  Earnings per common share(a)..........................................  $    0.71  $    0.76  $    0.96     $    0.64
  Book value per common share at the end of period(b)...................       4.48       5.07       5.80          6.46

UNAUDITED PRO FORMA DATA PER SHARE OF SUIZA COMMON STOCK
  Earnings per share(c).................................................  $    0.76  $    0.64  $    2.45     $    1.48
  Book value per share at the end of period.............................        N/A        N/A       7.59         10.76

UNAUDITED EQUIVALENT PRO FORMA DATA PER SHARE OF MORNINGSTAR COMMON
STOCK(D)
  Earnings per share....................................................  $    0.65  $    0.54  $    2.08     $    1.26
  Book value per share at the end of period.............................     N/A        N/A          6.45          9.15

------------------------

(a) The historical earnings per common share are based upon the weighted average number of common shares outstanding, as adjusted for the Suiza Foods' stock split, for each period indicated.

(b) The historical book value per common share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period indicated.

(c) The unaudited pro forma earnings per common share is based upon the pro forma weighted average number of common shares outstanding for each period indicated.

(d) The unaudited equivalent pro forma per common share data is calculated by multiplying the unaudited pro forma per common share data by 0.85.

                        SUMMARY PRO FORMA FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)

    The following summary pro forma financial data are based on adjustments to the historical consolidated balance sheets and related consolidated statements of income of Suiza Foods to give effect to the Merger and the Country Fresh Merger using the pooling of interests method of accounting and, for the year ended December 31, 1996 and the six-month period ended June 30, 1997, the business combinations completed by Suiza Foods and Morningstar during 1996 and 1997 on a purchase accounting basis.

    Country Fresh's consolidated financial statements are based on a fiscal year ending on the Saturday nearest to the end of February, while the fiscal years of Suiza Foods and Morningstar end on December 31. As a result, the unaudited pro forma financial information combines different fiscal periods. The unaudited pro forma balance sheet as of June 30, 1997 assumes that the above described transactions occurred as of such date and reflects the combination of the historical balance sheets of Suiza Foods and Morningstar as of June 30, 1997 with the historical balance sheet of Country Fresh as of July 19, 1997.

    The pro forma statements of income for the years ended December 31, 1994, 1995 and 1996 and the six month period ended June 30, 1997 (i) assume that the merger with Country Fresh and the merger with Morningstar had been consummated as of January 1, 1994, and combine the historical results of operations of Suiza Foods and Morningstar for those periods with the historical results of operations of Country Fresh for the fiscal years ended February 25, 1995, March 2, 1996 and March 1, 1997, and the six-month period (26 weeks) ended July 19, 1997, respectively and (ii) assume that the business combinations completed by Suiza Foods and Morningstar in 1996 and 1997 on a purchase accounting basis had been consummated as of January 1, 1996. For ease of reference, all column headings used in the table below refer to the period-ended dates for Suiza Foods.

    The summary pro forma data presented below should be read in conjunction with the selected financial data of Suiza Foods, Country Fresh and Morningstar, the unaudited pro forma financial data and notes thereto, "Recent Developments" and the financial statements and other financial information included elsewhere in this Joint Proxy Statement/Prospectus and in the documents incorporated herein by reference. The unaudited pro forma income statement data are not necessarily indicative of the operating results that would have occurred had the mergers with Country Fresh and Morningstar occurred on January 1, 1994, nor are they necessarily indicative of future operating results of the combined companies.

                                                                                                   UNAUDITED SIX
                                                                       UNAUDITED                   MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,              JUNE 30,
                                                      -------------------------------------------  -------------
                                                          1994           1995           1996           1997
                                                      -------------  -------------  -------------  -------------
PRO FORMA INCOME STATEMENT DATA:
  Net Sales.........................................  $     938,866  $   1,065,433  $   2,014,626  $   1,022,064
  Operating income..................................         49,470         57,910        135,171         80,118
  Interest expense, net.............................         23,817         25,615         66,439         28,579
  Net income from continuing operations.............         17,534         13,833         61,607         46,196
  Net income from continuing operations applicable
    to common shares................................         17,534         13,529         61,308         46,046
  Net earnings per common share.....................            .76            .64           2.45           1.48
  Weighted average common shares outstanding........     23,106,841     21,036,608     25,066,383     31,113,819

PRO FORMA BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets..................................................................  $1,312,265
  Long term debt, excluding current portion.....................................    729,825
  Preferred Stock...............................................................      3,741
  Total common stockholders' equity.............................................    321,851

                     SUMMARY FINANCIAL DATA OF SUIZA FOODS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

    The following table sets forth selected historical consolidated financial data for Suiza Foods for each of the three years in the period ended December 31, 1996 and for the unaudited six-month periods ended June 30, 1996 and 1997. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and unaudited interim financial statements and other financial information contained elsewhere in this Joint Proxy Statement/Prospectus or incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

                                                                                                        UNAUDITED SIX
                                                                                                        MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                            ------------------------------------  -------------------------
                                                               1994         1995        1996         1996          1997
                                                            -----------  ----------  -----------  -----------  ------------
INCOME STATEMENT DATA:
  Net sales...............................................  $   341,108  $  430,466  $   520,916  $   225,307  $    336,819
  Income from operations..................................       25,760      30,564       35,122       14,943        23,149
  Interest expense, net...................................       19,279      19,921       17,470        8,488         6,580
  Income (loss) before extraordinary losses...............        4,245      (1,576)      27,929        4,936        24,399
  Net income (loss)(1)....................................        4,048     (10,038)      25,714        2,721        21,129
  Earnings (loss) per share:
    Income (loss) before extraordinary loss...............          .69        (.26)        2.81          .58          1.57
    Extraordinary loss....................................         (.03)      (1.38)        (.22)        (.26)         (.21)
    Net income (loss)(1)..................................          .66       (1.64)        2.59          .32          1.36

  Weighted average shares outstanding.....................    6,156,387   6,109,398    9,921,822    8,455,332    15,509,388
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets............................................  $   238,952  $  232,522  $   384,148  $   237,973  $    402,306
  Long term debt, excluding current portion...............      173,327     171,745      226,693      134,334       128,150
  Total stockholders' equity..............................        9,887       9,460       93,532       60,789       208,633

--------------------------

(1) Net income (loss) and related per share amounts include the following nonrecurring and extraordinary charges and benefits:

                                                                                                SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,            JUNE 30,
                                                             -------------------------------  --------------------
                                                               1994       1995       1996       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------
  Merger, financing and other costs (a)....................  $  (1,602) $  (9,554) $    (354) $      --  $      --
  Tax benefits (b).........................................         --         --     13,950         --     11,500
  Extraordinary loss from early extinguishment of debt
    (c)....................................................       (197)    (8,462)    (2,215)    (2,215)    (3,270)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             $  (1,799) $ (18,016) $  11,381  $  (2,215)     8,230
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

    (a) Consists of costs incurred in connection with the corporate combination pursuant to which Suiza Foods was formed as a holding company for certain pre-existing operations, an uncompleted public offering of shares of Suiza Common Stock, an uncompleted debt offering, uncompleted acquisitions and debt refinancing costs, net of associated income taxes of $58 in 1994, $684 in 1995 and $217 in 1996.

    (b) For 1996, includes the sale of Puerto Rico tax credits of $3,400 (net of related expenses), reflected in other income, and the recognition of $11,750 in deferred income tax benefits recorded as a credit to tax expense, both effects related to tax credits generated by Suiza-Puerto Rico, partially offset by additional income tax expense of $1,200 related to the sale of the tax credits. For the six months ended June 30, 1997, includes a nonrecurring gain of $18,100, net of discounts and related expenses, resulting from additional tax credits generated by Suiza-Puerto Rico that Suiza Foods subsequently sold to third parties, partially offset by additional income tax expense of $6,600 related to the sale of tax credits.

    (c) Net of associated income taxes of approximately $700 in 1995, $900 in 1996 and $2,000 for the six months ended June 30, 1997.

                     SUMMARY FINANCIAL DATA OF MORNINGSTAR
                       (IN THOUSANDS, EXCEPT SHARE DATA)

    The following table sets forth selected historical consolidated financial data for Morningstar for each of the three years in the period ended December 31, 1996 and for the unaudited six-month periods ended June 30, 1996 and 1997. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and unaudited interim financial statement and other financial information contained elsewhere in this Joint Proxy Statement/Prospectus or incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

                                                                                                          UNAUDITED
                                                                                                       SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                            -------------------------------------  ------------------------
                                                               1994         1995         1996         1996         1997
                                                            -----------  -----------  -----------  -----------  -----------
INCOME STATEMENT DATA:
  Net Sales...............................................  $   292,314  $   304,730  $   394,306  $   167,417  $   270,672
  Income from operations..................................       18,407       20,428       26,160       10,644       23,427
  Interest expense, net...................................        4,797        4,302        4,026        1,532        6,798
  Income from continuing operations (1)...................        9,321       11,340       14,576        6,294        9,961
  Net income..............................................       10,647       11,524       14,576        6,294        9,961
  Earnings per share:
    Income from continuing operations (1).................          .62          .74          .96          .42          .64
    Income from discontinued operations...................          .09          .02      --           --           --
    Net Income............................................          .71          .76          .96          .42          .64

  Weighted average shares outstanding.....................   15,050,538   15,245,562   15,133,887   14,778,316   15,643,651
BALANCE SHEET DATA (AT END OF PERIOD):
    Total assets..........................................  $   165,265  $   162,709  $   355,991  $   170,042  $   352,323
    Long-term debt, excluding current portion.............       53,892       36,000      177,349       30,463      169,200
    Total common stockholders' equity.....................       66,802       77,323       88,788       79,748       99,443

--------------------------

(1) Represents income before income from discontinued operations of $1,326 in 1994 and $184 in 1995.

                    SUMMARY FINANCIAL DATA OF COUNTRY FRESH
                       (IN THOUSANDS, EXCEPT SHARE DATA)

    The following table sets forth selected historical consolidated financial data for Country Fresh for each of the three years in the period ended March 1, 1997 and for the unaudited 20 weeks ended June 20, 1996 and July 19, 1997. Such data has been derived from, and should be read in conjunction with, the audited and unaudited consolidated financial statements and financial information contained elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                                          UNAUDITED
                                                                        YEARS ENDED                     20 WEEKS ENDED
                                                           --------------------------------------  ------------------------
                                                           FEBRUARY 25,   MARCH 2,     MARCH 1,     JULY 20,     JULY 19,
                                                               1995         1996         1997         1996         1997
                                                           ------------  -----------  -----------  -----------  -----------
INCOME STATEMENT DATA:
  Net sales..............................................   $  310,164   $   336,055  $   353,037  $   135,328  $   136,154
  Operating income.......................................        5,303         6,918       10,841        6,028        6,451
  Interest expense (income), net.........................         (259)        1,392        1,219          613          597
  Earnings from continuing operations (1)................        3,968         4,069        6,673        3,642        4,029
  Net earnings...........................................        1,696         4,069        6,673        3,642        4,029
  Net earnings applicable to common shares...............        1,696         3,765        6,371        3,566        3,954
  Net earnings per common share:
    Earnings from continuing operations..................          .52          1.04         1.75          .97         1.07
    Cumulative effect of change in accounting............         (.30)      --           --           --           --
    Net earnings.........................................          .22          1.04         1.75          .97         1.07

  Weighted average common shares outstanding.............    7,622,840     3,609,245    3,636,519    3,631,758    3,685,236
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets...........................................   $   98,870   $    94,765  $    99,206  $   105,565  $   101,942
  Long term debt, excluding current portion..............       14,217        32,152       28,571       36,318       26,523
  Preferred stock........................................       --             3,800        3,741        3,800        3,741
  Total common stockholders' equity......................       51,265        21,326       27,793       25,002       31,775

--------------------------

(1) Represents earnings before cumulative effect of change in accounting for post-retirement benefits other than pensions.

                                  RISK FACTORS

    IN CONSIDERING THE MATTERS SET FORTH IN THIS JOINT PROXY
STATEMENT/PROSPECTUS, MORNINGSTAR STOCKHOLDERS SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE SIGNIFICANT RISKS AND SPECULATIVE FACTORS DESCRIBED BELOW, WHICH ARE ASSOCIATED WITH AN INVESTMENT IN SUIZA COMMON STOCK UPON CONSUMMATION OF THE MERGER.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

    Suiza Foods' strategy is to continue to expand its dairy, ice, food distribution and related food businesses primarily through acquisitions of strong regional operators in new markets and consolidating or add-on acquisitions in its existing markets. Suiza Foods will evaluate specific acquisition opportunities based on market conditions and economic factors existing at the time and intends to pursue favorable opportunities as they arise. Suiza Foods may encounter increased competition for acquisitions in the future, which could result in acquisition prices Suiza Foods does not consider acceptable. There can be no assurance that Suiza Foods will find suitable acquisition candidates at acceptable prices or succeed in integrating acquired businesses into Suiza Foods' existing business or in retaining key customers of acquired businesses. There can also be no assurance that Suiza Foods will have sufficient available capital resources to realize its acquisition strategy. See "--Substantial Indebtedness."

    Although Suiza Foods often acquires operations in new markets requiring minimal integration, the success of Suiza Foods' acquisition strategy is also dependent on the ability of Suiza Foods to integrate add-on acquisitions into Suiza Foods' existing operations in established markets. In addition, Suiza Food's recent growth has placed, and is expected to continue to place, a significant strain on its management, operational and financial resources. The Merger will significantly expand, and will require integration of Morningstar's operations into, Suiza Foods' operations. There can be no assurance that the integration and management of Morningstar's operations and future acquired operations will not result in unforeseen difficulties, or require the investment of capital or absorb significant management resources at levels higher than that anticipated by management, or that Suiza Foods will realize meaningful economies of scale or operating efficiencies from its acquisitions. The failure of Suiza Foods to successfully integrate and manage acquired operations (including, without limitation, Morningstar's operations) could have a material adverse effect on Suiza Foods.

COMPETITION

    Suiza Foods' regional dairy businesses are subject to significant competition from regional dairy operations and large national food service distributors that operate in Suiza Foods' markets. Competition in the dairy processing, fruit drink and food distribution businesses is based primarily on service, price, brand recognition, quality and breadth of product line. Certain of Suiza Foods' competitors are large, well capitalized and may have greater financial, operational and marketing resources than Suiza Foods.

    The dairy industry has excess capacity and has been in the process of consolidation for many years. Excess capacity has resulted from the development of more efficient manufacturing techniques, the establishment of captive dairy manufacturing operations by large grocery retailers and relatively little growth in the demand for fresh milk products. Any expansion of production capacity in one of Suiza Foods' regional markets could have an adverse effect on Suiza Foods' operations.

    The plastic container manufacturing industry is also subject to significant competition. Suiza Foods competes with larger independent manufacturing companies and vertically integrated food and industrial companies that operate captive plastic container manufacturing facilities. The primary competitive factors in the plastic container manufacturing industry are price, quality and service. Many of the Suiza Foods' competitors are larger and better capitalized than Suiza Foods, and have greater resources than Suiza Foods.

    The packaged ice business is also highly competitive. Suiza Foods faces a number of competitors in the packaged ice business, including smaller independent ice manufacturers, convenience and grocery retailers that operate captive commercial ice plants and retailers that manufacture and package ice at store locations. Competition exists primarily on a regional basis, with service, price and quality as the principal competitive factors. A significant increase in the utilization of captive commercial ice plants or on-site manufacturing by operators of large retail chains served by Suiza Foods could have an adverse effect on Suiza Foods' operations.

SUBSTANTIAL INDEBTEDNESS

    On June 30, 1997 (as adjusted to reflect the July 1997 acquisitions of Dairy Fresh, Garelick Dairy and Franklin Plastics), Suiza Foods' total indebtedness and long-term debt (excluding current portion) were $551.4 million and $534.1 million, respectively, with long-term indebtedness (excluding current portion) representing 71% of total capitalization. In connection with its acquisition of Garelick Dairy and Franklin Plastics in July 1997, Suiza Foods increased the size of its senior credit facilities from $300.0 million to $700.0 million in the aggregate. Suiza Foods' total indebtedness and long-term debt (excluding current portion), on a pro forma basis as of June 30, 1997, after giving effect to the Merger and the Country Fresh Merger would be $762.4 million and $729.8 million, respectively, with long-term indebtedness (excluding current portion) representing 69% of total capitalization.

    Prior to the Effective Date, Suiza Foods intends to enter into a new or amended senior credit facilities with an aggregate borrowing capacity of at least $1.2 billion. As a result, Suiza Foods would be able to incur substantial amounts of additional indebtedness in the future. The new or amended senior credit facility and related debt service obligations are expected to (i) limit Suiza Foods' ability to obtain additional financing in the future; (ii) require Suiza Foods to dedicate a significant portion of its cash flow to the payment of principal and interest on its indebtedness, thereby reducing the funds available to Suiza Foods for other purposes; (iii) limit Suiza Foods' flexibility in planning for, or reacting to, changes in its business and market conditions; and
(iv) impose additional financial and operational restrictions on Suiza Foods, including restrictions on dividends. See "The Companies--Recent Developments--Suiza Foods" and "Pro Forma Financial Data."

    Suiza Foods' ability to make scheduled payments on its indebtedness depends on its financial and operating performance, which is subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond Suiza Foods' control. Suiza Foods has pledged substantially all its assets to secure its indebtedness under the senior credit facilities. The failure of Suiza Foods to comply with the financial and other restrictive covenants under the senior credit facilities may result in an event of default which, if not cured or waived, could have a material adverse effect on Suiza Foods. Suiza Foods has entered into various interest rate agreements to reduce its exposure to interest rate fluctuations under the senior credit facilities, which agreements have the effect of fixing Suiza Foods' interest rate with respect to a portion of its indebtedness under the senior credit facilities. Suiza Foods remains subject to interest rate risk, however, with respect to a substantial portion of its indebtedness.

GOVERNMENT REGULATION; RAW MATERIAL COSTS

    The supply and price of milk in Puerto Rico are regulated under Puerto Rico law. The government of Puerto Rico establishes an industry-wide production ceiling and sets the prices that may be charged for milk at the dairy farm level and the maximum prices that may be charged at the processor and retail levels. These prices are reviewed, typically on an annual basis, and remain fixed unless changed by the government. The price controls in Puerto Rico make Suiza Foods vulnerable to increases in the costs of manufacturing, packaging and distributing its products. There can be no assurance that Suiza Foods' operating results will not be adversely affected by price levels set by the government of Puerto Rico.

    The price of raw milk in the United States fluctuates based on supply and demand, with minimum support prices established monthly on a regional basis by federal or state government agencies. In 1996, Congress passed legislation to phase out support prices over a specified period. There can be no assurance that a material increase in milk prices in the United States will not occur or that any such increase would not reduce the profitability of Suiza Foods' operations.

    Suiza Foods' operations are also subject to other federal, Puerto Rico, state and local governmental regulation.

DEPENDENCE ON KEY PERSONNEL

    The future success of Suiza Foods' business operations is dependent in part on the efforts and skills of certain key members of management, including Gregg
L. Engles, Chairman and Chief Executive Officer of Suiza Foods. The loss of any of its key members of management could have an adverse effect on Suiza Foods.

LIMITATIONS ON FAVORABLE TAX TREATMENT

    Under Section 936 of the Code, a portion of Suiza Foods' income derived from its dairy, fruit drink and plastic container manufacturing operations in Puerto Rico qualifies for a tax credit that has the effect of reducing or eliminating United States income taxes on income derived from these operations. In the Revenue Reconciliation Act of 1993, the United States Congress imposed certain limitations on the availability of the Section 936 credit. In August 1996, Congress passed the Small Business Job Protection Act of 1996 which contains further restrictions on the availability of Section 936 credits and eliminates
Section 936 altogether by December 31, 2005. These limitations, combined with certain other provisions in the Code that govern the allocation among affiliated corporations of credits under Section 936, may limit the amount of tax credits available to Suiza Foods prior to the expiration of Section 936.

ANTITAKEOVER PROVISIONS

    The Suiza Charter and Suiza Bylaws contain provisions that may delay, defer or prevent a change in control of Suiza Foods. Among other things, these provisions: (i) authorize the Suiza Board to issue preferred stock in series with the terms of each series to be fixed by the Suiza Board; (ii) divide the Suiza Board into three classes so that only approximately one-third of the total number of directors will be elected each year; (iii) permit directors to be removed only for cause; and (iv) specify advance notice requirements for stockholder proposals and director nominations. See "Comparison of the Rights of Suiza Stockholders and Morningstar Stockholders."

EXPECTED BENEFITS OF COMBINED BUSINESS MAY NOT BE ACHIEVED

    There can be no assurance that the expected benefits of the Merger as described under "The Merger--Reasons for the Merger; Recommendations of the Boards" will be achieved. The integration of departments, systems and procedures will present significant management challenges and there can be no assurance that such actions will be successfully accomplished within a specified time period or at all. For additional information concerning the risks associated with Morningstar's business, see Morningstar's Annual Report on Form 10-K for the year ended December 31, 1996, which report is incorporated by reference herein.

ANTICIPATED ACCOUNTING TREATMENT

    Suiza Foods and Morningstar anticipate that the Merger will be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical consolidated financial statements for periods prior to consummation of the

Merger are restated as though the companies had been combined from inception. One of the conditions to the Merger is that Suiza Foods and Sub will have been advised in writing by Deloitte & Touche, LLP, on the closing date of the Merger, and Morningstar will have been advised in writing by Arthur Andersen LLP on the closing date of the Merger, in each case, that the Merger will be treated as a pooling of interests for accounting purposes. However, such opinions will not be binding on the Commission.

                                 THE COMPANIES

GENERAL

    SUIZA FOODS. Suiza Foods is a leading manufacturer and distributor of fresh milk and related dairy products, plastic containers and packaged ice in the United States. Each of Suiza Foods' operating subsidiaries is a strong competitor with an established reputation for customer service and product quality. Suiza Foods' dairy and ice subsidiaries market their products through extensive distribution networks to a diverse group of customers, including convenience stores, grocery stores, schools and institutional food service customers. Suiza Foods' customers in the plastic container business include regional dairy manufacturers, bottled water processors and other beverage manufacturers. Suiza Foods has grown primarily through a successful acquisition strategy, having consummated 54 acquisitions since its inception in 1988, including 27 acquisitions since its initial public offering in April 1996.

    This Joint Proxy Statement/Prospectus should be read in conjunction with the more detailed information on Suiza Foods and its business contained in Suiza Foods' Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which Annual Report is incorporated herein by reference.

    SUB. Sub is a wholly owned subsidiary of Suiza Foods that was incorporated in Delaware on September 25, 1997 for the purpose of effectuating the Merger and the other transactions contemplated by the Merger Agreement. Prior to the consummation of the Merger, Sub will not engage in any activity other than activities related to the transactions contemplated by the Merger Agreement.

    MORNINGSTAR. Morningstar is a nationally prominent manufacturer, distributor and marketer of refrigerated, shelf-stable and frozen food products. Its established branded products include. International
Delight-Registered Trademark-, a gourmet-flavored and non-flavored coffee creamer; Second Nature-Registered Trademark-, a refrigerated no-cholesterol egg substitute; Mocha Mix-Registered Trademark-, non-dairy coffee creamers; Naturally Yours-TM-, fat-free and regular, real dairy sour cream, Jon Donaire-Registered Trademark-, cheesecakes and desserts, Wacky Willie-TM-, flavored shakes, and, in the western two-thirds of the United States, Lactaid-Registered Trademark-, lactose-free and lactose-reduced milks produced under license from McNeil Consumer Products Company, a subsidiary of Johnson & Johnson. Morningstar also specializes in providing private label refrigerated, shelf-stable and frozen products to grocery warehouses, bakery/industrial companies, club stores and dairy companies. Branded products are sold primarily to grocery warehouses serving the major supermarket chains through Morningstar's network of independent food brokers and nationwide sales force. Morningstar's other specialty products are marketed directly to dairy companies, supermarket wholesalers, grocery warehouses, food service outlets and food manufacturers. Morningstar's products are distributed to more than 3,200 customers in fifty states and to more than twenty foreign countries.

    This Joint Proxy Statement/Prospectus should be read in conjunction with the more detailed information on Morningstar and its business contained in Morningstar's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which Annual Report is incorporated herein by reference.

RECENT DEVELOPMENTS

    SUIZA FOODS. On September 18, 1997, Suiza Foods entered into a merger agreement with Country Fresh, a processor of milk, juice and ice cream products based in Grand Rapids, Michigan. Upon consummation of the proposed Country Fresh Merger, (i) Country Fresh stockholders would receive approximately 1.9 million shares of Suiza Common Stock upon conversion of their shares of Country Fresh common stock, and Country Fresh would become a wholly owned subsidiary of Suiza Foods, (ii) Suiza Foods would assume all of the outstanding options to purchase shares of Country Fresh common stock, which would be converted into options to purchase a total of 229,068 shares of Suiza Common Stock, and (iii) holders of Country Fresh's outstanding preferred stock would receive shares of a new series of Suiza Foods preferred stock with an aggregate stated value (on a pro forma basis, as of June 30, 1997) of approximately $3.7 million. As of June 30, 1997, Country Fresh had approximately $30.3 million of indebtedness, which Suiza Foods would either assume or refinance in connection with the Country Fresh Merger. Country Fresh reported net sales of approximately $353 million in its fiscal year ended March 1, 1997. The Country Fresh Merger is subject to approval by holders of a majority of Country Fresh's outstanding common stock and preferred stock, as well as certain regulatory approvals and other closing conditions. There can be no assurance that the Country Fresh Merger will be completed as currently contemplated or at all. The Merger and the Country Fresh Merger are separate transactions and the closing of one merger is not in any way contingent on the closing of the other. For additional information regarding the pro forma effect of the Country Fresh Merger, see "Pro Forma Financial Data."

    In connection with the Merger, Suiza Foods intends to amend its existing senior credit facilities, or enter into new credit facilities, in order to increase its total borrowing capacity to at least $1.2 billion. Suiza Foods anticipates that its amended or new facilities will provide for interest at lower rates than its existing senior credit facilities. See "Pro Forma Financial Data."

                            PRO FORMA FINANCIAL DATA

    The following unaudited pro forma financial data is based on adjustments to the historical consolidated balance sheet and related consolidated statements of income of Suiza Foods to give effect to (i) the Merger and the Country Fresh Merger, expected to be accounted for using the pooling of interests method of accounting (the "Combined Companies"), and (ii) the completed acquisitions by Suiza Foods of Garrido on July 1, 1996, Swiss Dairy on September 9, 1996, Model Dairy on December 16, 1996, Dairy Fresh on July 1, 1997 and Garelick Farms and Franklin Plastics on July 31, 1997 and the completed acquisition by Morningstar of Presto on December 3, 1996, all of which have been accounted for using the purchase method of accounting (the "Acquired Businesses").

    The unaudited pro forma consolidated statements of earnings for the years ended December 31, 1994, 1995 and 1996 and the six month period ended June 30, 1997 give effect to (i) the proposed mergers of the Combined Companies as if they had been consummated on January 1, 1994, and (ii) the completed acquisitions of the Acquired Businesses as if they had been consummated on January 1, 1996. There is no unaudited pro forma consolidated statement of earnings effect during the six month period ended June 30, 1997 of the acquisitions by Suiza Foods of Garrido, Swiss Dairy and Model Dairy or of the acquisition by Morningstar of Presto since these acquisitions were completed prior to January 1, 1997 and, as a result, their results of operations are already included in the historical consolidated results of operations of Suiza Foods or Morningstar. The unaudited pro forma consolidated balance sheet as of June 30, 1997 gives effect to (i) the proposed mergers of the Combined Companies and (ii) the completed acquisitions by Suiza Foods of Dairy Fresh, Garelick Farms and Franklin Plastics, as if they had all been consummated on June 30, 1997. There is no pro forma consolidated balance sheet effect of the acquisitions by Suiza Foods of Garrido, Swiss Dairy and Model Dairy or of the acquisition by Morningstar of Presto since these acquisitions were completed prior to December 31, 1996 and, as a result, their balance sheets are already included in the historical consolidated balance sheets of Suiza Foods or Morningstar.

    Country Fresh's consolidated financial statements are based on its fiscal year which ends on the Saturday nearest to February 28, as compared to Suiza Foods' and Morningstars' fiscal year ends of December 31. As a result, the unaudited pro forma consolidated financial data for the years ended December 31, 1994, 1995 and 1996 combines the different fiscal year end of Country Fresh with the calendar year ends of Suiza Foods and Morningstar. Similarly, the unaudited pro forma consolidated financial data as of and for the six month period ended June 30, 1997, combines the six month information as of and for the period ended June 30, 1997 for Suiza Foods and Morningstar with the financial information for Country Fresh as of the end of its four week period ended July 19, 1997 and for the 26 weeks ended July 19, 1997, which includes 6 weeks of operations already included in the Country Fresh financial statements for the year ended March 1, 1997. For ease of reference, all headings used in the unaudited pro forma consolidated financial data refer to the period ended date of Suiza Foods.

    In connection with the mergers of Country Fresh and Morningstar, Suiza Foods expects to expense approximately $28 million as merger costs, which represent transaction related expenses that are expected to be incurred on the consumation dates of the mergers. These transaction related costs include approximately $16 million of investment banking fees, legal fees, accounting fees, and filing and printing fees, along with approximately $12 million of employee costs related to the payments of retention bonuses and excise and other taxes to certain Country Fresh and Morningstar employees pursuant to existing contractual agreements and the payments pursuant to existing contractual agreements of severance costs and excise and other taxes for certain Morningstar employees whose employment will be terminated at the Effective Time of the Merger.

    After the consummation of the mergers with Country Fresh and Morningstar, Suiza expects to achieve at least $10 million of savings from eliminating redundant administrative and financial aspects of the Combined Companies, including the elimination of certain Morningstar employee costs related to employees terminated at the consummation date and reduced interest costs from the lower interest rates on the new credit facility for the Combined Company currently being negotiated. In addition, Suiza expects to realize significant additional annual cost savings within the first year from combined purchasing and rationalized manufacturing and distribution.

    The unaudited pro forma financial data should be read in conjunction with the separate audited and unaudited financial statements of the Combined Companies and of the Acquired Businesses, including the notes thereto, either included elsewhere or incorporated by reference in this Joint Proxy Statement/ Prospectus. The unaudited pro forma consolidated income statement data are not necessarily indicative of the operating results that would have occurred had the proposed mergers of the Combined Companies and the completed acquisitions of the Acquired Businesses occurred on the pro forma dates indicated, nor are they necessarily indicative of the future operating results of the Combined Companies.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1994
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  HISTORICAL COMBINED COMPANIES
                                             ---------------------------------------
                                               SUIZA                                   COMBINING     COMBINED
                                               FOODS     COUNTRY FRESH  MORNINGSTAR   ADJUSTMENTS   COMPANIES
                                             ----------  -------------  ------------  -----------  ------------
NET SALES..................................  $  341,108   $   310,164   $    292,314   $  (4,720)(a) $    938,866

COST OF SALES..............................     240,468       268,500        222,145      (4,720)(a)      726,393
                                             ----------  -------------  ------------               ------------

  Gross profit.............................     100,640        41,664         70,169                    212,473

OPERATING EXPENSES:
  Selling and distribution.................      54,248        21,225         39,984                    115,457
  General and administrative...............      16,935        15,036          9,497                     41,468
  Amortization of intangibles..............       3,697           100          2,281                      6,078
                                             ----------  -------------  ------------               ------------

    Total operating expenses...............      74,880        36,361         51,762                    163,003
                                             ----------  -------------  ------------               ------------

OPERATING INCOME...........................      25,760         5,303         18,407                     49,470

OTHER:
  Interest expense, net....................      19,279          (259)         4,797                     23,817
  Merger and other costs...................       1,660       --             --                           1,660
  Other (income) expense...................        (268)         (551)        (1,244)                    (2,063)
                                             ----------  -------------  ------------               ------------

    Total other............................      20,671          (810)         3,553                     23,414
                                             ----------  -------------  ------------               ------------

INCOME BEFORE INCOME TAXES.................       5,089         6,113         14,854                     26,056

INCOME TAXES...............................         844         2,145          5,533                      8,522
                                             ----------  -------------  ------------               ------------

INCOME FROM CONTINUING OPERATIONS..........  $    4,245   $     3,968   $      9,321               $     17,534
                                             ----------  -------------  ------------               ------------
                                             ----------  -------------  ------------               ------------

INCOME PER COMMON SHARE FROM CONTINUING
 OPERATIONS................................  $     0.69   $      0.52   $       0.62               $       0.76
                                             ----------  -------------  ------------               ------------
                                             ----------  -------------  ------------               ------------

WEIGHTED AVERAGE SHARES
 OUTSTANDING...............................   6,156,387     7,622,840     15,050,538                 23,106,841
                                             ----------  -------------  ------------               ------------
                                             ----------  -------------  ------------               ------------

------------------------------

(a) Elimination of sales and cost of sales for transactions between Morningstar and Suiza Foods.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  HISTORICAL COMBINED COMPANIES
                                             ----------------------------------------   COMBINING     COMBINED
                                             SUIZA FOODS  COUNTRY FRESH  MORNINGSTAR   ADJUSTMENTS   COMPANIES
                                             -----------  -------------  ------------  -----------  ------------
NET SALES..................................   $ 430,466    $   336,055   $    304,730   $  (5,818)(a) $  1,065,433

COST OF SALES..............................     312,633        291,722        232,948      (5,818)(a)      831,485
                                             -----------  -------------  ------------               ------------

  Gross profit.............................     117,833         44,333         71,782                    233,948

OPERATING EXPENSES:
  Selling and distribution.................      64,289         21,633         38,353                    124,275
  General and administrative...............      19,277         15,700         10,682                     45,659
  Amortization of intangibles..............       3,703             82          2,319                      6,104
                                             -----------  -------------  ------------               ------------

    Total operating expenses...............      87,269         37,415         51,354                    176,038
                                             -----------  -------------  ------------               ------------

OPERATING INCOME...........................      30,564          6,918         20,428                     57,910

OTHER:
  Interest expense, net....................      19,921          1,392          4,302                     25,615
  Merger and other costs...................      10,238        --             --                          10,238
  Other (income) expense...................        (469)          (633)        (1,276)                    (2,378)
                                             -----------  -------------  ------------               ------------

    Total other............................      29,690            759          3,026                     33,475
                                             -----------  -------------  ------------               ------------

INCOME BEFORE
 INCOME TAXES..............................         874          6,159         17,402                     24,435

INCOME TAXES...............................       2,450          2,090          6,062                     10,602
                                             -----------  -------------  ------------               ------------

INCOME FROM CONTINUING OPERATIONS..........   $  (1,576)   $     4,069   $     11,340               $     13,833
                                             -----------  -------------  ------------               ------------
                                             -----------  -------------  ------------               ------------

INCOME PER COMMON SHARE FROM CONTINUING
 OPERATIONS................................   $   (0.26)   $      1.04   $       0.74               $       0.64
                                             -----------  -------------  ------------               ------------
                                             -----------  -------------  ------------               ------------

WEIGHTED AVERAGE SHARES
 OUTSTANDING...............................   6,109,398      3,609,245     15,245,562                 21,036,608
                                             -----------  -------------  ------------               ------------
                                             -----------  -------------  ------------               ------------

------------------------------

(a) Elimination of sales and cost of sales for transactions between Morningstar and Suiza Foods.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                          HISTORICAL COMBINED COMPANIES
                         -------------------------------                               HISTORICAL     ACQUIRED
                           SUIZA     COUNTRY   MORNING-     COMBINING     COMBINED      ACQUIRED     BUSINESSES
                           FOODS      FRESH      STAR      ADJUSTMENTS    COMPANIES   BUSINESSES(A)  ADJUSTMENTS   PRO FORMA
                         ---------  ---------  ---------  -------------  -----------  -------------  -----------  -----------
NET SALES..............  $ 520,916  $ 353,037  $ 394,306    $  (7,910)(b)  $1,260,349   $ 754,277     $  --        $2,014,626
COST OF SALES..........    388,548    305,614    302,801       (7,910)(b)    989,053      586,167        (2,624)   (d)  1,572,596
                         ---------  ---------  ---------                 -----------  -------------               -----------
  Gross profit.........    132,368     47,423     91,505                    271,296       168,110                    442,030
OPERATING EXPENSES:
  Selling and
    distribution.......     70,709     19,916     49,895                    140,520        79,847        (4,202)   (d)   216,1651
  General and
    administrative.....     21,913     16,010     12,538                     50,461        29,693        (9,411)   (d)     70,743
  Amortization of
    intangibles........      4,624        656      2,912                      8,192         2,217         9,542(e)     19,951
                         ---------  ---------  ---------                 -----------  -------------               -----------
    Total operating
      expenses.........     97,246     36,582     65,345                    199,173       111,757                    306,859
                         ---------  ---------  ---------                 -----------  -------------               -----------
OPERATING INCOME.......     35,122     10,841     26,160                     72,123        56,353                    135,171
OTHER:
  Interest expense,
    net................     17,470      1,219      4,026                     22,715         5,600        38,124(f)     66,439
  Merger and other
    costs..............        571     --         --                            571        --                            571
  Other (income)
    expense............     (4,012)      (436)      (286)                    (4,734)         (495)                    (5,229)
                         ---------  ---------  ---------                 -----------  -------------               -----------
    Total other........     14,029        783      3,740                     18,552         5,105                     61,781
                         ---------  ---------  ---------                 -----------  -------------               -----------
INCOME BEFORE
  INCOME TAXES.........     21,093     10,058     22,420                     53,571        51,248                     73,390
INCOME TAXES...........     (6,836)     3,385      7,844                      4,393         1,280         6,110(g)     11,783
                         ---------  ---------  ---------                 -----------  -------------               -----------
INCOME FROM
  CONTINUING
    OPERATIONS.........  $  27,929  $   6,673  $  14,576                  $  49,178     $  49,968                  $  61,607
                         ---------  ---------  ---------                 -----------  -------------               -----------
                         ---------  ---------  ---------                 -----------  -------------               -----------
INCOME PER COMMON SHARE
  FROM CONTINUING
  OPERATIONS...........  $    2.81  $    1.75  $    0.96                  $    1.97                                $    2.45
                         ---------  ---------  ---------                 -----------                              -----------
                         ---------  ---------  ---------                 -----------                              -----------
WEIGHTED AVERAGE SHARES
  OUTSTANDING..........  9,921,822  3,636,519  15,133,887                24,768,983                               25,066,383
                         ---------  ---------  ---------                 -----------                              -----------
                         ---------  ---------  ---------                 -----------                              -----------

------------------------------

(a) Includes the pre-acquisition results of operations of Suiza Foods' 1996 acquisitions of Garrido through June 30, 1996, Swiss Dairy through August 31, 1996 and Model Dairy through November 30, 1996; the pre-acquisition results of operations of Morningstars' 1996 acquisition of Presto through November 30, 1996; and the pre-acquisition results of operations of Suiza Foods' 1997 acquisitions of Dairy Fresh for the year ended December 31, 1996, and Garelick for its most recent fiscal year ended September 30, 1996.

(b) Elimination of sales and cost of sales for transactions between Morningstar and Suiza Foods.

(c) Excess of historical depreciation expense over the depreciation of the fair value of property and equipment acquired in the Suiza Foods acquisitions, which resulted in a decrease of $2,107, $708 and $121 in amounts charged to cost of sales, selling and distribution expense and general and administrative expense, respectively. There was no material difference between the historical depreciation expense and the depreciation of the fair value of property and equipment acquired in the Morningstar acquisition.

(d) Elimination of salaries and benefits paid primarily to former shareholders of the acquired businesses whose employment was either terminated or salaries were reduced as part of the purchase agreement, along with the elimination of certain related party expenses of the acquired businesses, pursuant to an agreement with such related parties at acquisition date, resulting in a reduction of historical costs of sales, selling and distribution and general administrative costs, as follows:

                                                                    SUIZA       MORNING-
                                                                    FOODS         STAR
                                                                ACQUISITIONS   ACQUISITION    TOTAL
                                                                -------------  -----------  ---------
Cost of sales.................................................    $    (517)    $  --       $    (517)
Selling and distribution......................................         (968)       (2,526)       (968)
General and administration....................................       (4,816)       (4,474)    (11,816)
                                                                -------------  -----------  ---------
                                                                  $  (6,301)    $  (7,000)  $ (13,301)
                                                                -------------  -----------  ---------
                                                                -------------  -----------  ---------

(e) Amortization of goodwill and other intangibles, over the following amortization periods, in excess of historical amounts, as follows:

                                                                      SUIZA       MORNING-
                                                                      FOODS         STAR
                                                         LIFE     ACQUISITIONS   ACQUISITION    TOTAL
                                                       ---------  -------------  -----------  ---------
Organization costs...................................      5        $      22     $  --       $      22
Tradenames...........................................    25-40            510         1,833       2,343
Customer list........................................     10              367        --             367
Goodwill.............................................     40            6,069           741       6,810
                                                                  -------------  -----------  ---------
                                                                    $   6,968     $   2,574   $   9,542
                                                                  -------------  -----------  ---------
                                                                  -------------  -----------  ---------

(f) Pro forma interest expense on the average outstanding balance of new variable rate borrowings used to fund the Suiza Foods and Morningstar acquisitions at an assumed interest rate of 7.75%, including the amortization of deferred financing costs, net of the reduction of historical interest expense related to the historical debt repaid as follows:

Suiza Foods acquisitions......................................    $  31,346
Morningstar acquisition.......................................        6,778
                                                                -------------
Total.........................................................    $  38,124
                                                                -------------
                                                                -------------

   The effect of a .125% change in the interest rate on the new variable rate borrowings to fund the Suiza Foods and Morningstar acquisitions, would have resulted in a change in the proforma interest expense adjustment of $615.

(g) Estimated pro forma adjustment to reflect income taxes at the estimated effective tax rate for the Suiza Foods acquisitions of 4% for Garrido, 35% for Model Dairy and 40% for Swiss Dairy, Dairy Fresh and Garelick, and for Morningstar's Presto acquisition of 42%.

Suiza Foods acquisitions......................................    $   3,995
Morningstar acquisition.......................................        2,115
                                                                -------------
Total.........................................................    $   6,110
                                                                -------------
                                                                -------------

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                         SIX MONTHS ENDED JUNE 30, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                         HISTORICAL COMBINED COMPANIES
                        -------------------------------                               HISTORICAL      ACQUIRED
                          SUIZA     COUNTRY   MORNING-     COMBINING     COMBINED      ACQUIRED      BUSINESSES        PRO
                          FOODS      FRESH      STAR      ADJUSTMENTS    COMPANIES   BUSINESSES(A)   ADJUSTMENTS      FORMA
                        ---------  ---------  ---------  -------------  -----------  -------------  -------------  -----------
NET SALES.............  $ 336,819  $ 172,295  $ 270,672    $  (4,699)(b)  $ 775,087    $ 246,977      $  --         $1,022,064
COST OF SALES.........    252,047    147,711    196,022       (4,699)(b)    591,081      192,812         (1,995)(c)    781,898
                        ---------  ---------  ---------                 -----------  -------------                 -----------
  Gross profit........     84,772     24,584     74,650                    184,006        54,165                      240,166
OPERATING EXPENSES:
  Selling and
    distribution......     42,244      9,497     41,785                     93,526        22,073           (473)(c)    115,126
  General and
    administrative....     16,397      7,775      6,685                     30,857         5,674         (1,243)(  (d)     35,288
  Amortization of
    intangibles.......      2,982         25      2,753                      5,760         1,251          2,623(e)      9,634
                        ---------  ---------  ---------                 -----------  -------------                 -----------

    Total operating
      expenses........     61,623     17,297     51,223                    130,143        28,998                      160,048
                        ---------  ---------  ---------                 -----------  -------------                 -----------
OPERATING INCOME......     23,149      7,287     23,427                     53,863        25,167                       80,118
OTHER:
  Interest expense,
    net...............      6,580        803      6,798                     14,181         3,410         10,988(f)     28,579
  Other (income)
    expense...........    (18,575)      (230)      (249)                   (19,054)          (18)                     (19,072)
                        ---------  ---------  ---------                 -----------  -------------                 -----------
    Total other.......    (11,995)       573      6,549                     (4,873)        3,392                        9,507
                        ---------  ---------  ---------                 -----------  -------------                 -----------
INCOME BEFORE
INCOME TAXES..........     35,144      6,714     16,878                     58,736        21,775                       70,611
INCOME TAXES..........     10,745      2,303      6,917                     19,965           715          3,735(g)     24,415
                        ---------  ---------  ---------                 -----------  -------------                 -----------
INCOME FROM
CONTINUING
  OPERATIONS..........  $  24,399  $   4,411  $   9,961                  $  38,771     $  21,060                    $  46,196
                        ---------  ---------  ---------                 -----------  -------------                 -----------
                        ---------  ---------  ---------                 -----------  -------------                 -----------
INCOME PER COMMON
  SHARE FROM
CONTINUING
  OPERATIONS..........  $    1.57  $    1.16  $    0.64                  $    1.25                                  $    1.48
                        ---------  ---------  ---------                 -----------                                -----------
                        ---------  ---------  ---------                 -----------                                -----------
WEIGHTED AVERAGE
  SHARES
  OUTSTANDING.........  15,509,388 3,685,236  15,643,651                30,816,419                                 31,113,819
                        ---------  ---------  ---------                 -----------                                -----------
                        ---------  ---------  ---------                 -----------                                -----------

------------------------------

(a) Includes the pre-acquisition results of operations Suiza Foods' 1997 acquisitions of Dairy Fresh and Garelick for the six months ended June 30, 1997.

(b) Elimination of sales and cost of sales for transactions between Morningstar and Suiza Foods.

(c) Excess of historical depreciation expense over the depreciation of the fair value of property and equipment acquired in the Suiza Foods acquisitions, which resulted in a decrease of $1,995, $473 and $71 in amounts charged to cost of sales, selling and distribution expense and general and administrative expense, respectively.

(d) Elimination of salaries and benefits paid primarily to former shareholders of the Suiza Foods acquired businesses whose employment was either terminated or salaries were reduced as part of the purchase agreement, along with the elimination of certain related party expenses of the acquired businesses, pursuant to an agreement with such related parties at acquisition date, resulting in a reduction of historical general administrative costs of $1,172.

(e) Amortization of goodwill and other intangibles for the Suiza Foods acquisitions, over the following amortization periods, in excess of historical amounts, as follows:

                                                  LIFE
                                                   ---
Organization costs...........................           5                      $       5
Tradename....................................          25                            200
Goodwill.....................................          40                          2,418
                                                                                  ------
                                                                               $   2,623
                                                                                  ------
                                                                                  ------

(f) Pro forma interest expense to reflect additional interest expense of $10,988 on the average outstanding balance of new variable rate borrowings used to fund the Suiza Foods acquisitions at an assumed interest rate of 7.75%, including the amortization of deferred financing costs, net of the reduction of historical interest expense related to the historical debt repaid. The effect of a .125% change in the interest rate on the new variable rate borrowings to fund the Suiza Foods acquisitions, would have resulted in a change in the proforma interest expense adjustment of $177.

(g) Estimated pro forma adjustment to reflect increased income taxes for the Suiza Foods acquisitions of $3,735 at the estimated effective tax rate of 40% for Dairy Fresh and Garelick.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1997
                                 (IN THOUSANDS)

                                  HISTORICAL COMBINED COMPANIES
                              -------------------------------------                                            ACQUIRED
                                 SUIZA       COUNTRY     MORNING-     COMBINING     COMBINED                  BUSINESSES
                                 FOODS        FRESH        STAR      ADJUSTMENTS    COMPANIES                ADJUSTMENTS
                              -----------  -----------  -----------  ------------  -----------  HISTORICAL   ------------
                                                                                                 ACQUIRED
                                                                                                BUSINESSES
                                                                                                -----------
                                                                                                    (A)
CURRENT ASSETS:
  Cash......................   $   7,130    $   6,697    $   2,167   $              $  15,994    $     291   $     (68)(e)
  Accounts receivable.......      50,784       26,084       48,038                    124,906       32,948
  Inventories...............      21,536       18,846       25,689                     66,071        6,882
  Prepaid expenses and
    other...................       3,369          241        3,229                      6,839        2,299         (75)(e)
  Deferred income taxes.....       3,796        1,186        7,339                     12,321       --
                              -----------  -----------  -----------                -----------  -----------
    Total current assets....      86,615       53,054       86,462                    226,131       42,420
PROPERTY AND EQUIPMENT......     136,281       43,476      100,708                    280,465       85,199      26,862(e)
DEFERRED INCOME TAXES.......       8,319        3,059       --                         11,378       --
INTANGIBLE AND OTHER
  ASSETS....................     171,091        2,353      165,153                    338,597       42,219     259,137(e)
                              -----------  -----------  -----------                -----------  -----------
TOTAL ASSETS................   $ 402,306    $ 101,942    $ 352,323                  $ 856,571    $ 169,838
                              -----------  -----------  -----------                -----------  -----------
                              -----------  -----------  -----------                -----------  -----------
CURRENT LIABILITIES:
  Accounts payable and
    accrued expenses........   $  42,118    $  30,316    $  63,466   $  28,000(c)   $ 163,900    $  40,122   $    (380)(d)
  Income taxes payable......       1,154        2,262       --                          3,416       --
  Current portion of
    long-term debt..........      17,323        3,767       11,500                     32,590       57,762     (57,762)(d)
                              -----------  -----------  -----------                -----------  -----------
    Total current
      liabilities...........      60,595       36,345       74,966                    199,906       97,884
LONG-TERM DEBT..............     128,150       26,523      169,200                    323,873       32,436     373,516(c)
OTHER LIABILITIES...........      --            3,558        3,020                      6,578       --
DEFERRED INCOME TAXES.......       4,928       --            5,694                     10,622       --
STOCKHOLDERS' EQUITY:
  Preferred stock...........      --            3,741       --                          3,741
  Common stock..............         153        1,898          153      (1,908)(b)        296                        3(d)
  Additional paid-in
    capital.................     183,263       --           67,733       1,908(b)     252,904                    9,997(c)
  Retained earnings.........      25,217       29,877       31,557     (28,000)(c)     58,651
  Equity of acquired
    businesses..............      --           --           --                         --           39,518     (39,518)(e)
                              -----------  -----------  -----------                -----------  -----------
    Total stockholders'
      equity................     208,633       35,516       99,443                    315,592       39,518
                              -----------  -----------  -----------                -----------  -----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY......   $ 402,306    $ 101,942    $ 352,323                  $ 856,571    $ 169,838
                              -----------  -----------  -----------                -----------  -----------
                              -----------  -----------  -----------                -----------  -----------


                               PRO FORMA
                              -----------

CURRENT ASSETS:
  Cash......................   $  16,217
  Accounts receivable.......     157,854
  Inventories...............      72,953
  Prepaid expenses and
    other...................       9,063
  Deferred income taxes.....      12,321
                              -----------
    Total current assets....     268,408
PROPERTY AND EQUIPMENT......     392,526
DEFERRED INCOME TAXES.......      11,378
INTANGIBLE AND OTHER
  ASSETS....................     639,953
                              -----------
TOTAL ASSETS................   $1,312,265
                              -----------
                              -----------
CURRENT LIABILITIES:
  Accounts payable and
    accrued expenses........   $ 203,642
  Income taxes payable......       3,416
  Current portion of
    long-term debt..........      32,590
                              -----------
    Total current
      liabilities...........     239,648
LONG-TERM DEBT..............     729,825
OTHER LIABILITIES...........       6,578
DEFERRED INCOME TAXES.......      10,622
STOCKHOLDERS' EQUITY:
  Preferred stock...........       3,741
  Common stock..............         299
  Additional paid-in
    capital.................     262,901
  Retained earnings.........      58,651
  Equity of acquired
    businesses..............      --
                              -----------
    Total stockholders'
      equity................     325,592
                              -----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY......   $1,312,265
                              -----------
                              -----------

------------------------------

(a) Includes the pre-acquisition balance sheets of Suiza Foods' 1997 acquisitions of Dairy Fresh and Garelick as of June 30, 1997.

(b) Pro forma adjustment to common stock and additional paid-in capital to reflect the par value of the common stock issued to affect the mergers.

(c) Pro forma adjustment to expense $28 million of estimated merger costs which are expected to be incurred on the consumation date of the mergers. These estimated transaction related costs include approximately $16 million of investment banking fees, legal fees, accounting fees, and filing and printing fees, along with approximately $12 million of employee costs related to the payments of retention bonuses and excise and other taxes to certain Country Fresh and Morningstar employees pursuant to existing contractual agreements and the payments pursuant to existing contractual agreements of severance costs and excise and other taxes for certain Morningstar employees whose employment will be terminated at the Effective Time of the Merger.

(d) On July 1, 1997, Suiza Foods completed the acquisition of substantially all the net assets of Dairy Fresh and, on July 31, 1997, the acquisition of all of the outstanding common stock of Garelick. The purchase prices for these acquisitions were approximately $104.5 million and $306.6 million, respectively, including acquired cash and including expenses of $1.8 million and $3.0 million, respectively, which were used to acquired Dairy Fresh and Garelick and to repay their existing debt. The total purchase prices were funded primarily with borrowings under Suiza Foods' senior credit facility and the issuance of 297,400 shares of Suiza Common Stock for $10.0 million to Garelick shareholders, as follows:

Credit agreement borrowings.............................................................  $ 405,952
Issuance of common stock................................................................     10,000
                                                                                          ---------
Total purchase prices...................................................................    415,952
Repayment of existing indebtedness:

  Accrued interest......................................................................       (380)
  Current portion of long-term debt.....................................................    (57,762)
  Long-term debt........................................................................    (32,436)
                                                                                          ---------
Net purchase price......................................................................  $ 325,374
                                                                                          ---------
                                                                                          ---------

(e) The above acquisitions resulted in an excess of the purchase prices over the historical net assets acquired, which were allocated to the net assets acquired, as follows:

Net purchase prices.....................................................................  $ 325,374
Historical carrying value of net assets:
  Total net assets......................................................................     39,518
  Less net assets not assumed:
    Cash................................................................................        (68)
    Prepaid expenses....................................................................        (75)
    Intangible and other assets.........................................................    (38,693)
                                                                                          ---------
Historical carrying values of net assets acquired.......................................        682
                                                                                          ---------
Excess of net purchase prices over historical carrying values...........................  $ 324,692
                                                                                          ---------
Allocation of excess purchase price:
  Excess fair value of property and equipment...........................................  $  26,862
  Intangible assets.....................................................................    297,830
                                                                                          ---------
                                                                                          $ 324,692
                                                                                          ---------
                                                                                          ---------

                     SELECTED FINANCIAL DATA OF SUIZA FOODS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

    The following selected financial data of Suiza Foods for each of the five years in the period ended December 31, 1996 have been derived from Suiza Foods' audited consolidated financial statements. The selected consolidated financial data for the six months ended June 30, 1996 and 1997 are unaudited, and in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) that are necessary to present fairly the financial results for such periods. The selected financial data do not purport to indicate results of operations as of any future date or for any future period. The selected financial data of Suiza Foods should be read in conjunction with the Consolidated Financial Statements and related notes of Suiza Foods incorporated by reference into or included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                                                   UNAUDITED
                                                                                                               SIX MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                       JUNE 30,
                                                      -----------------------------------------------------  ---------------------
                                                        1992       1993       1994       1995       1996       1996        1997
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
OPERATING DATA:
  Net sales.........................................  $  44,452  $  51,675  $ 341,108  $ 430,466  $ 520,916  $ 225,307  $  336,819
  Cost of sales.....................................     14,586     20,412    240,468    312,633    388,548    165,917     252,047
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
  Gross profit......................................     29,866     31,263    100,640    117,833    132,368     59,390      84,772
  Operating costs and expenses:
    Selling and distribution........................     14,483     15,434     54,248     64,289     70,709     32,682      42,244
    General and administrative......................      6,110      6,305     16,935     19,277     21,913      9,805      16,397
    Amortization of intangibles and other...........      1,911        822      3,697      3,703      4,624      1,960       2,982
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
    Total operating costs and expenses..............     22,504     22,561     74,880     87,269     97,246     44,447      61,623
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
  Income from operations............................      7,362      8,702     25,760     30,564     35,122     14,943      23,149
  Other (income) expense:
    Interest expense, net...........................      8,495      7,697     19,279     19,921     17,470      8,488       6,580
    Merger and other costs..........................      1,199     --          1,660     10,238        571     --          --
    Other income, net...............................       (408)      (419)      (268)      (469)    (4,012)      (252)    (18,575)
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
    Total other (income) expense....................      9,286      7,278     20,671     29,690     14,029      8,236     (11,995)
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
  Income (loss) before income taxes and
    extraordinary loss..............................     (1,924)     1,424      5,089        874     21,093      6,707      35,144
  Income taxes (benefit)............................     --              4        844      2,450     (6,836)     1,771      10,745
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
  Income (loss) before extraordinary loss...........     (1,924)     1,420      4,245     (1,576)    27,929      4,936      24,399
  Extraordinary loss from early extinguishment of
    debt............................................      2,491     --            197      8,462      2,215      2,215       3,270
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
  Net income (loss) (1).............................  $  (4,415) $   1,420  $   4,048  $ (10,038) $  25,714  $   2,721  $   21,129
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
  Weighted average shares outstanding...............  1,763,502  2,487,174  6,156,387  6,109,398  9,921,822  8,455,332  15,509,388

  Earnings (loss) per share:
    Income (loss) before extraordinary loss.........  $   (1.09) $     .57  $     .69  $    (.26) $    2.81  $     .58  $     1.57
    Extraordinary loss..............................      (1.41)    --           (.03)     (1.38)      (.22)      (.26)       (.21)
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
    Net income (loss)(1)............................  $   (2.50) $     .57  $     .66  $   (1.64) $    2.59  $     .32  $     1.36
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------

BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets......................................  $  46,991  $ 167,948  $ 238,952  $ 232,522  $ 384,148  $ 237,973  $  402,306
  Long-term debt, net of current portion............     54,739    132,123    173,327    171,745    226,693    134,334     128,150
  Total stockholders' equity (deficit)..............    (15,408)       162      9,887      9,460     93,532     60,789     208,633

----------------------------------

(1) Net income (loss) and related per share amounts include the following nonrecurring and extraordinary charges and benefits:

                                                                                                            SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                       JUNE 30,
                                                   -----------------------------------------------------  --------------------
                                                     1992       1993       1994       1995       1996       1996       1997
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Merger, financing and other costs (a)............  $  (1,199) $      --  $  (1,602) $  (9,554) $    (354) $      --  $      --
Tax benefits (b).................................         --         --         --         --     13,950         --     11,500
Extraordinary loss from early extinguishment of
  debt (c).......................................     (2,491)        --       (197)    (8,462)    (2,215)    (2,215)    (3,270)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   $  (3,690) $      --  $  (1,799) $ (18,016) $  11,381  $  (2,215)     8,230
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

    (a) Consists of costs incurred in connection with the corporate combination pursuant to which Suiza Foods was formed as a holding company for certain pre-existing operations, an uncompleted public offering of shares of Suiza Common Stock, an uncompleted debt offering, uncompleted acquisitions and debt refinancing costs, net of associated income taxes of $58 in 1994, $684 in 1995 and $217 in 1996.

    (b) For 1996, includes the sale of Puerto Rico tax credits of $3,400 (net of related expenses), reflected in other income, and the recognition of $11,750 in deferred income tax benefits recorded as a credit to tax expense, both effects related to tax credits generated by Suiza-Puerto Rico, partially offset by additional income tax expense of $1,200 related to the sale of the tax credits. For the six months ended June 30, 1997, includes a nonrecurring gain of $18,100, net of discounts and related expenses, resulting from additional tax credits generated by Suiza-Puerto Rico that Suiza Foods subsequently sold to third parties, partially offset by additional income tax expense of $6,600 related to the sale of tax credits.

    (c) Net of associated income taxes of approximately $700 in 1995, $900 in 1996 and $2,000 for the six months ended June 30, 1997.

                     SELECTED FINANCIAL DATA OF MORNINGSTAR
                       (IN THOUSANDS, EXCEPT SHARE DATA)

    The following selected financial data of Morningstar for each of the five years in the period ended December 31, 1996 have been derived from Morningstar's audited consolidated financial statements. The selected consolidated financial data for the six months ended June 30, 1996 and 1997 are unaudited, and in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) that are necessary to present fairly the financial results for such periods. The selected financial data do not purport to indicate results of operations as of any future date or for any future period. The selected financial data of Morningstar should be read in conjunction with the Consolidated Financial Statements and related notes of Morningstar incorporated by reference into or included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                                                UNAUDITED
                                                                                                                SIX MONTHS
                                                                                                                ENDED JUNE
                                                                     YEAR ENDED DECEMBER 31,                       30,
                                                    ----------------------------------------------------------  ----------
                                                       1992        1993        1994        1995        1996        1996
                                                    ----------  ----------  ----------  ----------  ----------  ----------
OPERATING DATA:
  Net sales.......................................  $  230,220  $  273,949  $  292,314  $  304,730  $  394,306  $  167,417
  Cost of sales...................................     174,130     211,418     222,145     232,948     302,801     128,036
                                                    ----------  ----------  ----------  ----------  ----------  ----------
  Gross profit....................................      56,090      62,531      70,169      71,782      91,505      39,381
  Operating costs and expenses:
    Selling and distribution......................      27,100      36,669      39,984      38,353      49,895      22,316
    General and administrative....................       7,579       9,432       9,497      10,682      12,538       5,259
    Amortization of intangibles...................       4,825       3,995       2,281       2,319       2,912       1,162
    Restructuring and other charges...............       1,093       7,100      --          --          --          --
                                                    ----------  ----------  ----------  ----------  ----------  ----------
    Total operating costs and expenses............      40,597      57,196      51,762      51,354      65,345      28,737
                                                    ----------  ----------  ----------  ----------  ----------  ----------
  Income from operations..........................      15,493       5,335      18,407      20,428      26,160      10,644
  Other (income) expenses:
    Interest expense, net.........................       7,875       5,477       4,797       4,302       4,026       1,532
    Refinancing charges...........................       9,584      --          --          --          --          --
    Other income, net.............................        (424)       (726)     (1,244)     (1,276)       (286)       (382)
                                                    ----------  ----------  ----------  ----------  ----------  ----------
    Total other (income) expense..................      17,035       4,751       3,553       3,026       3,740       1,150
                                                    ----------  ----------  ----------  ----------  ----------  ----------
  Income (loss) before income taxes, discontinued
    operations and extraordinary loss.............      (1,542)        584      14,854      17,402      22,420       9,494
  Income taxes....................................          98         841       5,533       6,062       7,844       3,200
                                                    ----------  ----------  ----------  ----------  ----------  ----------
  Income (loss) from continuing operations........      (1,640)       (257)      9,321      11,340      14,576       6,294
  Income (loss) from discontinued operations......      (3,359)      1,241       1,326         184      --          --
  Extraordinary loss from early extinguishment of
    debt..........................................      (5,676 (1)       (164 (2)     --     --         --          --
                                                    ----------  ----------  ----------  ----------  ----------  ----------
  Net income (loss)...............................     (10,675)        820      10,647      11,524      14,576       6,294
  Dividends on Preferred Stock....................         939      --          --          --          --          --
                                                    ----------  ----------  ----------  ----------  ----------  ----------
  Net Income (loss) to Common.....................  $  (11,614) $      820  $   10,647  $   11,524  $   14,576  $    6,294
                                                    ----------  ----------  ----------  ----------  ----------  ----------
                                                    ----------  ----------  ----------  ----------  ----------  ----------

  Weighted average common shares outstanding......  12,128,343  15,011,607  15,050,538  15,245,562  15,133,887  14,778,316

  Earnings (loss) per common share:
    Income (loss) from continuing operations......  $    (0.21) $    (0.02) $     0.62  $     0.74  $     0.96  $     0.42
    Income (loss) from discontinued operations....       (0.28)       0.08        0.09        0.02      --          --
    Extraordinary loss............................       (0.47)      (0.01)     --          --          --          --
                                                    ----------  ----------  ----------  ----------  ----------  ----------
    Net Income (loss).............................  $    (0.96) $     0.05  $     0.71  $     0.76  $     0.96  $     0.42
                                                    ----------  ----------  ----------  ----------  ----------  ----------
                                                    ----------  ----------  ----------  ----------  ----------  ----------
  Dividends declared per common share.............  $     .075  $      .15  $   --      $   --      $   --      $   --
                                                    ----------  ----------  ----------  ----------  ----------  ----------
                                                    ----------  ----------  ----------  ----------  ----------  ----------
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets....................................  $  180,786  $  212,134  $  165,265  $  162,709  $  355,991  $  170,042
  Long-term debt, net of current portion..........      86,329     105,425      53,892      36,000     177,349      30,463
  Total stockholders' equity......................      55,779      54,533      66,802      77,323      88,788      79,748


                                                       1997
                                                    ----------
OPERATING DATA:
  Net sales.......................................  $  270,672
  Cost of sales...................................     196,022
                                                    ----------
  Gross profit....................................      74,650
  Operating costs and expenses:
    Selling and distribution......................      41,785
    General and administrative....................       6,685
    Amortization of intangibles...................       2,753
    Restructuring and other charges...............      --
                                                    ----------
    Total operating costs and expenses............      51,223
                                                    ----------
  Income from operations..........................      23,427
  Other (income) expenses:
    Interest expense, net.........................       6,798
    Refinancing charges...........................      --
    Other income, net.............................        (249)
                                                    ----------
    Total other (income) expense..................       6,549
                                                    ----------
  Income (loss) before income taxes, discontinued
    operations and extraordinary loss.............      16,878
  Income taxes....................................       6,917
                                                    ----------
  Income (loss) from continuing operations........       9,961
  Income (loss) from discontinued operations......      --
  Extraordinary loss from early extinguishment of
    debt..........................................      --
                                                    ----------
  Net income (loss)...............................       9,961
  Dividends on Preferred Stock....................      --
                                                    ----------
  Net Income (loss) to Common.....................  $    9,961
                                                    ----------
                                                    ----------
  Weighted average common shares outstanding......  15,643,651
  Earnings (loss) per common share:
    Income (loss) from continuing operations......  $     0.64
    Income (loss) from discontinued operations....      --
    Extraordinary loss............................      --
                                                    ----------
    Net Income (loss).............................  $     0.64
                                                    ----------
                                                    ----------
  Dividends declared per common share.............  $   --
                                                    ----------
                                                    ----------
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets....................................  $  352,323
  Long-term debt, net of current portion..........     169,200
  Total stockholders' equity......................      99,443

----------------------------------
(1) Morningstar reported a net loss of $5,676 on the purchase of approximately $34,000 in subordinated debt at a premium.

(2) Loss on purchase of senior subordinated debentures, net of applicable tax benefit of $71.

                    SELECTED FINANCIAL DATA OF COUNTRY FRESH
                       (IN THOUSANDS, EXCEPT SHARE DATA)

    The following selected financial data of Country Fresh for each of the five fiscal years in the period ended March 1, 1997 have been derived from Country Fresh's audited consolidated financial statements. The selected consolidated financial data for the 20 weeks ended July 20, 1996 and July 19, 1997 are unaudited, and in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) that are necessary to present fairly the financial results for such periods. The selected financial data do not purport to indicate results of operations as of any future date or for any future period. The selected financial data of Country Fresh should be read in conjunction with the Consolidated Financial Statements and related notes of Country Fresh included elsewhere in this Joint Proxy Statement/ Prospectus.

                                                                                                                 UNAUDITED
                                                                                                             TWENTY WEEKS ENDED
                                                                    YEAR ENDED
                                        ------------------------------------------------------------------  --------------------
                                        FEBRUARY 27,  FEBRUARY 26,  FEBRUARY 25,   MARCH 2,     MARCH 1,    JULY 20,   JULY 19,
                                            1993          1994          1995         1996         1997        1996       1997
                                        ------------  ------------  ------------  -----------  -----------  ---------  ---------
OPERATING DATA:
  Net sales...........................   $  294,305    $  298,739    $  310,164    $ 336,055    $ 353,037   $ 135,328  $ 136,154
  Cost of sales.......................      248,081       254,927       268,500      291,722      305,614     115,963    116,233
                                        ------------  ------------  ------------  -----------  -----------  ---------  ---------
  Gross profit........................       46,224        43,812        41,664       44,333       47,423      19,365     19,921
  Operating costs and expenses:
    Selling and distribution..........       24,202        22,638        21,225       21,633       19,916       7,397      7,217
    General and administrative........       12,705        14,123        15,036       15,700       16,010       5,907      6,234
    Amortization of intangibles.......            9            37           100           82          656          33         19
                                        ------------  ------------  ------------  -----------  -----------  ---------  ---------
    Total operating costs and
      expenses........................       36,916        36,798        36,361       37,415       36,582      13,337     13,470
                                        ------------  ------------  ------------  -----------  -----------  ---------  ---------
  Income from operations..............        9,308         7,014         5,303        6,918       10,841       6,028      6,451
  Other (income) expenses:
    Interest expense, net.............          319           463          (259)       1,392        1,219         613        597
    Other income, net.................         (411)         (572)         (551)        (633)        (436)       (111)      (254)
                                        ------------  ------------  ------------  -----------  -----------  ---------  ---------
    Total other (income) expense......          (92)         (109)         (810)         759          783         502        343
                                        ------------  ------------  ------------  -----------  -----------  ---------  ---------
  Income before income taxes and
    cumulative effect of accounting
    change............................        9,400         7,123         6,113        6,159       10,058       5,526      6,108
  Income taxes........................        3,347         2,400         2,145        2,090        3,385       1,884      2,079
                                        ------------  ------------  ------------  -----------  -----------  ---------  ---------
  Income before cumulative effect of
    accounting change.................        6,053         4,723         3,968        4,069        6,673       3,642      4,029
  Cumulative effect of change in
    accounting for post-retirement
    benefits other than pensions......       --            --             2,272       --           --          --         --
                                        ------------  ------------  ------------  -----------  -----------  ---------  ---------
  Net income..........................   $    6,053    $    4,723    $    1,696    $   4,069    $   6,673   $   3,642  $   4,029
                                        ------------  ------------  ------------  -----------  -----------  ---------  ---------
                                        ------------  ------------  ------------  -----------  -----------  ---------  ---------
  Net income applicable to common
    shares............................   $    6,053    $    4,723    $    1,696    $   3,765    $   6,371   $   3,566  $   3,954
                                        ------------  ------------  ------------  -----------  -----------  ---------  ---------
                                        ------------  ------------  ------------  -----------  -----------  ---------  ---------
  Weighted average shares
    outstanding.......................    7,905,400     7,865,120     7,622,840    3,609,245    3,636,519   3,631,758  3,685,236

  Net earnings per common share:
    Income before cumulative effect of
      accounting change...............   $     0.77    $     0.60    $     0.52    $    1.04    $    1.75   $    0.97  $    1.07
    Cumulative effect of change in
      accounting for post-retirement
      benefits other than pensions....       --            --             (0.30)      --           --          --         --
                                        ------------  ------------  ------------  -----------  -----------  ---------  ---------
    Net income........................   $     0.77    $     0.60    $     0.22    $    1.04    $    1.75   $    0.97  $    1.07
                                        ------------  ------------  ------------  -----------  -----------  ---------  ---------
                                        ------------  ------------  ------------  -----------  -----------  ---------  ---------
Balance sheet data (at end of period):
  Total assets........................   $   93,629    $   95,089    $   98,870    $  94,765    $  99,206   $ 105,565  $ 101,942
  Long-term debt, net of current
    portion...........................       14,777        13,832        14,217       32,152       28,571      36,318     26,523
  Preferred stock.....................       --            --            --            3,800        3,741       3,800      3,741
  Total common stockholders' equity...       47,168        49,606        51,265       21,326       27,793      25,002     31,775

                              THE SPECIAL MEETINGS

GENERAL

    The Suiza Special Meeting will be held at     a.m., local time, on       ,
1997, at        for the purpose set forth in the Notice of Suiza Special Meeting and as described below. The Morningstar Special Meeting will be held at
     a.m. local time, on       , 1997, at         for the purposes set forth in
the Notice of Morningstar Special Meeting and as described below. This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by the Suiza Board and Morningstar Board of proxies to be used at their respective Special Meetings and at any and all adjournments or postponements of such Special Meetings. Any person executing a proxy card may revoke it prior to its exercise by filing with the Corporate Secretary of Suiza Foods or Morningstar, as the case may be, prior to or at the applicable Special Meeting, at the address specified under the caption "Incorporation of Certain Information by Reference" in this Joint Proxy Statement/Prospectus, either an instrument revoking the proxy or a duly executed proxy bearing a later date.

VOTING SECURITIES AND RECORD DATES

    SUIZA FOODS.  Suiza Stockholders of record at the close of business on
        , 1997 are entitled to notice of and to vote at the Suiza Special Meeting. On September 30, 1997, there were 15,809,415 outstanding shares of Suiza Common Stock. Each share of Suiza Common Stock is entitled to one vote on each matter to be acted upon at the Suiza Special Meeting. No other shares of Suiza common stock or preferred stock were outstanding as of the Suiza Record Date. The presence, in person or by proxy, at the Suiza Special Meeting of the holders of a majority of the shares of Suiza Common Stock outstanding and entitled to vote at the Suiza Special Meeting is necessary to constitute a quorum at the Suiza Special Meeting. In addition, applicable NYSE rules require that the total vote cast with respect to the Stock Issuance and the Plan Amendment represent over 50% in interest of all securities entitled to vote on each proposal. Assuming that these quorum requirements are satisfied, the affirmative vote of the holders of a majority of the shares of Suiza Common Stock present and entitled to vote at the Suiza Special Meeting is required to approve each Suiza Proposal.

    MORNINGSTAR.  Morningstar Stockholders of record at the close of business on
        , 1997 are entitled to notice of and to vote at the Morningstar Special Meeting. On September 30, 1997, there were 14,753,000 outstanding shares of Morningstar Common Stock. Each share of Morningstar Common Stock is entitled to one vote on each matter to be acted upon at the Morningstar Special Meeting. No other shares of Morningstar common stock or preferred stock were outstanding as of the record date. The presence, in person or by proxy, at the Morningstar Special Meeting of the holders of a majority of the shares of Morningstar Common Stock outstanding and entitled to vote at the Morningstar Special Meeting is necessary to constitute a quorum at the Morningstar Special Meeting. The affirmative vote of a majority of the shares of Morningstar Common Stock outstanding and entitled to vote at the Morningstar Special Meeting is required to approve the Morningstar Proposal.

PURPOSE OF SPECIAL MEETINGS

    SUIZA FOODS. The purpose of the Suiza Special Meeting is to (i) consider and vote upon the proposal to approve the Stock Issuance, (ii) consider and vote upon the proposal to approve the Plan Amendment and (iii) transact such other business as may properly come before the Suiza Special Meeting and at any and all adjournments or postponements thereof.

    MORNINGSTAR. The purpose of the Morningstar Special Meeting is to (i) consider and vote upon the proposal to approve the Merger Agreement, the Merger and the transactions contemplated thereby and (ii) transact such other business as may properly come before the Morningstar Special Meeting and at any and all adjournments or postponements thereof. A copy of the Merger Agreement is attached hereto as Appendix A.

PROXIES

    All shares of Suiza Common Stock and Morningstar Common Stock represented by properly executed proxies received prior to or at the Suiza Special Meeting or Morningstar Special Meeting, as the case may be, and not duly and timely revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed and returned proxy, such proxy will be voted "FOR" the approval of the Suiza Proposals or the Morningstar Proposal, as the case may be. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the applicable Special Meeting, will not be voted. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote) will be counted for purposes of determining whether there is a quorum at a Special Meeting. In accordance with NYSE and Nasdaq rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of the Suiza Proposals and the Morningstar Proposal and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the approval and adoption of the Suiza Proposals or the Morningstar Proposal. Because the affirmative vote of a majority of the Suiza Common Stock present and entitled to vote is required to approve the Suiza Proposals, an abstention, a "broker non-vote" or the failure to be present in person or by proxy at the Suiza Special Meeting will have no effect upon the outcome of the vote with respect to the Suiza Proposals, assuming a quorum is present. Because the affirmative vote of a majority of the Morningstar Common Stock outstanding and entitled to vote is required to approve the Morningstar Proposal, an abstention, a "broker non-vote" or the failure to be present in person or by proxy at the Morningstar Special Meeting will have the same effect as a vote against the Morningstar Proposal.

    The Suiza Board and the Morningstar Board are not currently aware of any business to be acted upon at their respective Special Meeting other than as described herein. If, however, other matters are properly brought before either Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their judgment. Such adjournments may be for the purpose of soliciting additional proxies. Neither Suiza Foods nor Morningstar currently intends to seek an adjournment of its Special Meeting.

    Any proxy given pursuant to this solicitation may be revoked at any time before such proxy is voted. Attendance at the Suiza Special Meeting or the Morningstar Special Meeting will not in and of itself constitute a revocation of a proxy.

    The cost of soliciting proxies will be borne by Suiza Foods for Suiza Foods proxies and by Morningstar for Morningstar proxies. In addition to the use of the mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners and Suiza Foods or Morningstar, as the case may be, will, upon request, reimburse them for their reasonable expenses. Suiza Foods and Morningstar may retain a proxy solicitation firm to aid in the solicitation of proxies and to verify certain records related to the solicitation for an estimated fee of approximately $10,000 plus expenses. To the extent necessary in order to ensure sufficient representation at its Special Meeting, Suiza Foods or Morningstar may request by telephone, telegram or in person the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.

    MORNINGSTAR STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF CERTIFICATES FOR SHARES OF MORNINGSTAR COMMON STOCK WILL BE MAILED TO MORNINGSTAR STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME.

                                   THE MERGER

GENERAL

    At the Effective Time of the Merger, Sub will be merged with and into Morningstar, with Morningstar surviving the Merger as a wholly owned subsidiary of Suiza Foods. In the Merger, each share of Morningstar Common Stock issued and outstanding immediately before the Effective Time (excluding those held in the treasury of Morningstar and those owned by Suiza Foods, Sub or any other subsidiary of Suiza Foods), without any action on the part of the holder thereof, will be converted into the right to receive 0.85 shares of Suiza Common Stock. Cash will be paid in lieu of fractional shares of Suiza Common Stock. The Merger will become effective at the date and time the Certificate of Merger is filed with the Secretary of State of the State of Delaware, which will occur as soon as practicable after receipt of requisite regulatory and stockholder approvals and fulfillment of the other conditions set forth in the Merger Agreement.

    Based on the number of shares of Suiza Common Stock and Morningstar Common Stock outstanding on September 30, 1997, the shares of Suiza Common Stock issued to Morningstar Stockholders in the Merger will constitute approximately 44.2% of the Suiza Common Stock outstanding after the Merger and the current Suiza Stockholders will hold approximately 55.8% of the Suiza Common Stock outstanding after the Merger. On the same basis, but also assuming that 1,911,075 additional shares of Suiza Common Stock are issued in the Country Fresh Merger, Morningstar Stockholders will hold approximately 41.4% of the Suiza Common Stock outstanding after the Merger.

    Each outstanding and unexercised Morningstar Option will be assumed by Suiza Foods in the Merger and converted into a Substitute Option. Approximately 2,957,987 shares of Suiza Common Stock will be subject to Substitute Options, based on the number of shares of Morningstar Common Stock subject to the Morningstar Options as of September 30, 1997. The per share exercise price with respect to the Substitute Options will equal the exercise price with respect to the Morningstar Options divided by the Exchange Ratio.

    The Exchange Ratio is expressed in the Merger Agreement as a fixed ratio of
0.85 shares of Suiza Common Stock for each share of Morningstar Common Stock. Accordingly, the Exchange Ratio will not be adjusted in the event of any increase or decrease in the price of Suiza Common Stock or Morningstar Common Stock. The price of Suiza Common Stock at the Effective Time may vary from its price at the date of the Special Meetings. These variations may be the result of changes in the business, operations, or prospects of Suiza Foods or Morningstar, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors.

BACKGROUND OF THE MERGER

    In April 1994, Morningstar sold its Florida-based fluid milk operation, Velda Farms Inc., to a predecessor of Suiza Foods for approximately $48 million in cash (after working capital adjustments) and $3 million in preferred stock issued by such predecessor of Suiza Foods. This sale concluded the divestiture of Morningstar's regional dairies, which were considered a distinct segment of its business. In March 1995, Suiza Foods redeemed the preferred stock issued in this transaction for its stated value plus accrued dividends.

    During the spring of 1995, representatives of Morningstar and representatives of Hicks, Muse & Co. Incorporated, now known as Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), met with representatives of Suiza Foods and one other bidder to discuss a possible sale of Morningstar. At that time, Hicks Muse controlled a majority of the voting stock of Morningstar through an investment partnership. In May 1995, Suiza Foods and the other bidder submitted acquisition proposals to the Morningstar Board. The Morningstar Board rejected both of these proposals and determined not to pursue a sale of Morningstar. Following this determination in July 1995, Hicks Muse caused the investment partnership which held shares in Morningstar to distribute these shares to the individual partners of the partnership, thereby relinquishing voting control of Morningstar and terminating any further discussions or activities, with Suiza Foods or other bidders, related to a possible sale of Morningstar.

    In early August of 1997, representatives of the management of Suiza Foods met with representatives of the management of Morningstar. At that meeting, the possibility was raised of a business combination between Morningstar and Suiza Foods in which Morningstar Stockholders would receive Suiza Common Stock having a current market value representing a significant premium to the then current market price of the Morningstar Common Stock. On August 14, 1997, the Morningstar Board authorized Morningstar management to pursue a possible transaction with Suiza Foods.

    From August 15 through September 26, representatives of Morningstar and Suiza Foods, including their respective legal and financial advisors, conducted a mutual exchange of business and financial information pursuant to confidentiality agreements executed on August 18, 1997 and negotiated the terms and conditions of a possible transaction. The Suiza Board discussed the possible transaction at a meeting held on August 29, 1997, and the Morningstar Board again discussed the possible transaction at a meeting held on September 26, 1997. During this time, Suiza Foods was also negotiating a merger transaction with Country Fresh. Suiza Foods and Country Fresh signed a merger agreement with respect to the Country Fresh Merger on September 18, 1997.

    The discussions and negotiations between Morningstar and Suiza Foods representatives were centered around the appropriate exchange ratios and possible "collar" mechanisms for an exchange ratio, the synergies and other benefits that could arise from a combination of Suiza Foods and Morningstar, and the terms of the Merger Agreement. Final negotiations were conducted from September 24 through 26, with agreement being reach on the Exchange Ratio of
0.85 on September 26, 1997, subject to approval by the respective Boards of Directors of Suiza Foods and Morningstar. On September 27, 1997 the legal advisors to Suiza Foods and Morningstar met and resolved outstanding issues on the Merger Agreement.

    On September 28, 1997, the respective boards of Suiza Foods and Morningstar separately met to consider the Merger and the Merger Agreement, and after receiving fairness opinions from DLJ and Goldman Sachs, respectively, both the Suiza Board and the Morningstar Board approved the Merger and the Merger Agreement. Later that day, the parties executed the Merger Agreement, which was publicly announced on the morning of September 29, 1997 through a joint press release before the opening of trading of the NYSE and Nasdaq.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS

    SUIZA FOODS. The Suiza Board, based upon certain factors listed below, including the DLJ Opinion, concluded that the Merger is fair to and in the best interests of Suiza Foods and the Suiza Stockholders and unanimously approved the Merger and resolved to recommend that the Suiza Stockholders approve the Stock Issuance. It should be noted that one of the ten members of the Suiza Board was unable to attend the meeting at which the Suiza Board voted to recommend approval of the Stock Issuance. Accordingly, all references in this Joint Proxy Statement/Prospectus to the unanimous approval or recommendation of the Suiza Board shall mean that all members of the Suiza Board other than such one absent member concurred in such approval or recommendation.

    The Suiza Board believes that the merger will benefit Suiza Foods and the Suiza Stockholders in a number of respects, including the following: (i) the combined company will be the largest dairy company in the United States, and its size, geographic reach and breadth of product offerings will allow it to offer its customers more products, and to manufacture and deliver such products more efficiently, than Suiza Foods or Morningstar could independently; (ii) the branded character of Morningstar's product offerings will improve the gross margin of Suiza Foods' product offerings; (iii) growth in sales of Morningstar's branded and value-added product lines complement Suiza Foods' strategy of growing through acquisition; (iv) Morningstar's national infrastructure for manufacturing and distributing value-added dairy and non-dairy products should afford Suiza Foods greater synergies from rationalizing the manufacturing and distribution of value-added products of regional dairies acquired in the future;
(v) Morningstar's existing corporate
infrastructure should allow Suiza Foods to avoid creating a duplicative infrastructure of its own to manage its rapidly expanding business; (vi) the additional cash flow from Morningstar's operations should reduce Suiza Foods' leverage, expand its borrowing capacity and reduce its borrowing costs and (vii) the issuance of Suiza Common Stock in the Merger should materially increase the float and liquidity of the Suiza Common Stock.

    In reaching its determination to recommend the Stock Issuance to Suiza Stockholders, the Suiza Board considered, among other things, the following factors and information:

  1. the judgment, advice and analyses of its management with respect to the strategic rationale behind the Merger and the financial and operational benefits and challenges of the Merger, based in part on the business, financial, accounting and legal due diligence performed with respect to Morningstar;

  2. the financial condition, results of operations, business, operations and assets of each of Suiza Foods and Morningstar and other financial information;

  3. the operational opportunities and challenges of operating Morningstar as a subsidiary of Suiza Foods and the management challenges associated with successfully integrating the businesses of two public companies as well as the many companies that have been acquired by Suiza Foods and Morningstar over the last several years;

  4. the strategic and competitive benefits of combining the two companies in the respective markets that Suiza Foods and Morningstar serve;

  5. current industry, economic and market conditions;

  6. the terms and conditions of the Merger Agreement;

  7. the DLJ Opinion (see "The Merger--Opinion of Suiza Foods' Financial Advisor" and Appendix B);

  8. historical market prices and trading information with respect to Suiza Foods and Morningstar;

  9. the advice of Suiza Foods' independent accountants concerning the ability of Suiza Foods and Morningstar to account for the Merger as a pooling of interests for accounting purposes; and

 10. the advice of Suiza Foods' counsel that the Merger should be treated as a tax-free reorganization for federal income tax purposes.

    The foregoing discussion of the factors and information considered by the Suiza Board is not intended to be exhaustive. In view of the variety of factors and information considered by the Suiza Board in connection with its evaluation of the Merger, the Suiza Board did not find it practicable to assign, and did not assign, relative weights to the specific factors and information considered in reaching its conclusion that the Merger is in the best interests of Suiza Foods and the Suiza Stockholders or its recommendation that the Suiza Stockholders vote "FOR" the Stock Issuance. In addition, individual members of the Suiza Board may have given or assigned different weight to the factors and information listed above as well as any other factors and information considered in reaching their respective decisions. There can be no assurance that the expected benefits of the Merger will be achieved. See "Risk Factors--Risks Associated with Acquisition Strategy" and "--Expected Benefits of the Merger May Not Be Achieved."

    THE SUIZA BOARD UNANIMOUSLY RECOMMENDS THAT THE SUIZA STOCKHOLDERS VOTE "FOR" APPROVAL OF THE STOCK ISSUANCE.

    MORNINGSTAR. The Morningstar Board, based upon, among other things, the factors listed below concluded that the Merger is fair to, and in the best interests of, Morningstar and the Morningstar Stockholders, unanimously approved the Merger, the Merger Agreement and the transactions contemplated thereby, and resolved to recommend that the Morningstar Stockholders approve the Morningstar Proposal. It should be noted that two members of the Morningstar Board were unable to attend the meetings of the Morningstar Board at which the Merger Agreement was discussed. Accordingly, all references in this Joint Proxy Statement/Prospectus to the unanimous approval or recommendation of the Morningstar Board with respect to the Merger, the Merger Agreement and the transactions contemplated thereby shall mean that all members of the Morningstar Board other than the two absent members concurred in such approval or recommendation.

    In determining to approve the Merger Agreement and to recommend that the Morningstar Stockholders approve the Morningstar Proposal, the Morningstar Board based its opinion as to the transactions contemplated in the Merger Agreement upon many different factors, including the following:

 (i) the judgment, advice and analyses of its management with respect to the strategic rationale behind the Merger and the financial and operational benefits and challenges of the Merger, based in part on the business, financial, accounting and legal due diligence performed with respect to Suiza Foods;

 (ii) current industry, economic, and market conditions;

 (iii) the financial condition, results of operations and cash flows of Morningstar and Suiza Foods on a historical basis and other financial information;

 (iv) the Goldman Sachs Opinion, to the effect that, as of the date of such opinion the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of Morningstar Common Stock. See "Opinion of Morningstar's Financial Advisor" and Appendix C;

 (v) the historical market prices and trading information in respect of Morningstar Common Stock and Suiza Common Stock;

 (vi) the terms and conditions of the Merger Agreement, including, without limitation, the requirement of Morningstar Stockholder approval and the fees that would be payable upon termination under certain circumstances; and

 (vii) the ability to consummate the Merger as a pooling-of-interests under generally accepted accounting principles and as a tax-free reorganization under Section 368(a) of the Code.

    The Morningstar Board believes the Merger offers Morningstar Stockholders an opportunity to participate in an entity that, following the Merger, will have a greater financial flexibility, better opportunities for growth and better financial outlook than Morningstar would have if it were to continue on a stand-alone basis. There can be no assurances, however, that the expected benefits of the Merger will be realized. See "Risk Factors--Risks Associated with Acquisition Strategy" and "--Expected Benefits of the Merger May Not Be Achieved."

    The foregoing discussion of the factors and information considered by the Morningstar Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Morningstar Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination, and individual directors may have given differing weights to different factors.

    THE MORNINGSTAR BOARD UNANIMOUSLY RECOMMENDS THAT THE MORNINGSTAR STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF SUIZA FOODS' FINANCIAL ADVISOR

    Suiza retained DLJ in connection with the Merger based upon DLJ's qualifications, expertise and reputation, including the fact that DLJ, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    THE FULL TEXT OF THE DLJ OPINION IS SET FORTH AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SUIZA STOCKHOLDERS SHOULD READ THE DLJ OPINION CAREFULLY IN ITS ENTIRETY FOR INFORMATION CONCERNING THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

    The DLJ Opinion was prepared for the Suiza Board and addresses only the fairness of the Exchange Ratio to the Suiza Stockholders from a financial point of view and does not constitute a recommendation to any Suiza Stockholder as to how such stockholder should vote at the Suiza Special Meeting. The DLJ Opinion does not constitute an opinion as to the price at which Suiza Common Stock will actually trade at any time. The type and amount of consideration was determined in arm's length negotiations between Suiza Foods and Morningstar. No restrictions or limitations were imposed upon DLJ with respect to the investigations made or procedures followed by DLJ in rendering its opinion.

    In arriving at the DLJ Opinion, DLJ reviewed a draft of the Merger Agreement, as well as financial and other information that was publicly available or furnished to it by Suiza Foods and Morningstar, including information provided during discussions with their respective managements. Included in the information provided to DLJ were various financial projections for Suiza Foods and Morningstar for various time periods. In addition, DLJ compared certain financial and securities data of Suiza Foods and Morningstar with that of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Morningstar Common Stock and Suiza Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinions.

    In rendering its opinion, DLJ relied upon, without independent investigation and assumed the accuracy and completeness of, all of the financial and other information that was available to it from public sources or that was provided to it by Suiza Foods and Morningstar or their respective representatives. In particular, DLJ relied upon the estimates of the management of Suiza Foods of the operating synergies (the "Synergies") achievable as a result of the Merger and upon its discussions of the Synergies with the managements of Suiza Foods and Morningstar. DLJ also assumed that the financial projections regarding Suiza Foods and Morningstar supplied to DLJ were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Suiza Foods and Morningstar as to the future operating and financial performance of Suiza Foods and Morningstar, respectively. DLJ did not assume any responsibility for making any independent evaluation of any assets or liabilities, or for making any independent verification of any of the information that it reviewed.

    The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on information made available to DLJ as of, the date of the DLJ Opinion. DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

    The following is a summary of the material analyses presented by DLJ to the Suiza Board at its September 28, 1997 meeting. All analyses discussed below, unless otherwise indicated, (i) exclude the Synergies estimated by Suiza Foods management and (ii) assume the Exchange Ratio is calculated using a Suiza Common Stock price of $53.94, based on the closing price on September 26, 1997.

    COMMON STOCK PERFORMANCE ANALYSES. DLJ's analysis of the performance of Suiza Common Stock consisted of an historical analysis of closing prices and trading volumes for the period from September 26, 1996 through September 26, 1997. During this time period, Suiza Common Stock outperformed the S&P 500 and a comparable company index comprised of Dean Foods Co., Michael Foods, Inc., Dreyer's Grand Ice Cream, Inc., Flowers Industries, Inc., Hormel Foods Corporation, International Multifoods Corporation, Lance, Inc., Riviana Foods, Inc. and J.M. Smucker Company (the "Comparable Companies"). During the above period, Suiza Common Stock reached a high of $56.00 per share and a low of $16.75 per share. On September 26, 1997, the closing price of Suiza Common Stock was $53.94 per share.

    DLJ's analysis of the performance of Morningstar Common Stock consisted of an historical analysis of closing prices and trading volumes for the period from September 26, 1996 through September 26, 1997. During this time period, Morningstar Common Stock outperformed the S&P 500 and a comparable company index comprised of the Comparable Companies. During the above period, Morningstar Common Stock reached a high of $41.50 per share and a low of $11.25 per share. On September 26, 1997, the closing price of Morningstar Common Stock was $40.00 per share.

    COMPARABLE COMPANY ANALYSIS. To provide contextual data and comparative market information, DLJ analyzed the operating performance of Morningstar relative to the Comparable Companies. Historical financial information used in connection with the ratios provided below with respect to the Comparable Companies is as of the most recent financial statements publicly available for each company as of September 26, 1997. DLJ also analyzed pro forma financial information for Morningstar giving effect to the acquisition of Presto which was completed on December 3, 1996.

    DLJ performed a valuation analysis of Morningstar by applying certain market trading statistics for the Comparable Companies to Morningstar's historical and estimated financial results. DLJ examined certain publicly available financial data of the Comparable Companies, including enterprise value (defined as market value of common equity plus book value of total debt and preferred stock less cash) as a multiple of: (a) latest 12 months ("LTM") revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") and (b) price to earnings ratios based on: (x) LTM earnings per share ("EPS"); and (y) estimated calendar year 1997 EPS and estimated calendar year 1998 EPS. Based on these valuation multiples for the Comparable Companies, DLJ derived a summary valuation range for Morningstar Common Stock of $31.18 to $46.05 per share. Calendar year 1997 and 1998 EPS estimates for the Comparable Companies were based on estimates provided by First Call Research Direct. EPS calendar year 1997 and 1998 estimates for Morningstar were based on estimates developed by Morningstar.

    No company utilized in the comparable company analysis is identical to Morningstar. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and Morningstar and other factors that could affect the public trading value of the Comparable Companies. Mathematical analysis such as determining the median is not in itself a meaningful method of using comparable company data.

    COMPARABLE TRANSACTION ANALYSIS. DLJ also performed an analysis of the implied purchase price and adjusted transaction value multiples of selected merger and acquisition transactions (the "Comparable Transactions") in the dairy and broader food industry. Multiples reviewed in the Comparable Transactions consisted of (i) enterprise value to (where available) LTM revenues, LTM EBITDA, LTM EBIT, and (ii) equity value of the offer to (where available) LTM net income. The Comparable Transactions were comprised of eight transactions announced during the period 1991 to 1997. DLJ noted that the implied multiples of enterprise value and equity value, as the case may be, for these transactions were in (i) a range of 0.3x to 1.0x (with a median of 0.4x) LTM revenues; (ii) a range of 6.6x to 10.5x (with a median of 8.8x) LTM EBITDA; (iii) a range of 8.3x to 30.9x (with a median of 15.0x) LTM EBIT; and (iv) a range of 14.0x to 27.8x (with a median of 19.5x) LTM net income. Based on the multiples paid in the Comparable

Transactions discussed above, DLJ derived a summary valuation range for Morningstar Common Stock of $29.16 to $42.86 per share. LTM pro forma revenue, EBITDA, EBIT and net income for Morningstar were based on information provided by Morningstar.

    No transaction utilized in the comparable transaction analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Morningstar and other factors that could affect the acquisition value of the companies to which it is being compared. Mathematical analysis such as determining the average is not itself a meaningful method of using comparable transaction data.

    PREMIUM ANALYSIS. DLJ derived an acquisition valuation for Morningstar based on premiums offered in stock for stock merger and acquisition transactions ranging from $700 million to $1.0 billion in size and announced between January 1994 and September 1997. DLJ's analysis indicated that, for the transactions reviewed, the median premiums offered to the market price of the acquired company one day, one week and one month prior to announcement were 20.6%, 23.3% and 34.4%, respectively, and the mean premiums were 25.7%, 30.9% and 40.9%, respectively. Applying the above premiums to Morningstar's closing stock price one day, one week and one month prior to September 25, 1997 implies an acquisition valuation range of approximately $42.10 to $53.84 per share of Morningstar Common Stock. This analysis did not take into account differing market and other conditions occurring during the January 1994 to September 1997 period during which these transactions occurred, and no further material assessments were made by DLJ in respect of such analysis.

    DISCOUNTED CASH FLOW ANALYSIS. In addition, DLJ performed a discounted cash flow ("DCF") analysis for the five-year period commencing January 1, 1998 and ending December 31, 2002 based on the stand-alone unlevered free cash flows of Morningstar, without giving effect to the Synergies. Unlevered free cash flows were calculated as the after-tax operating earnings of Morningstar, plus depreciation and amortization, plus (or minus) net changes in working capital, minus projected capital expenditures. DLJ calculated terminal values by applying a range of estimated EBITDA multiples of 8.0x to 10.0x to the projected EBITDA of Morningstar in 2002. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 9.0% to 11.0% representing an estimated range of the weighted average cost of capital of Morningstar. Based on this analysis, DLJ calculated per share equity values of Morningstar ranging from $40.74 to $55.82.

    EPS IMPACT ANALYSIS. DLJ also analyzed the pro forma effects on the projected EPS of Suiza Foods resulting from the Merger, including, without independent verification, the Synergies projected by the management of Suiza Foods, for each of the years ending December 31, 1998, 1999, 2000 and 2001 and assuming an exchange ratio of 0.85. This analysis was based on a number of assumptions, including, among other things, estimated amounts and timing of the Synergies and the projected financial performance of Suiza Foods and Morningstar. The analysis indicated that the Merger, accounted for as a pooling-of-interests transaction, with the benefit of the Synergies, would be accretive to Suiza Foods' stand-alone EPS estimates in 1998, 1999, 2000 and 2001.

    RELATIVE CONTRIBUTION ANALYSIS. DLJ analyzed the relative contributions of Suiza Foods and Morningstar to the revenues, EBITDA, EBIT, pre-tax income and net income of the pro forma combined entity for the projected calendar years 1997 and 1998, excluding Synergies and transaction adjustments. Based on the projected financial information for the calendar year 1997, Morningstar's revenues, EBITDA, EBIT, pre-tax income and net income would represent 31.9%, 40.7%, 42.8%, 46.3% and 42.6%, respectively, of the pro forma combined entity, assuming the transaction occurred at January 1, 1997. Based on the projected financial information for the calendar year 1998, Morningstar's net sales, EBITDA, EBIT, pre-tax income and net income would represent 29.0%, 36.5%, 38.9%, 45.8% and 42.6%, respectively, of the pro forma combined entity. The shares of Suiza Common Stock to be issued to the holders of Morningstar Common Stock on a fully diluted basis would represent approximately 42.4% of the outstanding shares of Suiza Common Stock after giving effect to the Merger at an exchange ratio of 0.85.

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
    The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the analyses contained in the materials presented by DLJ to the Suiza Board in connection with DLJ rendering its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of each analysis in light of each other and ultimately reached its opinion based on the results of the analyses taken as a whole. DLJ did not place particular reliance or weight on any individual factor, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    Pursuant to a letter agreement between Suiza Foods and DLJ dated September 10, 1997 (the "DLJ Engagement Letter"), DLJ is entitled to a fee of $500,000 in connection with the delivery of the DLJ Opinion, irrespective of the conclusion reached therein, and is entitled to an additional fee of $2,250,000 upon consummation of the Merger. In addition, Suiza Foods has agreed to reimburse DLJ for all out-of-pocket expenses (including the reasonable fees and expenses of its counsel) incurred by DLJ in connection with its engagement thereunder, whether or not the Merger is consummated, and to indemnify DLJ for certain liabilities and expenses arising out of the Merger or the transactions in connection therewith, including liabilities under federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Suiza Foods believe are customary in transactions of this nature, were negotiated at arm's length between Suiza Foods and DLJ and the Suiza Board was aware of such arrangement.

    DLJ provides a full range of financial, advisory and brokerage services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in the securities or options on the securities of Morningstar and/or Suiza Foods for its own account and for the account of customers. In addition, DLJ has performed investment banking services for Morningstar and its affiliates, including Hicks Muse, in the past and has received usual and customary compensation for such services.

OPINION OF MORNINGSTAR'S FINANCIAL ADVISOR

    On September 28, 1997, Goldman Sachs delivered its oral opinion, which was subsequently confirmed in writing, to the Board of Directors of Morningstar to the effect that, as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Morningstar Common Stock.

    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED AS OF SEPTEMBER 28, 1997, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF MORNINGSTAR ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

    In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) Annual Reports to Stockholders and Annual Reports on Form 10-K for the five years ended December 31, 1996 of Morningstar and for the year ended December 31, 1996 of Suiza Foods; (iii) the initial public offering Prospectus of Suiza Foods, dated April 17, 1996; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Morningstar and Suiza Foods; (v) certain other communications from Morningstar and Suiza Foods to their respective stockholders; (vi) certain internal financial analyses and forecasts for Morningstar and Suiza Foods that were prepared by their respective managements. Goldman Sachs held discussions with members of the senior managements of Morningstar and Suiza Foods regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Merger Agreement and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Morningstar Common Stock and Suiza Common Stock, compared certain financial and stock market information for Morningstar and Suiza Foods with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the dairy and branded foods industries specifically and in other industries generally and performed such other studies and analyses as it considered appropriate. Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and Goldman Sachs assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make any independent evaluation or appraisal of the assets and liabilities of Morningstar or Suiza Foods or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed, with Morningstar's consent, that the transaction contemplated by the Merger Agreement will be accounted for as a pooling of interests under GAAP. Goldman Sachs' opinion was provided for the information and assistance of the Board of Directors of Morningstar in connection with its consideration of the transaction contemplated by the Merger Agreement, and such opinion does not constitute a recommendation as to how any holder of shares of Morningstar Common Stock should vote with respect to such transaction.

    The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its opinion to the Morningstar Board of Directors on September 28, 1997.

    (i)  HISTORICAL STOCK TRADING ANALYSIS.

        (A) MORNINGSTAR. Goldman Sachs reviewed the daily and monthly historical price and trading volume history for Morningstar Common Stock for the periods from September 26, 1996 to September 26, 1997 and from September 30, 1992 to September 26, 1997, respectively. Goldman Sachs also reviewed the volume of shares of Morningstar Common Stock traded at a range of prices for the three month, six month, one year and two year periods ended September 26, 1997. Such review indicated weighted average trading prices of shares of Morningstar Common Stock of $33.45, $29.90, $24.05 and $19.74, respectively, for the periods reviewed.

        (B) SUIZA FOODS. Goldman Sachs reviewed the daily historical stock price and trading volume history for Suiza Common Stock for the period from April 17, 1996 (the date of Suiza Foods' initial public offering) to September 26, 1997. Goldman Sachs also reviewed the volume of shares of Suiza Common Stock traded at a range of prices for the three month, six month and one year periods ended September 26, 1997, and for the period from April 17, 1996 to September 26, 1997. Such review indicated weighted average trading prices of shares of Suiza Common Stock of $42.46, $36.81, $31.19 and $28.15, respectively, for the periods reviewed.

    (ii) INDEXED STOCK PRICE HISTORIES. Goldman Sachs reviewed the daily indexed historical prices for shares of Morningstar Common Stock during the period from April 17, 1996 to September 26, 1997, as compared to Suiza Common Stock, the S&P 500 and the S&P Foods index (the "S&P Foods"). The S&P Foods is comprised of the following companies: Archer Daniels Midland, Campbell, Conagra, CPC International, General Mills, H.J. Heinz, Hershey, Kellogg, Quaker Oats, Ralston Purina, Sara Lee, Unilever and Wrigley.

    (iii) SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples relating to Morningstar and Suiza Foods to corresponding financial information, ratios and public market multiples for (a) Dean Foods, (b) certain small- and mid-capitalization food companies comprised of Flowers Industries, Hormel, International Multifoods, Lance, Riviana Foods and J.M. Smucker (the "Small/Mid Cap Food Companies"), (c) certain large-capitalization food companies comprised of Campbell, CPC, General Mills, H.J. Heinz, Hershey, Kellogg and Nabisco (the "Large Cap Food Companies" and, together with the Small/Mid Cap Food Companies and Dean Foods, the "Selected Companies"), and (d) in certain circumstances, the S&P 500 and the S&P Foods. The multiples for Morningstar and Suiza Foods were calculated using a price of $40.00 per share of Morningstar Common Stock and a price of $53.94 per share of Suiza Common Stock, the closing prices of such shares on Nasdaq and the NYSE, respectively, on September 26, 1997. Goldman Sachs reviewed the following: (i) enterprise value as a multiple of last 12 month ("LTM") (x) sales, (y) earnings before interest, taxes, depreciation and amortization ("EBITDA") and (z) earnings before interest and taxes ("EBIT");
(ii) price-to-earnings ("P/E") multiples based on 1997 and 1998 Institutional Brokers Estimate System ("IBES") earnings estimates as of September 26, 1997;
(iii) IBES estimated five year earnings growth rates; and (iv) the P/E multiple based on 1998 IBES earnings estimates, as a multiple of the IBES estimated five year earnings growth rate (the "1998 P/E to Five Year Earnings Growth Multiple").

    Goldman Sachs' analyses indicated that (a) enterprise value as a multiple of LTM sales was .70x for Dean Foods, and a median of 1.01x for the Small/Mid Cap Food Companies, 2.32x for the Large Cap Food Companies and 1.55x for the Selected Companies, as compared with 1.71x for Morningstar and 2.62x for Suiza Foods, (b) enterprise value as a multiple of LTM EBITDA was 8.5x for Dean Foods, and a median of 10.5x for the Small/Mid Cap Food Companies, 13.0x for the Large Cap Food Companies and 10.9x for the Selected Companies, as compared with 16.3x for Morningstar and 26.8x for Suiza Foods, (c) enterprise value as a multiple of LTM EBIT was 12.4x for Dean Foods, and a median of 16.8x for the Small/Mid Cap Food Companies, 16.5x for the Large Cap Food Companies and 16.4x for the Selected Companies, as compared with 22.0x for Morningstar and 38.3x for Suiza Foods, (d) the P/E multiple based on 1997 IBES earnings estimates was 19.7x for Dean Foods, a median of 22.5x for the Small/Mid Cap Food Companies, 25.1x for the Large Cap Food Companies, 22.7x for the Selected Companies, and 22.2x for the S&P 500 and 23.5x for the S&P Foods, as compared with 27.8x for Morningstar and 27.2x for Suiza Foods, (e) the
P/E multiple based on 1998 IBES earnings estimates was 17.4x for Dean Foods, a median of 19.7x for the Small/Mid Cap Companies, 22.1x for the Large Cap Food Companies, 19.7x for the Selected Companies, and 20.8x for the S&P 500 and 20.7x for the S&P Foods, as compared with 22.6x for Morningstar and 21.0x for Suiza Foods, (f) the IBES estimated five year earnings growth rate was 12.0% for Dean Foods, and a median of 10.5% for the Small/Mid Cap Food Companies, 11.0% for the Large Cap Food Companies and 11.0% for the Selected Companies, as compared with 17.5% for Morningstar and 23.0% for Suiza Foods, and (g) the 1998 P/E to Five Year Earnings Growth Multiple was 1.4x for Dean Foods, and a median of 1.7x for the Small Cap Food Companies, 1.9x for the Large Cap Food Companies and 1.8x for the Selected Companies, as compared with 1.3x for Morningstar and .9x for Suiza Foods.

    (iv) DISCOUNTED CASH FLOW ANALYSIS--MORNINGSTAR. Goldman Sachs performed discounted cash flow analyses based on projected unlevered free cash flows from 1998-2002. Goldman Sachs assumed that EBITDA terminal multiples were applied to trailing 2002 EBITDA and that cash flows were discounted to December 31, 1997 to arrive at a net present value per share of Morningstar Common Stock.

        (A) OPERATING SENSITIVITIES. Goldman Sachs calculated net present values per share of Morningstar Common Stock based on a range of assumed average operating margins and average sales growth rates, in each case for the years 1998-2002 (based on discussions with the management of Morningstar), assuming a 12.0% discount rate and 9.0x EBITDA terminal multiple. Goldman Sachs applied such operating margin and sales growth rate assumptions to a 1997 base case provided by Morningstar management. Such analysis indicated a range of net present values per share of Morningstar Common Stock of $24.73 to $58.61.

        (B) DISCOUNT RATE AND TERMINAL MULTIPLE SENSITIVITIES. Goldman Sachs calculated net present values per share of Morningstar Common Stock based on discount rates of 10% to 15% and EBITDA terminal multiples of 7.0x to 11.0x, assuming a 1997 base case provided by Morningstar management and, for the years 1998-2002, an assumed average sales growth rate and average operating margin (based on discussions with the management of Morningstar). Such analysis indicated a range of net present values per share of Morningstar Common Stock of $28.34 to $54.06.

    (v) DISCOUNTED CASH FLOW ANALYSIS--SUIZA FOODS. Goldman Sachs performed a discounted cash flow analysis based on projected unlevered free cash flows from 1998-2006, excluding the impact of any potential acquisitions during such period. Goldman Sachs assumed that EBITDA terminal multiples were applied to trailing 2006 EBITDA and that cash flows were discounted to December 31, 1997 to arrive at a net present value per share of Suiza Common Stock. Goldman Sachs' analysis was based on various projections prepared by Suiza Foods' management, which included acquisitions announced through September 26, 1997. Goldman Sachs calculated net present values per share of Suiza Common Stock based on discount rates of 10% to 14% and EBITDA terminal multiples of 7.0x to 11.0x. Such analysis indicated a range of net present values per share of Suiza Common Stock of $31.22 to $74.40.

    (vi) SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs analyzed certain information relating to 16 selected transactions in the dairy (the "Selected Dairy Transactions") and 120 selected transactions in the branded foods (the "Selected Branded Foods Transactions" and, together with the Selected Dairy Transactions, the "Selected Transactions") industries consummated or announced since 1990, in the case of the Selected Dairy Transactions, and since 1988, in the case of the Selected Branded Foods Transactions. Such analyses indicated that for the Selected Transactions, with certain data points not being publicly available, levered consideration as a multiple of LTM (a) sales was a median of
 .46x for the Dairy Transactions with a mean of .52x, and a median of 1.10x for the Branded Foods Transactions with a mean of 1.22x, (b) EBITDA was a median of 7.5x for the Dairy Transactions with a mean of 7.8x, and a median of 8.9x for the Branded Foods Transactions with a mean of 10.1x, and (c) EBIT was a median of 12.5x for the Dairy Transactions with a mean of 11.6x, and a median of 12.1x for the Branded Foods Transactions with a mean of 15.8x.

    (vii) REVIEW OF IMPLIED TRANSACTION PREMIUMS AND MULTIPLES. Goldman Sachs reviewed certain implied transaction premiums and multiples, based on the Exchange Ratio, at a range of prices per share of Suiza Common Stock of $45.00 to $62.50. Goldman Sachs noted that based on a price per share of Suiza Common Stock of $53.94 (the closing price on September 26, 1997), and a corresponding implied value of $45.85 per share of Morningstar Common Stock (applying the Exchange Ratio), the implied premiums per share of Morningstar Common Stock resulting from the Merger were 14.6%, 55.4%, 37.1% and 57.0%, as compared with the closing prices of Morningstar Common Stock on September 26, 1997 and August 26, 1997, and the weighted average prices for the three-month and six-months periods ended September 26, 1997, respectively. Goldman Sachs also noted that, based on a price per share of Suiza Common Stock of $53.94, and a corresponding implied value of $45.85 per share of Morningstar Common Stock (applying the Exchange Ratio), the Merger implies multiples of LTM sales, EBITDA and EBIT of 1.92x, 18.3x and 24.7x, respectively.

    (viii) CONTRIBUTION ANALYSIS. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, sales, EBITDA, EBIT, net income, assets, shareholders' equity, levered market capitalization and equity market capitalization) for Morningstar, Suiza Foods and the pro forma combined entity resulting from the Merger, based on publicly available information and various estimates provided to Goldman Sachs by management of each of Morningstar and Suiza Foods. Goldman Sachs also analyzed the relative income statement and balance sheet contribution of Morningstar and Suiza Foods to the combined entity on a pro forma basis. Such analysis indicated the following contribution by Morningstar to the combined entity for the following figures and periods: (a) sales (management estimates):
31.7% and 29.0% in 1997 and 1998, respectively; (b) EBITDA (management estimates): 39.8% and 36.5% in 1997 and 1998, respectively; (c) EBIT (management estimates): 41.5% and 38.9% in 1997 and 1998, respectively; (d) net income (management estimates): 42.1% and 42.6% in 1997 and 1998, respectively; (e) net income (IBES estimates): 39.3% and 37.3% in 1997 and 1998, respectively; (f) total assets based on balance sheets as of June 30, 1997: 26.4%;

(g) shareholders' equity based on balance sheets of of June 30, 1997: 29.9%; (h) levered market capitalization as of September 26, 1997: 33.9%; and (i) equity market capitalization as of September 26, 1997: 38.9%. Goldman Sachs also calculated that based on the Exchange Ratio Morningstar stockholders would own 42.4% of the fully diluted outstanding shares of the combined entity after the Merger.

    (ix) HISTORICAL EXCHANGE RATIO ANALYSIS. Goldman Sachs analyzed the implied historical exchange ratios of Morningstar Common Stock and Suiza Common Stock (calculated by dividing the price, or weighted average price, of Morningstar Common Stock by the price, or weighted average price, of Suiza Common Stock) for the following periods: closing stock prices on September 26, 1997, and weighted average prices for the one week, two weeks, one month, two months, three months, six months and one year prior to September 26, 1997. Such analysis indicated implied exchange ratios of .74x, .76x, .78x, .79x, .79x,
 .79x, .79x, and .77x, respectively, for the periods reviewed.

    (x) PRO FORMA MERGER ANALYSIS. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger on an earnings-per-share ("EPS") basis to holders of Suiza Common Stock, based on a price per share of Suiza Common Stock of $53.94 and the Exchange Ratio, and assuming a range of pre-tax synergies resulting from the Merger of $0.0 to $16.0 million. Goldman Sachs noted that based on 1998 (a) earnings estimates provided to Goldman Sachs by the managements of Suiza Foods and Morningstar, the EPS impact per share of Suiza Common Stock ranged from 0.1% dilution to 9.6% accretion, and (b) IBES median EPS estimates the EPS impact per share of Suiza Common Stock ranged from 8.5% dilution to 2.5% accretion.

    (xi) IMPLIED MARKET TRADING PRICES AND IMPLIED PRICES TO HOLDERS OF MORNINGSTAR COMMON STOCK. Goldman Sachs analyzed implied per share market trading prices for the common stock of the combined company and implied prices to holders of Morningstar Common Stock. Goldman Sachs multiplied a range of potential 1998 P/E multiples for the common stock of the combined company by estimated pro forma 1998 EPS for the combined company (a) with and without an assumption of $14.1 million of net synergies and (b) based on 1998 EPS estimates provided to Goldman Sachs by the managements of Suiza Foods and Morningstar and based on 1998 IBES median EPS estimates. Based on such assumptions, Goldman Sachs noted that implied prices ranged from $39.97 to $76.01. Such range of implied prices indicated a range of values per share of Morningstar Common Stock (applying the Exchange Ratio) of $33.97 to $64.61.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Morningstar or Suiza Foods or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the Morningstar Board of Directors as to the fairness of the Exchange Ratio pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Morningstar, Suiza Foods, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

    As described above, Goldman Sachs' opinion to the Board of Directors of Morningstar was one of many factors taken into consideration by the Morningstar Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix C hereto.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Morningstar, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Morningstar selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Morningstar and/or Suiza Foods for its own account and for the accounts of customers.

    Pursuant to a letter agreement dated May 22, 1997 (the "Engagement Letter"), Morningstar engaged Goldman Sachs to act as its financial advisor in connection with the Merger. Pursuant to the terms of the Engagement Letter, Morningstar has agreed to pay Goldman Sachs, upon consummation of the Merger, a transaction fee of .51% of the levered consideration paid in the Merger. Morningstar has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger is expected to be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. Under this accounting method, the historical financial information of Suiza Foods and Morningstar will be restated to reflect the combined financial position and operations of both companies. The combined financial position and operations may be adjusted to conform the accounting practices of the companies. Pursuant to the Merger Agreement, each of Suiza Foods and Morningstar has agreed to use its commercially reasonable efforts to cause the Merger to qualify for "pooling of interests" accounting treatment. Suiza Foods has agreed to use commercially reasonable efforts to obtain a letter from Deloitte & Touche LLP and Morningstar has agreed to use commercially reasonable efforts to obtain a letter from Arthur Andersen LLP, in each case, stating that the Merger will qualify for "pooling of interests" accounting treatment if consummated in accordance with the Merger Agreement. Receipt of such written opinions is a condition to the consummation of the Merger. However, such opinions will not be binding on the Commission.

RESTRICTIONS ON RESALE BY AFFILIATES

    The shares of Suiza Common Stock to be received by Morningstar Stockholders in connection with the Merger will be registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of Suiza Common Stock to be issued in connection with the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 145 under the Securities Act) of Morningstar prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become affiliates of Suiza Foods, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. Under guidelines published by the Commission, the sale or other disposition of Suiza Common Stock or Morningstar Common Stock by an affiliate of either Suiza Foods or Morningstar, as the case may be, during the period commencing 30 days prior to the Effective Time and ending upon the publication of financial results that include at least 30 days of post-Merger combined operations of Suiza Foods and Morningstar (the "Pooling Period") could preclude pooling of interests accounting treatment of the Merger. Suiza Foods agreed in the Merger Agreement to use its best efforts to publish, by public filing or announcement, the results of at least 30 days of post-merger combined operations of Suiza Foods and Morningstar as soon after the Effective Time as is commercially practicable and thereby minimize the duration of the Pooling Period. Each of Morningstar and Suiza Foods agreed in the Merger Agreement to use its reasonable efforts to deliver or cause to be delivered written agreements of each such "affiliate" to the effect that such person will not sell, transfer or otherwise dispose of any shares of Morningstar Common Stock or Suiza Common Stock, as the case may be, during the Pooling Period and that such person will not sell, transfer or otherwise dispose of Suiza Common Stock at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145.

NEW MORNINGSTAR BOARD AND MANAGEMENT FOLLOWING THE MERGER

    If the proposed Merger is approved and consummated, Morningstar Stockholders will become stockholders of Suiza Foods, which will be under the direction of the Board of Directors and management of Suiza Foods. The directors of Sub immediately prior to the Effective Time will be the directors of New Morningstar, and the officers of Sub immediately prior to the Effective Time will be the officers of New Morningstar.

BOARD OF DIRECTORS OF SUIZA FOODS FOLLOWING THE MERGER

    Following the Merger, the New Suiza Board will consist of 12 members. Two members of the New Suiza Board will be present members of the Morningstar Board, and the remainder of the New Suiza Board will be Suiza Foods' current directors. Suiza Foods has also agreed to add a thirteenth member to its Board of Directors upon completion of the Country Fresh Merger.

GOVERNMENTAL APPROVALS

    Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger may not be consummated until the following steps have been taken: (1) Premerger Notification and Report Forms have been submitted and certain information has been furnished to the FTC and the DOJ; and (2) applicable waiting periods have expired or been terminated.

    Suiza Foods and Morningstar agreed, pursuant to the Merger Agreement, to use their respective best efforts to file or cause to be filed with the FTC and the DOJ such notifications as are required to be filed under the HSR Act and the rules and regulations promulgated thereunder, and to respond as promptly as practicable to any requests for additional information made by either the FTC or the DOJ. Pursuant to such agreement, Suiza Foods and Morningstar will each file Premerger Notification and Report Forms with the FTC and the Antitrust Division. The statutory waiting period under the HSR Act will expire 30 days after the later of the two filings.

    At any time before or after the consummation of the Merger and notwithstanding the expiration or termination of the applicable HSR Act waiting period, any federal or state antitrust authorities could take action under the antitrust laws as they deem necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of all or part of the assets of Suiza Foods or Morningstar. Private parties may also seek to take legal action under the antitrust laws, if circumstances permit.

    If the FTC, the DOJ, or any other federal or state antitrust authority, were to challenge the Merger, the consummation of the Merger could be postponed beyond February 28, 1998, in which event either Suiza Foods or Morningstar would be entitled to terminate the Merger Agreement. See "The Merger
Agreement--Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Morningstar Board with respect to the Merger, Morningstar Stockholders should be aware that certain officers and directors of Morningstar have the following interests in the Merger separate from and in addition to their interests as Morningstar Stockholders generally. The Morningstar Board was aware of these interests and took them into account in approving the Merger, the Merger Agreement and the transactions contemplated thereby.

    COMPOSITION OF NEW SUIZA BOARD. Immediately after the Effective Time, Suiza Foods will take action necessary to create two additional seats on the Suiza Board and to cause two of the current directors of Morningstar to be elected to the Suiza Board. See "The Merger--Board of Directors of Suiza Foods Following the Merger."

    STOCK OPTIONS. The Merger Agreement provides that, at the Effective Time, each outstanding and unexercised Morningstar Option, including those held by directors and executive officers, will be converted into and become a Substitute Option to acquire shares of Suiza Common Stock as described under "The Merger Agreement--Consideration to be Received in the Merger." Pursuant to the terms of the applicable Morningstar option plans, each of the outstanding and unexercised Morningstar Options will become fully vested upon the consummation of the Merger.

    The following table sets forth, in respect of the directors and executive officers of Morningstar, (i) the number of shares of Morningstar Common Stock subject to the Morningstar Options held by such persons as of September 30, 1997, (ii) the weighted average per share exercise price of the Morningstar Options held by such persons and (iii) the aggregate value of the Morningstar Options (i.e., the aggregate market value of the shares of Morningstar Common Stock underlying the Morningstar Options less the aggregate exercise price with respect thereto) held by such persons based upon the $
closing price of Morningstar Common Stock on            , 1997.

                                                              NUMBER OF OPTION  WEIGHTED AVERAGE   AGGREGATE VALUE OF
                       OPTION HOLDER                             SHARES(1)       EXERCISE PRICE       OPTION SHARES
------------------------------------------------------------  ----------------  -----------------  -------------------
C. Dean Metropolous.........................................       1,750,000        $   14.94
John R. Muse................................................          25,000            17.90
Charles W. Tate.............................................          25,000            17.90
Jim L. Turner...............................................          44,531            11.17
Ray Caldiero................................................          16,000            23.00
L. Hollis Jones.............................................         360,000            15.47
Darron K. Ash...............................................         116,000            15.69
Joseph B. Armes.............................................          65,000            20.06
Michael J. Cramer...........................................          79,000            19.45
All directors and executive officers as a group.............       2,480,531            15.37
                                                              ----------------         ------

------------------------

 (1) The option shares included in the table underlie Morningstar Options that are presently exercisable or will become immediately exercisable upon consummation of the Merger.

    RETENTION AND EMPLOYMENT AGREEMENTS. Morningstar is party to executive retention agreements with each of Messrs. Armes, Ash and Jones that require Morningstar to provide certain severance benefits in the event any of these executives is terminated by Morningstar without "cause" (as defined in the applicable executive retention agreement) or voluntarily terminates his employment with Morningstar for "good reason" (as defined in the applicable executive retention agreement) in contemplation of or within 180 days preceding a "change of control" (as defined in the applicable executive retention agreement) or within three years after a change of control. The Merger will constitute a change in control for purposes of each of the executive retention agreements.

    The value of the severance benefits to be paid to Mr. Armes (in the event he is terminated or voluntarily terminates his employment under the circumstances described above) under his executive retention agreement is estimated to be approximately $330,000. The value of the severance benefits to be paid to Mr. Ash (in the event he is terminated or voluntarily terminates his employment under the circumstances described above) under his executive retention agreement is estimated to be approximately $330,000. The value of the severance benefits to be paid to Mr. Jones (in the event he is terminated or voluntarily terminates his employment under the circumstances described above) under his executive retention agreement is estimated to be approximately $650,000.

    In addition to the foregoing severance benefits, the executive retention agreements for each of Messrs. Armes and Ash provide for the payment of a retention bonus in the event that such executive remains employed by Morningstar on the date of the change of control or is terminated by Morningstar without cause in contemplation of and within 180 days preceding the change of control. In each case, the amount of such retention bonus is equal to the executive's highest annual base salary rate plus an amount equal to the higher of the executive's target bonus for the fiscal year in which the termination occurs or the immediately preceding fiscal year. The retention bonuses are payable not later than three days following a change of control. As a result of the consummation of the Merger, each of Messrs. Armes and Ash will be entitled to receive a retention bonus in the amount of $217,500.

    Each of the aforementioned executive retention agreements requires that Morningstar "gross-up" the applicable executive with respect to any federal taxes payable by such executive as a result of the payment to such executive of the benefits contemplated by his executive retention agreement and with respect to any excise taxes that become payable by such executive in respect of his Morningstar Options.

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
    Morningstar is a party to employment agreements with C. Dean Metropolous and Michael J. Cramer (respectively, the "Metropolous Employment Agreement" and the "Cramer Employment Agreement") which require Morningstar to provide certain severance benefits to such executives. Under the Cramer Employment Agreement, severance benefits in an amount equal to 1.5 times Mr. Cramer's annual compensation (including salary, bonuses and allowances) for the last full year of employment, but in no event less than $200,000 shall be payable by Morningstar in the event Mr. Cramer is terminated by Morningstar "without cause" (as defined in the Cramer Employment Agreement) or voluntarily terminates his employment with Morningstar in the event of a "change in control" (as defined in the Cramer Employment Agreement). The Merger will constitute a change in control for purposes of the Cramer Employment Agreement. The value of the severance benefits to be paid to Mr. Cramer under the Cramer Employment Agreement is estimated to be approximately $200,000, plus the amount of the tax gross-up required by such agreement. The severance benefits are payable within seven days of any termination of Mr. Cramer by Morningstar without cause, or on the closing date of a change in control.

    Under the Metropolous Employment Agreement, severance benefits in an amount equal to Mr. Metropolous' aggregate compensation (current salary and bonus based on prior year's payment) for the balance of the then existing three-year term shall be payable by Morningstar in the event of a "triggering event" (as defined in the Metropolous Employment Agreement) or Mr. Metropolous terminates his employment with Morningstar for "good reason" (as defined in the Metropolous Employment Agreement) or Mr. Metropolous' employment is terminated by Morningstar for any reason other than for "cause" (as defined in the Metropolous Employment Agreement) or by Mr. Metropolous' resignation or retirement. The value of the severance payment to be paid to Mr. Metropolous under the Metropolous Employment Agreement is estimated to be approximately $2,525,000, plus the amount of the tax gross-up required by such agreement. The severance benefits are payable by Morningstar on the 14th day following the termination.

    FINANCIAL ADVISORY FEES.  Two of Morningstar's existing directors, Charles
W. Tate and John R. Muse, are principals of Hicks Muse. Pursuant to a letter agreement dated June 10, 1997, Morningstar engaged Hicks Muse to provide financial advisory services in connection with the Merger. Pursuant to the terms of this letter agreement, Morningstar has agreed to pay Hicks Muse, upon consummation of the Merger, a transaction fee of .34% of the levered consideration paid in the Merger. Morningstar has agreed to reimburse Hicks Muse for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Hicks Muse against certain liabilities, including certain liabilities under the federal securities laws.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. Pursuant to the Merger Agreement, New Morningstar and Suiza Foods are obligated to indemnify, defend and hold harmless officers, directors and employees of Morningstar and its subsidiaries who were such at any time prior to the Effective Time from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by the Merger Agreement to the fullest extent permitted or required under applicable law, and advance expenses to such indemnified parties subject to a customary reimbursement agreement. All indemnification rights of such officers, directors and employees which exist prior to the Effective Time will survive the Merger and New Morningstar will maintain in effect for not less than three years after the Effective Time, the current policies of directors' and officers' liability insurance with respect to matters occurring on or prior to the Effective Time. In addition, the Merger Agreement provides that New Morningstar or Suiza Foods may provide substitute policies of at least the same coverage, provided that New Morningstar (or Suiza Foods, if Suiza Foods provides substitute policies) will be required to obtain only as much coverage as can be obtained by paying an annual premium not in excess of 200% of the current annual premium paid by Morningstar for its existing coverage. See "The Merger Agreement--Indemnification."

ABSENCE OF APPRAISAL RIGHTS

    Under the DGCL, the Suiza Stockholders are not entitled to appraisal rights with respect to the Stock Issuance and the Morningstar Stockholders are not entitled to appraisal rights with respect to the Merger.

STOCK EXCHANGE LISTING

    It is a condition to the Merger that the shares of Suiza Common Stock to be issued by Suiza Foods in connection with the Merger will have been authorized for listing on the NYSE, subject only to official notice of issuance. Upon completion of the Merger, the Morningstar Common Stock will cease to be authorized for trading on Nasdaq.

TREATMENT OF STOCK CERTIFICATES

    After the Effective Time, each certificate previously representing shares of Morningstar Common Stock will automatically represent, with no further action by the holder thereof, the right to receive 0.85 shares of Suiza Common Stock for each share of Morningstar Common Stock represented thereby. Harris Trust Company is the transfer agent and registrar (the "Exchange Agent") for the Suiza Common Stock. As soon as practicable after the Effective Time, the Exchange Agent will mail a letter of transmittal with instructions to each holder of record of Morningstar Common Stock outstanding immediately prior to the Effective Time for use in exchanging certificates formerly representing shares of Morningstar Common Stock for certificates representing shares of Suiza Common Stock. Certificates should not be surrendered by any holders of Morningstar Common Stock until they have received the letter of transmittal from the Exchange Agent.

    THE SUIZA BOARD AND THE MORNINGSTAR BOARD UNANIMOUSLY RECOMMEND A VOTE "FOR" THE APPROVAL OF THE STOCK ISSUANCE AND THE MORNINGSTAR PROPOSAL, RESPECTIVELY.

                              THE MERGER AGREEMENT

    The following summary of the terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein and attached as Appendix A to this Joint Proxy
Statement/Prospectus.

GENERAL

    The Merger Agreement contemplates the Merger of Sub with and into Morningstar, with Morningstar surviving the Merger as a wholly owned subsidiary of Suiza Foods. The Merger will become effective when the Certificate of Merger is filed with the Secretary of State of the State of Delaware. It is anticipated that such filing will be made promptly after the closing under the Merger Agreement, which closing, in turn, should occur as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived. The Merger Agreement obligates Suiza Foods to have the shares of Suiza Common Stock to be issued in connection with the Merger approved for listing on the NYSE, subject only to official notice of issuance, prior to the Effective Time.

CONSIDERATION TO BE RECEIVED IN THE MERGER

    At the Effective Time, (a) each issued and outstanding share of Morningstar Common Stock (excluding shares held in the treasury of Morningstar or shares owned by Suiza Foods, Sub or any other subsidiary of Suiza Foods) will be converted into the right to receive 0.85 shares of Suiza Common Stock, (b) each share of Morningstar Common Stock held in the treasury of Morningstar or owned by Suiza Foods, Sub or any other subsidiary of Suiza Foods will be canceled and retired, (c) all of the issued and outstanding shares of common stock of Sub will be converted into and become, in the aggregate, 10,000 fully paid and nonassessable shares of common stock of New Morningstar and (d) each outstanding and unexercised Morningstar Option will be assumed by Suiza Foods and converted into a Substitute Option. The number of shares of Suiza Common Stock to be subject to a Substitute Option will be determined by multiplying the number of shares of Morningstar Common Stock subject to the related Morningstar Option by the Exchange Ratio (rounded down to the nearest whole share), and the per share exercise price with respect thereto will equal the per share exercise price of the related Morningstar Option divided by the Exchange Ratio (rounded up to the nearest full cent). Each Substitute Option will be subject to all of the other terms and conditions of the Morningstar Option to which it relates. No Morningstar Option will be accelerated by reason of the Merger to the extent the Morningstar Board has discretion to make a determination to cause such acceleration.

    As soon as practicable after the Effective Time, Suiza Foods will cause to be included under a registration statement on Form S-8 of Suiza Foods all shares of Suiza Common Stock that are subject to Substitute Options and will maintain the effectiveness of such registration statement until all Substitute Options have been exercised, expired or forfeited.

    For a further discussion of the treatment of Morningstar Options and other employee benefit plans of Morningstar under the Merger Agreement, see "The Merger--Interests of Certain Persons in the Merger."

EFFECTIVE TIME OF THE MERGER

    Subject to the terms and conditions of the Merger Agreement, the Merger will become effective at the date and time when the Certificate of Merger is filed with the Secretary of State of the State of Delaware. The Certificate of Merger will be filed as soon as practicable following fulfillment of the conditions precedent of the Merger Agreement. See "--Conditions Precedent."

EXCHANGE OF SHARES

    Suiza Foods has selected Harris Trust Company as the Exchange Agent for the Merger. As soon as practicable after the Effective Time, Suiza Foods will make available, and each Morningstar Stockholder will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates ("Certificates") representing shares of Morningstar Common Stock for cancellation, certificates representing the number of shares of Suiza Common Stock into which such shares were converted in the Merger and cash in consideration of fractional shares (the "Share Consideration"). Holders of unexchanged shares of Morningstar Common Stock will not be entitled to receive any dividends or other distributions payable by Suiza Foods until their Certificates are surrendered. Upon surrender, however, such holders will receive accumulated dividends and distributions without interest, together with cash in lieu of fractional shares. Holders of unexchanged shares of Morningstar Common Stock will have no further claim upon the Exchange Agent twelve months after the Effective Time and thereafter will look only to Suiza Foods and New Morningstar for payment of the Share Consideration in respect of their shares of Morningstar Common Stock.

    Fractional shares of Suiza Common Stock will not be issued to holders of Morningstar Common Stock. For each fractional share of Suiza Common Stock that would otherwise be issued, the holder will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Suiza Common Stock multiplied by the average of the daily closing sale prices for the Suiza Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded on the NYSE ending at the close of trading on the second trading day immediately preceding the Effective Date.

CORPORATE ORGANIZATION AND GOVERNANCE

    CERTIFICATE OF INCORPORATION. The Morningstar Charter as in effect at the Effective Time will be the Charter of New Morningstar, and thereafter may be amended in accordance with its terms and as provided by law and the Merger Agreement.

    BYLAWS. The Morningstar Bylaws as in effect at the Effective Time will be the Bylaws of New Morningstar, and thereafter may be amended in accordance with their terms and as provided by law and the Merger Agreement.

    BOARD OF DIRECTORS; OFFICERS. The directors of Sub immediately prior to the Effective Time will be the directors of New Morningstar, and the officers of Sub immediately prior to the Effective Time will be the officers of New Morningstar, in each case, until their respective successors are duly elected and qualified.

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
STOCKHOLDERS' MEETINGS

    Each of Suiza Foods and Morningstar will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon (i) in the case of Suiza Foods, the approval of the Stock Issuance and (ii) in the case of Morningstar, the approval of the Merger, the Merger Agreement and the transactions contemplated thereby. Suiza Foods will take all action necessary to authorize Sub to consummate the Merger. Suiza Foods and Morningstar will coordinate and cooperate with respect to the timing of such meetings and will use their best efforts to hold such meetings on the same day. Each of the Suiza Board and the Morningstar Board recommends such approval and Suiza Foods and Morningstar will each take all lawful action to solicit such approval, including, without limitation, timely and promptly mailing this Joint Proxy Statement/Prospectus; provided, however, that such recommendation is subject to certain rights of the Suiza Board and the Morningstar Board under the Merger Agreement to (i) withdraw or modify, or propose to modify or withdraw, in a manner adverse to the other party, the approval or recommendation by such Board of the Merger Agreement or the Merger and (ii) approve or recommend, or propose to approve or recommend, an Alternative Proposal (as hereinafter defined). See "--No Shop" and
"--Termination."

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of Suiza Foods, Morningstar and Sub, relating, among other things, to the following: (i) their incorporation, existence, good standing, corporate power and similar corporate matters; (ii) their capitalization; (iii) their authorization, execution, delivery and performance and the enforceability of the Merger Agreement and related matters; (iv) the absence of conflicts, violations and defaults under their respective certificates of incorporation and bylaws and certain other agreements and documents; (v) the documents and reports filed with the Commission and the accuracy and completeness of the information contained therein; (vi) the absence of certain material changes or events since June 30, 1997; (vii) pending or threatened investigations or litigation; (viii) employee benefit matters; (ix) the receipt of fairness opinions from their respective financial advisors; (x) compliance with applicable laws, ordinances and regulations; (xi) tax matters; (xii) accounting matters relating to the availability of "pooling of interests" accounting treatment; (xiii) relationships with their respective customers and suppliers and (xiv) intellectual property. Morningstar made additional representations and warranties as to the approval of the Merger by the Morningstar Board, its recommendation of the Merger and the Merger Agreement to the Morningstar Stockholders and its determination that the Merger is advisable and fair to and in the best interests of Morningstar and the Morningstar Stockholders.

    All representations and warranties of Suiza Foods, Morningstar and Sub will expire at the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

    SUIZA FOODS. Suiza Foods has agreed that prior to the Effective Time, unless Morningstar otherwise agrees in writing or except as otherwise required by the Merger Agreement, it will, and will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement and will, or will cause its subsidiaries to, use their reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time, and not propose or agree to (i) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries or owned by any of its subsidiaries (except for certain stock pledged as collateral pursuant to Suiza Foods' existing credit facilities), (ii) except as contemplated in the merger agreement for the Country Fresh Merger, amend the Suiza Charter or Suiza Bylaws, (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Suiza Foods, or declare, set aside, authorize or pay any dividend or other distribution payable in cash, stock or property or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Suiza Common Stock.

    Suiza Foods has also agreed that, except in connection with acquisitions of assets or businesses that are primarily engaged in the same businesses as those conducted by Suiza Foods as of the date of the Merger Agreement and any financing transactions or issuances of securities related thereto which, in each case, do not require the approval of Suiza Stockholders, it will not, and will not permit any of its subsidiaries to, (i) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its respective capital stock of any class, any indebtedness having the right to vote on any matter on which the Suiza Stockholders may vote or any options, rights or warrants to acquire, or securities convertible into, exercisable for or exchangeable for, shares of capital stock other than issuances, deliveries or sales of Suiza Foods' stock or options, rights or warrants, to acquire Suiza Foods' stock under Suiza Foods' existing benefit plans; (ii) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business; (iii) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business; (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (v) incur any material transaction fees, costs or expenses in addition to those disclosed to Morningstar prior to the execution of the Merger Agreement or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

    Suiza Foods has further agreed (i) to use its best efforts to not, and not to permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) not to, and not to permit any of its subsidiaries to, amend, modify, terminate, waive or permit to lapse any material right of first refusal, preferential right, right of first offer, or any other material right of Suiza Foods, or any of its subsidiaries, except in the ordinary course of business. Suiza Foods has also agreed that following the Effective Time, it will file all tax returns on the basis that the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A) and
Section 368(a)(2)(E) of the Code and that it will not take any action which is inconsistent with or contrary to such classification of the Merger for tax purposes.

    SUB. Sub has agreed not to engage, during the period from the date of the Merger Agreement to the Effective Time, in any activities of any nature except as provided in or contemplated by the Merger Agreement.

    MORNINGSTAR. Morningstar has agreed that prior to the Effective Time, unless Suiza Foods otherwise agrees in writing or except as otherwise required by the Merger Agreement, it will, and will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the Merger Agreement and will, and will cause its subsidiaries to, use their reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses will be unimpaired at the Effective Time, and not propose or agree to (i) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries or owned by any of its subsidiaries, (ii) amend the Morningstar Charter or the Morningstar Bylaws, (iii) split, combine or reclassify its outstanding stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Morningstar Common Stock, or declare, set aside, authorize or pay any dividend or other distribution payable in cash, stock or property or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Morningstar Common Stock.

    Morningstar has also agreed that it will not, and will not permit any of its subsidiaries to, (i) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its respective stock of any class, any indebtedness having the right to vote on any matter on which the Morningstar Stockholders may vote or any option, rights or warrants to acquire, or securities convertible into, exercisable for or exchangeable for, shares of stock other than issuances, deliveries or sales pursuant to existing obligations under its option plans; (ii) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business; (iii) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business; (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (v) incur any material transaction fees, costs or expenses in addition to those disclosed to Suiza Foods prior to the execution of the Merger Agreement or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing. Morningstar has also agreed that except as required to comply with applicable law and except as provided in the provisions relating to employee matters (see "--Employee Matters"), it will not enter into any new (or amend any existing) employee benefit plan of Morningstar or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of current or former directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any director, officer or employee, except in any of the foregoing cases in accordance with pre-existing contractual provisions or in the ordinary course of business consistent with past practice.

    Morningstar has further agreed not to, and not to permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code, or amend, modify, terminate, waive or permit to lapse any material right of first refusal, preferential right, right of first offer, or any other material right of Morningstar or any of its subsidiaries, except in the ordinary course of business. Morningstar has also agreed that following the Effective Time, it will file all tax returns on the basis that the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code and that it will not take any action which is inconsistent with or contrary to such classification of the Merger for tax purposes.

ADDITIONAL AGREEMENTS

    The Merger Agreement contains certain covenants and agreements of Suiza Foods and Morningstar customary for transactions such as those contemplated by the Merger Agreement. These relate to, among other things, (i) each party allowing the other access, during normal business hours, to its properties, books, contracts, commitments and records, documents filed pursuant to requirements of the Commission and such other information to which the other party may reasonably request access, subject to existing confidentiality obligations; (ii) the preparation of the Registration Statement and this Joint Proxy Statement/Prospectus; (iii) each party using its reasonable efforts to deliver an affiliate letter from each of its affiliates as to the matters described under the caption "The Merger--Restrictions on Resales by Affiliates" and using commercially reasonable efforts to cause the Merger to qualify for "pooling of interests" accounting treatment; (iv) listing of the shares of Suiza Common Stock to be issued in connection with the Merger by Suiza Foods on the NYSE, upon official notice of issuance; (v) certain employee matters; (vi) filing of such notifications as are required to be filed under the HSR Act and responding to inquiries with respect thereto; (vii) using commercially reasonable efforts to consummate and make effective the transactions contemplated by the Merger Agreement, including the use of commercially reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction to the Merger; (viii) conducting its business in a manner which would not disqualify the Merger as a "pooling of interests" for accounting purposes; (ix) filing tax returns on the basis that the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code and taking no actions inconsistent with or contrary to such classification of the Merger for tax purposes; (x) advising the other party orally and in writing of any change or event that has had, or could have, a material adverse effect on such party and providing copies of all filings made by such party with the Commission or any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, in connection with the Merger Agreement and other transactions contemplated thereby and (xi) the appointment of two of the current directors of Morningstar to the New Suiza Board.

    Suiza Foods has agreed to use commercially reasonable efforts to obtain a letter from Deloitte & Touche LLP and Morningstar has agreed to use commercially reasonable efforts to obtain a letter from Arthur Andersen LLP, in each case, stating that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with the Merger Agreement.

    Suiza Foods has agreed to use its best efforts to publish, by public filing or announcement, the results of at least 30 days of combined operations of Suiza Foods and Morningstar as soon after the Effective Time as is commercially practicable.

EMPLOYEE MATTERS

    The Merger Agreement provides that, as of the Effective Time, the employees of Morningstar and each subsidiary will continue employment with New Morningstar and its subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, that except as may be specifically required by applicable law or any contract, New Morningstar and its subsidiaries will not be obligated to continue any employment relationship with any employee for any specific period of time. Except with respect to the stock option plans to be assumed by Suiza Foods as provided in the Merger Agreement, as of the Effective Time, New Morningstar will be the sponsor of the employee benefit plans sponsored by Morningstar immediately prior to the Effective Time, and Suiza Foods will cause New Morningstar and its subsidiaries to satisfy all obligations and liabilities under such employee benefit plans; provided, however, that, except as contemplated by the Merger Agreement, nothing contained in the Merger Agreement will limit or restrict New Morningstar's right on or after the Effective Time to amend, modify or terminate any of such employee benefit plans. To the extent any employee benefit plan, program or policy of Suiza Foods, New Morningstar, or their affiliates is made available to any person who is an employee of Morningstar or any of its subsidiaries immediately prior to the Effective Time: (i) service with Morningstar and its subsidiaries by any employee prior to the Effective Time will be credited for eligibility and vesting purposes and for purposes of qualifying for any additional benefits tied to periods of service (such as higher rates of matching contributions and eligibility for early retirement) under such plan, program or policy, but not for benefit accrual purposes (except for disability, vacation and severance, with respect to which service with Morningstar and its subsidiaries will be credited for benefit accrual purposes) and (ii) with respect to any benefit plans to which such employees may become eligible, Suiza Foods will cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any benefit plans maintained by Morningstar and its subsidiaries for their employees prior to the Effective Time.

INDEMNIFICATION

    From and after the Effective Date, New Morningstar and Suiza Foods will be required to indemnify, defend and hold harmless the officers, directors and employees of Morningstar and its subsidiaries who were such at any time prior to the Effective Time (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by the Merger Agreement to the fullest extent permitted or required under applicable law, and the Indemnified Parties will be advanced expenses subject to a customary reimbursement agreement. All rights to indemnification existing in favor of the directors, officers or employees of Morningstar as provided in the Morningstar Charter or the Morningstar Bylaws, as in effect on the date of the Merger Agreement, with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect thereafter. New Morningstar will maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Morningstar with respect to matters occurring on or prior to the Effective Time. The Merger Agreement further provides that New Morningstar or Suiza Foods may substitute therefor policies of at least the same coverage (with carriers comparable to Morningstar's existing carriers) containing terms and conditions which are not materially less advantageous to the Indemnified Parties, that New Morningstar will not be required, in order to maintain or procure such coverage, to pay an annual premium in excess of 200% of the current annual premium paid by Morningstar for its existing coverage (the "Cap") and that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, New Morningstar will be required only to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

    In the event that any action, suit, proceeding or investigation relating to the Merger Agreement or to the transactions contemplated by the Merger Agreement is commenced, whether before or after the Effective Time, Suiza Foods, Morningstar and Sub agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond to the same.

NO SHOP

    Each of Suiza Foods and Morningstar has agreed (i) that neither it nor any of its subsidiaries will, and it will direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction (other than, in the case of Suiza Foods, any acquisitions of assets or businesses that are primarily engaged in the same business as that conducted by Suiza Foods and its subsidiaries as of the date of the Merger Agreement and any financing transactions or issuances of securities related thereto which, in each case, do not require approval by the Suiza Stockholders), involving, or any purchase of all or any significant portion of the assets or any equity securities of, such party or any of its material subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing and (iii) that it will notify the other party with reasonable promptness if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. Notwithstanding the foregoing, the Merger Agreement provides that each of Suiza Foods and Morningstar may, directly or indirectly, furnish information and access to, and may participate in discussions and negotiate with, any corporation, partnership, person or other entity, if such corporation, partnership, person or other entity has submitted a written proposal to the Board of Directors of such party relating to an Alternative Proposal if (i) the Board of Directors of such party believes, in its good faith judgment, that such Alternative Proposal is more favorable to such party's stockholders than the Merger and is reasonably likely to be consummated or (ii) the Board of Directors of such party, following consultation with its independent legal counsel relating thereto, determines in its good faith judgment that

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failing to take such action would constitute a breach of such Board of
Directors' fiduciary duty to its stockholders imposed by law.

    Neither the Morningstar Board nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Suiza Foods, the approval or recommendation by the Morningstar Board of the Merger Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Alternative Proposal, unless (x) the Morningstar Board believes, in its good faith judgment, that such Alternative Proposal is more favorable to the Morningstar Stockholders than the Merger and is reasonably likely to be consummated or (y) the Morningstar Board, following consultation with its independent legal counsel relating thereto, determines in its good faith judgment that failing to take such action in connection with such Alternative Proposal would constitute a breach of the Morningstar Board's fiduciary duty to the Morningstar Stockholders imposed by law.

    Neither the Suiza Board nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Morningstar, the approval or recommendation by the Suiza Board of the Merger Agreement or the issuance of Suiza Common Stock in connection with the Merger or (ii) approve or recommend, or propose to approve or recommend, any Alternative Proposal, unless
(x) the Suiza Board believes, in its good faith judgment, that such Alternative Proposal is more favorable to Suiza Stockholders than the Merger and is reasonably likely to be consummated or (y) the Suiza Board, following consultation with its independent legal counsel relating thereto, determines in its good faith judgment that failing to take such action in connection with such Alternative Proposal would constitute a breach of the Suiza Board's fiduciary duty to the Suiza Stockholders imposed by law.

    The Merger Agreement provides that nothing contained in the Merger Agreement will prevent either Board from taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, provided that such Board does not recommend that its stockholders tender their shares in connection with any such tender offer unless such recommendation is permitted as described above.

CONDITIONS PRECEDENT

    The obligations of Suiza Foods, Morningstar and Sub to effect the Merger are subject, among other things, to the fulfillment or, where permissible, waiver, of certain conditions, including without limitation: (i) the approval of the Merger, the Merger Agreement and the transactions contemplated thereby by the requisite vote of the Morningstar Stockholders and the approval of the Stock Issuance by the requisite vote of the Suiza Stockholders; (ii) the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act; (iii) the effectiveness of the Registration Statement, the absence of a stop order suspending such effectiveness and the receipt of all necessary approvals under state securities laws relating to the issuance of Suiza Common Stock to be issued to Morningstar Stockholders in connection with the Merger; (iv) there not having been issued and in effect any preliminary or permanent injunction or order by any federal or state court in the United States of competent jurisdiction prohibiting the consummation of the Merger (each of the parties having agreed to use all commercially reasonable efforts to have any such injunction lifted); (v) the listing on the NYSE, subject only to official notice of issuance, of the shares of Suiza Common Stock to be issued pursuant to the Stock Issuance; (vi) Morningstar having received an opinion of Weil, Gotshal & Manges LLP and Suiza Foods having received an opinion of Hughes & Luce, L.L.P., in each case, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (vii) Morningstar having received a letter from Arthur Andersen LLP, and Suiza Foods and Sub having received a letter from Deloitte & Touche LLP, in each case, dated as of the closing date, to the effect that the Merger will qualify for pooling of interest accounting treatment if consummated in accordance with the Merger Agreement.

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    The obligation of Morningstar to effect the Merger is also subject to the fulfillment of certain additional conditions, including (i) the accuracy of the representations and warranties of Suiza Foods and Sub when made and on and as of the Effective Time, except as expressly contemplated or permitted by the Merger Agreement and, with respect to representations and warranties that are not otherwise subject to a materiality qualifier, where the inaccuracy thereof would not, alone or in the aggregate with all such inaccuracies, have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operation of Suiza Foods and its subsidiaries, (ii) the performance in all material respects of the obligations and covenants of Suiza Foods and Sub under the Merger Agreement and (iii) the receipt of a certificate of the President and Chief Executive Officer or a Vice President of each of Suiza Foods and Sub to such effect.

    The obligation of Suiza Foods and Sub to effect the Merger is also subject to the fulfillment of certain additional conditions, including (i) the accuracy of the representations and warranties of Morningstar when made and on and as of the Effective Time, except as expressly contemplated or permitted by the Merger Agreement and, with respect to representations and warranties that are not otherwise subject to a materiality qualifier, where the inaccuracy thereof would not, alone or in the aggregate with all such inaccuracies, have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operation of Morningstar and its subsidiaries, (ii) the performance in all material respects of the obligations and covenants of Morningstar under the Merger Agreement and (iii) the receipt of a certificate of the President and Chief Executive Officer or a Vice President of Morningstar to such effect.

    Prior to the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained therein or in any documents delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained therein.

TERMINATION

    The Merger Agreement may be terminated by action of either the Suiza Board or Morningstar Board and the Merger abandoned under certain circumstances, including, but not limited to, the occurrence of any of the following: (i) the Merger has not been consummated by February 28, 1998, provided that the terminating party has not breached in any material respect its obligations under the Merger Agreement in any manner that would have proximately contributed to the failure to consummate the Merger; (ii) the requisite approval of the Merger, the Merger Agreement and the transactions contemplated thereby by the Morningstar Stockholders is not obtained; (iii) the requisite approval of the Stock Issuance by the Suiza Stockholders is not obtained; or (iv) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and non-appealable, provided that the party seeking to terminate the Merger Agreement has used all commercially reasonable efforts to remove such injunction, order or decree.

    The Merger Agreement may be also terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of (a) the Suiza Board, (i) if the Morningstar Board has withdrawn or modified in a manner adverse to Suiza Foods its approval or recommendation of the Merger Agreement or the Merger or has recommended an Alternative Proposal with respect to Morningstar to Morningstar's Stockholders or (ii) Suiza Foods shall have received an Alternative Proposal which the Suiza Board believes, in its good faith judgment, is more favorable to Suiza Foods' stockholders than the Merger and is reasonably likely to be consummated or (b) the Morningstar Board, (i) if the Suiza Board shall have withdrawn or modified in a manner adverse to Morningstar its approval or recommendation of the Merger Agreement or the issuance of the Suiza Common Stock in connection with the Merger or shall have

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recommended an Alternative Proposal with respect to Suiza Foods to Suiza
Stockholders or (ii) Morningstar shall have received an Alternative Proposal which the Morningstar Board believes, in its good faith judgment, is more favorable to Morningstar Stockholders than the Merger and is reasonably likely to be consummated.

    The Merger Agreement may also be terminated prior to the Effective Time, before or after approval of the Suiza Stockholders or Morningstar Stockholders, by the mutual consent of Suiza Foods and Morningstar.

    In the event that (x) Suiza Foods terminates the Merger Agreement as described in clause (a)(i) of the second preceding paragraph or (y) Morningstar terminates the Merger Agreement as described in clause (b)(ii) of the second preceding paragraph, then, in either such case, Morningstar shall concurrently with such termination pay Suiza Foods a fee of $20,000,000 (a "Termination Fee"), which amount shall be payable by wire transfer of same day funds, and shall promptly reimburse Suiza Foods for all substantiated out-of-pocket costs and expenses incurred by Suiza Foods in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, costs and expenses of accountants, attorneys and financial advisors, up to an aggregate of $2,000,000.

    In the event that (x) Morningstar terminates the Merger Agreement as described in clause (b)(i) of the third preceding paragraph or (y) Suiza Foods terminates the Merger Agreement as described in clause (a)(ii) of the third preceding paragraph, then, in either such case, Suiza Foods shall concurrently with such termination pay Morningstar a fee of $20,000,000 (a "Suiza Termination Fee"), which amount shall be payable by wire transfer of same day funds, and shall promptly reimburse Morningstar for all substantiated out-of-pocket costs and expenses incurred by Morningstar in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, costs and expenses of accountants, attorneys and financial advisors, up to an aggregate of $2,000,000.

    The provisions in the Merger Agreement relating to, among other things, the effect of termination and abandonment, fees and expenses, specific performance and assignment will survive the termination of the Merger Agreement.

FEES AND EXPENSES

    Whether or not the Merger is consummated, except as otherwise provided in the Merger Agreement following the exercise of certain termination rights, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses. Suiza Foods and Sub on the one hand and Morningstar on the other hand will each be responsible for one half of all expenses relating to printing, filing and mailing this Joint Proxy Statement/Prospectus and the Registration Statement and all Commission and other regulatory filing fees incurred in connection with this Joint Proxy Statement/Prospectus and the Registration Statement.

           CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a general discussion of the material U.S. federal income tax consequences of the Merger. The discussion below with respect to holders of Morningstar Common Stock does not deal with special classes of investors, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired shares of Morningstar Common Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, persons that hold shares of Morningstar Common Stock as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes, and persons with a "functional currency" other than the U.S. dollar. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws.

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
    This discussion is based on current law. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. Neither Suiza Foods nor Morningstar will request any ruling from the Internal Revenue Service ("IRS") as to the U.S. federal income tax consequences of the Merger. Opinions of counsel are not binding on the IRS or the courts, and the IRS and the courts are not precluded from taking contrary positions.

    EACH MORNINGSTAR STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

GENERAL

    It is a condition to the consummation of the Merger that Morningstar receive an opinion of its tax counsel, Weil, Gotshal & Manges LLP, and that Suiza Foods receive an opinion of its tax counsel, Hughes & Luce, L.L.P., in each case, that the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code. In rendering these opinions, each of Weil, Gotshal & Manges LLP and Hughes & Luce, L.L.P. will assume the accuracy of the facts and statements concerning the Merger set forth in this Joint Proxy Statement/Prospectus, and will receive and will rely upon representations of fact contained in certificates of Suiza Foods and Morningstar, including that
(i) neither Morningstar nor Suiza Foods is aware of any plan, intention or obligation or commitment on the part of any holder of five percent or more of the Morningstar Common Stock to sell, exchange or otherwise dispose of (or to reduce the risk of loss by short sale or otherwise, to enter into any contract or arrangement with respect to, or to consent to the sale, exchange or other disposition of) Suiza Common Stock received in the Merger by such holder in exchange for such Morningstar Common Stock, (ii) Suiza Foods intends to cause Morningstar to continue Morningstar's historic business and use a significant portion of Morningstar's historic business assets in a business and (iii) after the Merger, Morningstar will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger.

TAX CONSEQUENCES TO SUIZA FOODS, SUB AND MORNINGSTAR

    Based on the assumption that, at the Effective Time, the Merger will constitute a reorganization within the meaning of section 368(a)(1) of the Code, no gain or loss will be recognized by Suiza Foods, Sub or Morningstar as a result of the Merger.

TAX CONSEQUENCES TO MORNINGSTAR STOCKHOLDERS

    Based on the assumption that, at the Effective Time, the Merger will constitute a reorganization within the meaning of section 368(a)(1) of the Code, a Morningstar Stockholder will not recognize gain or loss on the exchange of Morningstar Common Stock for Suiza Common Stock pursuant to the Merger, except for cash received in lieu of a fractional share interest in Suiza Common Stock. Such holder's aggregate adjusted tax basis in the shares of Suiza Common Stock received in the Merger (including any fractional shares deemed received and exchanged for cash) will equal such holder's adjusted tax basis in the shares of Morningstar Common Stock surrendered in exchange therefor. The holding period of the shares of Suiza Common Stock received by each holder of Morningstar Common Stock in the Merger (including any fractional share interest deemed received and exchanged for a cash payment) will include the holding period of the Morningstar Common Stock surrendered in exchange therefor.

    No fractional shares of Suiza Common Stock will be issued pursuant to the Merger. A holder of Morningstar Common Stock who, pursuant to the Merger, receives cash in lieu of fractional shares of Suiza Common Stock will be treated as having received such fractional shares of Suiza Common Stock pursuant to the Merger and then as having received such cash in a redemption of such fractional shares of

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Suiza Common Stock. Assuming the fractional shares of Suiza Common Stock are held as capital assets, the holder generally will recognize capital gain or loss on such deemed redemption of fractional shares equal to the difference between the amount of cash received and the holder's adjusted tax basis in the fractional shares of Suiza Common Stock deemed to have been issued. In the case of non-corporate holders, capital gains will be mid-term gains subject to a maximum federal income tax rate of 28% if the holder's holding period is more than one year but not more than 18 months, and will be long-term gains subject to a maximum federal income tax rate of 20% if the holder's holding period is more than 18 months.

  COMPARISON OF THE RIGHTS OF SUIZA STOCKHOLDERS AND MORNINGSTAR STOCKHOLDERS

    If the Merger is consummated, Morningstar Stockholders will become Suiza Stockholders, and the rights of the former Morningstar Stockholders will be governed by the laws of the State of Delaware (as is presently the case), the Suiza Charter and the Suiza Bylaws. The rights of Suiza Stockholders differ in certain respects from the rights of Morningstar Stockholders. The following is a summary of the material differences between the rights of Suiza Stockholders and Morningstar Stockholders. Because both Suiza Foods and Morningstar are organized under the DGCL, such differences arise from differences between various provisions of the Suiza Charter and Suiza Bylaws, on the one hand, and the Morningstar Charter and Morningstar Bylaws, on the other hand. This summary does not purport to be complete and is qualified in its entirety by reference to the relevant provisions of the DGCL, the Suiza Charter, the Suiza Bylaws, the Morningstar Charter and the Morningstar Bylaws. The Suiza Charter and the Suiza Bylaws are exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part and are incorporated herein by reference. Copies of the Morningstar Charter and the Morningstar Bylaws are available for inspection at its offices, and copies will be sent to Morningstar Stockholders upon request in the manner specified under the caption "Incorporation of Certain Information by Reference".

AUTHORIZED CAPITAL

    The authorized capital stock of Suiza Foods consists of 101,000,000 shares, of which 100,000,000 shares are Common Stock, par value $0.01 per share, and 1,000,000 shares are Preferred Stock, par value $0.01 per share. The authorized capital stock of Morningstar consists of 50,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.

NUMBER OF DIRECTORS; ELECTION OF DIRECTORS; REMOVAL; VACANCIES

    The DGCL permits the certificate of incorporation or the bylaws of a corporation to contain provisions governing the number and qualifications of directors. The Suiza Charter states that the number of directors shall be as set forth in or pursuant to the Suiza Bylaws. The Suiza Bylaws state that the number of directors shall be fixed from time to time by resolution of the board of directors. The Morningstar Charter provides that the number of directors constituting the board of directors shall be as specified in the Morningstar Bylaws from time to time. The Morningstar Bylaws state that the number of directors may be increased or decreased from time to time by resolution adopted by a majority of the board of directors.

    Under the DGCL, unless the board of directors is classified or the certificate of incorporation provides for cumulative voting, any director may be removed with or without cause, by the holders of a majority of shares entitled to vote for the election of directors. Although the Suiza Charter does not permit cumulative voting, the Suiza Board is classified, being divided into three classes, each of which shall be as nearly equal in number as possible, with the directors of each class serving three year terms. Therefore, Suiza Stockholders may remove directors only for cause, as is provided in the Suiza Charter and the Suiza Bylaws. The Morningstar Board is not classified and the Morningstar Charter does not provide for cumulative voting. Therefore, directors of Morningstar may be removed with or without cause by the holders of a majority of shares entitled to vote for the election of directors.

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    Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office or by a sole remaining director (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws. However, the DGCL also provides that if the directors then in office constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares at the time outstanding entitled to vote for directors, order an election of directors to be held. The Suiza Bylaws provide that vacancies and newly created directorships may be filled by a majority of the remaining or existing directors, though less than a quorum. The Morningstar Bylaws provide that vacancies and newly created directorships may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

CHARTER AMENDMENTS

    Under the DGCL, a proposed amendment to the certificate of incorporation requires a resolution adopted by the board of directors and, unless otherwise provided in the certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon and, if applicable, the affirmative vote of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. The Suiza Charter, the Suiza Bylaws, the Morningstar Charter, and the Morningstar Bylaws contain no provisions regarding the amendment of its corporation's respective certificate of incorporation.

BYLAW AMENDMENTS

    Under the DGCL, the power to adopt, alter and repeal the bylaws is vested in the stockholders, except to the extent that a corporation's certificate of incorporation vests it in the board of directors. However, the conferral of the power to adopt, alter and repeal the bylaws upon the directors does not divest the stockholders of their power to adopt, amend or repeal the bylaws. The Suiza Charter provides that the Suiza Board has authority to alter, amend or repeal the Suiza Bylaws or to adopt new bylaws. The Morningstar Charter grants authority to the Morningstar Board to adopt, amend, and repeal the Morningstar Bylaws.

SPECIAL STOCKHOLDER MEETINGS

    The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by a corporation's certificate of incorporation or Bylaws. Both the Suiza Charter and the Suiza Bylaws provide that special meetings of the stockholders may be called by Suiza Foods' chief executive officer or by a majority of the members of the board of directors. The Morningstar Bylaws state that special meetings of stockholders may be called by the chairman of the board of directors (if there is one), the president, any vice president (if there is one), the secretary, or any assistant secretary (if there is one) and shall be called by any such officer at the request in writing of a majority of the board of directors or at the request in writing of stockholders owning a majority of the capital stock of Morningstar issued and outstanding and entitled to vote.

BUSINESS COMBINATIONS

    Under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter generally is required for a merger, consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated. The Suiza Charter, the Suiza Bylaws, the Morningstar Charter, and the Morningstar Bylaws do not provide for supermajority voting requirements relating to business combinations.

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STATE TAKEOVER LEGISLATION

    Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, asset sales, issuance of stock and other transactions resulting in a financial benefit to the Interested Stockholder) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless:

        (i) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder;

        (ii) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

        (iii) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

    A corporation may adopt an amendment to its certificate of incorporation or Bylaws expressly electing not to be governed by Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. However, such amendment generally will not be effective until 12 months after adoption of such amendment and will not apply to a Business Combination with an Interested Stockholder who was such on or prior to the adoption of the amendment. The Suiza Charter, the Suiza Bylaws, the Morningstar Charter, and the Morningstar Bylaws contain no provisions that exempt Suiza Foods or Morningstar from the prohibitions of Section 203.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    The DGCL permits similar indemnification in the case of derivative actions, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding

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subject to the DGCL's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys' fees. Both the Suiza Charter and the Morningstar Charter provide that their corporation's respective directors and officers shall, and their respective employees and agents may, be indemnified to the fullest extent authorized by the DGCL. However, the Morningstar Bylaws provide that Morningstar shall indemnify its directors, officers, employees, and agents.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

    The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) violation of certain provisions of the DGCL, (iv) any transaction from which the director derived an improper personal benefit or (v) any act or omission prior to the adoption of such a provision in the certificate of incorporation. The Suiza Charter provides for the limitation of the personal liability of its directors in accordance with the provisions of the DGCL. However, such provisions do not limit the availability of equitable relief to Suiza Foods or Suiza Stockholders. The Morningstar Charter also provides for limitation of the liability of Morningstar's directors in accordance with the provisions of the DGCL.

SUIZA PREFERRED STOCK

    The Suiza Charter authorizes the Suiza Board to issue preferred stock in classes or series and to establish the designations, preferences, qualifications, limitations or restrictions of any class or series. Suiza Foods may issue, without the approval of the holders of Suiza Common Stock, preferred stock that has voting, dividend or liquidation rights superior to the Suiza Common Stock and that may adversely affect the rights of holders of Suiza Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and for other corporate purposes, could, among other things, adversely affect the voting power of the holders of Suiza Common Stock and could have the effect of delaying, deferring or preventing a change in control of Suiza Foods.

    If the Country Fresh Merger is completed, Suiza will authorize and issue a total of 11,691 shares of Series A Preferred Stock (the "Suiza Preferred Stock") to holders of Country Fresh's outstanding Series A 8% Preferred Stock. A description of the Suiza Preferred Stock follows:

    STATED VALUE. The Suiza Preferred Stock will have a stated value of $320 per share.

    DIVIDENDS. The holders of Suiza Preferred Stock, in preference to holders of the Suiza Common Stock, will be entitled to receive, when, as and if declared by the Suiza Board out of funds legally available for distribution to stockholders, cumulative dividends of $25.60 per share per annum, and no more. So long as any shares of Suiza Preferred Stock are outstanding, no dividend will be paid or declared, no funds will be set aside for payment of dividends, and no distribution will be made on the Suiza Common Stock or other preferred stock of Suiza Foods ranking junior to the Suiza Preferred Stock until all dividends accrued on the Suiza Preferred Stock have been paid for the current and all prior dividend periods.

    LIQUIDATION PREFERENCE. Upon the liquidation, dissolution or winding up of the affairs of Suiza Foods, whether voluntary or involuntary, the holders of Suiza Preferred Stock will be entitled to receive in full out of the assets of Suiza Foods available for distribution to stockholders, including its capital, before any amount will be paid to, or distributed among, the holders of Suiza Common Stock or other preferred stock ranking junior to the Suiza Preferred Stock, the sum of $320 per share, plus all accrued and unpaid dividends to the time of payment.

    REDEMPTION. Shares of Suiza Preferred Stock may be redeemed, as a whole or in part, at the option of Suiza Foods by vote of the Suiza Board at any time or from time to time, upon no less than 30 or more than 120 days' notice. The redemption price for shares of the Suiza Preferred Stock will be $320 per share plus accrued and unpaid dividends to the date fixed for redemption. Pro rata dividends on any shares of Suiza Preferred Stock to be redeemed will be deemed to accrue as of the date fixed for redemption.

    VOTING. Each share of Suiza Preferred Stock will have one vote on all matters upon which holders of Suiza Common Stock are entitled to vote. Shares of Suiza Preferred Stock and shares of Suiza Common Stock will be treated as a single class or series of shares for all voting purposes except to the extent a class or series vote is provided by law.

    LIMITATIONS. In addition to other rights as may be provided under applicable law, without the affirmative vote of the holders of a majority of the outstanding Suiza Preferred Stock, Suiza Foods may not authorize or create any class or series of stock ranking prior to the Suiza Preferred Stock with respect to dividends or the distribution of assets in liquidation.

                             STOCK OPTION INCREASE

THE 1997 PLAN

    Effective as of February 24, 1997, the Suiza Board adopted the 1997 Plan, subject to Suiza Stockholder approval. The Suiza Stockholders approved the plan at the annual meeting of Suiza Stockholders held May 13, 1997.

    The 1997 Plan provides for grants of stock options ("Options") and restricted stock ("Restricted Stock") to certain directors and to officers, key employees and consultants of Suiza Foods and its subsidiaries. The 1997 Plan is administered by a committee of non-employee directors designated by the Suiza Board (the "Stock Option Committee") or by the Suiza Board as a whole.

    SHARES ISSUABLE UNDER THE 1997 PLAN. A total of 1,150,000 shares of Suiza Common Stock are currently authorized and reserved for issuance under the 1997 Plan upon the exercise of Options or grants of Restricted Stock. Proportionate adjustments will be made to the number of shares of Suiza Common Stock subject to the 1997 Plan in the event of any recapitalization, stock dividend, stock split, combination of shares or other change in Suiza Common Stock. The Suiza Board or the Stock Option Committee may also provide additional anti-dilution protection to a participant under the terms of such participant's Option or Restricted Stock agreement. Shares of Suiza Common Stock subject to Options or Restricted Stock grants that are canceled, terminated or forfeited will again be available for issuance under the 1997 Plan.

    The Stock Option Committee and the Suiza Board have granted 1,100,200 stock options under the 1997 Plan as of September 30, 1997. Approval of the Plan Amendment will increase the number of shares of Suiza Common Stock authorized for issuance under the 1997 Plan from 1,150,000 shares to 3,000,000 shares.

    SHARES ISSUABLE UNDER OTHER PLANS. In addition to the shares reserved for issuance under the 1997 Plan, as of September 30, 1997, a total of 1,021,748 shares of Suiza Common Stock are reserved for issuance upon exercise of options previously granted or available for future grants under the Suiza Foods 1995 Stock Option and Restricted Plan, and a total of 369,838 shares are reserved for issuance upon exercise of options granted under the Suiza Foods Exchange Stock Option and Restricted Stock Plan in connection with Suiza Foods' corporate reorganization in 1995. Upon consummation of the Merger, Suiza Foods will assume Morningstar's stock option plans and all of the Morningstar Options outstanding thereunder, which will be converted into Substitute Options to purchase 2,957,987 shares of Suiza Common Stock, based on the number of Morningstar Options outstanding on September 30, 1997. In addition, if the Country Fresh Merger is completed, Suiza Foods will assume Country Fresh's stock option plans and all of the stock options outstanding thereunder, which will be converted into options to purchase additional 229,068 shares of Suiza Common Stock, based on the number of Country Fresh options outstanding on September 30, 1997.

    ADMINISTRATION OF THE 1997 PLAN. The Suiza Board or the Stock Option Committee administers the 1997 Plan and has authority to select the participants that will be granted Options and Restricted Stock, to terminate the plan or accelerate vesting of Options and Restricted Stock, to determine the nature, extent, timing, exercise price, vesting and duration of Options and Restricted Stock, to prescribe all other terms and conditions consistent with the 1997 Plan, to interpret the 1997 Plan, to establish any rules or regulations relating to the 1997 Plan that it determines to be appropriate, and to make any other determination that it believes necessary or advisable for the proper administration of the 1997 Plan.

    STOCK OPTIONS AND RESTRICTED STOCK. From time to time, the Chief Executive Officer of Suiza Foods will recommend to the Suiza Board or the Stock Option Committee individuals he or she believes should receive Options or Restricted Stock grants, the amount of shares of Common Stock he or she believes should be subject to such Option or Restricted Stock grant, and, with respect to any recommended Option, whether the Option should be a qualified or nonqualified option. The Suiza Board or the Stock Option Committee will consider, but need not accept, the Chief Executive Officer's grant recommendations. Each non-employee director of Suiza Foods or its subsidiaries will receive nonqualified options to purchase 7,500 shares of Common Stock on each June 30 that such director serves on the Suiza Board; provided, that such number will be reduced to the extent (if any) that such director receives options on such date under an automatic grant pursuant to Suiza Food's 1995 Stock Option and Restricted Stock Plan. All employees of Suiza Foods, including all officers, are eligible to participate in the 1997 Plan.

    The Suiza Board or the Stock Option Committee may grant nonqualified stock options ("Nonqualified Options") or incentive stock options under Section 422 of the Code ("Qualified Option") to purchase shares of Suiza Common Stock. The Suiza Board or the Stock Option Committee will determine the number and exercise price of the Options, and the time or times that the Options become exercisable, provided that an Option exercise price may not be less than the fair market value of the Suiza Common Stock on the date of grant. The Suiza Board or the Stock Option Committee may award shares of Restricted Stock without requiring the payment of cash consideration for such shares. The term of an Option will also be determined by the Suiza Board or the Stock Option Committee, provided that the term of a Qualified Option may not exceed 10 years. The 1997 Plan provides that each grant of Options or Restricted Stock will vest in accordance with the applicable Option or Restricted Stock agreement. The Option exercise price may be paid in cash, or, at Suiza Foods' option, in shares of Common Stock.

    TERMINATION OF EMPLOYMENT. If a participant dies or becomes disabled, all vested Options may be exercised at any time within one year (or their remaining term of the Option, if less). If a participant ceases to be a Suiza Foods' employee for any other reason, he or she must exercise any vested Options within ninety days.

    AMENDMENTS TO THE 1997 PLAN. The Suiza Board or the Stock Option Committee may amend or discontinue the 1997 Plan at any time, subject to certain restrictions set forth in the 1997 Plan. Except in limited circumstances, no amendment or discontinuance may adversely affect any previously granted Option or Restricted Stock award without the consent of the recipient thereof.

FEDERAL INCOME TAX CONSEQUENCES

    The following general description of federal income tax consequences is based upon current statutes, regulations and interpretations and does not purport to be complete. Reference should be made to the applicable provisions of the Code. There also may be state, local and foreign income tax consequences applicable to transactions involving Options or Restricted Stock. In addition, the following description does not address special rules that may be applicable to directors and officers.

    STOCK OPTIONS. Under existing federal income tax provisions, a participant who receives stock options will not normally realize any income, nor will Suiza Foods normally receive any deduction for federal income tax purposes, upon the grant of an Option.

    When a Nonqualified Option granted pursuant to the 1997 Plan is exercised, the employee generally will realize ordinary income (compensation) measured by the difference between the aggregate purchase price of the Suiza Common Stock as to which the option is exercised and the aggregate fair market value of the Suiza Common Stock on the exercise date, and Suiza Foods generally will be entitled to a deduction in the year the Option is exercised equal to the amount the employee is required to treat as ordinary income. Any taxable income recognized in connection with a Nonqualified Option exercised by an optionee who is also an employee of Suiza Foods will be subject to tax withholding by Suiza Foods. The basis for determining gain or loss upon a subsequent disposition of Common Stock acquired upon the exercise of a Nonqualified Option will be the purchase price paid to Suiza Foods for the Suiza Common Stock increased by an amount included in the optionee's taxable income resulting from the exercise of such option. The holding period for determining whether gain or loss on such subsequent disposition is short-term or long-term generally begins on the date on which the optionee acquires the Suiza Common Stock.

    An employee generally will not recognize any income upon the exercise of a Qualified Option, but the amount by which the fair market value of the Suiza Common Stock at the time of exercise exceeds the exercise price generally will be considered part of alternative minimum taxable income to the employee. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of a Qualified Option, provided that the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the Qualified Option (the "Required Holding Periods"). An employee disposing of such shares before the expiration of the Required Holding Periods will recognize ordinary income equal to the lesser of (i) the difference between the option price and the fair market value of the stock on the date of exercise, or (ii) the total amount of gain realized. The remaining gain or loss is generally treated as short term or long term gain or loss depending on how long the shares are held. Suiza Foods will not be entitled to a federal income tax deduction in connection with the exercise of a Qualified Option, except where the employee disposes of the shares of Suiza Common Stock received upon exercise before the expiration of the Required Holding Periods.

    RESTRICTED STOCK. A restricted stock award is not currently taxable income to a participant for so long as the stock is subject to a substantial risk of forfeiture and cannot be transferred free of forfeiture. The participant will generally be taxed on compensation income equal to the fair market value of the stock on the date the restrictions on the shares lapse, i.e., the date the participant becomes vested with respect to such shares.

    The participant may elect under Section 83(b) of the Code, however, to be taxed immediately on the value of the shares awarded as of the date of grant. Such an election must be made within 30 days after the award of shares and must be filed with the Internal Revenue Service. If the participant makes the Section 83(b) election and subsequently forfeits his or her shares, no deduction is permitted with respect to the forfeiture.

    The participant's tax basis in shares acquired through a stock award equals the amount of compensation income recognized upon vesting (or upon grant, in the case of a Section 83(b) election). Generally, if the participant subsequently sells the shares, any gain or loss will be capital.

REASONS FOR PROPOSAL

    The 1997 Plan is designed to attract and retain the best available personnel for positions of substantial responsibility and to provide incentives to such personnel to promote the success of the business of Suiza Foods.

    The Suiza Board is recommending the Plan Amendment in order to ensure that sufficient shares are available under the 1997 Plan to reward and motivate existing employees and to attract new employees in the future, particularly in light of the rapid growth experienced by Suiza Foods since the original adoption of the 1997 Plan and the substantial additional growth contemplated by the Merger and the Country Fresh Merger.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

    In considering whether to vote for approval of the 1997 Plan, Suiza Stockholders should be aware that each of the directors and executive officers of Suiza Foods will be eligible for Option grants and Restricted Stock awards under the 1997 Plan.

    THE SUIZA BOARD UNANIMOUSLY RECOMMENDS THAT THE SUIZA STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PLAN AMENDMENT.

                                 LEGAL MATTERS

    The validity of the Suiza Common Stock to be issued by Suiza Foods pursuant to the Merger will be passed upon by Hughes & Luce, L.L.P. Certain tax matters will be passed upon by Weil, Gotshal & Manges LLP for Morningstar and by Hughes & Luce, L.L.P. for Suiza Foods. A partner with Hughes & Luce, L.L.P., beneficially owns 41,795 shares of Suiza Common Stock.

                                    EXPERTS

    The consolidated financial statements of Suiza Foods Corporation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996; the financial statements of Pre-Acquisition Velda Farms as of April 9, 1994 and December 31, 1994 and for the period from January 1, 1994 to April 9, 1994 and for the year ended December 31, 1993; the financial statements of Swiss Dairy, a Corporation, as of December 30, 1995 and December 31, 1994 and for each of the three years in the period ended December 30, 1995; and the consolidated financial statements of Country Fresh, Inc. as of March 1, 1997 and March 2, 1996 and for each of the three years in the period ended March 1, 1997, included in or incorporated by reference into this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports either appearing herein or which are incorporated herein by reference. The consolidated financial statements of Garrido & Compania, Inc. as of June 30, 1996 and 1995 and for each of the years in the three year period ended June 30, 1996 incorporated by reference into this Prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report which is incorporated herein by reference. The financial statements of Model Dairy, Inc. as of October 31, 1995 and 1994 and for the years then ended incorporated by reference into this Prospectus have been audited by Barnard, Vogler & Co., independent auditors, as stated in their report which is incorporated herein by reference. The financial statements of Dairy Fresh, L.P., a Delaware limited partnership, as of December 31, 1996 and 1995 and for the years then ended and the period from July 1, 1994 (date of acquisition) to December 31, 1994, incorporated by reference into this Prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report which is incorporated herein by reference. The combined financial statements of The Garelick Companies, as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996, incorporated by reference into this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report which is incorporated herein by reference. The consolidated financial statements of Morningstar, as of December 31, 1996 and 1995 and for each of the three years in the period ended

December 31, 1996 included in or incorporated by reference into this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. The combined financial statements of Presto Food Products, Inc. and Affiliate, as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 incorporated by reference into this Prospectus have been audited by Price Waterhouse LLP, independent auditors, as stated in their report incorporated herein by reference. Such financial statements are included herein or incorporated herein by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

    Representatives of Deloitte & Touche LLP and Arthur Andersen LLP will be present at the Suiza Special Meeting and the Morningstar Special Meeting, respectively, and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                         INDEX TO FINANCIAL STATEMENTS

SUIZA FOODS CORPORATION
  Independent Auditors' Report.......................................................        F-2
  Consolidated Balance Sheets........................................................        F-3
  Consolidated Statements of Operations..............................................        F-4
  Consolidated Statements of Stockholders' Equity....................................        F-5
  Consolidated Statements of Cash Flows..............................................        F-6
  Notes to Consolidated Financial Statements.........................................        F-7
  Condensed Consolidated Balance Sheets..............................................       F-26
  Condensed Consolidated Statements of Operations....................................       F-27
  Condensed Consolidated Statements of Cash Flows....................................       F-28
  Notes to Condensed Consolidated Financial Statements...............................       F-29

THE MORNINGSTAR GROUP INC.
  Independent Auditors' Report.......................................................       F-33
  Consolidated Balance Sheets........................................................       F-34
  Consolidated Statements of Operations..............................................       F-35
  Consolidated Statements of Stockholders' Equity....................................       F-36
  Consolidated Statements of Cash Flows..............................................       F-37
  Notes to Consolidated Financial Statements.........................................       F-39
  Condensed Consolidated Balance Sheets..............................................       F-56
  Condensed Consolidated Statements of Operations....................................       F-57
  Condensed Consolidated Statements of Cash Flows....................................       F-58
  Notes to Condensed Consolidated Financial Statements...............................       F-60

COUNTRY FRESH, INC.
  Independent Auditors' Report.......................................................       F-62
  Consolidated Balance Sheets........................................................       F-63
  Consolidated Statements of Earnings................................................       F-64
  Consolidated Statements of Shareholders' Equity....................................       F-65
  Consolidated Statements of Cash Flows..............................................       F-66
  Notes to Consolidated Financial Statements.........................................       F-67

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors

Suiza Foods Corporation

Dallas, Texas

    We have audited the accompanying consolidated balance sheets of Suiza Foods Corporation and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Suiza Foods Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

                                          Deloitte & Touche LLP

Dallas, Texas

February 18, 1997

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                                                               1996        1995
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
                                                      ASSETS

CURRENT ASSETS:
  Cash and cash equivalents...............................................................  $    8,951  $    3,177
  Accounts receivable.....................................................................      50,608      31,045
  Inventories.............................................................................      19,228      11,346
  Prepaid expenses and other current assets...............................................       2,754       1,380
  Refundable income taxes.................................................................       2,312
  Deferred income taxes...................................................................       3,672       1,448
                                                                                            ----------  ----------
    Total current assets..................................................................      87,525      48,396

PROPERTY, PLANT AND EQUIPMENT.............................................................     123,260      92,715
DEFERRED INCOME TAXES.....................................................................       8,524
INTANGIBLE AND OTHER ASSETS...............................................................     164,839      91,411
                                                                                            ----------  ----------

    TOTAL.................................................................................  $  384,148  $  232,522
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses...................................................  $   46,664  $   31,957
  Income taxes payable....................................................................       1,105       2,415
  Current portion of long-term debt.......................................................      12,876      15,578
                                                                                            ----------  ----------
    Total current liabilities.............................................................      60,645      49,950

LONG-TERM DEBT............................................................................     226,693     171,745
DEFERRED INCOME TAXES.....................................................................       3,278       1,367
COMMITMENTS AND CONTINGENCIES.............................................................
STOCKHOLDERS' EQUITY:
  Preferred stock.........................................................................
  Common stock, 10,741,729 and 6,313,479 shares issued and outstanding....................         107          63
  Additional paid-in capital..............................................................      89,337      31,023
  Retained earnings (deficit).............................................................       4,088     (21,626)
                                                                                            ----------  ----------
    Total stockholders' equity............................................................      93,532       9,460
                                                                                            ----------  ----------
    TOTAL.................................................................................  $  384,148  $  232,522
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                See notes to consolidated financial statements.

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                              1996          1995          1994
                                                                          ------------  ------------  ------------
                                                                          (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)
NET SALES...............................................................  $    520,916  $    430,466  $    341,108
COST OF SALES...........................................................       388,548       312,633       240,468
                                                                          ------------  ------------  ------------
GROSS PROFIT............................................................       132,368       117,833       100,640
OPERATING COSTS AND EXPENSES:
  Selling and distribution..............................................        70,709        64,289        54,248
  General and administrative............................................        21,913        19,277        16,935
  Amortization of intangibles...........................................         4,624         3,703         3,697
                                                                          ------------  ------------  ------------
  Total operating costs and expenses....................................        97,246        87,269        74,880
                                                                          ------------  ------------  ------------
INCOME FROM OPERATIONS..................................................        35,122        30,564        25,760
OTHER (INCOME) EXPENSE:
  Interest expense, net.................................................        17,470        19,921        19,279
  Merger and other costs................................................           571        10,238         1,660
  Other income, net.....................................................        (4,012)         (469)         (268)
                                                                          ------------  ------------  ------------
  Total other (income) expense..........................................        14,029        29,690        20,671
                                                                          ------------  ------------  ------------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY LOSS.......................        21,093           874         5,089
INCOME TAXES (BENEFIT)..................................................        (6,836)        2,450           844
                                                                          ------------  ------------  ------------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS.................................        27,929        (1,576)        4,245
EXTRAORDINARY LOSS FROM EARLY EXTINGUISHMENT OF DEBT....................         2,215         8,462           197
                                                                          ------------  ------------  ------------
NET INCOME (LOSS).......................................................  $     25,714  $    (10,038) $      4,048
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
NET EARNINGS (LOSS) PER SHARE:
  Income (loss) before extraordinary loss...............................  $       2.81  $      (0.26) $       0.69
  Extraordinary loss....................................................         (0.22)        (1.38)        (0.03)
                                                                          ------------  ------------  ------------
  Net income (loss).....................................................  $       2.59  $      (1.64) $       0.66
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
WEIGHTED AVERAGE SHARES OUTSTANDING.....................................     9,921,822     6,109,398     6,156,387
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                See notes to consolidated financial statements.

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                   COMMON STOCK         ADDITIONAL                 RETAINED
                                             -------------------------    PAID-IN                  EARNINGS
                                                SHARES       AMOUNT       CAPITAL     WARRANTS    (DEFICIT)     TOTAL
                                             ------------  -----------  -----------  -----------  ----------  ----------
                                                                       (DOLLARS IN THOUSANDS)
BALANCE, JANUARY 1, 1994...................        67,708   $       1    $  15,217    $     523   $  (15,579) $      162
  Issuance of common stock.................        11,960                    5,677                                 5,677
  Increase in market value of warrants.....                                                  57          (57)     --
  Net income...............................                                                            4,048       4,048
                                             ------------       -----   -----------       -----   ----------  ----------
BALANCE, DECEMBER 31, 1994.................        79,668           1       20,894          580      (11,588)      9,887
  Issuance of common stock.................        11,832                    5,080         (580)                   4,500
  Capital contribution (Note 11)...........                                  5,111                                 5,111
  Net loss.................................                                                          (10,038)    (10,038)
  69 for 1 stock split (Note 11)...........     6,221,979          62          (62)                               --
                                             ------------       -----   -----------       -----   ----------  ----------
BALANCE, DECEMBER 31, 1995.................     6,313,479          63       31,023       --          (21,626)      9,460
  Issuance of common stock.................     4,428,250          44       58,314                                58,358
  Net income...............................                                                           25,714      25,714
                                             ------------       -----   -----------       -----   ----------  ----------
BALANCE, DECEMBER 31, 1996.................    10,741,729   $     107    $  89,337    $  --       $    4,088  $   93,532
                                             ------------       -----   -----------       -----   ----------  ----------
                                             ------------       -----   -----------       -----   ----------  ----------

                See notes to consolidated financial statements.

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                 1996         1995         1994
                                                                              -----------  -----------  ----------
                                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................................  $    25,714  $   (10,038) $    4,048
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation............................................................        9,930        9,258       8,244
    Amortization of intangible assets, including deferred financing costs...        5,458        4,686       4,876
    Gain on the sale of assets..............................................          (21)        (265)       (177)
    Extraordinary loss from early extinguishment of debt....................        2,215        8,462         197
    Merger and other nonrecurring costs.....................................          571       10,238       1,660
    Noncash and imputed interest............................................          236        1,087         483
    Minority interests......................................................                       101         556
    Deferred income taxes...................................................       (8,895)        (414)        333
    Changes in operating assets and liabilities:
      Accounts receivable...................................................       (5,187)      (1,881)       (108)
      Inventories...........................................................       (3,346)        (599)        (73)
      Prepaid expenses and other assets.....................................         (163)       1,007        (222)
      Refundable income taxes...............................................       (2,312)
      Accounts payable and accrued expenses.................................          967          716       4,862
      Income tax payable....................................................       (1,575)         649         254
                                                                              -----------  -----------  ----------
      Net cash provided by operating activities.............................       23,592       23,007      24,933
                                                                              -----------  -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment................................      (14,022)     (10,392)     (4,784)
  Proceeds from sale of property, plant and equipment.......................          500          691         245
  Purchases of investments and other assets.................................                                (1,608)
  Cash outflows for acquisitions............................................     (111,380)      (2,425)    (61,357)
                                                                              -----------  -----------  ----------
    Net cash used in investing activities...................................     (124,902)     (12,126)    (67,504)
                                                                              -----------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of debt........................................      110,550      154,505      67,585
  Repayment of debt.........................................................      (58,304)    (154,387)    (30,906)
  Payments of deferred financing, debt restructuring and merger costs.......       (3,520)      (8,972)     (1,660)
  Issuance of common stock, net of expenses                                        58,358        4,087       5,677
  Purchase of subsidiary preferred stock and minority interests.............                    (8,332)        (61)
                                                                              -----------  -----------  ----------
    Net cash provided by (used in) financing activities.....................      107,084      (13,099)     40,635
                                                                              -----------  -----------  ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............................        5,774       (2,218)     (1,936)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............................        3,177        5,395       7,331
                                                                              -----------  -----------  ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................................  $     8,951  $     3,177  $    5,395
                                                                              -----------  -----------  ----------
                                                                              -----------  -----------  ----------

                See notes to consolidated financial statements.

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS. Suiza Foods Corporation (the "Company" or "Suiza Foods") is a manufacturer and distributor of fresh milk products, refrigerated ready-to-serve fruit drinks and coffee in Puerto Rico; fresh milk and related dairy products in Florida, California and Nevada; and packaged ice in Florida and the southwestern United States.

    On March 31, 1995, the Company became the holding company for the operations of Suiza Holdings, L.P. and subsidiaries; Velda Holdings, L.P.; Velda Holdings, Inc. and subsidiaries; and Reddy Ice Corporation (collectively, the "Combined Entities") through the issuance of 6,313,479 shares of its common stock in exchange for all of the outstanding equity interests of the Combined Entities. The Company accounted for this combination using the pooling of interests method of accounting, whereby the assets acquired and liabilities assumed are reflected in the consolidated financial statements of the Company at the historical amounts of the Combined Entities, which, in the case of Velda Farms, only includes the results of operations from April 10, 1994, the date it was acquired in a purchase business combination.

    The Company and its subsidiaries provide credit terms to customers generally ranging up to 30 days, perform ongoing credit evaluations of their customers and maintain allowances for potential credit losses based on historical experience. The preparation of financial statements requires the use of significant estimates and assumptions by management; actual results could differ from these estimates. Certain prior year amounts have been reclassified to conform to current year presentation.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company; its U.S. operating subsidiaries, Velda Farms, Inc. ("Velda Farms"), Swiss Dairy Corporation ("Swiss Dairy"), Model Dairy, Inc. ("Model Dairy") and Reddy Ice Corporation ("Reddy Ice"); and its Puerto Rico operating subsidiaries, Suiza Dairy Corporation ("Suiza Dairy"), Suiza Fruit Corporation ("Suiza Fruit"), Neva Plastics Manufacturing Corp. ("Neva Plastics") and Garrido & Compania ("Garrido") (collectively, "Suiza-Puerto Rico"). All significant intercompany balances and transactions are eliminated in consolidation.

    INVENTORIES. Pasteurized and raw milk inventories are stated at the lower of average cost or market. Raw materials, spare parts and supplies, and merchandise for resale inventories are stated at the lower of cost, using the first-in, first-out ("FIFO") method, or market. Manufactured finished goods inventories are stated at the lower of average production cost or market. Production costs include raw materials, direct labor and indirect production and overhead costs.

    PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, as follows:

ASSET                                                                    USEFUL LIFE
--------------------------------------------------------------  ------------------------------
Buildings and improvements....................................         Ten to 40 years
Machinery and equipment.......................................         Five to 20 years
Motor vehicles................................................         Five to 15 years
Furniture and fixtures........................................        Three to ten years

    Capitalized lease assets are amortized over the shorter of their lease term or their estimated useful lives. Expenditures for repairs and maintenance which do not improve or extend the life of the assets are expensed as incurred.

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTANGIBLE ASSETS. Intangible assets include the following intangibles which are amortized over their related useful lives:

INTANGIBLE ASSET                                                USEFUL LIFE
-------------------------------------------  -------------------------------------------------
Goodwill...................................  Straight-line method over 20 to 40 years
Identifiable intangible assets:
  Customer list............................  Straight-line method over seven to ten years
  Trademarks/trade names...................  Straight-line method over 30 years
  Noncompetition agreements................  Straight-line method over the terms of the agreements
Deferred financing costs...................  Interest method over the terms of the related debt (ranging from seven to 11 years)
Organization costs.........................  Straight-line method over five years

    The Company periodically assesses the net realizable value of its intangible assets, as well as all other assets, by comparing the expected future net operating cash flows, undiscounted and without interest charges, to the carrying amount of the underlying assets. The Company would evaluate a potential impairment if the recorded value of these assets exceeded the associated future net operating cash flows. Any potential impairment loss would be measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value of assets would be measured by market value, if an active market exists, or by a forecast of expected future net operating cash flows, discounted at a rate commensurate with the risk involved.

    INTEREST RATE AGREEMENTS. Interest rate swaps, caps and floors are entered into as a hedge against interest exposure of variable rate debt. Differences between amounts to be paid or received on these interest rate agreements designated as hedges are included in interest expense as payments are made or received. Gains or losses on other agreements not designated as hedges are included in income as incurred. Amounts paid to acquire interest rate caps and amounts received for interest rate floors are amortized as an adjustment to interest expense over the life of the related agreement.

    REVENUE.  Revenue is recognized when the product is shipped to the customer.

    INCOME TAXES. Since March 31, 1995, the Company's U.S. operating subsidiaries have been included in the consolidated tax return of the Company. The Company's Suiza Dairy, Suiza Fruit and Neva Plastics subsidiaries are organized as Delaware companies and are required to file separate U.S. and Puerto Rico income tax returns; however, since their operations are in Puerto Rico, they are eligible for Section 936 tax credits which may reduce or eliminate U.S. income taxes due. Garrido is organized under the laws of the Commonwealth of Puerto Rico and is only required to file a separate tax return in Puerto Rico.

    Effective January 1, 1996, substantially all of the Company's Puerto Rico operations are 90% exempt from Puerto Rico income taxes and 100% exempt from property, municipal, certain excise and other taxes, and fees pursuant to the Puerto Rico Agricultural Tax Incentives Act of 1995. Prior to this date, only the Company's Suiza Fruit and Neva Plastics subsidiaries had similar exemptions through separate tax grants in Puerto Rico. These operations are, however, subject to a 10% withholding tax on distributions from Puerto Rico to the United States.

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Prior to March 31, 1995, the Combined Entities were separate taxpayers and income taxes were provided for in the financial statements, where applicable, based on each company's separate income tax return and tax status. As a result, since certain of Suiza-Puerto Rico's operations were organized as a partnership and Reddy Ice's operations were organized as a small business corporation under Subchapter S, no income taxes were provided in the financial statements. However, had these operations been subject to corporate income taxes, available net operating losses would have been sufficient to eliminate any corporate income taxes due.

    Deferred income taxes are provided for temporary differences in the financial statement and tax bases of assets and liabilities using current tax rates. Deferred tax assets, including the benefit of net operating loss carryforwards, are evaluated based on the guidelines for realization and may be reduced by a valuation allowance.

    CASH EQUIVALENTS. The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

    EARNINGS (LOSS) PER SHARE. The Company computes earnings per share based on the weighted average number of common shares outstanding during the year, as adjusted for the stock split (Note 11), including common equivalent shares, when dilutive.

2. ACQUISITIONS

    In April 1994, the Company acquired all of the outstanding common stock of Velda Farms, Inc., a wholly owned subsidiary of The Morningstar Group, Inc. The total purchase price, including related acquisition and financing costs, was approximately $54.8 million, which was funded with the net proceeds from the issuance of common stock, the proceeds from the issuance of subordinated notes, term loan and revolving credit facility advances, and preferred stock issued to the seller. In connection with the refinancing of debt at the date of the combination, the term loan, revolving credit facility advances and preferred stock were repaid.

    In June 1994, the Company acquired Mayaguez Dairy, Inc. for a total purchase price, including costs and expenses, of approximately $7.6 million, which was funded primarily by additional term loan borrowings of $7.0 million.

    In November 1994, the Company acquired all of the net assets of the Florida Division of Flav-O-Rich, Inc. The total purchase price, including related acquisition and financing costs, was approximately $5.9 million, which was funded with revolving credit agreement borrowings, along with a subordinated note payable to the seller and an amount payable to the seller upon the final purchase price settlement, which was paid subsequent to year-end.

    In July 1996, the Company acquired all of the outstanding common stock of Garrido for approximately $35.8 million, including related acquisition and financing costs, which was funded primarily by additional term loan borrowings under the Senior Credit Facility. In connection with this acquisition, the purchase agreement requires the payment of a contingent purchase price of up to $5.5 million based on the future performance of this operation, which will be accounted for as an adjustment to the purchase price when this contingency is resolved should a payment of all or a portion of this contingent purchase price be required. In addition, as a result of the adoption of the Puerto Rico Agricultural Tax Incentives Act of 1995, as discussed in more detail in Note 10, the Company may be eligible for tax credits on a portion of its

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

2. ACQUISITIONS (CONTINUED)
investment in Garrido of between $6.2 million and $8.8 million, which are dependent on the receipt of a favorable ruling on the availability of such tax credits from the Treasury Department in Puerto Rico. Should a favorable ruling on these tax credits be received, the Company will account for these tax benefits as an adjustment of the purchase price, which would result in a reduction of goodwill.

    In September 1996, the Company acquired all of the net assets of Swiss Dairy for approximately $55.1 million, including related acquisition costs, which was funded primarily by borrowings under the revolving credit and acquisition facilities of the Senior Credit Facility.

    In December 1996, the Company acquired all of the net assets of Model Dairy, along with certain assets held by affiliates of the seller, for approximately $27.0 million, including related acquisition costs, which was funded primarily by borrowings under the acquisition facility of the Senior Credit Facility.

    In addition to the above acquisitions, during 1996, 1995 and 1994, the Company acquired certain net assets of and entered into noncompetition arrangements with 18 separate ice companies and two dairies for cash, including costs and expenses, of approximately $8.4 million in 1996, $2.4 million in 1995 and $.3 million in 1994, along with the issuance of notes payable to the sellers of approximately $.2 million in 1996, $.1 million in 1995 and $.4 million in 1994, all of which were funded by Senior Credit Facility borrowings.

    The above acquisitions were accounted for using the purchase method of accounting as of their respective acquisition dates, and accordingly, only the results of operations of the acquired companies subsequent to their respective acquisition dates are included in the consolidated financial statements of the Company. At the acquisition date, the purchase price was allocated to assets acquired, including identifiable intangibles, and liabilities assumed based on their fair market values. The excess of the total purchase prices over the fair values of the net assets acquired represented goodwill. In connection with the acquisitions, assets were acquired and liabilities were assumed as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 1996       1995        1994
                                                              ----------  ---------  ----------
                                                                       (IN THOUSANDS)
Purchase prices:
  Net cash paid.............................................  $  111,380  $   2,425  $   61,357
  Subsidiary preferred stock issued                                                       3,000
  Notes and amounts payable to seller.......................         173         91       4,495
  Cash acquired in acquisitions.............................      14,937                    142
                                                              ----------  ---------  ----------
Total purchase prices.......................................     126,490      2,516      68,994
Fair values of net assets acquired:
  Fair values of assets acquired............................      63,598      2,317      53,590
  Liabilities assumed.......................................     (14,076)               (10,924)
                                                              ----------  ---------  ----------
Total net assets acquired...................................      49,522      2,317      42,666
                                                              ----------  ---------  ----------
Goodwill....................................................  $   76,968  $     199  $   26,328
                                                              ----------  ---------  ----------
                                                              ----------  ---------  ----------

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

2. ACQUISITIONS (CONTINUED)

    The following table presents unaudited pro forma results of operations of the Company for the years ended December 31, 1995 and 1996, as if the above 1996 acquisitions had occurred at the beginning of 1995.

                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
                                                                        (IN THOUSANDS, EXCEPT
                                                                           PER SHARE DATA)
Net sales.............................................................  $  662,174  $  634,186
Income before extraordinary loss......................................      30,634       2,008
Net income (loss).....................................................      28,419      (6,454)
Earnings (loss) per share.............................................        2.86       (1.06)

    The unaudited pro forma results of operations are not necessarily indicative of what the actual results of operations of the Company would have been had the acquisitions occurred at the beginning of 1995, nor do they purport to be indicative of the future results of operations of the Company.

3. ACCOUNTS RECEIVABLE

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Trade customers, including route receivables............................  $  47,785  $  28,435
Milk industry and milk price stabilization fund.........................        168      1,839
Suppliers...............................................................        715        604
Officers and employees..................................................        554        425
Other...................................................................      2,594      1,090
                                                                          ---------  ---------
                                                                             51,816     32,393
Less allowance for doubtful accounts....................................     (1,208)    (1,348)
                                                                          ---------  ---------
                                                                          $  50,608  $  31,045
                                                                          ---------  ---------
                                                                          ---------  ---------

4. INVENTORIES

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Pasteurized and raw milk and raw materials..............................  $   7,693  $   4,278
Parts and supplies......................................................      5,584      3,105
Finished goods..........................................................      5,951      3,963
                                                                          ---------  ---------
                                                                          $  19,228  $  11,346
                                                                          ---------  ---------
                                                                          ---------  ---------

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

5. PROPERTY, PLANT AND EQUIPMENT

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Land..................................................................  $   20,104  $   15,582
Buildings and improvements............................................      45,016      33,264
Machinery and equipment...............................................      63,614      47,119
Motor vehicles........................................................      13,173       9,994
Furniture and fixtures................................................      22,360      18,219
                                                                        ----------  ----------
                                                                           164,267     124,178
Less accumulated depreciation.........................................     (41,007)    (31,463)
                                                                        ----------  ----------
                                                                        $  123,260  $   92,715
                                                                        ----------  ----------
                                                                        ----------  ----------

6. INTANGIBLE AND OTHER ASSETS

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1996       1995
                                                                         ----------  ---------
                                                                            (IN THOUSANDS)
Goodwill...............................................................  $  155,242  $  78,503
Identifiable intangibles...............................................      14,652     13,374
Deferred financing costs...............................................       5,248      6,018
Deposits and other.....................................................         724        994
                                                                         ----------  ---------
                                                                            175,866     98,889
Less accumulated amortization..........................................     (11,027)    (7,478)
                                                                         ----------  ---------
                                                                         $  164,839  $  91,411
                                                                         ----------  ---------
                                                                         ----------  ---------

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Accounts payable........................................................  $  31,005  $  21,689
Accrued payroll and benefits............................................      7,294      5,033
Accrued interest........................................................      1,413      1,845
Accrued insurance.......................................................      3,437      2,436
Other...................................................................      3,515        954
                                                                          ---------  ---------
                                                                          $  46,664  $  31,957
                                                                          ---------  ---------
                                                                          ---------  ---------

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

8. LONG-TERM DEBT

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Senior Credit Facility:
  Revolving loan facility.............................................  $    8,600  $   10,900
  Acquisition facility................................................      69,100
  Term loans..........................................................     125,000     123,750
Subordinated notes....................................................      36,000      51,101
Capital lease obligations and other...................................         869       1,572
                                                                        ----------  ----------
                                                                           239,569     187,323
Less current portion..................................................     (12,876)    (15,578)
                                                                        ----------  ----------
                                                                        $  226,693  $  171,745
                                                                        ----------  ----------
                                                                        ----------  ----------

    SENIOR CREDIT FACILITY. In September 1996, the Company amended its existing credit facility and entered into a supplemental credit facility with a group of lenders, including First Union National Bank of North Carolina, as agent, and The First National Bank of Chicago, as syndication agent, which provide for an aggregate senior credit facility (the "Senior Credit Facility") of $250.0 million comprised of (i) a $130.0 million term loan facility; (ii) a $30.0 million revolving credit facility and (iii) a $90.0 million acquisition facility. Under the terms of the Senior Credit Facility, the term loan is amortized over five and one-half years, and the revolving credit facility expires on March 31, 2000. Any amounts drawn under the acquisition facility that are outstanding on September 30, 1998, will be amortized in fifteen quarterly installments. Amounts outstanding under the Senior Credit Facility bear interest at a rate per annum equal to one of the following rates, at the Company's option: (i) the sum of a base rate equal to the higher of the Federal Funds rate plus 50 basis points or First Union National Bank of North Carolina's prime commercial lending rate, plus a margin that varies from 0 to 75 basis points depending on the Company's ratio of defined indebtedness to EBITDA (as defined in the Senior Credit Facility); or (ii) The London Interbank Offering Rate ("LIBOR") plus a margin that varies from 75 to 200 basis points depending on the Company's ratio of defined indebtedness to EBITDA. The Company pays a commitment fee on unused amounts of the revolving facility and the acquisition facility that ranges from 20 basis points to 37.5 basis points, based on the Company's ratio of defined indebtedness to EBITDA. The blended interest rate in effect at December 31, 1996, on the Senior Credit Facility was 7.2%.

    Interest is payable quarterly, and scheduled principal installments on the term loan facilities are due in quarterly installments of approximately $2.5 million through June 1997, increasing to $3.75 million on September 30, 1997, $5.0 million on September 30, 1998, $5.375 million on September 30, 1999, and $6.0 million on September 30, 2000, with the remaining unpaid balance due on March 31, 2002. Loans under the Senior Credit Facility are collateralized by substantially all assets.

    SUBORDINATED NOTES. On March 31, 1995, the Company issued subordinated notes, which carried interest rates ranging from 12% to 15%, to replace certain of the existing subordinated notes of the Combined Entities. On April 22, 1996, the Company used $15.7 million of the net proceeds from its initial public offering to repay all the outstanding principal balances of the 15% subordinated notes. The remaining subordinated notes bear interest at rates ranging from 12% to 13.5% (12.5% on a weighted

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

8. LONG-TERM DEBT (CONTINUED)
average basis), payable on a semiannual basis in March and September of each year, with semiannual principal installments due in varying amounts commencing in 2001, with the remaining unpaid principal balances due at maturity on March 31, 2004. The notes are subordinated to the loans under the Senior Credit Facility. As is discussed in Note 19, in January 1997, the Company repaid all of the outstanding principal balances of these remaining subordinated notes with a portion of the proceeds from the sale of common stock.

    OTHER DEBT. Other debt includes various promissory notes for the purchase of property, plant and equipment and capital lease obligations. The various promissory notes payable provided for interest at rates ranging from 10% to prime plus 1% and were payable in monthly installments of principal and interest until maturity, when the remaining principal balance was due. Capital lease obligations represent machinery and equipment financing obligations which are payable in monthly installments of principal and interest and are collateralized by the related assets financed.

    INTEREST RATE AGREEMENTS. The Company has five interest rate derivative agreements in place, which have been designated as hedges against the Company's variable interest rate exposure on its loans under the Senior Credit Facility. The first agreement, which has a notional amount of $14.0 million, matures in May 1997 and caps interest on LIBOR loans at 7.5%, plus the applicable LIBOR margin. The second and third agreements, each of which has a notional amount of $27.5 million and mature in June 1998, fix the interest rates on LIBOR loans at 6.0%, plus the applicable LIBOR margin. The fourth and fifth agreements, which each have a notional amount of $25.0 million and mature in December 1997, fix the interest rates on LIBOR loans at 6.01%, plus the applicable LIBOR margin. These derivative agreements provide hedges for the Senior Credit Facility loans by limiting or fixing the LIBOR interest rates specified in the Senior Credit Facility (5.6% at December 31, 1996) at the above rates until the indicated expiration dates of these interest-rate-derivative agreements. The original costs and premiums of these derivative agreements are being amortized on a straight-line basis as a component of interest expense. The Company has designated these interest rate agreements as hedges against its interest rate exposure on its variable rate loans under the Senior Credit Facility.

    The Company is exposed to market risk under these arrangements due to the possibility of exchanging a lower interest rate for a higher interest rate. The counterparties are major financial institutions, and the risk of incurring losses related to credit risk is considered by the Company to be remote.

    DEBT COVENANTS. The Company's Senior Credit Facility contains various financial and other restrictive covenants and requirements that the Company maintain certain financial ratios, including leverage (computed as the ratio of the aggregate outstanding principal amount of defined indebtedness to EBITDA, as defined), fixed charges (computed as the ratio of EBITDA to defined fixed charges), interest coverage (computed as the ratio of EBITDA to defined interest expense) and minimum net worth. The Senior Credit Facility also contains limitations on capital expenditures, investments, the payment of dividends and the incurrence of additional indebtedness and requires certain mandatory prepayments from the proceeds of certain dispositions of property.

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

8. LONG-TERM DEBT (CONTINUED)
    SCHEDULED MATURITIES. The scheduled maturities of long-term debt, which include capitalized lease obligations, at December 31, 1996, were as follows (in thousands):

1997..............................................................  $  12,876
1998..............................................................     19,544
1999..............................................................     24,348
2000..............................................................     34,826
2001..............................................................     29,206
Thereafter........................................................    118,769
                                                                    ---------
                                                                    $ 239,569
                                                                    ---------
                                                                    ---------

9. LEASES

    The Company leases certain property, plant and equipment used in its operations under both capital and operating lease agreements. Such leases, which are primarily for machinery and equipment and vehicles, have lease terms ranging from two to nine years. Certain of the operating lease agreements require the payment of additional rentals for maintenance, along with additional rentals, based on miles driven or units produced. Rent expense, including additional rent, was $8.0 million, $6.3 million and $4.5 million for the years ended December 31, 1996, 1995 and 1994, respectively.

    The composition of capital leases which are reflected as property, plant and equipment in the balance sheets is as follows:

                                                                                  DECEMBER 31,
                                                                              --------------------
                                                                                1996       1995
                                                                              ---------  ---------
                                                                                 (IN THOUSANDS)
Machinery and equipment.....................................................  $     812  $   1,370
Less accumulated amortization...............................................       (366)      (415)
                                                                              ---------  ---------
                                                                              $     446  $     955
                                                                              ---------  ---------
                                                                              ---------  ---------

    Future minimum payments at December 31, 1996, under noncancelable capital and operating leases with terms in excess of one year are summarized below (in thousands):

                                                                             CAPITAL     OPERATING
                                                                             LEASES       LEASES
                                                                           -----------  -----------
1997.....................................................................   $     185    $   4,539
1998.....................................................................         152        4,006
1999.....................................................................         112        3,188
2000.....................................................................                    2,692
2001.....................................................................                    2,216
Thereafter...............................................................                    2,770
                                                                                -----   -----------
Total minimum lease payments.............................................         449    $  19,411
                                                                                        -----------
                                                                                        -----------
Less amount representing imputed interest................................         (27)
                                                                                -----
Present value of capitalized lease obligations...........................   $     422
                                                                                -----
                                                                                -----

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

10. INCOME TAXES

    The provisions for income taxes (benefit), excluding the current tax benefits of $0.9 million and $0.7 million applicable to the extraordinary losses during 1996 and 1995, respectively, are as follows:

                                                                        YEAR ENDED DECEMBER 31,
                                                                    -------------------------------
                                                                      1996       1995       1994
                                                                    ---------  ---------  ---------
                                                                            (IN THOUSANDS)
Current taxes payable:
  Federal.........................................................  $   1,925  $   2,763  $     491
  State...........................................................        134        101         20
Deferred income taxes.............................................     (8,895)      (414)       333
                                                                    ---------  ---------  ---------
                                                                    $  (6,836) $   2,450  $     844
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    The following is a reconciliation of income taxes expense (benefit) reported in the statements of operations:

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                  1996       1995       1994
                                                               ----------  ---------  ---------
                                                                        (IN THOUSANDS)
Tax expense at statutory rates...............................  $    7,383  $     306  $   1,959
Tax benefit from tax-exempt earnings.........................      (2,711)    (1,532)    (2,745)
Tax expense from losses not subject to taxes at the corporate
  level......................................................                  1,612
Puerto Rico tax credits......................................     (11,750)
Net operating loss carryforwards.............................                    188      1,344
Nondeductible expenses.......................................                  1,841        202
Other........................................................         242         35         84
                                                               ----------  ---------  ---------
                                                               $   (6,836) $   2,450  $     844
                                                               ----------  ---------  ---------
                                                               ----------  ---------  ---------

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

10. INCOME TAXES (CONTINUED)
    The tax effects of temporary differences giving rise to deferred income tax assets and liabilities were:

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1996       1995
                                                                            ---------  ---------
                                                                               (IN THOUSANDS)
Deferred income tax assets:
  Asset valuation reserves................................................  $     244  $     326
  Nondeductible accruals..................................................      1,785      1,122
  Puerto Rico tax credits.................................................     10,076
  Net operating loss carryforwards........................................         91      1,989
  Valuation allowance.....................................................                (1,989)
                                                                            ---------  ---------
                                                                               12,196      1,448
Deferred income tax liabilities:
  Depreciation............................................................     (1,174)       312
  Amortization of intangibles.............................................     (2,177)    (1,185)
  Foreign distributions and other.........................................         73       (494)
                                                                            ---------  ---------
                                                                               (3,278)    (1,367)
                                                                            ---------  ---------
Net deferred income tax asset.............................................  $   8,918  $      81
                                                                            ---------  ---------
                                                                            ---------  ---------

    These net deferred income tax assets are classified in the consolidated balance sheet as follows:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1996       1995
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Current assets...........................................................  $   3,672  $   1,448
Noncurrent assets........................................................      8,524
Noncurrent liabilities...................................................     (3,278)    (1,367)
                                                                           ---------  ---------
                                                                           $   8,918  $      81
                                                                           ---------  ---------
                                                                           ---------  ---------

    The Company had established a valuation allowance for deferred tax assets related to net operating loss carryforwards of the Company's Suiza Dairy subsidiary in Puerto Rico, which under Puerto Rico law were only available for utilization against future taxable income of this subsidiary. Because of the continuing operating losses of this subsidiary, the Company was unable to determine that it is more likely than not that the net deferred tax assets of this subsidiary would be realized. During 1996, the deferred tax asset related to these net operating loss carryforwards and the related valuation allowance was substantially eliminated as a result of the reduction in tax rates in Puerto Rico from the Puerto Rico Agricultural Tax Incentives Act of 1995.

    In December 1995, the Commonwealth of Puerto Rico adopted the Puerto Rico Agricultural Tax Incentives Act of 1995, which reduced the effective income tax rate for qualified agricultural business from 39% to 3.9% and provided for a 50% tax credit for certain "eligible investments" in qualified agricultural businesses in Puerto Rico. During 1996, the Company made investments in its Puerto Rico dairy, fruit,

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

10. INCOME TAXES (CONTINUED)
plastics and Garrido operations, all of which were certified as qualified agricultural businesses in Puerto Rico during 1996.

    In connection with these investments, the Company believes that it has met the eligible investment criteria of this act related to its investment in its Puerto Rico dairy subsidiary. Accordingly, in 1996, the Company recognized $15.75 million in tax credits related to this qualifying investment. Of this amount, the Company (i) sold $4.0 million of tax credits to third parties, resulting in a cash gain of $3.4 million (net of a discount and related expenses), which is recorded in other income, and (ii) recognized a deferred tax asset for the remainder of the tax credit in the amount of $11.75 million, resulting in a corresponding credit to tax expense. These tax credits can be used by the Company to eliminate both Puerto Rico income taxes and the 10% Puerto Rico withholding tax on distributions from the Company's Puerto Rico operations.

    The Company is currently investigating whether its $43.0 million investment in its fruit and plastics operations will qualify for tax credits based on recent rulings by Puerto Rico tax authorities and has requested a formal ruling on the allowability of such tax credits from the Treasury Department in Puerto Rico. If a favorable ruling on the availability of these additional tax credits is obtained, the Company will recognize substantial additional tax benefits in the form of either a deferred tax asset or proceeds from the sale of such credits.

11. STOCKHOLDERS' EQUITY

    CAPITAL SHARES. Authorized capital shares of the Company include 1,000,000 shares of preferred stock with a par value of $.01 per share and 20,000,000 shares of common stock with a par value of $.01 per share. There have been no shares of preferred stock issued by the Company. The rights and preferences of preferred stock are established by the Company's Board of Directors upon issuance. On March 31, 1995, the Company issued 6,313,479 shares of common stock in exchange for all of the outstanding equity interests of the Combined Entities, including profits interests that were granted to certain individuals as compensation for services in identifying, structuring and negotiating certain acquisitions. Immediately prior to the combination date, the existing investors fixed this profits interest by mutual agreement and exchanged equity interests among investors and these individuals. In connection with this exchange, the Company recorded a compensation expense charge to merger expense of $5.1 million, which approximated the fair value of these interests, and resulted in a capital contribution in the same amount.

    COMMON STOCK SPLIT. On February 28, 1996, the Company's Board of Directors authorized a 69 for 1 stock split in the form of a common stock dividend payable to stockholders of record on February 29, 1996. All references in the consolidated financial statements to number of common shares outstanding and per share amounts, and all references to common stock issued, stock options and related prices in the notes to the consolidated financial statements have been restated to reflect the split.

    STOCK OFFERINGS. On April 22, 1996, the Company sold 3,795,000 shares of common stock, $.01 par value per share, in an initial public offering at a price to the public of $14.00 per share. Following this offering, the Company had 10,108,479 shares of common stock issued and outstanding. The public offering provided net cash proceeds to the Company of approximately $48.6 million. Of this amount, $31.1 million was used to repay senior debt, $15.7 million was used to repay the Company's 15% subordinated notes, and $1.8 million was used to pay prepayment penalties related to the early extinguishment of the 15% subordinated notes. As a result of these transactions, the Company recorded a $2.2 million extraordinary

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

11. STOCKHOLDERS' EQUITY (CONTINUED)
loss from extinguishment of debt which included $1.8 million in prepayment penalties and $1.3 million for the write-off of deferred financing costs related to the repaid debt, net of a tax benefit of $0.9 million. In addition, on August 7, 1996, the Company sold 625,000 shares of its common stock at a price of $16.00 per share in a private placement to a single investor. Following the private sale, the Company had 10,739,729 shares of common stock issued and outstanding. As is discussed in more detail in Note 19, in January 1997, the Company completed the sale of additional shares of its common stock.

    STOCK OPTION AND RESTRICTED STOCK PLANS. In connection with the combination, the Company adopted an exchange option and restricted stock plan, whereby the outstanding stock options granted by the Combined Entities were converted into options to acquire 586,523 shares of common stock on substantially the same terms as the prior options. These options are exercisable at prices ranging from $.03 to $6.79 per share, which approximated the fair market value of such shares at the date of original grant. At December 31, 1996, 577,760 of such options were outstanding, of which 480,450 were exercisable at prices ranging from $.03 to $6.79 per share. The options vest ratably in five annual increments and may be exercised, to the extent vested, over the ten-year period following the award date.

    Effective March 31, 1995, the Company also adopted the Option and Restricted Stock Plan (the "Plan"), which provides for grants of incentive and nonqualified stock options and awards of restricted stock to directors and key employees of the Company or its subsidiaries of up to 1,069,500 shares, provided that no more than 379,500 shares may be awarded as restricted stock. Under the terms of the Plan, the options vest ratably over a three-year period, except for options granted to outside directors, which vest immediately. The Plan also provides that the exercise price of stock options will not be less than the fair market value on the date of grant, and in the case of an incentive stock option granted to an employee owning more than 10% of the common stock of the Company on the date of grant, not less than 110% of the fair market value. On March 31, 1995, the Company's Board of Directors granted 474,375 options pursuant to the Plan at an exercise price per share of $10.51. In addition, during the remainder of 1995, the Company granted options for an additional 3,450 shares at the same exercise price per share. At December 31, 1995, 477,825 options were outstanding at an exercise price of $10.51 per share, of which 3,450 shares were exercisable.

    In 1996, the Company granted options to purchase 398,153 shares at exercise prices ranging from $12.32 to $17.50 per share. At December 31, 1996, 873,978 options were outstanding at exercise prices ranging from $10.51 to $17.50 per share, of which 739,035 shares were exercisable.

    Effective January 1, 1997, the Board of Directors authorized the grant of options for 141,500 shares at an exercise price of $20.25 per share.

    The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans, and accordingly, no compensation has been recognized since stock options granted under these plans were at exercise prices which approximated market value at the grant date. Had compensation expense been determined for current period stock option grants using fair value methods provided for in

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

11. STOCKHOLDERS' EQUITY (CONTINUED)
SFAS 123, the Company's pro forma net income (loss) and net earnings (loss) per common share would have been the amounts indicated below:

                                                                                             YEAR ENDED DECEMBER
                                                                                                     31,
                                                                                            ----------------------
                                                                                               1996        1995
                                                                                            ----------  ----------
                                                                                            (IN THOUSANDS, EXCEPT
                                                                                                 SHARE DATA)
Compensation cost.........................................................................  $    1,697  $      765
Net income (loss):
  As reported.............................................................................  $   25,714  $  (10,038)
  Pro forma...............................................................................      24,611     (10,543)
Net earnings (loss) per share:
  As reported.............................................................................  $     2.59  $    (1.64)
  Pro forma...............................................................................        2.48       (1.73)
Stock option share data:
  Stock options granted during period.....................................................     398,153     477,825
  Weighted average exercise price.........................................................  $    14.87  $    10.51
  Average option compensation value (a)...................................................        8.86        6.41

------------------------

(a) Calculated in accordance with the Black-Scholes option pricing model, using the following assumptions: expected volatility of 30% to 35%; expected dividend yield of 0%; expected option term of ten years and risk-free rate of return as of the date of grant which ranged from 5.64% to 7.15% based on the yield of ten-year U.S. treasury securities.

    WARRANTS. Prior to March 31, 1995, each of the Combined Entities had entered into various warrant agreements with their subordinated and junior subordinated noteholders which granted such holders the right to purchase equity interests in each of the companies. These warrants were exercisable, in whole or in part, at various dates through December 31, 2005. Immediately prior to the combination, all warrant holders exercised their warrants to acquire equity interests in the Combined Entities in consideration for aggregate proceeds of $4.1 million and received shares of the Company's common stock in the combination.

12. PENSION AND PROFIT SHARING PLANS

    The Company's subsidiaries each sponsor an employees savings and profit sharing plan. Non-union employees who have completed one or more years of service and have met other requirements pursuant to the plans are eligible to participate in the plans. The employees participating in the plans can generally make contributions to the plans of between 6% and 8% of their annual compensation, and each of the subsidiaries can elect to match such contributions. During each of the years ended December 31, 1996, 1995 and 1994, the Company expensed contributions to the plans of approximately $0.8 million.

    Certain of the Company's recently acquired subsidiaries participate in various multiemployer union pension plans, which are administered jointly by management and union representatives and which sponsor most full-time and certain part-time union employees who are not covered by the Company's other plans. The pension expense for these plans approximated $0.2 million during 1996. The Company

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

12. PENSION AND PROFIT SHARING PLANS (CONTINUED) could, under certain circumstances, be liable for unfunded vested benefits or other expenses of jointly administered union/management plans. At this time, the Company has not established any liabilities because withdrawal from these plans is not probable or reasonably possible.

13. MERGER AND OTHER COSTS

    MERGER AND OTHER COSTS. During 1995 and 1994, the Company incurred merger and other costs of $10.2 million and $1.7 million, respectively, which consisted of the costs associated with the negotiation of the merger and preparation of related merger documents and agreements, financial consulting costs and other costs related to the combination of $8.8 million and $1.4 million in 1995 and 1994, respectively; and other non-operating costs of $1.4 million and $0.3 million, respectively. During 1995, these other merger costs included a one-time $0.5 million payment to cancel an existing management consulting agreement; a one-time tax cost of $1.5 million to convert the Company's Puerto Rico operating subsidiaries to United States corporations; the write-off of $0.4 million in unamortized organization costs; and $5.1 million to recognize compensation expense related to the issuance of common stock in exchange for a negotiated profits interest (Note 12), which resulted in a capital contribution in the same amount. Other non-operating costs included $0.3 million of bank fees in 1994 related to the funding of bridge loans to repay certain indebtedness, and during 1995, $0.7 million of costs associated with several uncompleted acquisitions and $0.7 million of costs associated with an uncompleted debt offering.

    During 1996, the Company expensed non-operating costs of $0.6 million in connection with fees and expenses paid to amend its Senior Credit Facility.

    EXTRAORDINARY LOSS. During 1996, 1995 and 1994, as a result of the repayment of the outstanding indebtedness, the Company expensed approximately $2.2 million (net of income tax benefit of $0.9 million), $8.5 million (net of income tax benefit of $0.7 million) and $0.2 million, respectively, of debt issuance, legal and other costs associated with extinguishment of prior credit facilities. These amounts have been classified as an extraordinary loss in accordance with the provisions of Statement of Financial Accounting Standards No. 4, "Reporting Gains and Losses From the Extinguishment of Debt."

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

14. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
                                                                                           (IN THOUSANDS)
Cash paid for interest...........................................................  $  16,932  $  17,226  $  16,929
Cash paid for taxes..............................................................      4,662      1,432        362
Noncash transactions:
  Issuance of subsidiary preferred stock in connection with acquisitions.........                            3,000
  Issuance of subordinated notes and amounts payable to the seller in connection
    with acquisitions............................................................        173         91      4,495
Dividends payable or paid in additional preferred stock on subsidiary stock......                              197
  Distribution of investment and related debt in a bread bag manufacturer to
    shareholders of Reddy Ice....................................................                 1,534
  Acquisition of minority interest common stock and exercise of warrants                            993
  Compensation expense recorded as a capital contribution........................                 5,111
Subordinated notes issued in lieu of interest....................................        236        671        430

15. COMMITMENTS AND CONTINGENCIES

    The Company and its subsidiaries are parties, in the ordinary course of business, to certain claims and litigation. In management's opinion, the settlement of such matters is not expected to have a material impact on the consolidated financial statements.

    In addition, the Company is a party to employment agreements with certain officers which provided for minimum compensation levels and incentive bonuses along with provisions for termination of benefits in certain circumstances. The Company also entered into a consulting and noncompetition arrangement with a former officer providing for monthly payments of $12,500 for services to be rendered in the future, which expires in March 1998.

16. RELATED PARTY TRANSACTIONS

    Prior to March 31, 1995, the Company had consulting agreements with certain stockholders and affiliates requiring the payment of monthly consulting fees, plus expenses, in consideration for financial advisory and oversight services provided to it by such stockholders. These consulting agreements, which were cancelable only at the option of such stockholders over their term, were canceled in the combination. During the years ended December 31, 1995 and 1994, the Company expensed $0.2 million and $0.9 million, respectively, plus expenses under the provisions of these agreements, which are included in general and administrative expenses. In addition, the Company paid an affiliate of one of its stockholders investment banking fees of $1.1 million, along with related expenses, during the year ended December 31, 1994, for acquisition and financing services, which were included as part of the costs and expenses of the acquisition.

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

17. BUSINESS AND GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS

    Information about the Company's operations in the Dairy and Ice businesses and in different geographic areas for the three years ended December 31, 1996, is as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                           ----------------------------------
                                                              1996        1995        1994
                                                           ----------  ----------  ----------
                                                                     (IN THOUSANDS)
Net sales to unaffiliated customers:
  Dairy:
    United States........................................  $  252,826  $  175,553  $  102,073
    Puerto Rico..........................................     215,306     204,406     191,334
                                                           ----------  ----------  ----------
                                                              468,132     379,959     293,407
  Ice--United States.....................................      52,784      50,507      47,701
                                                           ----------  ----------  ----------
  Total..................................................  $  520,916  $  430,466  $  341,108
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Operating income:
  Dairy:
    United States........................................  $   11,339  $    9,125  $    4,848
    Puerto Rico..........................................      16,430      14,160      12,274
                                                           ----------  ----------  ----------
                                                               27,769      23,285      17,122
  Ice--United States.....................................      11,022      10,116       8,638
  Corporate..............................................      (3,669)     (2,837)
                                                           ----------  ----------  ----------
  Total..................................................  $   35,122  $   30,564  $   25,760
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Identifiable assets (at end of period):
  Dairy:
    United States                                          $  167,179  $   68,852  $   68,781
    Puerto Rico..........................................     152,198     119,977     125,207
                                                           ----------  ----------  ----------
                                                              319,377     188,829     193,988
  Ice--United States.....................................      47,096      40,519      44,964
  Corporate..............................................      17,675       3,174
                                                           ----------  ----------  ----------
  Total..................................................  $  384,148  $  232,522  $  238,952
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Capital expenditures:
  Dairy..................................................  $   10,229  $    6,676  $    3,364
  Ice....................................................       3,715       3,573       1,420
  Corporate..............................................          78         143
                                                           ----------  ----------  ----------
  Total..................................................  $   14,022  $   10,392  $    4,784
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Depreciation expense:
  Dairy..................................................  $    6,786  $    5,995  $    4,943
  Ice....................................................       3,115       3,263       3,301
  Corporate..............................................          29
                                                           ----------  ----------  ----------
  Total..................................................  $    9,930  $    9,258  $    8,244
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Pursuant to SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," the Company is required to disclose an estimate of the fair value of the Company's financial instruments as of December 31, 1996 and 1995. Differences between the historical presentation and estimated fair values can occur for many reasons, including taxes, commissions, prepayment penalties, make-whole provisions and other restrictions as well as the inherent limitations in any estimation technique.

    Due to their near-term maturities, the carrying amounts of accounts receivable and accounts payable are considered equivalent to fair value. In addition, because the interest rates on the Company's revolving credit and term loan facilities and certain other debt are variable, their fair values approximate their carrying values.

    Certain of the Company's long-term debt bears fixed interest rates and is privately placed with unique terms and no active market. The fair value of such long-term debt was determined by discounting future cash flows at current market yields. In addition, the Company has entered into various interest rate agreements to reduce the Company's sensitivity to changes in interest rates on its variable rate debt. The fair values of these instruments were determined based on current values for similar instruments with similar terms. The following is a summary of the asset (liability) values for both the carrying values and fair values of such instruments:

                                                                 DECEMBER 31,
                                                ----------------------------------------------
                                                         1996                    1995
                                                ----------------------  ----------------------
                                                HISTORICAL              HISTORICAL
                                                 CARRYING                CARRYING
                                                  AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                ----------  ----------  ----------  ----------
                                                                (IN THOUSANDS)
Fixed rate debt...............................  $  (36,696) $  (34,036) $  (52,472) $  (53,621)
Interest rate agreements......................                    (143)                 (1,220)

19. SUBSEQUENT EVENTS

    On January 28, 1997, the Company sold 4,270,000 shares of common stock, $.01 par value per share, in a public offering at a price to the public of $22.00 per share. Following this offering, the Company had 15,011,729 shares of common stock issued and outstanding. The public offering provided net cash proceeds to the Company of approximately $89.0 million. Of this amount, $36 million was used to repay subordinated notes and $4.3 million was used to pay prepayment penalties related to the early extinguishment of the subordinated notes, which, along with the remaining balance of unamortized deferred loan costs, will be reported as an extraordinary loss from the early extinguishment of debt in 1997. The remainder of the net proceeds were used to repay a portion of the outstanding balance of the acquisition facility of the Company's Senior Credit Facility.

    As discussed in Note 11, on April 22, 1996, and August 7, 1996, the Company sold 3,795,000 shares and 625,000 shares, respectively, of its common stock, which provided net cash proceeds to the Company of approximately $58.4 million, which was used to repay existing debt. In addition, as discussed above, on January 28, 1997, the Company sold an additional 4,270,000 shares of its common stock, which provided net cash proceeds to the Company of approximately $89.0 million, which was used to repay debt. Had these sales of common stock occurred on January 1, 1996, the supplemental pro forma net earnings per

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

19. SUBSEQUENT EVENTS (CONTINUED)
share before extraordinary losses from the early extinguishment of debt for the year ended December 31, 1996, would have decreased by $.47 to $2.34.

20. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The following is a summary of the unaudited quarterly results of operations for 1996 and 1995 (dollars in thousands, except per share data):

                                                                                QUARTER
                                                       ----------------------------------------------------------
1996                                                     FIRST       SECOND      THIRD       FOURTH    FULL YEAR
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
Net sales............................................  $  109,035  $  116,272  $  139,304  $  156,305  $  520,916
Gross profit.........................................      26,420      32,970      38,090      34,888     132,368
Income before extraordinary loss.....................         383       4,553      18,937       4,056      27,929
Net income...........................................         383       2,338      18,937       4,056      25,714
Earnings per common share:
  Income before extraordinary loss...................        0.06        0.46        1.68        0.35        2.81
  Net income.........................................        0.06        0.24        1.68        0.35        2.59

1995                                                     FIRST       SECOND      THIRD       FOURTH    FULL YEAR
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
Net sales............................................  $  104,876  $  110,029  $  110,549  $  105,012  $  430,466
Gross profit.........................................      26,207      31,046      33,439      27,141     117,833
Income (loss) before extraordinary loss..............      (9,889)      2,332       4,711       1,270      (1,576)
Net income (loss)....................................     (18,351)      2,332       4,711       1,270     (10,038)
Earnings per common share:
  Income (loss) before extraordinary loss............       (1.80)       0.37        0.75        0.20       (0.26)
  Net income (loss)..................................       (3.34)       0.37        0.75        0.20       (1.64)

    Earnings per common share calculations for each of the quarters were based on the weighted average number of shares outstanding for each period, and the sum of the quarters may not necessarily be equal to the full year earnings per common share amount.

    The results for the first quarter of 1995 included $8.8 million of merger costs related to the combination along with $8.5 million of extraordinary losses from the early extinguishment of debt repaid at the combination date.

    The results for the second quarter of 1996 include $2.2 million of extraordinary losses from the early extinguishment of debt repaid with the proceeds of the Company's initial public offering.

    The results for the third quarter of 1996 include a gain on the sale of Puerto Rico tax credits of $3.4 million and a tax benefit related to the recognition of the remaining amount of such credits of $11.8 million, partially offset by $0.6 million in financing costs related to the amendment of the Company's Senior Credit Facility.

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                        DECEMBER 31,
                                                                                            1996
                                                                                        ------------
                                                                                                       JUNE 30,
                                                                                                         1997
                                                                                                      -----------
                                                                                                      (UNAUDITED)
                                                                                             (IN THOUSANDS)
                                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents...........................................................   $    8,951    $   7,130
  Accounts receivable.................................................................       50,608       50,784
  Inventories.........................................................................       19,228       21,536
  Prepaid expenses and other current assets...........................................        2,754        3,369
  Refundable income taxes.............................................................        2,312       --
  Deferred income taxes...............................................................        3,672        3,796
                                                                                        ------------  -----------
    Total current assets..............................................................       87,525       86,615
PROPERTY, PLANT AND EQUIPMENT.........................................................      123,260      136,281
DEFERRED INCOME TAXES.................................................................        8,524        8,319
INTANGIBLE AND OTHER ASSETS...........................................................      164,839      171,091
                                                                                        ------------  -----------
    TOTAL.............................................................................   $  384,148    $ 402,306
                                                                                        ------------  -----------
                                                                                        ------------  -----------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses...............................................   $   46,664    $  42,118
  Income taxes payable................................................................        1,105        1,154
  Current portion of long-term debt...................................................       12,876       17,323
                                                                                        ------------  -----------
    Total current liabilities.........................................................       60,645       60,595
LONG-TERM DEBT........................................................................      226,693      128,150
DEFERRED INCOME TAXES.................................................................        3,278        4,928
COMMITMENTS AND CONTINGENCIES.........................................................
STOCKHOLDERS' EQUITY:
  Common stock, par value $.01 per share; 100,000,000 shares authorized, 10,741,729
    and 15,286,968 shares issued and outstanding......................................          107          153
  Additional paid-in capital..........................................................       89,337      183,263
  Retained earnings...................................................................        4,088       25,217
                                                                                        ------------  -----------
    Total stockholders' equity........................................................       93,532      208,633
                                                                                        ------------  -----------
    TOTAL.............................................................................   $  384,148    $ 402,306
                                                                                        ------------  -----------
                                                                                        ------------  -----------

           See notes to condensed consolidated financial statements.

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                           THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                                           ---------------------------  ---------------------------
                                                               1996          1997           1996          1997
                                                           ------------  -------------  ------------  -------------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

NET SALES................................................  $    116,272  $     171,694  $    225,307  $     336,819
COST OF SALES............................................        83,302        125,478       165,917        252,047
                                                           ------------  -------------  ------------  -------------
GROSS PROFIT.............................................        32,970         46,216        59,390         84,772
OPERATING COSTS AND EXPENSES:
  Selling and distribution...............................        17,180         22,102        32,682         42,244
  General and administrative.............................         4,884          7,583         9,805         16,397
  Amortization of intangibles............................         1,023          1,510         1,960          2,982
                                                           ------------  -------------  ------------  -------------
    Total operating costs and expenses...................        23,087         31,195        44,447         61,623
                                                           ------------  -------------  ------------  -------------
  INCOME FROM OPERATIONS.................................         9,883         15,021        14,943         23,149
OTHER (INCOME) EXPENSE:
  Interest expense, net..................................         3,872          2,910         8,488          6,580
  Other income, net......................................          (172)          (222)         (252)       (18,575)
                                                           ------------  -------------  ------------  -------------
    Total other (income) expense.........................         3,700          2,688         8,236        (11,995)
                                                           ------------  -------------  ------------  -------------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY LOSS........         6,183         12,333         6,707         35,144
INCOME TAXES.............................................         1,630          3,376         1,771         10,745
                                                           ------------  -------------  ------------  -------------
INCOME BEFORE EXTRAORDINARY LOSS.........................         4,553          8,957         4,936         24,399
EXTRAORDINARY LOSS FROM EARLY EXTINGUISHMENT OF DEBT.....        (2,215)      --              (2,215)        (3,270)
                                                           ------------  -------------  ------------  -------------
NET INCOME...............................................  $      2,338  $       8,957  $      2,721  $      21,129
                                                           ------------  -------------  ------------  -------------
                                                           ------------  -------------  ------------  -------------
NET EARNINGS (LOSS) PER SHARE:
  Income before extraordinary loss.......................  $       0.46  $        0.55  $       0.58  $        1.57
  Extraordinary loss.....................................         (0.22)      --               (0.26)         (0.21)
                                                           ------------  -------------  ------------  -------------
    Net income...........................................  $       0.24  $        0.55  $       0.32  $        1.36
                                                           ------------  -------------  ------------  -------------
                                                           ------------  -------------  ------------  -------------
WEIGHTED AVERAGE SHARES OUTSTANDING......................     9,921,715     16,342,250     8,455,332     15,509,388
                                                           ------------  -------------  ------------  -------------
                                                           ------------  -------------  ------------  -------------

           See notes to condensed consolidated financial statements.

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                           SIX MONTHS ENDED JUNE
                                                                                                    30,
                                                                                          -----------------------
                                                                                             1996        1997
                                                                                          ----------  -----------
                                                                                          (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..............................................................................  $    2,721  $    21,129
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.......................................................       4,479        6,512
    Amortization of intangible assets, including deferred financing costs...............       2,297        3,401
    Loss on the sales of assets.........................................................          20           38
    Extraordinary loss from early extinguishment of debt................................       2,215        3,270
    Noncash and imputed interest........................................................         236      --
    Deferred income taxes...............................................................         767        1,731
    Changes in operating assets and liabilities:
      Accounts and notes receivable.....................................................      (2,625)         104
      Inventories.......................................................................        (899)      (2,082)
      Prepaid expenses and other assets.................................................          37       (1,676)
      Accounts payable and other accrued expenses.......................................      (1,959)      (4,465)
      Income taxes payable..............................................................        (511)       5,535
                                                                                          ----------  -----------
        Net cash provided by operating activities.......................................       6,778       33,497
CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to property, plant and equipment..........................................      (7,984)      (9,067)
    Proceeds from the sale of property, plant and equipment.............................         245           67
    Cash outflows for acquisitions......................................................      (4,176)     (16,278)
                                                                                          ----------  -----------
      Net cash used in investing activities.............................................     (11,915)     (25,278)
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from the issuance of debt..................................................       8,653       28,000
    Repayment of debt...................................................................     (52,322)    (122,096)
    Payment of deferred financing costs and debt prepayment penalties...................      (1,800)      (4,970)
    Issuance of common stock, net of expenses...........................................      48,608       89,026
                                                                                          ----------  -----------
    Net cash provided by (used in) financing activities.................................       3,139      (10,040)
                                                                                          ----------  -----------
DECREASE IN CASH AND CASH EQUIVALENTS...................................................      (1,998)      (1,821)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..........................................       3,177        8,951
                                                                                          ----------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD................................................  $    1,179  $     7,130
                                                                                          ----------  -----------
                                                                                          ----------  -----------

           See notes to condensed consolidated financial statements.

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1997

1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The condensed consolidated financial statements as of June 30, 1997 and for the three month and six month periods ended June 30, 1997 and 1996 have been prepared by Suiza Foods Corporation (the "Company" or "Suiza Foods") without audit. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) to present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as of June 30, 1997 and for the three month and six month periods ended June 30, 1997 and 1996 have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. These financial statements should be read in conjunction with the Company's 1996 financial statements contained in its Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 29, 1997.

2. INVENTORIES

                                                                  AT DECEMBER 31,  AT JUNE 30,
                                                                       1996           1997
                                                                  ---------------  -----------
Pasteurized and raw milk and raw materials......................     $   7,693      $   9,795
Parts and supplies..............................................         5,584          6,067
Finished goods..................................................         5,951          5,674
                                                                       -------     -----------
                                                                     $  19,228      $  21,536
                                                                       -------     -----------
                                                                       -------     -----------

3. LONG-TERM DEBT

                                                                  AT DECEMBER 31,  AT JUNE 30,
                                                                       1996           1997
                                                                  ---------------  -----------
Senior credit facility:
  Revolving loan facility.......................................    $     8,600     $   2,800
  Acquisition loan facility.....................................         69,100        --
  Term loan facility............................................        125,000       142,000
  Subordinated notes............................................         36,000        --
Capital lease obligations and other debt........................            869           673
                                                                  ---------------  -----------
                                                                        239,569       145,473
Less: current portion...........................................        (12,876)      (17,323)
                                                                  ---------------  -----------
                                                                    $   226,693     $ 128,150
                                                                  ---------------  -----------
                                                                  ---------------  -----------

    On January 28, 1997, the Company sold 4,270,000 shares of common stock, $.01 par value per share, in a public offering (the "Offering") at a price to the public of $22.00 per share. The Offering provided net cash proceeds to the Company of approximately $89.0 million. Of this amount, $36.0 million was used to repay subordinated notes and $4.3 million was used to pay prepayment penalties related to the early extinguishment of the subordinated notes, which, along with the related balance of unamortized deferred loan costs and net of related income tax benefits, was reported as an extraordinary loss from the early extinguishment of debt. The remainder of the net proceeds were used to repay a portion of the outstanding balance of the acquisition loan facility of the Company's Senior Credit Facility.

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1997

3. LONG-TERM DEBT (CONTINUED)
    On March 5, 1997, the Company amended its Senior Credit Facility. Pursuant to this amendment, the Company's term loans were expanded from a $130.0 million facility into a $150.0 million facility. Quarterly amortization payments beginning March 31, 1997 on this facility are $4.0 million, increasing to: 1) $4.5 million on March 31, 1998; 2) $5.0 million on March 31, 1999; 3) $5.5 million on March 31, 2000; 4) $6.0 million on March 31, 2001; 5) $6.5 million on March 31, 2002, with a final installment of $24.0 million due on March 31, 2003. The Company further amended its Senior Credit Facility to increase the acquisition loan facility from $90.0 million to $100.0 million. The Company is required to pay interest only on amounts drawn under the acquisition loan facility until June 30, 1999, at which time any outstanding balance will convert into a term loan facility with scheduled amortization.

    On July 31, 1997, the Company amended its Senior Credit Facility to provide for an aggregate of $700.0 million comprised of: (i) a $150.0 million term loan;
(ii) a $50.0 million revolving credit facility; (iii) a $325.0 million revolving acquisition facility, and (iv) a $175.0 million acquisition term loan. Under the terms of the Senior Credit Facility, the $150.0 million term loan will be amortized over six years beginning September 30, 1997 and the revolving credit facility expires on September 30, 2003. The availability under the revolving acquisition facility will decrease at the end of each calendar quarter beginning December 31, 2000 by $20.3 million until December 31, 2002, when it begins reducing by $40.6 million each quarter until maturity on September 30, 2003. The $175.0 million acquisition term loan will be amortized over five years beginning December 31, 1999. Amounts outstanding under the Senior Credit Facility will bear interest at a rate per annum equal to one of the following rates, at the Company's option: (i) the sum of a base rate equal to the higher of the Federal Funds rates plus 50 basis points or First Union National Bank's prime commercial lending rate, plus a margin that varies from 0 to 50 basis points depending on the Company's ratio of defined indebtedness to EBITDA (as defined in the Senior Credit Facility); or (ii) The London Interbank Offered Rate ("LIBOR") plus a margin that varies from 75 to 150 basis points depending on the Company's ratio of defined indebtedness to EBITDA. The Company will pay a commitment fee on unused amounts of the revolving facility and the revolving acquisition facility that ranges from 20 to 37.5 basis points, based on the Company's ratio of defined indebtedness to EBITDA.

4. TAXES

    In December 1995, the Commonwealth of Puerto Rico adopted the Puerto Rico Agricultural Tax Incentives Act of 1995, which reduced the effective income tax rate for qualified agricultural businesses from 39% to 3.9% and provided for a 50% tax credit for certain "eligible investments" in qualified agricultural businesses in Puerto Rico. During 1996, the Company made investments in its Suiza-Puerto Rico dairy, fruit, plastics and coffee operations, all of which were certified as qualified agricultural businesses in Puerto Rico during 1996.

    During 1996, the Company recognized $15.75 million in tax credits related to qualifying investment made in its Puerto Rico dairy subsidiary which met the eligible investment criteria of this act. However, in 1996 the Company did not recognize any of the potential tax credits related to its investments in its Puerto Rico fruit, plastics and coffee operations since certain rulings in 1996 by Puerto Rico tax authorities created uncertainty as to whether these investments met the eligible investment criteria of the act and whether these additional tax credits had been earned.

    During the first quarter of 1997, the Company obtained a ruling from the Commonwealth of Puerto Rico confirming that its investments in its Suiza-Puerto Rico fruit and plastics subsidiaries qualified for the

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1997

4. TAXES (CONTINUED)
50% tax credit. Accordingly, in March 1997, the Company recognized a nonrecurring gain of $18.1 million, net of discounts and related expenses ($11.5 million after income taxes) for earned tax credits which at March 31, 1997, it had agreed to sell to third parties. During the second quarter of 1997, the Company completed the sale of substantially all of these tax credits to the third parties.

    The Company is currently investigating whether its investment in its coffee business will qualify for additional tax credits based on recent rulings by Puerto Rico tax authorities and is awaiting a ruling from the Treasury Department in Puerto Rico on the availability of such tax credits. If the Company ultimately qualifies for such credits, the Company will account for these tax benefits as an adjustment of the purchase price of the coffee business, which would result in a reduction of goodwill.

5. ACQUISITIONS

    During the quarter, the Company acquired four small ice businesses for total consideration of approximately $10.7 million. Estimated annual sales of these ice companies are $8.3 million. Since June 30, 1997, the Company has acquired three ice companies for approximately $5.9 million, bringing the total number of acquired ice companies in 1997 to ten, with estimated aggregate annual sales of $15.8 million.

    On July 1, 1997, the Company completed the acquisition of substantially all the assets of Dairy Fresh L.P., a Delaware limited partnership ("Dairy Fresh"), for approximately $104.5 million in cash (subject to adjustment and excluding transaction costs), plus the assumption of certain current liabilities. Dairy Fresh is a manufacturer of fresh milk and ice cream products based in Winston-Salem, North Carolina. During its fiscal year ended December 31, 1996, Dairy Fresh reported net sales of approximately $117.0 million throughout the southeastern United States. The Company will use the acquired assets to continue operating the business previously operated by Dairy Fresh. The Company financed the acquisition with borrowings under its Senior Credit Facility.

    On July 31, 1997 the Company completed the purchase of all the outstanding stock of three affiliated dairy manufacturing and distribution companies, as well as an affiliated water bottling and distribution company, and 16 affiliated plastic manufacturing companies headquartered in Franklin, Massachusetts (collectively, the "Garelick Companies"). In connection with this acquisition the Company paid aggregate cash consideration of approximately $293.7 million (subject to adjustment and excluding transaction costs) and issued 446,100 shares of common stock to acquire the outstanding stock and repay existing indebtedness of the Garelick Companies. The combined businesses operated by the Garelick Companies reported net sales of approximately $363 million during the fiscal year ended September 30, 1996. The dairy operations of the Garelick Companies are operated through Garelick Farms in Franklin, Massachusetts, Fairdale Farms in Bennington, Vermont, and Grant's Dairy in Bangor, Maine. The Garelick Companies also operate the Miscoe Springs water bottling company in Mendon, Massachusetts and 16 plastic bottle manufacturing operations located in Connecticut, Florida, Georgia, Illinois, Louisiana, Maine, Massachusetts, New Jersey, North Carolina, Ohio, Pennsylvania, Texas and Virginia. The acquisition of the Garelick Companies expands the geographic presence of the Company's dairy operations into the northeastern United States and expands the Company's operations into the related business of plastic container manufacturing.

                    SUIZA FOODS CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1997

5. ACQUISITIONS (CONTINUED)
    In connection with the acquisition of the Garelick Companies, the Company increased the size of its Senior Credit Facility from $300.0 million to $700.0 million in the aggregate (see footnote 3--Long-Term Debt).

6. STOCKHOLDERS' EQUITY

    On January 28, 1997, the Company sold 4,270,000 shares of common stock, $.01 par value per share, in a public offering at a price to the public of $22.00 per share. On March 12, 1997, the Company issued 133,000 shares of its common stock in partial consideration of the purchase of an ice company. As of June 30, 1997 the Company had 15,286,968 shares of common stock issued and outstanding.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and
Board of Directors of
The Morningstar Group Inc.:

    We have audited the accompanying consolidated balance sheets of The Morningstar Group Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Morningstar Group Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Dallas, Texas,
February 10, 1997

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
                                                                                         (DOLLARS IN THOUSANDS)
                                                     ASSETS

CURRENT ASSETS:
  Cash...............................................................................   $    4,786    $    5,811
  Receivables, net of allowance for doubtful accounts of $6,676 and $1,595,
    respectively.....................................................................       57,802        28,043
  Inventories........................................................................       25,400        11,123
  Prepaids and other.................................................................        3,015         1,597
  Deferred tax assets................................................................        7,339         3,089
  Net assets held for sale...........................................................          676           836
                                                                                       ------------  ------------
    Total current assets.............................................................       99,018        50,499

PROPERTY, PLANT AND EQUIPMENT:
  Land...............................................................................        7,843         5,713
  Buildings and improvements.........................................................       29,507        18,804
  Machinery and equipment............................................................       70,239        43,552
                                                                                       ------------  ------------
    Gross property, plant and equipment..............................................      107,589        68,069
  Less: Accumulated depreciation.....................................................      (22,807)      (17,748)
                                                                                       ------------  ------------
    Net property, plant and equipment................................................       84,782        50,321

INTANGIBLE AND OTHER ASSETS:
  Identifiable intangible assets.....................................................       73,146         1,847
  Goodwill...........................................................................       96,175        58,671
  Deferred financing costs...........................................................        2,731         1,259
  Other assets.......................................................................          139           112
                                                                                       ------------  ------------
    Total intangible and other assets................................................      172,191        61,889
                                                                                       ------------  ------------
    Total assets.....................................................................   $  355,991    $  162,709
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable...................................................................   $   32,968    $   21,488
  Accrued liabilities................................................................       39,923        15,869
  Current maturities of long-term debt...............................................        8,000         8,000
                                                                                       ------------  ------------
    Total current liabilities........................................................       80,891        45,357

LONG-TERM DEBT (net of current maturities)...........................................      177,349        36,000
OTHER LONG-TERM LIABILITIES..........................................................        3,269         1,959
DEFERRED TAX LIABILITIES.............................................................        5,694         2,070
COMMITMENTS AND CONTINGENCIES........................................................
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 50,000,000 shares authorized; 15,298,111 shares in
    1996 and 15,244,261 shares in 1995 issued........................................          153           152
  Additional paid-in capital.........................................................       73,179        71,991
  Treasury stock, at cost (767,000 shares in 1996 and 230,000 shares in 1995)........       (6,140)       (1,840)
  Retained earnings..................................................................       21,596         7,020
                                                                                       ------------  ------------
    Total stockholders' equity.......................................................       88,788        77,323
                                                                                       ------------  ------------
    Total liabilities and stockholders' equity.......................................   $  355,991    $  162,709
                                                                                       ------------  ------------
                                                                                       ------------  ------------

 The accompanying notes are an integral part of these consolidated statements.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------
                                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND
                                                                                    SHARE AMOUNTS)
NET SALES...........................................................  $     394,306  $     304,730  $     292,314
COST OF GOODS SOLD..................................................        302,801        232,948        222,145
                                                                      -------------  -------------  -------------
GROSS PROFIT........................................................         91,505         71,782         70,169

OPERATING COSTS AND EXPENSES:
  Distribution......................................................         17,056         16,120         18,689
  Selling and marketing.............................................         32,839         22,233         21,295
  General and administrative........................................         15,450         13,001         11,778
                                                                      -------------  -------------  -------------
    Total operating costs and expenses..............................         65,345         51,354         51,762
                                                                      -------------  -------------  -------------
OPERATING INCOME....................................................         26,160         20,428         18,407

INTEREST EXPENSE....................................................          3,647          3,921          4,446
AMORTIZATION OF DEFERRED FINANCING COSTS............................            379            381            351
DIVIDEND INCOME.....................................................       --                 (268)      --
OTHER INCOME, NET...................................................           (286)        (1,008)        (1,244)
                                                                      -------------  -------------  -------------
INCOME BEFORE INCOME TAXES..........................................         22,420         17,402         14,854
PROVISION FOR INCOME TAXES..........................................          7,844          6,062          5,533
                                                                      -------------  -------------  -------------
INCOME FROM CONTINUING OPERATIONS...................................         14,576         11,340          9,321

DISCONTINUED OPERATIONS:
  Income from discontinued operations...............................       --             --                  903(a)
  Gain on disposal..................................................       --                  184(b)           423(b)
                                                                      -------------  -------------  -------------
INCOME FROM DISCONTINUED OPERATIONS.................................       --                  184          1,326
NET INCOME..........................................................  $      14,576  $      11,524  $      10,647
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
EARNINGS PER COMMON SHARE:
  Continuing operations.............................................  $         .96  $         .74  $         .62
  Discontinued operations...........................................       --                  .02            .09
                                                                      -------------  -------------  -------------
  Earnings per common share.........................................  $         .96  $         .76  $         .71
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING....     15,133,887     15,245,562     15,050,538

------------------------

(a) Net of applicable tax provision of $507.

(b) Net of applicable tax provision of $216 and $2,865.

 The accompanying notes are an integral part of these consolidated statements.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                  COMMON STOCK
                                                      COMMON     AND ADDITIONAL   TREASURY    RETAINED
                                                      SHARES        PAID-IN       STOCK AT    EARNINGS
                                                      ISSUED        CAPITAL         COST     (DEFICIT)     TOTAL
                                                   ------------  --------------  ----------  ----------  ---------
                                                                       (DOLLARS IN THOUSANDS)
Balance, December 31, 1993.......................    14,287,212    $   69,684    $   --      $  (15,151) $  54,533
Exercise of stock options........................       633,585         1,622        --          --          1,622
Net income.......................................       --             --            --          10,647     10,647
                                                   ------------       -------    ----------  ----------  ---------

Balance, December 31, 1994.......................    14,920,797        71,306        --          (4,504)    66,802
Exercise of stock options........................       323,464           837        --          --            837
Purchase of treasury stock.......................       --             --            (1,840)     --         (1,840)
Net income.......................................       --             --            --          11,524     11,524
                                                   ------------       -------    ----------  ----------  ---------

Balance, December 31, 1995.......................    15,244,261        72,143        (1,840)      7,020     77,323
Exercise of stock options........................        53,850           381        --          --            381
Income tax benefits of stock options.............       --                808        --          --            808
Purchase of treasury stock.......................       --             --            (4,300)     --         (4,300)
Net income.......................................       --             --            --          14,576     14,576
                                                   ------------       -------    ----------  ----------  ---------

Balance, December 31, 1996.......................    15,298,111    $   73,332    $   (6,140) $   21,596  $  88,788
                                                   ------------       -------    ----------  ----------  ---------
                                                   ------------       -------    ----------  ----------  ---------

 The accompanying notes are an integral part of these consolidated statements.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------
                                                                                 1996        1995        1994
                                                                              ----------  ----------  ----------
                                                                                    (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from customers..............................................  $  389,101  $  306,918  $  284,605
  Interest received.........................................................         129         224         134
  Income tax refund.........................................................         156      --          --
  Cash paid to suppliers and employees......................................    (354,037)   (272,992)   (259,147)
  Interest paid.............................................................      (2,971)     (4,220)     (4,395)
  Income taxes paid.........................................................      (4,171)     (3,199)     (2,663)
                                                                              ----------  ----------  ----------
  Net cash provided by Continuing Operations................................      28,207      26,731      18,534
  Net cash used by Discontinued Operations..................................      --          --          (3,403)
                                                                              ----------  ----------  ----------
  Net cash provided by operating activities.................................      28,207      26,731      15,131

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of subsidiaries:
  Working capital...........................................................      (3,268)     --          --
  Property, plant and equipment.............................................     (29,926)     --          --
  Other assets..............................................................    (111,809)     --          --
  Other long-term (assets) liabilities......................................        (311)     --          --
                                                                              ----------  ----------  ----------
                                                                                (145,314)     --          --
                                                                              ----------  ----------  ----------
  Capital expenditures......................................................     (11,462)    (10,705)     (7,622)
  Proceeds from sale of assets..............................................      --               2          32
  Dividends received from Preferred Stock...................................      --             268      --
  Other.....................................................................         (52)      1,258         682
                                                                              ----------  ----------  ----------
  Net cash used by Continuing Operations....................................    (156,828)     (9,177)     (6,908)

  Discontinued Operations:
  Sale of Discontinued Operations...........................................      --          --          50,237
  Sale of Preferred Stock...................................................      --           3,000      --
  Capital and other expenditures............................................      --          --            (482)
                                                                              ----------  ----------  ----------
  Net cash provided by Discontinued Operations..............................      --           3,000      49,755
                                                                              ----------  ----------  ----------
  Net cash provided (used) by investing activities..........................    (156,828)     (6,177)     42,847

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................................         381         837       1,622
  Purchase of treasury stock................................................      (4,300)     (1,840)     --
  Proceeds from issuance of long-term debt..................................     160,000      --          --
  Net borrowings (repayments) under revolving credit facility...............      22,349      (1,892)    (14,783)
  Principal payments on long-term debt......................................     (50,834)    (14,000)    (45,470)
  Dividends paid............................................................      --          --            (535)
                                                                              ----------  ----------  ----------
  Net cash provided (used) by financing activities..........................     127,596     (16,895)    (59,166)

NET INCREASE (DECREASE) IN CASH.............................................      (1,025)      3,659      (1,188)

CASH, BEGINNING OF PERIOD...................................................       5,811       2,152       3,340
                                                                              ----------  ----------  ----------
CASH, END OF PERIOD.........................................................  $    4,786  $    5,811  $    2,152
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

 The accompanying notes are an integral part of these consolidated statements.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

   RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1996        1995        1994
                                                                                ----------  ----------  ----------
                                                                                      (DOLLARS IN THOUSANDS)
NET INCOME....................................................................  $   14,576  $   11,524  $   10,647

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATIONS:
    Discontinued Operations net income........................................      --            (184)     (1,326)
    Depreciation..............................................................       6,378       5,122       4,344
    Amortization of intangibles...............................................       3,291       2,700       2,632
    (Gain) loss on fixed asset retirements....................................      --          --            (243)
    Increase in deferred tax assets...........................................      (4,250)      3,635       4,222
      Change in assets and liabilities net of effects from acquisitions and divestitures of subsidiaries:
    Accounts receivable.......................................................      (5,205)      2,426      (3,707)
    Inventories...............................................................      (1,243)       (583)        987
    Prepaids and other........................................................       1,493         151       3,569
    Accounts payable..........................................................       1,747       4,225        (655)
    Accrued liabilities.......................................................       8,011      (4,076)     (1,986)
    Other long-term liabilities...............................................       3,409       1,791          50
                                                                                ----------  ----------  ----------
    Total adjustments.........................................................      13,631      15,207       7,887
                                                                                ----------  ----------  ----------
    Net cash provided by Continuing Operations................................      28,207      26,731      18,534
      Discontinued Operations:
    Discontinued Operations net income........................................      --             184       1,326
    Gain on disposal..........................................................      --            (184)       (423)
    Change in working capital.................................................      --          --          (4,914)
    Depreciation and amortization.............................................      --          --             608
                                                                                ----------  ----------  ----------
    Net cash used by Discontinued Operations..................................      --          --          (3,403)
                                                                                ----------  ----------  ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES.....................................  $   28,207  $   26,731  $   15,131
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

 The accompanying notes are an integral part of these consolidated statements.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. ORGANIZATION AND BUSINESS

    BACKGROUND

    The Morningstar Group Inc., a Delaware corporation (together with its subsidiaries, the "Company" or "Morningstar") was formed in March 1991. On April 1, 1988, the Company's predecessor, MorningStar Foods Inc., acquired substantially all of the net assets and operations of the Dairy Group of The Southland Corporation.

    BUSINESS

    The Company's Continuing Operations include its specialty operations which manufacture and market shelf stable, refrigerated and frozen food products including nationally branded products, other specialty, dairy-based cultured and ultra-pasteurized products and non-dairy based food products. Discontinued Operations include all previously divested regional dairy operations and other divested operations.

2. PRESTO FOOD PRODUCTS, INC. ACQUISITION

    On December 3, 1996, the Company acquired all of the issued and outstanding shares of capital stock of Presto Food Products, Inc. ("Presto"), a California corporation, from the shareholders of Presto pursuant to a stock purchase agreement dated as of October 20, 1996, by and among the Company, Presto and the Presto shareholders. Presto's sales for the year ended December 31, 1995, were approximately $139.5 million. Presto is a national manufacturer, marketer and distributor of non-dairy and dairy products, such as Mocha Mix non-dairy coffee creamers, Jon Donaire desserts and ice cream cakes, aerosols, bakery toppings and icings, frozen pre-whipped toppings and creamers, serving customers throughout the United States since 1937. The Company paid approximately $123.5 million in cash for the stock acquired and assumed approximately $37.4 million in related liabilities. The allocation of the purchase price was based on preliminary estimates of fair value. The final allocation may be revised if the appraised values are significantly different from the preliminary estimates. Included in the assumed liabilities is approximately $3.2 million related to costs associated with the involuntary termination and/or relocation of certain employees of the acquired company. The terminated employees represent redundant and excess personnel in the operations, marketing, selling, and general and administrative areas. This termination plan will likely be completed by the second quarter of 1997. In conjunction with the consummation of the Presto acquisition, the Company renegotiated its credit agreement. Funds provided by the renegotiated Senior Credit Agreement ("Senior Credit Agreement") were utilized to pay off existing senior debt of approximately $44.8 million, to acquire the capital stock of Presto for $123.5 million and to pay approximately $2.1 million in fees and expenses associated with the Presto acquisition. The Company accounted for the acquisition as a purchase and accordingly, Presto's results are included in the 1996 Consolidated Statement of Operations for the period December 3, 1996, through December 31, 1996.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

2. PRESTO FOOD PRODUCTS, INC. ACQUISITION (CONTINUED)
    Unaudited pro forma operating results of the Company, assuming the acquisition had been made as of January 1, 1995, follow. Such information includes adjustments to reflect additional goodwill and intangible amortization, a reduction in redundant and excess personnel related costs, additional interest expense, additional amortization of deferred financing costs and additional income tax expense.

                                                                              YEAR ENDED
                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
                                                                             (UNAUDITED)
                                                                        (DOLLARS IN THOUSANDS,
                                                                           EXCEPT PER SHARE
                                                                               AMOUNTS)
Pro forma net sales...................................................  $  528,056  $  444,202
                                                                        ----------  ----------
                                                                        ----------  ----------

Pro forma net income from Continuing Operations.......................  $   18,325  $   13,799
                                                                        ----------  ----------
                                                                        ----------  ----------

Pro forma net income..................................................  $   18,325  $   13,983
                                                                        ----------  ----------
                                                                        ----------  ----------

Pro forma earnings per share from Continuing Operations...............  $     1.21  $     0.91
                                                                        ----------  ----------
                                                                        ----------  ----------

Pro forma earnings per share..........................................  $     1.21  $     0.92
                                                                        ----------  ----------
                                                                        ----------  ----------

3. OTHER ACQUISITIONS

    WACKY WILLIE ACQUISITION

    On October 1, 1996, the Company completed the acquisition of the rights to the Wacky Willie and Killer Shake trademarks for $300,000 in cash from Killer Productions Company. There were no liabilities associated with the acquisition, nor were there any other assets included in the transaction. The Company may at its sole option, before August 1999, pay an additional $700,000 to Killer Productions representing the final portion of the purchase price. In addition, in the event net sales reach $5.0 million in any consecutive twelve-month period ending on or before August 1999, the Company will be required to pay the additional $700,000 representing the final portion of the purchase price. The funding for this purchase was provided by the Company's operations. Sales of Killer Shake are included in the 1996 Consolidated Statement of Operations for the period January 1, 1996, through December 31, 1996. The Company manufactured and sold this product under a license arrangement for the period January 1, 1996, through September 30, 1996.

    CREAM PRODUCTS ACQUISITION

    On August 1, 1996, the Company completed the purchase of substantially all of the assets of Cream Products Company ("Cream Products"), located in Chicago, Illinois. Cream Products' sales for the year ended December 31, 1995, were approximately $24.6 million. Cream Products is a manufacturer and distributor of dairy and non-dairy products primarily supplying food makers and food service customers throughout the United States since 1938. The Company paid approximately $5.9 million in cash for the assets acquired, and assumed approximately $2.3 million in related liabilities. Funds for this acquisition were provided by the Company's operations in conjunction with its revolving credit facility. The Company

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

3. OTHER ACQUISITIONS (CONTINUED)
accounted for the acquisition as a purchase and accordingly, Cream Products' results are included in the 1996 Consolidated Statement of Operations for the period August 1, 1996, through December 31, 1996.

    LA CORONA ACQUISITION

    On May 28, 1996, the Company completed the purchase of substantially all of the assets of La Corona Foods, Inc. ("La Corona"), located in Glendale, Arizona. La Corona's sales for the fiscal year ended September 30, 1995, were approximately $6.9 million. The Company paid approximately $3.4 million in cash for the assets purchased, and assumed approximately $2.5 million in related liabilities. The funding for this acquisition was provided by the Company's operations. The Company accounted for the acquisition as a purchase and accordingly, La Corona's results are included in the 1996 Consolidated Statement of Operations for the period May 29, 1996, through December 31, 1996.

    MERKTS CHEESE ACQUISITION

    On March 19, 1996, the Company completed the acquisition of substantially all of the assets of Merkts Cheese Company ("Merkts"), located in Bristol, Wisconsin. Merkts recorded approximately $10.3 million in sales for the fiscal year ending June 30, 1995. The Company paid approximately $3.6 million in cash for the assets purchased, and assumed approximately $0.4 million in liabilities. The funding for this acquisition was provided by the Company's operations. The Company accounted for the acquisition as a purchase and accordingly, Merkts' results are included in the 1996 Consolidated Statement of Operations for the period March 20, 1996, through December 31, 1996.

4. DISCONTINUED OPERATIONS

    The Company has made significant divestitures since its inception and as a result, the size and scope of the Company's operations have changed significantly. In 1991, the Company divested a novelty/ice cream operation in Texas and closed a novelty/ice cream operation in Missouri. In 1992, the Company divested a regional dairy operation and a novelty/ice cream operation, both located in Maryland. On April 13, 1994, the Company completed the divestiture of its Florida-based fluid milk operation Velda Farms Inc. ("Velda") for $51.0 million, consisting of $48.0 million in cash after working capital adjustments and $3.0 million of 9% Series A Preferred Stock (the "Preferred Stock"). The Company deferred the gain on the Preferred Stock pending realization of the gain. The majority of the cash proceeds were used to pay down external bank debt and to fund federal and state taxes generated by the gain on the sale. The sale of Velda concluded the divestiture of the Company's regional dairies which were considered a major and distinct segment of its business. As such, the operations of the regional dairies and other divested operations have been restated and presented in the consolidated financial statements to conform with discontinued operations treatment ("Discontinued Operations").

    On March 31, 1995, the Preferred Stock was redeemed by its issuer at face value plus accrued dividends. The $3.0 million gain on the stock, less applicable taxes and other reserves of $2.3 million, was reflected in Discontinued Operations in the Consolidated Statements of Operations during the first quarter of 1995. The Company also recognized $268,000 in dividends, related to the Preferred Stock, during the first quarter of 1995 which was recorded in Continuing Operations. The Company recorded an additional loss from Discontinued Operations of approximately $0.5 million, net of tax benefits, during the second quarter of 1995, related to Discontinued Operations reserves and other liabilities.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

4. DISCONTINUED OPERATIONS (CONTINUED)
    Net sales of the Discontinued Operations were $38.6 million in 1994. Interest expense of $0.4 million was allocated to Discontinued Operations during 1994. The allocation method was based upon the ratio of net assets of Discontinued Operations to the sum of consolidated net assets plus consolidated debt, less debt specifically allocated to certain of the Company's subsidiaries.

5. SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intracompany transactions and balances have been eliminated.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company sells its products to supermarkets, convenience stores, dairies, food service and institutional organizations, club stores and private label suppliers located in all 50 states and over 20 foreign countries, with a concentration of customers located in California. The Company performs ongoing credit evaluations of its customers' financial condition. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other relevant information.

    CASH AND CASH EQUIVALENTS

    The Company considers overnight investments to be cash.

    INVENTORIES

    Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventories are summarized as follows (in thousands):

                                                                            AT DECEMBER 31,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
Raw materials and supplies..............................................  $  11,767  $   5,975
Finished goods..........................................................     13,633      5,148
                                                                          ---------  ---------
  Total.................................................................  $  25,400  $  11,123
                                                                          ---------  ---------
                                                                          ---------  ---------

    Finished goods inventories include the costs of materials, labor and plant overhead.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

5. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of the assets, as follows:

                                                                                USEFUL LIFE
ASSET CATEGORY                                                                    (YEARS)
---------------------------------------------------------------------------  -----------------
Machinery and equipment....................................................       3 - 10
Buildings and improvements.................................................         25

    Property sold or retired is eliminated from the accounts in the year of disposition. Major expenditures for renewals and betterments are capitalized while maintenance and repairs are charged against income.

    IDENTIFIABLE INTANGIBLE ASSETS

    Identifiable intangible assets related to the acquisition of Favorite were added in 1993, and are being amortized over their estimated useful lives which is generally five years. Identifiable intangible assets of approximately $72.3 million were recorded in connection with the acquisitions consummated in 1996. These assets are being amortized on a straight-line basis over a range of 5-40 years. Amortization costs totaled $1.0 million in 1996, $0.7 million in 1995, and $0.7 million in 1994. Accumulated amortization was $2.8 million and $1.8 million at December 31, 1996 and 1995, respectively.

    GOODWILL

    Goodwill is amortized on a straight-line basis over a range of 25-40 years and is recorded at cost less accumulated amortization. Goodwill of approximately $39.4 million was recorded in connection with the acquisitions consummated in 1996. Amortization costs totaled $1.9 million in 1996, $1.7 million in 1995, and $1.7 million in 1994. Accumulated amortization was $10.4 million and $8.5 million at December 31, 1996 and 1995, respectively.

    DEFERRED FINANCING COSTS

    Costs incurred that relate to the issuance of indebtedness and the corresponding accumulated amortization are included in deferred financing costs in the accompanying consolidated balance sheets. Deferred financing costs related to existing debt are amortized over the life of the related debt. In conjunction with renegotiating its Senior Credit Agreement in December 1996, the Company incurred deferred financing costs of approximately $2.7 million. Accumulated amortization was $87,000 and $1.5 million at December 31, 1996 and 1995, respectively.

    ACCOUNTING FOR LONG-LIVED ASSETS

    In March 1995, the Financial Accounting Standards Board issued "SFAS" No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." This statement is effective for financial statements beginning after December 15, 1995. The Company elected to adopt the statement effective December 31, 1995. The adoption of SFAS No. 121 had no material effect on the Company's financial statements.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

5. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company continually evaluates whether events and circumstances indicate that the remaining carrying amount of an asset may not be recoverable or the remaining useful life may warrant revision. To make this evaluation, the Company uses its estimate of undiscounted future cash flows (without interest charges) over the remaining life of the asset.

    ACCRUED LIABILITIES

    Accrued liabilities consisted of the following (in thousands):

                                                                            AT DECEMBER 31,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
Accrued interest........................................................  $   1,140  $     407
Payroll and benefits (accrued wages, vacation and profit sharing).......      8,315      4,080
Restructuring accruals..................................................         60        230
Insurance accruals......................................................      5,527      5,195
Income and property taxes...............................................      5,791      1,491
Marketing and advertising...............................................      6,863      2,017
Acquisition related accruals............................................      6,290     --
Other accrued liabilities...............................................      5,937      2,449
                                                                          ---------  ---------
  Total.................................................................  $  39,923  $  15,869
                                                                          ---------  ---------
                                                                          ---------  ---------

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The financial position of the Company at December 31, 1996 and 1995, includes certain financial instruments which may have a fair value that is different from that which is currently reflected in the financial statements. However, any variation in value is insignificant.

    USE OF ESTIMATES

    The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    The Company recognizes revenue upon shipment to customers.

    DERIVATIVE FINANCIAL INSTRUMENTS

    The Company has not entered into any derivatives or other speculative financial instruments as of December 31, 1996.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

5. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    Deferred income taxes reflect the tax effect of temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes and are measured by applying currently enacted tax laws. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    OTHER INCOME

    Other income primarily consists of royalty revenue.

    EARNINGS PER COMMON SHARE

    The earnings per common share is computed based on the fully diluted weighted average number of shares of the Company's common stock and common stock equivalents outstanding during the period. Common stock equivalents represent the dilutive effect of the assumed exercise of certain outstanding stock options.

    FINANCIAL STATEMENT PRESENTATION

    Certain prior year balances have been reclassified to conform to the current year presentation.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

6. INCOME TAXES

    The components of the provision for income taxes from Continuing Operations are as follows (in thousands):

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1996       1995       1994
                                                                   ---------  ---------  ---------
Current..........................................................  $   6,271  $   1,879  $     272
Deferred.........................................................       (340)     3,448      4,163
State............................................................      1,913        735      1,098
                                                                   ---------  ---------  ---------
Provision for income taxes.......................................  $   7,844  $   6,062  $   5,533
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    Temporary differences and carryforwards which give rise to a significant portion of net deferred income tax assets are as follows (in thousands):

                                                                           YEAR ENDED DECEMBER
                                                                                   31,
                                                                           --------------------
                                                                             1996       1995
                                                                           ---------  ---------
Deferred tax assets:  Net operating loss carryforward....................  $  --      $     385
  Accrued vacation.......................................................        588        504
  Accrued workers' compensation..........................................      1,671      1,397
  Acquisition reserves...................................................      2,394     --
  Other insurance reserves...............................................        666        657
  Restructuring reserves.................................................        350        396
  Other accrued expenses and reserves....................................      2,182      1,454
  Other deferred tax assets..............................................        600      2,340
                                                                           ---------  ---------
    Total deferred tax assets............................................      8,451      7,133
Deferred tax liabilities: Accelerated depreciation and amortization......      6,759      2,901
  Other deferred tax liabilities.........................................         47        140
                                                                           ---------  ---------
    Total deferred tax liabilities.......................................      6,806      3,041
Valuation allowance......................................................     --         (3,073)
                                                                           ---------  ---------
  Net deferred tax assets................................................      1,645      1,019
  Noncurrent deferred tax liabilities....................................     (5,694)    (2,070)
                                                                           ---------  ---------
  Current deferred tax assets............................................  $   7,339  $   3,089
                                                                           ---------  ---------
                                                                           ---------  ---------

    The Company reduced goodwill by approximately $21,000, $5.6 million and $4.2 million for the years ended December 31, 1996, 1995 and 1994, respectively, representing realization of deferred tax assets created prior to the Company's financial restructuring transaction.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

6. INCOME TAXES (CONTINUED)
    The provision for income taxes was different from the amount computed using the statutory income tax rate for the reasons set forth in the following table (in thousands):

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1996       1995       1994
                                                                ---------  ---------  ---------
Provision computed at statutory rate..........................  $   7,846  $   5,917  $   5,050
State income taxes............................................      1,243      1,025        905
Tax on non-deductible goodwill amortization...................        486        473        516
Utilization of previously unrecognized deferred tax assets....     (2,265)    (1,405)    (1,107)
Other.........................................................        534         52        169
                                                                ---------  ---------  ---------
Provision for income taxes....................................  $   7,844  $   6,062  $   5,533
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

7. LONG-TERM DEBT

    The Company's long-term debt consists of the following (in thousands):

                                                                            AT DECEMBER 31,
                                                                         ---------------------
                                                                            1996       1995
                                                                         ----------  ---------
Senior term loan.......................................................  $  160,000  $  41,000
Revolving credit facility..............................................      22,349     --
Industrial development revenue bonds...................................       3,000      3,000
                                                                         ----------  ---------
  Total long-term debt.................................................     185,349     44,000
  Less: Current maturities.............................................      (8,000)    (8,000)
                                                                         ----------  ---------
  Long-term debt, net of current maturities............................  $  177,349  $  36,000
                                                                         ----------  ---------
                                                                         ----------  ---------

    Maturities of long-term debt at December 31, 1996, are as follows (in thousands):

1997..............................................................................  $    8,000
1998..............................................................................      15,000
1999..............................................................................      20,000
2000..............................................................................      30,000
2001..............................................................................      35,000
Thereafter........................................................................      77,349
                                                                                    ----------
  Total maturities................................................................  $  185,349
                                                                                    ----------
                                                                                    ----------

    SENIOR TERM LOAN AND REVOLVING CREDIT FACILITY

    On December 2, 1996, in conjunction with the Presto acquisition, the Company renegotiated a $220.0 million credit agreement ("Senior Credit Agreement"). Funding provided by the Senior Credit Agreement was utilized to acquire the capital stock of Presto for approximately $123.5 million, to pay off

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

7. LONG-TERM DEBT (CONTINUED)
the existing senior debt of approximately $44.8 million and to pay $2.1 million in fees and expenses associated with the Presto acquisition.

    The base interest rate on the Term Loan and the Revolver is the prime rate plus an applicable margin spread. Both facilities have alternative rate options based upon applicable margin spreads above the London Interbank Offered Rate ("LIBOR"). At December 31, 1996, $160.0 million in borrowings under the Term Loan were outstanding at an interest rate of 6.95% and $22.4 million in borrowings were outstanding under the Revolver at an interest rate of 6.99%. Borrowings under these lending facilities are secured by virtually all of the assets of the Company. Up to $15.0 million in letters of credit may be issued under the Revolver, of which $8.8 million was issued and outstanding at December 31, 1996. As of December 31, 1996, approximately $28.8 million was additionally available to the Company under the $60.0 million Revolver. A fee of 1.5% per year is charged on outstanding letters of credit. A 0.42% per year commitment fee on uncommitted funds is payable quarterly. The Revolver matures on December 1, 2002, coincident with the scheduled maturity of the Term Loan. The Senior Credit Agreement contains numerous covenants pertaining to management and operations of the Company including, among other restrictions, limitations on the amount of annual capital expenditures as well as specification of certain maximum leverage ratios, minimum fixed charge coverage ratios and minimum net worth. The Senior Credit Agreement also requires mandatory prepayment of the loans under certain conditions such as the sale of assets, excess cash flow, the issuance of new debt or equity and the receipt of certain other cash proceeds.

    During April 1994, the Company completed the sale of Velda for approximately $51.0 million, consisting of $48.0 million in cash after working capital adjustments and $3.0 million in 9% Series A Preferred Stock. In conjunction with the sale, the Company paid down approximately $36.7 million of its then existing senior term loan and $11.8 million of its then existing revolver.

    The Company was in compliance with all financial covenants as of December 31, 1996.

    INDUSTRIAL DEVELOPMENT REVENUE BONDS

    The industrial development revenue bonds were issued on December 14, 1988, to fund the construction of a waste water treatment facility at the Company's Frederick, Maryland, processing plant. The bonds mature on December 1, 2003, and bear interest that fluctuates weekly based upon market factors. The interest rate in effect for these bonds on December 31, 1996, was 4.30%.

8. EMPLOYEE BENEFIT PLANS

    RETIREMENT PLANS

    The Company has adopted a defined contribution profit sharing plan for the purpose of providing retirement benefits for eligible non-union employees. At December 31, 1996, eligible employees totaled 363, of which 214 were participants in the plan. Contributions are made by the Company and by plan participants. Company contributions are allocated to the participants on the basis of individual contributions, the age of the participant and the number of years that the participant has been in the plan. During 1996 the Company also contributed to two single-employer and five multi-employer pension/retirement

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

8. EMPLOYEE BENEFIT PLANS (CONTINUED)
plans under the terms of various union contracts, which covered 778 of its 1,403 employees at December 31, 1996. The number of union pension plans and the portion of employees covered has varied from year to year. Contributions to these pension plans are as follows (in thousands):

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1996       1995       1994
                                                                   ---------  ---------  ---------
Defined contribution profit sharing plan.........................  $     416  $     250  $     230
Union pension plans..............................................      1,445      1,182      1,122

    POST-RETIREMENT BENEFIT PLANS

    In December 1990, the Financial Accounting Standards Board issued its standard on accounting for post retirement benefits other than pensions. This standard requires that the expected cost of these benefits must be charged to expense during the years that the employees render service. The cost of providing these benefits has been primarily paid by non-union retirees and the Company's calculation of its obligation is not material as of December 31, 1996.

    The Company's union employees participate in various defined contribution union plans that provide health care and other welfare benefits during their employment and after retirement. Amounts charged to expense and contributed to these health and welfare plans totaled approximately $2.0 million in 1996, $2.0 million in 1995, and $2.6 million in 1994. Having made these payments, no remaining obligations exist for these years under the union plans.

9. COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases certain plant facilities and related equipment and vehicles under operating lease arrangements. Lease expense pursuant to such arrangements was approximately $4.3 million in 1996, $3.2 million in 1995, and $3.0 million in 1994.

    The following is a summary of future minimum annual lease payments under noncancelable operating lease obligations as of December 31, 1996 (in thousands):

                                                                      YEAR ENDING DECEMBER 31,
                                                                      ------------------------
1997................................................................         $    3,893
1998................................................................              3,469
1999................................................................              2,557
2000................................................................              1,965
2001................................................................                693
Thereafter..........................................................              1,383
                                                                                -------
  Total.............................................................         $   13,960
                                                                                -------
                                                                                -------

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

9. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    EMPLOYMENT AGREEMENTS

    As of December 31, 1996, the Company had entered into employment agreements with certain key management personnel which provide for annual compensation and benefits and also provide for certain severance payments to be made to such individuals in the event of a change in control (as defined) of the Company or the involuntary termination of such individuals for reasons other than cause (as defined). As of December 31, 1996, the maximum amount payable under these employment agreements was approximately $4.6 million in the aggregate.

    LITIGATION

    From time to time the Company is subject to litigation in the ordinary course of its business. In connection with the divestitures of certain of the Company's operations, the Company assumed certain obligations of indemnification, none of which is believed to be material to the Company. The Company maintains insurance in respect of certain losses that may result from its current or future operations. The Company believes that the outcome of any existing litigation, after considering the indemnities and insurance related to such litigation, would not have a material impact on its business, financial condition or results of operations.

10. RELATED PARTY TRANSACTIONS

    HICKS MUSE

    The Company had previously entered into a financial advisory agreement dated March 1, 1991, as amended, pursuant to which Hicks Muse provided financial advisory services to the Company. Effective September 30, 1995, this agreement was terminated. As compensation for such services, the Company paid Hicks Muse an advisory fee, together with all reasonable expenses incurred in connection therewith. The Company paid advisory fees of $150,000 and $114,000 in 1995 and 1994, respectively, and reimbursed Hicks Muse approximately $28,000 and $37,000 for expenses for each year, respectively. Hicks Muse was also paid a fee of $300,000 relating to the sale of Velda.

11. EQUITY

    EMPLOYEE AND DIRECTOR STOCK OPTIONS

    The Company has several stock-based compensation plans, which are described below. The Company applies Accounting Principles Board ("APB") Opinion 25 and related Interpretations in accounting for its stock-based compensation plans. In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which, if fully adopted by the Company, would change the methods the Company applies in recognizing the cost of its stock-based compensation plans. Adoption of the cost recognition provisions of SFAS 123 is optional and the Company has decided not to elect these provisions. However, pro forma disclosures as if the Company had adopted these cost recognition provisions in 1995 are required for fiscal years beginning after December 15, 1995. The Company has elected to provide these disclosures for its fiscal year which began on January 1, 1996.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

11. EQUITY (CONTINUED)
    1991 STOCK OPTION PLAN

    In March 1991, the Company established the 1991 Incentive and Nonstatutory Stock Option Plan which provides for the issuance of options to purchase 999,999 shares of common stock to key employees of the Company. At December 31, 1996, 769,941 tenure options and 228,258 incentive options had been granted to employees. Upon completion of the common stock offering in 1992, the incentive options became vested, resulting in compensation expense of $1.1 million. The exercise price for all options granted was $2.56 per share, which was the fair market value of the options at the date of issuance. The options expire ten years after the date of their issuance.

    1992 STOCK OPTION PLAN

    In July 1992, the Company established the 1992 Incentive and Nonstatutory Stock Option Plan which provides for the issuance of options to purchase 181,818 shares of common stock to key employees of the Company. At December 31, 1996, 175,000 options had been granted to employees. The exercise price for 25,000 of the options granted in 1992 is $9.00 per share, which was the fair market value of the options at the date of issuance. The exercise price for 120,000 of the options granted in 1994 is $7.00 per share, which was the fair market value of the options at the date of issuance. The exercise price for 30,000 of the options granted in 1995 is $6.75 per share, which was the fair market value of the options at the date of issuance. The options granted in 1992 become exercisable over a three-year period and expire ten years after the date of their issuance. One-third of the options granted in 1994 became exercisable on the date of issuance, while the remaining options vest in equal amounts over two years. The options granted in 1995 vest ratably over a three-year period. The options granted in 1994 and 1995 expire ten years after the date of their issuance. Under this plan, 14,000 options had been exercised as of December 31, 1996.

    1992 DIRECTOR STOCK OPTION PLAN

    In April 1992, the Company established the 1992 Director Stock Option Plan which provides for the issuance of options to purchase 39,062 shares of common stock to non-employee directors of the Company. At December 31, 1996, 39,062 options had been granted to non-employee directors. The exercise price for these options is $2.56 per share, which was the fair market value of the options at the date of issuance. The options become exercisable over a three-year period and expire ten years after the date of their issuance. As of December 31, 1996, no options under this plan had been exercised.

    1994 STOCK OPTION PLAN

    In June 1994, the Company established the 1994 Incentive and Nonstatutory Stock Option Plan which provides for the issuance of options to purchase 250,000 shares of common stock to key employees of the Company. At December 31, 1996, 231,000 options had been granted to employees. The exercise price for 195,000 of the options granted in 1994 is $7.00 per share, which was the fair market value of the options at the date of issuance. The exercise price for 24,000 of the options granted in 1995 is $8.00 per share, which was the fair market value of the options at the date of issuance. An additional 12,000 options were granted in 1996 under this plan at exercise prices of $9.50 (6,000 options) and $10.00 (6,000 options), which were the fair market values of the options on each issuance date. These options become exercisable over a three-year period and expire ten years after the date of their issuance. Under this plan, 26,000 options had been exercised as of December 31, 1996.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

11. EQUITY (CONTINUED)
    1996 STOCK OPTION PLAN

    In May 1996, the Company amended the 1994 Incentive and Nonstatutory Stock Option Plan to provide for the issuance of options to purchase up to 1,440,000 shares of common stock to key employees of the Company. At December 31, 1996, 1,212,000 options had been granted to employees. The exercise price for these options is $10.25 per share, which was the fair market value of the options at the date of issuance. 387,000 of the options become exercisable over a three-year period and 825,000 of the options became exercisable on the date of issuance. These options expire ten years after the date of their issuance. As of December 31, 1996, no options under this plan had been exercised.

    1996 DIRECTOR STOCK OPTION PLAN

    In May 1996, the Company established the 1996 Director Stock Option Plan which provides for the issuance of options to purchase 50,000 shares of common stock to non-employee directors of the Company. At December 31, 1996, 40,000 options had been granted to non-employee directors. The exercise price for these options is $10.25 per share, which was the fair market value of the options at the date of issuance. The options become exercisable over a three-year period and expire ten years after the date of their issuance. As of December 31, 1996, no options under this plan had been exercised.

    CHAIRMAN OPTION PLAN

    On February 15, 1994, the Compensation Committee of the Company's Board of Directors approved the issuance of options to purchase 600,000 shares of common stock of the Company to C. Dean Metropoulos, Chairman and CEO of the Company. As of December 31, 1996, 600,000 options had been granted to Mr. Metropoulos. The exercise price for these options is $6.50 per share, which was the fair market value of the options at the date of issuance. One-third of these options became exercisable on the date of issuance, while the remaining options vested in equal amounts over two years. The options expire ten years after the date of their issuance. As of December 31, 1996, no options under this plan had been exercised.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

11. EQUITY (CONTINUED)
    SUMMARY OF OPTIONS (NUMBER OF OPTIONS)

                                                                1992                                                1996
                                                              DIRECTOR                   CHAIRMAN                 DIRECTOR
                                    1991 PLAN    1992 PLAN      PLAN       1994 PLAN       PLAN      1996 PLAN*     PLAN
                                   -----------  -----------  -----------  -----------  ------------  -----------  ---------
Outstanding at December 31,
  1994...........................     335,413      176,000       39,062      210,000       600,000       --          --
Granted in 1995..................      --           30,000       --           81,000        --           --          --
Canceled in 1995.................     (13,049)     (31,000)      --          (70,000)       --           --          --
Exercised in 1995................    (311,464)      --           --           (2,000)       --           --          --
                                   -----------  -----------  -----------  -----------  ------------  -----------  ---------

Outstanding at December 31,
  1995...........................      10,900      175,000       39,062      219,000       600,000       --          --
Granted in 1996..................      --           --           --           12,000        --        1,212,000      40,000
Canceled in 1996.................      --           --           --           --            --           --          --
Exercised in 1996................      (5,850)     (14,000)      --          (24,000)       --           --          --
                                   -----------  -----------  -----------  -----------  ------------  -----------  ---------

Outstanding at December 31,
  1996...........................       5,050      161,000       39,062      207,000       600,000    1,212,000      40,000
                                   -----------  -----------  -----------  -----------  ------------  -----------  ---------
                                   -----------  -----------  -----------  -----------  ------------  -----------  ---------
Exercisable at December 31,
  1995...........................      10,900      105,000       39,062       52,000       600,000       --          --
                                   -----------  -----------  -----------  -----------  ------------  -----------  ---------
                                   -----------  -----------  -----------  -----------  ------------  -----------  ---------
Exercisable at December 31,
  1996...........................       5,050      141,000       39,062      119,000       600,000      825,000      --
                                   -----------  -----------  -----------  -----------  ------------  -----------  ---------
                                   -----------  -----------  -----------  -----------  ------------  -----------  ---------

------------------------

*   Granted under 1994 Stock Option Plan as amended.

    PRO FORMA NET INCOME AND EARNINGS PER COMMON SHARE

    Had the compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS 123, the Company's net income and earnings per common share for 1996 and 1995 would approximate the pro forma amounts below (in thousands, except per share data):

                                     AS REPORTED    PRO FORMA    AS REPORTED    PRO FORMA
                                     DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                         1996          1996          1995          1995
                                     ------------  ------------  ------------  ------------
Net income.........................   $   14,576    $   10,770    $   11,524    $   11,460
Earnings per common share..........          .96           .72           .76           .75

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

11. EQUITY (CONTINUED)
    Pro forma charges to expense for options granted in 1996 and 1995 are as follows (in thousands):

                                                       1996                     CHARGE
                                                      ANNUAL    1995 ANNUAL  ALLOCABLE TO     TOTAL
                                                      CHARGE      CHARGE     FUTURE YEARS    CHARGE
                                                     ---------  -----------  -------------  ---------
1995 Stock options.................................  $     104   $      64     $     144    $     312
1996 Stock options.................................      3,702      --             1,573        5,275
                                                     ---------         ---        ------    ---------
  Total............................................  $   3,806   $      64     $   1,717    $   5,587
                                                     ---------         ---        ------    ---------
                                                     ---------         ---        ------    ---------

    The fair value of each option grant is estimated on the date of grant using the Modified Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996 and 1995, respectively: risk free interest rates of 6.47% and 6.65%; expected dividend yields of 0.00% and 0.00%; expected lives of 4.0 years and 4.0 years; expected volatility of 40.31% and 39.86%. The weighted average fair value of options granted in 1996 and 1995 was $10.31 and $6.93, respectively. The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995.

    STOCK REPURCHASE PROGRAM

    On June 21, 1995, the Company's Board of Directors announced that it had approved a plan pursuant to which the Company may repurchase up to $20.0 million of its common stock. The purchases will be effected through open market transactions or negotiated transactions from time to time, depending on the market price of the stock and other factors. As of December 31, 1995, 230,000 shares had been repurchased by the Company at a cost of $1.8 million. As of December 31, 1996, the Company had purchased an additional 537,000 shares at a cost of $4.3 million.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    Quarterly financial information for the years ended December 31, 1996 and 1995, is as follows:

                                                        FIRST     SECOND      THIRD      FOURTH
                                                       QUARTER    QUARTER    QUARTER    QUARTER
                                                      ---------  ---------  ---------  ----------
DOLLARS IN THOUSANDS:
  Net sales..............................       1996  $  81,724  $  85,693  $  99,869  $  127,020
                                                1995     71,893     74,882     73,167      84,788

  Gross profit...........................       1996     19,386     19,996     20,588      31,535
                                                1995     17,269     17,718     16,295      20,500

  Income from Continuing Operations......       1996      2,831      3,463      3,027       5,255
                                                1995      2,269      2,846      2,316       3,909

  Income (loss) from Discontinued
    Operations...........................       1996     --         --         --          --
                                                1995        694       (510)    --          --

  Net income.............................       1996      2,831      3,463      3,027       5,255
                                                1995      2,963      2,336      2,316       3,909

PER COMMON SHARE:

  Income from Continuing Operations......       1996  $    0.19  $    0.23  $    0.20  $     0.34
                                                1995       0.15       0.19       0.15        0.25

  Income (loss) from Discontinued
    Operations...........................       1996     --         --         --          --
                                                1995       0.05      (0.03)    --          --

Net income...............................       1996       0.19       0.23       0.20        0.34
                                                1995       0.20       0.16       0.15        0.25

Market price range:

  High...................................       1996      10.00      12.25      11.88       20.00
  Low....................................       1996       7.88       9.13      10.25       11.88

  High...................................       1995       7.50       8.00       9.25        9.00
  Low....................................       1995       5.50       6.38       6.38        7.50

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                         JUNE 30,    ------------
                                                                                           1997
                                                                                        -----------
                                                                                        (UNAUDITED)
                                                     ASSETS
CURRENT ASSETS:
  Cash................................................................................   $   2,167    $    4,786
  Receivables, net of allowance for doubtful accounts of $8,852 and $6,676............      48,038        57,802
  Inventories.........................................................................      25,689        25,400
  Prepaids and other..................................................................       2,599         3,015
  Deferred tax assets.................................................................       7,339         7,339
  Net assets held for sale............................................................         630           676
                                                                                        -----------  ------------
    Total current assets..............................................................      86,462        99,018

PROPERTY, PLANT AND EQUIPMENT:
  Land................................................................................      12,551         7,843
  Buildings...........................................................................      35,131        29,507
  Machinery and equipment.............................................................      80,189        70,239
                                                                                        -----------  ------------
    Gross property, plant and equipment...............................................     127,871       107,589
  Less: Accumulated depreciation......................................................     (27,163)      (22,807)
                                                                                        -----------  ------------
    Net property, plant and equipment.................................................     100,708        84,782

INTANGIBLE AND OTHER ASSETS:
  Identifiable intangible assets......................................................      71,808        73,146
  Goodwill............................................................................      90,189        96,175
  Deferred financing costs............................................................       2,495         2,731
  Other assets........................................................................         661           139
                                                                                        -----------  ------------
    Total intangible and other assets.................................................     165,153       172,191
                                                                                        -----------  ------------
TOTAL ASSETS..........................................................................   $ 352,323    $  355,991
                                                                                        -----------  ------------
                                                                                        -----------  ------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable....................................................................   $  27,102    $   32,968
  Accrued liabilities.................................................................      36,364        39,923
  Current portion of long-term debt...................................................      11,500         8,000
                                                                                        -----------  ------------
    Total current liabilities.........................................................      74,966        80,891

LONG-TERM DEBT (net of current maturities)............................................     169,200       177,349

OTHER LONG-TERM LIABILITIES...........................................................       3,020         3,269

DEFERRED TAX LIABILITIES..............................................................       5,694         5,694

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 50,000,000 shares authorized; 15,382,942 shares in
    1997 and 15,261,061 shares issued in 1996.........................................         153           153
  Additional paid-in capital..........................................................      73,873        73,179
  Treasury stock, at cost (767,000 shares in 1997 and 1996)...........................      (6,140)       (6,140)
  Retained earnings...................................................................      31,557        21,596
                                                                                        -----------  ------------
    Total stockholders' equity........................................................      99,443        88,788
                                                                                        -----------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............................................   $ 352,323    $  355,991
                                                                                        -----------  ------------
                                                                                        -----------  ------------

 The accompanying notes are an integral part of these consolidated statements.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

          (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                JUNE 30,                      JUNE 30,
                                                      ----------------------------  ----------------------------
                                                          1997           1996           1997           1996
                                                      -------------  -------------  -------------  -------------
NET SALES...........................................  $     140,374  $      85,693  $     270,672  $     167,417
  Cost of goods sold................................        100,953         65,698        196,022        128,036
  Selling, distribution, and general and
    administrative..................................         26,337         14,239         51,223         28,737
                                                      -------------  -------------  -------------  -------------
OPERATING INCOME....................................         13,084          5,756         23,427         10,644

OTHER (INCOME) AND EXPENSES:
  Interest expense..................................          3,310            645          6,562          1,342
  Amortization of deferred financing costs..........            116             95            236            190
  Other income, net.................................           (131)          (191)          (249)          (382)
                                                      -------------  -------------  -------------  -------------
INCOME BEFORE INCOME TAXES..........................          9,789          5,207         16,878          9,494
  Provision for income taxes........................          4,012          1,744          6,917          3,200
                                                      -------------  -------------  -------------  -------------
NET INCOME..........................................  $       5,777  $       3,463  $       9,961  $       6,294
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
EARNINGS PER COMMON SHARE...........................  $         .37  $         .23  $         .64  $         .42
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING.......................................     15,716,000     14,724,000     15,643,651     14,778,316

 The accompanying notes are an integral part of these consolidated statements.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                                                                              SIX MONTHS ENDED
                                                                                                  JUNE 30,
                                                                                           -----------------------
                                                                                              1997         1996
                                                                                           -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from customers...........................................................  $   280,622  $  169,021
  Interest received......................................................................           35         127
  Income tax refund......................................................................      --              156
  Cash paid to suppliers and employees...................................................     (245,771)   (148,572)
  Interest paid..........................................................................       (7,415)     (1,617)
  Income taxes paid......................................................................       (7,773)     (2,807)
                                                                                           -----------  ----------

NET CASH PROVIDED BY OPERATING ACTIVITIES................................................       19,698      16,308

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of subsidiary: Working capital.............................................       (1,290)       (125)
  Property, plant and equipment..........................................................       (1,559)     (3,613)
  Other assets...........................................................................       (4,151)     (3,315)
                                                                                           -----------  ----------

    Net cash used by acquisition of subsidiary...........................................       (7,000)     (7,053)

  Capital expenditures...................................................................      (10,121)     (4,455)
  Proceeds from sale of fixed assets.....................................................           19      --
  Other..................................................................................       (1,260)      1,173
                                                                                           -----------  ----------
NET CASH USED BY INVESTING ACTIVITIES....................................................      (18,362)    (10,335)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock.................................................          694         118
  Net payments under revolving credit facility...........................................         (649)     --
  Payments on long-term debt.............................................................       (4,000)     (4,000)
  Purchase of treasury stock.............................................................      --           (4,300)
                                                                                           -----------  ----------

NET CASH USED BY FINANCING ACTIVITIES....................................................       (3,955)     (8,182)
                                                                                           -----------  ----------

NET DECREASE IN CASH.....................................................................       (2,619)     (2,209)

CASH, BEGINNING OF PERIOD................................................................        4,786       5,811
                                                                                           -----------  ----------

CASH, END OF PERIOD......................................................................  $     2,167  $    3,602
                                                                                           -----------  ----------
                                                                                           -----------  ----------

 The accompanying notes are an integral part of these consolidated statements.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

        RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATIONS

                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                                                                                SIX MONTHS ENDED
                                                                                                    JUNE 30,
                                                                                              --------------------
                                                                                                1997       1996
                                                                                              ---------  ---------
NET INCOME..................................................................................  $   9,961  $   6,294

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FLOW FROM OPERATIONS:
  Depreciation..............................................................................      5,243      2,938
  Amortization of intangibles...............................................................      2,988      1,350
  Increase in deferred taxes................................................................     --             21

Change in assets and liabilities, net of effects from acquisition of subsidiary:
  Accounts receivable.......................................................................     10,477      1,604
  Inventories...............................................................................        398     (1,094)
  Prepaids and other........................................................................        416        (70)
  Accounts payable..........................................................................     (5,866)     2,384
  Accrued liabilities.......................................................................     (3,670)     3,018
  Long-term liabilities.....................................................................       (249)      (138)
                                                                                              ---------  ---------
NET CASH PROVIDED BY OPERATIONS.............................................................  $  19,698  $  16,308
                                                                                              ---------  ---------
                                                                                              ---------  ---------

 The accompanying notes are an integral part of these consolidated statements.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1997

1. CONSOLIDATED FINANCIAL STATEMENTS

    The consolidated financial statements as of June 30, 1997, and for the six months then ended have been prepared by The Morningstar Group Inc. (the "Company" or "Morningstar") without audit. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) to present fairly, in all material respects, the consolidated financial position, results of operations and changes in cash flows at June 30, 1997, and for the six months then ended, have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. These financial statements should be read in conjunction with the Company's 1996 financial statements contained in its most recent Annual Report on Form10-K. Certain prior year balances have been reclassified to conform to the current year presentation.

    On February 3, 1997, the Company completed the purchase of substantially all of the assets of the frozen whipped toppings business of Van de Kamp's, Inc. ("VDK"). VDK's sales for the year ended December 31, 1996 were approximately $13.1 million. VDK is a manufacturer and distributor of frozen whipped toppings primarily supplying retail customers throughout the United States. The Company paid approximately $7.0 million in cash for the assets acquired, and assumed approximately $.1 million in related liabilities. The source of funding was provided by the Company's operations in conjunction with its revolving credit facility.

    During the first six months of 1997, the company received appraised values on certain assets acquired in the Presto Food Products, Inc. acquisition. As a result, the allocation of the purchase price was revised resulting in a reclassification of $9.2 million from goodwill to property, plant and equipment.

2. INVENTORIES

    Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventories are summarized as follows (in thousands):

                                                           AT JUNE 30,
                                                              1997        AT DECEMBER 31, 1996
                                                         ---------------  --------------------
Raw materials and supplies.............................     $  14,443          $   11,767
Finished goods.........................................        11,246              13,633
                                                              -------             -------
  Total................................................     $  25,689          $   25,400
                                                              -------             -------
                                                              -------             -------

    Finished goods inventories include the costs of materials, labor and plant overhead.

                  THE MORNINGSTAR GROUP INC. AND SUBSIDIARIES

                                 JUNE 30, 1997

3. DEBT

    The Company's outstanding long-term debt and average interest rates in effect on June 30, 1997 were:

                                                                            AVERAGE INTEREST
                                                                                  RATE
                                                          AMOUNT OF DEBT   -------------------
                                                          ---------------
                                                          (IN THOUSANDS)
Senior term loan........................................    $   156,000            7.130%
Revolving credit facility (a)...........................         21,700            7.256%
Industrial development revenue bonds....................          3,000            4.080%
                                                          ---------------
  Total.................................................        180,700
Less: Current maturities................................         11,500
                                                          ---------------
Long-term debt, net of current maturities...............    $   169,200
                                                          ---------------
                                                          ---------------

------------------------

(a) As of June 30, 1997, approximately $21,700,000 was outstanding under the revolving credit facility and letters of credit totaling $7,974,000 were issued. As of June 30, 1997, the Company had $30,326,000 in additional borrowing capacity under the terms of its revolving credit facility.

4. EARNINGS PER COMMON SHARE

    The earnings per common share is computed based on the weighted average number of shares of the Company's common stock and common stock equivalents outstanding during the period. Common stock equivalents represent the dilutive effect of the assumed exercise of certain outstanding stock options.

    The Company intends to adopt SFAS No. 128 "Earnings Per Share" "SFAS 128" effective December 15, 1997 and present December 31, 1997 and prior periods earnings per share under SFAS128. Early adoption of the new statement is not permitted. The calculation of basic earnings per share under SFAS 128 will have a favorable impact as it excludes potentially dilutive options previously included in the calculation of primary earnings per share.

5. STOCK REPURCHASE PROGRAM

    On June 21, 1995, the Company's Board of Directors announced that it had approved a plan pursuant to which the Company may repurchase up to $20.0 million of its common stock. The purchases will be effected through open market transactions or negotiated transactions from time to time, depending on the market price of the stock and other factors. As of December 31, 1996, 767,000 shares had been repurchased by the Company at a cost of $6.1 million. As of June 30, 1997, the Company had not purchased any additional shares.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Country Fresh, Inc.
Grand Rapids, Michigan

We have audited the accompanying consolidated balance sheets of Country Fresh, Inc. and subsidiaries as of March 1, 1997 and March 2, 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended March 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    We believe that our audits provide a reasonable basis for our opinion. In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Country Fresh, Inc. and subsidiaries as of March 1, 1997 and March 2, 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 1, 1997, in conformity with generally accepted accounting principles.

    As discussed in Note 6 to the consolidated financial statements, in fiscal year 1995 the Company changed its method of accounting for postretirement benefits other than pensions to conform with Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions."

                                         DELOITTE & TOUCHE LLP

Grand Rapids, Michigan
May 5, 1997

                      COUNTRY FRESH, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                      MARCH 2,     MARCH 1,     JULY 19,
                                                        1996         1997         1997
                                                     -----------  -----------  -----------
                                                                               (UNAUDITED)
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................  $11,651,121  $10,524,048  $ 6,697,162
  Accounts receivable, net of the allowance for
    doubtful accounts of $1,227,000, $670,000 and
    $672,000.......................................   23,863,323   24,311,205   26,084,045
  Inventories (Note 2).............................   12,564,674   14,297,557   18,846,324
  Deferred taxes on income (Note 7)................    1,122,000    1,168,000    1,186,000
  Prepaid income taxes.............................       94,213
  Prepaid expenses and other.......................    1,117,599      998,880      240,585
                                                     -----------  -----------  -----------
    Total current assets...........................   50,412,930   51,299,690   53,054,116
DEFERRED TAXES ON INCOME (Note 7)..................    2,543,000    2,970,000    3,059,000
PROPERTY, PLANT AND EQUIPMENT (Note 4):............
  Land and improvements............................    2,852,510    3,124,502    3,224,502
  Buildings........................................   26,796,538   29,814,418   29,814,418
  Machinery and equipment..........................   56,456,723   61,210,938   64,346,224
  Shipping containers..............................    8,881,155    9,475,755    9,579,400
  Transportation equipment.........................   12,507,898   14,391,892   14,633,233
                                                     -----------  -----------  -----------
                                                     107,494,824  118,017,505  121,597,777
  Accumulated depreciation.........................  (68,987,812) (75,335,243) (78,122,058)
                                                     -----------  -----------  -----------
                                                      38,507,012   42,682,262   43,475,719
OTHER ASSETS.......................................    3,302,314    2,254,340    2,352,934
                                                     -----------  -----------  -----------
TOTAL ASSETS.......................................  $94,765,256  $99,206,292  $101,941,769
                                                     -----------  -----------  -----------
                                                     -----------  -----------  -----------

                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Trade accounts payable...........................  $18,029,941  $18,973,756  $19,226,753
  Accrued expenses (Note 3)........................   11,297,087   11,659,319   11,089,591
  Income taxes payable.............................                 1,963,787    2,262,333
  Current portion of long-term debt (Note 4).......    2,809,721    2,835,646    3,766,924
                                                     -----------  -----------  -----------
    Total current liabilities......................   32,136,749   35,432,508   36,345,601
LONG-TERM DEBT (Note 4)............................   32,152,297   28,571,200   26,522,684
POST RETIREMENT BENEFITS (Notes 5 and 6)...........    5,350,118    3,668,633    3,557,633
COMMITMENTS AND CONTINGENCIES (Note 8)
SHAREHOLDERS' EQUITY (Note 98):
  Preferred stock, Series A, 8% cumulative, par
    value $320 a share; 31,250 authorized shares...    3,800,000    3,741,120    3,741,120
  Common stock, no par value; 15,000,000 authorized
    shares.........................................    1,774,092    1,869,950    1,897,660
  Retained earnings................................   19,552,000   25,922,881   29,877,071
                                                     -----------  -----------  -----------
    Total shareholders' equity.....................   25,126,092   31,533,951   35,515,851
                                                     -----------  -----------  -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........  $94,765,256  $99,206,292  $101,941,769
                                                     -----------  -----------  -----------
                                                     -----------  -----------  -----------

                See notes to consolidated financial statements.

                      COUNTRY FRESH, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                          YEARS ENDED
                                         ----------------------------------------------
                                          FEBRUARY 25,      MARCH 2,        MARCH 1,
                                              1995            1996            1997
                                         --------------  --------------  --------------        TWENTY WEEKS ENDED
                                                                                         ------------------------------
                                                                                            JULY 20,        JULY 19,
                                                                                              1996            1997
                                                                                         --------------  --------------
                                                                                          (UNAUDITED)     (UNAUDITED)
NET SALES..............................  $  310,164,014  $  336,054,590  $  353,037,053  $  135,327,698  $  136,154,331
COST OF GOODS SOLD.....................     268,500,028     291,721,220     305,613,569     115,962,551     116,232,837
                                         --------------  --------------  --------------  --------------  --------------
  Gross profit.........................      41,663,986      44,333,370      47,423,484      19,365,147      19,921,494
OPERATING COSTS AND EXPENSES:
  Selling and distribution.............      21,224,430      21,632,703      19,916,061       7,396,735       7,216,944
  General and administrative...........      15,036,712      15,699,730      16,009,777       5,907,043       6,234,400
  Amortization of intangibles..........          99,618          82,540         656,410          33,272          19,022
                                         --------------  --------------  --------------  --------------  --------------
    Total operating costs and
      expenses.........................      36,360,760      37,414,973      36,582,248      13,337,050      13,470,366
                                         --------------  --------------  --------------  --------------  --------------
INCOME FROM OPERATIONS.................       5,303,226       6,918,397      10,841,236       6,028,097       6,451,128
OTHER (INCOME) EXPENSE:
  Interest (income) expense, net.......        (258,505)      1,392,648       1,219,353         613,168         597,186
  Miscellaneous income.................        (551,116)       (633,310)       (435,642)       (111,535)       (254,070)
                                         --------------  --------------  --------------  --------------  --------------
    Total other (income) expense.......        (809,621)        759,338         783,711         501,633         343,116
                                         --------------  --------------  --------------  --------------  --------------
EARNINGS BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING...........................       6,112,847       6,159,059      10,057,525       5,526,464       6,108,012
INCOME TAXES (Note 7)..................       2,145,000       2,090,000       3,385,000       1,884,000       2,079,000
                                         --------------  --------------  --------------  --------------  --------------
EARNINGS BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING.................       3,967,847       4,069,059       6,672,525       3,642,464       4,029,012
CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING FOR POSTRETIREMENT
  BENEFITS OTHER THAN PENSIONS (NET OF
  INCOME TAX BENEFIT OF $1,170,376)
  (Note 6).............................       2,271,907
                                         --------------  --------------  --------------  --------------  --------------
NET EARNINGS...........................  $    1,695,940  $    4,069,059  $    6,672,525  $    3,642,464  $    4,029,012
                                         --------------  --------------  --------------  --------------  --------------
                                         --------------  --------------  --------------  --------------  --------------
NET EARNINGS PER COMMON SHARE:
  Before cumulative effect of change in
    accounting.........................  $         0.52  $         1.04  $         1.75  $         0.97  $         1.07
  Cumulative effect of change in
    accounting.........................           (0.30)
                                         --------------  --------------  --------------  --------------  --------------
    Net earnings.......................  $         0.22  $         1.04  $         1.75  $         0.97  $         1.07
                                         --------------  --------------  --------------  --------------  --------------
                                         --------------  --------------  --------------  --------------  --------------
WEIGHTED AVERAGE SHARES OUTSTANDING....       7,622,840       3,609,245       3,636,519       3,631,758       3,685,236
                                         --------------  --------------  --------------  --------------  --------------
                                         --------------  --------------  --------------  --------------  --------------

                See notes to consolidated financial statements.

                      COUNTRY FRESH, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

 TWENTY WEEKS ENDED JULY 19, 1997 AND YEARS ENDED MARCH 1, 1997, MARCH 2, 1996
                             AND FEBRUARY 25, 1995

                                     PREFERRED STOCK SERIES
                                        A 8% CUMULATIVE           COMMON STOCK        ADDITIONAL
                                     ----------------------  -----------------------    PAID-IN      RETAINED
                                      SHARES      AMOUNT       SHARES      AMOUNT       CAPTIAL      EARNINGS         TOTAL
                                     ---------  -----------  ----------  -----------  -----------  -------------  -------------
BALANCE, February 27, 1994.........                             191,313  $ 3,884,020  $ 6,305,559  $  39,416,901  $  49,606,480

  Net earnings.....................                                                                    1,695,940      1,695,940
  Issuance of common stock.........                               2,669       56,900      462,532                       519,432
  Redemption of common stock.......                              (2,291)     (48,220)     (48,530)      (373,966)      (470,716)
  Recapitalization expenses........                                                       (86,569)                      (86,569)
                                     ---------  -----------  ----------  -----------  -----------  -------------  -------------
BALANCE, February 25, 1995.........     --          --          191,691    3,892,700    6,632,992     40,738,875     51,264,567

  Net earnings.....................                                                                    4,069,059      4,069,059
  Redemption of Class A common
    stock and exchange of 40 shares
    of no par common stock for
    Class B common stock...........                           7,451,549      (73,600)                                   (73,600)
  Redemption of common pursuant to
    the redemption and exchange
    offer..........................     11,875    3,800,000  (4,157,520)  (2,078,760)  (6,632,992)   (24,548,365)   (29,460,117)
  Issuance of common stock.........                               4,459       35,672                                     35,672
  Redemption of common stock.......                                (240)      (1,920)                                    (1,920)
  Recapitalization expenses........                                                                     (403,569)      (403,569)
  Preferred stock dividends........                                                                     (304,000)      (304,000)
                                     ---------  -----------  ----------  -----------  -----------  -------------  -------------
BALANCE, March 2, 1996.............     11,875    3,800,000   3,489,939    1,774,092      --          19,552,000     25,126,092

  Net earnings.....................                                                                    6,672,525      6,672,525
  Issuance of common stock.........                              11,637       97,458                                     97,458
  Redemption of common and
    preferred stock................       (184)     (58,880)       (200)      (1,600)                                   (60,480)
  Preferred stock dividends........                                                                     (301,644)      (301,644)
                                     ---------  -----------  ----------  -----------  -----------  -------------  -------------
BALANCE, March 1, 1997.............     11,691    3,741,120   3,501,376    1,869,950      --          25,922,881     31,533,951

  Net earnings (Unaudited).........                                                                    4,029,012      4,029,012
  Issuance of common stock
    (Unaudited)....................                               2,611       27,710                                     27,710
  Preferred stock dividends
    (Unaudited)....................                                                                      (74,822)       (74,822)
                                     ---------  -----------  ----------  -----------  -----------  -------------  -------------
BALANCE, July 19, 1997
  (Unaudited)......................     11,691  $ 3,741,120   3,503,987  $ 1,897,660  $   --       $  29,877,071  $  35,515,851
                                     ---------  -----------  ----------  -----------  -----------  -------------  -------------
                                     ---------  -----------  ----------  -----------  -----------  -------------  -------------

                See notes to consolidated financial statements.

                      COUNTRY FRESH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEARS ENDED
                                                          -------------------------------------
                                                          FEBRUARY 25,   MARCH 2,     MARCH 1,
                                                              1995         1996         1997
                                                          ------------  -----------  ----------     TWENTY WEEKS ENDED
                                                                                                 ------------------------
                                                                                                  JULY 20,     JULY 19,
                                                                                                    1996         1997
                                                                                                 -----------  -----------
                                                                                                 (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings..........................................   $1,695,940   $ 4,069,059  $6,672,525   $3,642,464   $4,029,012
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
  Depreciation and amortization.........................    7,932,522     8,401,628   6,577,718   2,600,153    2,786,815
  Deferred income taxes.................................   (1,588,000)     (126,000)   (473,000)   (297,000)    (107,000)
  Post retirement benefits..............................    1,540,535       459,795    (410,845)   (158,018)    (111,000)
  Change in operating assets and liabilities, net of
    effect of acquisitions:
    Accounts receivable.................................     (928,541)   (2,059,592)   (447,882) (4,991,501)  (1,772,840)
    Inventories.........................................   (1,064,010)     (363,904) (1,732,883) (2,181,767)  (2,279,467)
    Prepaid expenses and other..........................      136,117        47,688     118,719     403,871      758,295
    Accounts payable and accrued expenses...............    1,882,944     2,024,370   1,267,868   7,899,393     (316,731)
    Income taxes........................................   (1,487,000)     (313,005)  2,058,000     864,000      298,546
                                                          ------------  -----------  ----------  -----------  -----------
      Net cash provided by operating activities.........    8,120,507    12,140,039  13,630,220   7,781,595    3,285,630
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment............   (5,817,122)   (7,213,562) (8,810,163) (3,497,237)  (2,380,272)
  Cash paid for acquisitions (Note 10)..................   (3,862,913)                                        (3,469,300)
  (Increase) decrease in other assets...................    1,336,367    (1,112,394)   (307,292)    536,079      (98,594)
                                                          ------------  -----------  ----------  -----------  -----------
      Net cash used in investing activities.............   (8,343,668)   (8,325,956) (9,117,455) (2,961,158)  (5,948,166)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt............................   (1,465,454)   (7,231,685) (5,375,172) (1,183,941)  (1,217,238)
  Proceeds from long-term borrowings....................                 27,000,000                              100,000
  Payments of recapitalization expenses.................      (86,569)     (403,569)
  Proceeds from issuance of common stock................      519,432        35,672      97,458      93,426       27,710
  Redemption of preferred and common stock..............     (470,716)  (28,319,096)    (60,480)
  Dividends paid on preferred stock.....................                   (304,000)   (301,644)    (60,480)     (74,822)
                                                          ------------  -----------  ----------  -----------  -----------
      Net cash used in financing activities.............   (1,503,307)   (9,222,678) (5,639,838) (1,150,995)  (1,164,350)
                                                          ------------  -----------  ----------  -----------  -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...............   (1,726,468)   (5,408,595) (1,127,073)  3,669,442   (3,826,886)

CASH AND CASH EQUIVALENTS, BEGINNING....................   18,786,184    17,059,716  11,651,121  11,651,121   10,524,048
                                                          ------------  -----------  ----------  -----------  -----------
CASH AND CASH EQUIVALENTS, ENDING.......................   $17,059,716  $11,651,121  $10,524,048 1$5,320,563   $6,697,162
                                                          ------------  -----------  ----------  -----------  -----------
                                                          ------------  -----------  ----------  -----------  -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.........................................   $  615,498   $ 2,272,540  $1,993,371   $ 947,085    $ 629,580
  Taxes on income paid..................................    4,050,000     2,500,000   1,800,000     600,000    2,300,000

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
  Issuance of installment notes for the purchase of
    transportation equipment............................   $1,652,233   $   --       $1,820,000   $  --        $  --
  Collection of note receivable through the redemption
    of common stock in the recapitalization (Note 8)....                  1,216,541

                See notes to consolidated financial statements.

                      COUNTRY FRESH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         YEARS ENDED MARCH 1, 1997, MARCH 2, 1996 AND FEBRUARY 25, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS--Country Fresh, Inc. and its subsidiaries (the "Company") process and market dairy and other related products to customers primarily located in Michigan, northern Indiana, and northern Ohio. The Company provides credit terms to its customers generally ranging up to 30 days, perform ongoing credit evaluations of their customers and maintain allowances for potential credit losses and rebates and allowances based on historical experience.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Country Fresh, Inc. and its wholly owned subsidiaries. All significant intercompany profits, transactions and balances have been eliminated in consolidation.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes the estimates are reasonable, actual results could differ from those estimates.

    FISCAL YEAR--The fiscal year of the Company ends on the Saturday closest to the end of February. The fiscal years ended March 1, 1997 and February 25, 1995 were comprised of fifty-two weeks, whereas the fiscal year ended March 2, 1996 was comprised of fifty-three weeks. References to fiscal years 1995, 1996 and 1997 represent the Company's fiscal years ended February 25, 1995, March 2, 1996 and March 1, 1997, respectively.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents consist of cash and highly-liquid investments purchased with a remaining maturity at date of purchase of approximately three months or less.

    INVENTORIES--Inventories are primarily stated at the lower of cost, using the LIFO (last-in, first-out) method, or market. The cost of manufactured finished goods inventories include raw materials direct labor and indirect production and overhead costs.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment assets are recorded at cost. Depreciation is computed using both the straight-line and declining balance methods based on the estimated useful lives of the related assets.

                   ASSET                                      USEFUL LIFE
--------------------------------------------  --------------------------------------------
Buildings and improvements                                  Ten to 20 years
Machinery and equipment                                    Three to 12 years
Shipping containers                                           Three years
Transportation equipment                                    Five to 12 years

    Expenditures for maintenance and repairs are charged to expense as incurred whereas major additions are capitalized.

    The Company periodically assesses the carrying values of its long lived assets, which primarily consists of its property, plant and equipment assets, by comparing the expected undiscounted future cash flows to the carrying amount of the asset, and would evaluate a potential impairment if the recorded value of these

                      COUNTRY FRESH, INC. AND SUBSIDIARIES

         YEARS ENDED MARCH 1, 1997, MARCH 2, 1996 AND FEBRUARY 25, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) assets exceeded the associated future cash flows. Any adjustment to the carrying value of long-lived assets is recognized on a current basis.

    DEFERRED INCOME TAXES--Deferred income taxes are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

    EARNINGS PER COMMON SHARE--The Company computes earnings per common shared by dividing net earnings less dividends on preferred stock by the weighted average number of common shares outstanding, including common equivalent shares.

    UNAUDITED INTERIM FINANCIAL STATEMENTS--The Company's consolidated balance sheet as of July 19, 1997 and the consolidated statements of earnings, shareholders' equity and of cash flows for the twenty weeks ended July 20, 1996 and July 19, 1997, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal, recurring adjustments) necessary to present fairly the balance sheet of the Company at July 19, 1997, and the results of operations and cash flows of the Company for the twenty weeks ended July 20, 1996 and July 19, 1997, have been made. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

2. INVENTORIES

    Inventories consist of the following:

                                         MARCH 2,    MARCH 1,    JULY 19,
                                           1996        1997        1997
                                        ----------  ----------  ----------
                                                                (UNAUDITED)
Finished products.....................  $7,099,479  $8,135,843  $11,199,792
Raw materials.........................   3,010,340   5,498,844   7,054,746
Containers............................   3,103,377   1,334,458   1,472,069
                                        ----------  ----------  ----------
                                        13,213,196  14,969,145  19,726,607
Less LIFO reserve.....................    (648,522)   (671,588)   (880,283)
                                        ----------  ----------  ----------
                                        $12,564,674 $14,297,557 $18,846,324
                                        ----------  ----------  ----------
                                        ----------  ----------  ----------

                      COUNTRY FRESH, INC. AND SUBSIDIARIES

         YEARS ENDED MARCH 1, 1997, MARCH 2, 1996 AND FEBRUARY 25, 1995

3. ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                         MARCH 2,    MARCH 1,    JULY 19,
                                           1996        1997        1997
                                        ----------  ----------  ----------
                                                                (UNAUDITED)
Payroll...............................  $3,305,793  $3,428,354  $2,871,207
Discounts, rebates and allowances.....   2,837,837   2,982,688   1,625,292
Insurance.............................   1,702,439   1,689,717   1,942,919
Retirement and pension................     698,113     799,193   1,226,093
Containers............................   2,752,905   2,759,367   3,424,080
                                        ----------  ----------  ----------
                                        $11,297,087 11,659,319  11,089,591
                                        ----------  ----------  ----------
                                        ----------  ----------  ----------

    The Company accrues customer discounts, rebates and allowances as earned by its customers, which are generally paid either monthly, quarterly or annually pursuant to the terms of the arrangement with the specific customer.

    The Company is self-insured in certain states, up to specified limits, for workers' compensation claims. Individual workers' compensation claims in excess of $300,000 and aggregate workers' compensation claims between $2.2 million and $20 million are insured through an insurance carrier. In addition, the Company is self-insured, up to certain limits, for medical benefit claims. The estimated cost of claims for workers' compensation and medical benefits are accrued as incurred in the consolidated financial statements.

                      COUNTRY FRESH, INC. AND SUBSIDIARIES

         YEARS ENDED MARCH 1, 1997, MARCH 2, 1996 AND FEBRUARY 25, 1995

4. LONG-TERM DEBT

    Long-term debt is summarized as follows:

                                         MARCH 2,    MARCH 1,    JULY 19,
                                           1996        1997        1997
                                        ----------  ----------  ----------
                                                                (UNAUDITED)
Credit agreement:
  Term loan facility..................  $10,000,000 $8,000,000  $7,000,000
  Revolving credit facility...........  11,000,000  10,000,000  10,000,000
Revenue bonds:
  Economic Development Corporation of
    the County of Elkhart, Indiana....   3,680,000   3,450,000   3,450,000
  Economic Development Corporation of
    the City of Livonia, Michigan.....   2,780,000   2,570,000   2,570,000
  Toledo-Lucas County Port
    Authority.........................   4,590,000   4,335,000   4,335,000
Installment loan......................   1,512,262   1,809,968   1,758,816
Promissory notes payable..............   1,084,000   1,084,000   1,078,000
Other notes payable...................     315,756     157,878      97,792
                                        ----------  ----------  ----------
                                        34,962,018  31,406,846  30,289,608
Less current portion..................  (2,809,721) (2,835,646) (3,766,924)
                                        ----------  ----------  ----------
Total long-term debt..................  $32,152,297 $28,571,200 $26,552,684
                                        ----------  ----------  ----------
                                        ----------  ----------  ----------

    CREDIT AGREEMENT--The Company has a credit agreement with a syndicate of banks which provides for both a term loan facility and a revolving credit facility, which are unsecured and mature on January 1, 2002. The term loan facility requires quarterly principal installments of $464,286 plus interest and the revolving credit facility, which provides for maximum borrowings of up to $20 million, requires quarterly interest payments. The interest rate under the credit agreement is determined at the Company's option at either (i) the LIBOR rate (6.38% at March 1, 1997) plus between 1% and 1.5%, based on certain financial ratios of the Company, or (ii) the prime rate.

    In addition to amounts available under the revolving credit facility of the credit agreement, the Company also has a $5 million unsecured line of credit with a bank, which expires in July 1998. No amounts are outstanding under this line of credit agreement,

    REVENUE BONDS--The Company has three series of revenue bonds outstanding which require aggregate annual sinking fund redemption installments of $695,000, and are secured by irrevocable letters of credit issued by financial institutions, along with first mortgages on real property and equipment with an aggregate net book value of approximately $9,100,000 at March 1, 1997, for certain of the revenue bonds. Advances made, if any, under these letters of credit provide for repayment of such advances either ratably over the remaining life of the bond issue or within one year of such advance. Interest on the revenue bonds is due semi-annually at rates, determined by the remarketing agents (subject to certain maximums), which will approximate market conditions for tax exempt securities of the same stature. At March 1, 1997, the interest rates on the revenue bonds ranged from 3.4% to 3.75%. These revenues bonds are included in the accompanying schedule of maturities on long-term debt based on their mandatory sinking fund redemption installments.

                      COUNTRY FRESH, INC. AND SUBSIDIARIES

         YEARS ENDED MARCH 1, 1997, MARCH 2, 1996 AND FEBRUARY 25, 1995

4. LONG-TERM DEBT (CONTINUED)
    INSTALLMENT NOTE PAYABLE--The Company has an installment note payable with monthly payments of principal and interest of $21,938, which bears interest at a fixed rate of 7.85% through December 31, 2001 and a variable rate determined quarterly thereafter at the prime rate plus 1/2%. This installment note payable is collateralized by the Company's airplane.

    PROMISSORY NOTES PAYABLE--Between 1988 and 1993, the Company issued unsecured promissory notes in units of $1,000 pursuant to a Promissory Note Prospectus filed with the Corporation and Securities Bureau, Michigan Department of Commerce. These promissory notes require quarterly interest payments at the prime rate less 1% (7.25% at March 1, 1997) with a minimum interest rate of 8%, which was reduced to 6% in 1993, and are repayable at the option of the Company on any quarterly interest payment date. At March 2, 1996 and March 1, 1997, $543,000 of these promissory notes were held by certain of the Company's shareholders.

    DEBT COVENANTS--The loans under the credit agreement and certain of the revenue bonds contain covenants which include restrictions on additional indebtedness and the payment of cash dividends in excess of prescribed amounts and require the Company to maintain certain minimum financial ratios, including: a current ratio of 1.35 to 1.0; working capital of $18,500,000; tangible net worth of $21,500,000 at March 1, 1997, increasing $3,000,000 annually thereafter; a ratio of total liabilities to net worth of not more than 3.5 to 1.0, decreasing .5 annually; and fixed charge coverage ratios (as defined) of
2.0 to 1.0. The Company's working capital at March 1, 1997 and March 2, 1996 was less than the required amounts, however, this covenant was waived by the respective lendors through February 1998.

    DEBT MATURITIES--At March 1, 1997, future annual maturities on long-term debt are summarized as follows:

YEAR ENDING
---------------------------------------------------------------
  1998.........................................................  $2,835,646
  1999.........................................................   2,687,992
  2000.........................................................   2,699,049
  2001.........................................................   2,711,005
  2002.........................................................  11,438,220
  Thereafter...................................................   9,034,934
                                                                 ----------
  Total........................................................  $31,406,846
                                                                 ----------
                                                                 ----------

    At March 1, 1997 and March 2, 1996, the estimated fair value of the Company's long-term debt, including current maturities, approximated its carrying value. The estimated fair value was based on anticipated rates available to the Company for debt with similar terms and maturities.

5. EMPLOYEE RETIREMENT PLANS

    The Company's retirement programs include both defined benefit and defined contribution pension plans. Substantially all of the Company's supervisory and administrative personnel are covered by a non-contributory defined benefit pension plan and the employees of a subsidiary which are covered by a non-contributory defined benefit pension plan required by a collective bargaining agreement. The benefits

                      COUNTRY FRESH, INC. AND SUBSIDIARIES

         YEARS ENDED MARCH 1, 1997, MARCH 2, 1996 AND FEBRUARY 25, 1995

5. EMPLOYEE RETIREMENT PLANS (CONTINUED) under these defined benefit plans are based on years of service and, as to one of the plans, the employee's compensation. The Company's funding policy is to contribute annually the minimum amount required under ERISA regulations. Plan assets consist principally of investments made with insurance companies under a group annuity contract.

    The following table sets forth the defined benefit plans' funded status and amounts recognized in the Company's balance sheets at March 1, 1997 and March 2, 1996, respectively:

                                                                                       MARCH 2,       MARCH 1,
                                                                                         1996           1997
                                                                                     -------------  -------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation including vested benefit obligations of
    $11,973,482 in 1997 and $10,462,548 in 1996....................................  $  10,943,674  $  12,508,894
                                                                                     -------------  -------------
                                                                                     -------------  -------------
  Projected benefit obligation for service rendered to date........................  $  12,668,312  $  14,980,825
Plan assets, at estimated fair value...............................................     11,624,776     14,056,504
                                                                                     -------------  -------------
Projected benefit obligation in excess of the plan assets..........................      1,043,536        924,321
Unrecognized net gain from past experience different from that assumed and effect
  of changes in assumptions........................................................      1,742,605      1,361,803
Unrecognized prior service cost....................................................       (938,367)      (874,264)
Unrecognized initial net obligation at December 1, 1986 and March 1, 1987 being
  amortized over 19 and 16 years, respectively.....................................       (823,258)      (735,027)
Adjustment required to reflect minimum liability...................................      1,232,462
                                                                                     -------------  -------------
Accrued pension costs..............................................................      2,256,978        676,833
Less current portion...............................................................       (250,000)      (200,000)
                                                                                     -------------  -------------
Long-term..........................................................................  $   2,006,978  $     476,833
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    Net periodic pension costs for the fiscal years ended 1995, 1996 and 1997 included the following components:

                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
Service cost-benefits earned during the year........................  $     724,759  $     748,726  $   1,023,899
Interest cost on projected benefit obligation.......................        824,538        890,515        979,136
Actual return on plan assets........................................       (316,919)    (1,824,261)    (1,673,896)
Net amortization and deferral.......................................       (385,888)     1,073,581        807,514
                                                                      -------------  -------------  -------------
Net periodic pension costs..........................................  $     846,490  $     888,561  $   1,136,653
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                      COUNTRY FRESH, INC. AND SUBSIDIARIES

         YEARS ENDED MARCH 1, 1997, MARCH 2, 1996 AND FEBRUARY 25, 1995

5. EMPLOYEE RETIREMENT PLANS (CONTINUED)
    Assumptions used in the actuarial valuations were:

                                                                                               1995       1996       1997
                                                                                             ---------  ---------  ---------
Discount rates.............................................................................       8.25%      7.25%      7.50%
Rates of increase in compensation levels...................................................       4.75%      3.75%      4.00%
Expected long-term rate of return on assets................................................       9.00%      9.00%      9.00%

    Substantially all of the Company's supervisory and administrative personnel may elect coverage in a salary reduction defined contribution retirement plan. The plan provides for employer contributions as determined by the Board of Directors. The Company's matching contributions to this plan were approximately $110,000, $131,000 and $132,000 in 1995, 1996 and 1997, respectively.

    Certain union hourly employees are participants in Company sponsored defined contribution plans which provide for employer contributions in various amounts ranging from $19 to $35 per pay period per participant. Contributions to these plans amounted to approximately $245,000, $350,000 and $377,000 in 1995, 1996 and 1997, respectively.

    In addition to the plans described above, the Company participates in several multi-employer and other defined contribution plans covering substantially all union employees. The expense for these plans aggregated approximately $858,000, $809,000 and $848,000 in 1995, 1996 and 1997,
respectively.

    The Multi-Employer Pension Plan Amendments Act of 1980 amended ERISA to establish funding requirements and obligations for employers participating in multi-employer plans, principally related to employer withdrawal from or termination of such plans. Separate actuarial calculations of the Company's position are not available with respect to the multi-employer plans.

6. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The Country Fresh, Inc. Employees' Retirement Health Care Plan provides health care benefits to certain retirees of one subsidiary, who are covered under specific group contracts. Postretirement health care coverage on subsequent employment contracts has been eliminated, therefore, no additional employees will be eligible under current agreements for such benefits. As defined by the specific group contract, qualified covered associates may be eligible to receive major medical insurance with deductible and coinsurance provisions subject to certain lifetime maximums.

    Effective February 27, 1994, the Company adopted Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). Under SFAS 106, the Company is required to accrue the estimated cost of retiree benefit payments, other than pensions, during the employee's active service period. As permitted by SFAS 106, the Company elected to recognize immediately the cumulative effect of the change in accounting in the year ended February 25, 1995. The accumulated postretirement benefit obligation amounted to $3,543,140 and $3,479,979 at March 2, 1996 and March 1, 1997, respectively of which $3,343,140 and $3,191,800, respectively were considered long-term liabilities. Postretirement health care expense for 1996 and 1997 consisted of interest cost on the accumulated postretirement benefit obligation of $280,547 and $225,018, respectively.

                      COUNTRY FRESH, INC. AND SUBSIDIARIES

         YEARS ENDED MARCH 1, 1997, MARCH 2, 1996 AND FEBRUARY 25, 1995

6. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (CONTINUED)
    The Company continues to fund the cost of these benefits as incurred, which required payments of $80,000, $180,000 and $287,000 in 1995, 1996 and 1997,
respectively.

    The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 8.58% for the fiscal year ended March 1, 1997, gradually declining at a rate of approximately 1% per year to 5.25% in 2005 and remaining at that level thereafter, and the assumed discount rate in determining the accumulated postretirement benefit obligation was 7.50%. A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit cost and the service cost plus interest cost by between approximately 8% and 9%.

7. TAXES ON INCOME

    The Company and its subsidiaries file a consolidated federal income tax return. The provision for income taxes is comprised of the following:

                                                          1995          1996          1997
                                                      ------------  ------------  ------------
Currently payable...................................  $  3,733,000  $  2,216,000  $  3,858,000
Deferred............................................    (1,588,000)     (126,000)     (473,000)
                                                      ------------  ------------  ------------
Total...............................................  $  2,145,000  $  2,090,000  $  3,385,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    The effective income tax rates are different from the statutory federal income tax rates for the following reasons:

                                                                            1995       1996       1997
                                                                          ---------  ---------  ---------
Statutory federal income tax rate.......................................       34.0%      34.0%      34.0%
Other...................................................................        1.1       (0.1)      (0.3)
                                                                                ---        ---        ---
Effective income tax rate...............................................       35.1%      33.9%      33.7%
                                                                                ---        ---        ---
                                                                                ---        ---        ---

                      COUNTRY FRESH, INC. AND SUBSIDIARIES

         YEARS ENDED MARCH 1, 1997, MARCH 2, 1996 AND FEBRUARY 25, 1995

7. TAXES ON INCOME (CONTINUED)
    Deferred tax assets and liabilities resulting from temporary differences are as follows at March 2, 1996 and March 1, 1997:

                                                                         1996                      1997
                                                               ------------------------  ------------------------
                                                                              DEFERRED                  DEFERRED
                                                               DEFERRED TAX     TAX      DEFERRED TAX     TAX
                                                                  ASSETS     LIABILITIES    ASSETS     LIABILITIES
                                                               ------------  ----------  ------------  ----------
Accounts receivable..........................................  $    415,000              $    235,000
Inventory....................................................       180,000                   177,000
Prepaid expenses.............................................                $  148,000                $  130,000
Goodwill.....................................................                                 195,000
Depreciation.................................................       947,000                 1,399,000     105,000
Employee benefits............................................     2,354,000                 2,281,000
Other........................................................        68,000     151,000       119,000      33,000
                                                               ------------  ----------  ------------  ----------
Total........................................................  $  3,964,000  $  299,000  $  4,406,000  $  268,000
                                                               ------------  ----------  ------------  ----------
                                                               ------------  ----------  ------------  ----------

8. COMMITMENTS AND CONTINGENCIES

    The Company leases a building, transportation equipment, certain packaging equipment and computer equipment under operating lease agreements with terms ranging from 1 to 5 years. The transportation and packaging equipment leases provide for additional rentals based upon mileage and production, respectively, and the computer equipment lease agreements include an option to purchase the related equipment upon the expiration of the lease.

    As of March 1, 1997, future minimum rental commitments under non-cancelable operating leases are as follows:

YEAR ENDING
--------------------------------------------------------------------------------
  1998..........................................................................  $  1,092,181
  1999..........................................................................       740,791
  2000..........................................................................       569,248
  2001..........................................................................       525,146
  2002..........................................................................        89,235
                                                                                  ------------
  Total.........................................................................  $  3,016,601
                                                                                  ------------
                                                                                  ------------

    Total rental expense for all non-cancelable operating leases was comprised of the following:

                                                          1995          1996          1997
                                                      ------------  ------------  ------------
Minimum rentals.....................................  $  2,168,228  $  2,350,214  $  2,039,594
Contingent rentals..................................       855,658       654,063       692,726
                                                      ------------  ------------  ------------
Total...............................................  $  3,023,886  $  3,004,277  $  2,732,320
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

                      COUNTRY FRESH, INC. AND SUBSIDIARIES

         YEARS ENDED MARCH 1, 1997, MARCH 2, 1996 AND FEBRUARY 25, 1995

9. SHAREHOLDERS' EQUITY

    Prior to February 21, 1995, the Company's common stock included shares of both Class A and Class B common stock. On February 21, 1995, the Company's shareholders approved a Plan of Recapitalization which, effective February 26, 1995, changed the Company's capital structure by redeeming all Class A common shares at $100 per share, converting each Class B common share into forty shares of no par value voting common stock, and creating 800,000 shares of preferred stock of which 31,250 shares were designated as Series A, 8% cumulative with a par value of $320. In connection with this Plan of Recapitalization, the Company also approved a Redemption and Exchange Offer (the "Offer"), whereby the Company offered to redeem up to 4,293,400 shares of common stock at $8 per share and to convert up to 1,250,000 shares of common stock into Series A preferred stock at the rate of forty shares of common stock for each share of Series A preferred stock, par value $320 per share. As a result of the Offer, 3,682,520 shares of common stock were redeemed for cash and 475,000 shares of common stock were converted into 11,875 shares of Series A preferred stock. Payment for shares redeemed under the Offer was financed by borrowings of $27 million under a $35 million credit facility. All per share and stock option data have been restated to reflect the recapitalization transaction.

    The Company's outstanding shares of common and preferred stock are held primarily by its customers. Net sales to customers who were also shareholders were approximately 43%, 41% and 35% of consolidated net sales in 1995, 1996 and 1997, respectively.

    Effective December 1, 1989, the Board of Directors established a stock option plan which provided for the grant of up to 1,000,000 stock options to acquire the Company's common stock to officers and key employees, at an exercise price equal to market value on the date of grant. During 1994, the Board of Directors granted stock options to acquire 420,000 shares at $5.50 per share to one key employee. There have been no subsequent stock option grants since that date. As of March 2, 1996 and March 1, 1997, these options, covering 420,000 shares, remained outstanding. The options vest ratably over seven years from the grant date and must be exercised within twelve years of the date of grant. As of March 1, 1997, options were exercisable for 120,000 shares.

    Since the Company's stock options are granted at prices equal to market value, the Company does not recognize compensation expense for such options. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which became effective for the Company for the year ended March 1, 1997, establishes a fair value method and disclosure standards for stock-based employee compensation agreements. The Company intends to continue its current accounting for stock-based compensation as allowed by SFAS No. 123 and will disclose the pro forma effects of applying this new standard for all future stock option grants. However, since the Company has not made any grants since 1994, no pro forma disclosures are required.

10. ACQUISITIONS

    On April 20, 1997, the Company acquired certain inventory and equipment assets of Wesley Ice Cream Company for $3.5 million, which approximated the fair value of the assets acquired, and entered into a five-year lease for the plant's real estate. The consolidated statements of earnings include the operations of this acquired business from the acquisition date.

    In 1994, the Company paid $3.9 million to acquire certain assets of Southeastern Juice Packers, Inc. and Toledo Milk Processing, Inc., which have been accounted for as purchase business combinations.

                      COUNTRY FRESH, INC. AND SUBSIDIARIES

         YEARS ENDED MARCH 1, 1997, MARCH 2, 1996 AND FEBRUARY 25, 1995

10. ACQUISITIONS (CONTINUED)
Accordingly, the above purchase price has been allocated to the assets acquired at their fair values, which resulted in the allocation of $3.5 million of the purchase price to tangible assets, with the remaining excess of the purchase price over the fair value of tangible assets acquired recorded as goodwill. The consolidated statements of earnings include the operations of Southeastern Juice Packers, Inc. and Toledo Milk Processing, Inc. from their respective dates of acquisition.

                                   * * * * *

                                                                      APPENDIX A

                               AGREEMENT AND PLAN

                                   OF MERGER

                                  DATED AS OF

                               SEPTEMBER 28, 1997

                                     AMONG

                            SUIZA FOODS CORPORATION

                           SF ACQUISITION CORPORATION

                                      AND

                           THE MORNINGSTAR GROUP INC.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
                                                      ARTICLE I

                                                     THE MERGER
Section 1.1      THE MERGER...............................................................................        A-1
Section 1.2      EFFECTIVE TIME OF THE MERGER.............................................................        A-1

                                                     ARTICLE II

                                              THE SURVIVING CORPORATION
Section 2.1      CERTIFICATE OF INCORPORATION.............................................................        A-1
Section 2.2      BY-LAWS..................................................................................        A-1
Section 2.3      BOARD OF DIRECTORS; OFFICERS.............................................................        A-1
Section 2.4      EFFECTS OF MERGER........................................................................        A-2

                                                     ARTICLE III

                                                CONVERSION OF SHARES
Section 3.1      EXCHANGE RATIO...........................................................................        A-2
Section 3.2      PARENT TO MAKE CERTIFICATES AVAILABLE....................................................        A-2
Section 3.3      DIVIDENDS; STOCK TRANSFER TAXES..........................................................        A-2
Section 3.4      NO FRACTIONAL SHARES.....................................................................        A-3
Section 3.5      STOCK OPTIONS............................................................................        A-3
Section 3.6      STOCKHOLDERS' MEETINGS...................................................................        A-4
Section 3.7      CLOSING OF THE COMPANY'S TRANSFER BOOKS..................................................        A-4
Section 3.8      CLOSING..................................................................................        A-4
Section 3.9      TRANSFER TAXES...........................................................................        A-4

                                                     ARTICLE IV

                                      REPRESENTATIONS AND WARRANTIES OF PARENT
Section 4.1      ORGANIZATION AND QUALIFICATION...........................................................        A-4
Section 4.2      CAPITALIZATION...........................................................................        A-5
Section 4.3      SUBSIDIARIES.............................................................................        A-5
Section 4.4      AUTHORITY RELATIVE TO THIS AGREEMENT.....................................................        A-6
Section 4.5      REPORTS AND FINANCIAL STATEMENTS.........................................................        A-6
Section 4.6      ABSENCE OF CERTAIN CHANGES OR EVENTS.....................................................        A-7
Section 4.7      LITIGATION...............................................................................        A-7
Section 4.8      EMPLOYEE BENEFIT PLANS...................................................................        A-8
Section 4.9      FINANCIAL ADVISOR........................................................................        A-9
Section 4.10     COMPLIANCE WITH APPLICABLE LAWS..........................................................        A-9
Section 4.11     TAXES....................................................................................       A-10
Section 4.12     CERTAIN AGREEMENTS.......................................................................       A-10
Section 4.13     TAX AND ACCOUNTING MATTERS...............................................................       A-11
Section 4.14     RELATIONSHIP WITH CUSTOMERS AND SUPPLIERS................................................       A-11
Section 4.15     INTELLECTUAL PROPERTY....................................................................       A-11

                                                      ARTICLE V

                                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 5.1      ORGANIZATION AND QUALIFICATION...........................................................       A-12
Section 5.2      CAPITALIZATION...........................................................................       A-12
Section 5.3      SUBSIDIARIES.............................................................................       A-12

                                                                                                              PAGE
                                                                                                            ---------
Section 5.4      AUTHORITY RELATIVE TO THIS AGREEMENT.....................................................       A-13
Section 5.5      REPORTS AND FINANCIAL STATEMENTS.........................................................       A-13
Section 5.6      ABSENCE OF CERTAIN CHANGES OR EVENTS.....................................................       A-14
Section 5.7      LITIGATION...............................................................................       A-14
Section 5.8      EMPLOYEE BENEFIT PLANS...................................................................       A-15
Section 5.9      COMPANY ACTION...........................................................................       A-16
Section 5.10     FINANCIAL ADVISORS.......................................................................       A-16
Section 5.11     COMPLIANCE WITH APPLICABLE LAWS..........................................................       A-17
Section 5.12     TAXES....................................................................................       A-17
Section 5.13     CERTAIN AGREEMENTS.......................................................................       A-18
Section 5.14     TAX AND ACCOUNTING MATTERS...............................................................       A-18
Section 5.15     RELATIONSHIP WITH CUSTOMERS AND SUPPLIERS................................................       A-18
Section 5.16     INTELLECTUAL PROPERTY....................................................................       A-18

                                                     ARTICLE VI

                                    REPRESENTATIONS AND WARRANTIES REGARDING SUB
Section 6.1      ORGANIZATION.............................................................................       A-19
Section 6.2      CAPITALIZATION...........................................................................       A-19
Section 6.3      AUTHORITY RELATIVE TO THIS AGREEMENT.....................................................       A-19

                                                     ARTICLE VII

                                       CONDUCT OF BUSINESS PENDING THE MERGER
Section 7.1      CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER....................................       A-19
Section 7.2      CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER.........................................       A-20
Section 7.3      CONDUCT OF BUSINESS OF SUB...............................................................       A-21

                                                    ARTICLE VIII

                                                ADDITIONAL AGREEMENTS
Section 8.1      ACCESS AND INFORMATION...................................................................       A-21
Section 8.2      REGISTRATION STATEMENT/PROXY STATEMENT...................................................       A-22
Section 8.3      COMPLIANCE WITH THE SECURITIES ACT AND POOLING REQUIREMENTS..............................       A-22
Section 8.4      STOCK EXCHANGE LISTING...................................................................       A-23
Section 8.5      EMPLOYEE MATTERS.........................................................................       A-23
Section 8.6      INDEMNIFICATION..........................................................................       A-24
Section 8.7      HSR ACT..................................................................................       A-24
Section 8.8      ADDITIONAL AGREEMENTS....................................................................       A-24
Section 8.9      NO SHOP..................................................................................       A-25
Section 8.10     ADVICE OF CHANGES; SEC FILINGS...........................................................       A-26
Section 8.11     PARENT DIRECTORSHIPS.....................................................................       A-26

                                                     ARTICLE IX

                                                CONDITIONS PRECEDENT
Section 9.1      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER...............................       A-26
Section 9.2      CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER.............................       A-27
Section 9.3      CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER.........................       A-27

                                                      ARTICLE X

                                          TERMINATION, AMENDMENT AND WAIVER
Section 10.1     TERMINATION BY MUTUAL CONSENT............................................................       A-25
Section 10.2     TERMINATION BY EITHER PARENT OR THE COMPANY..............................................       A-25

                                                                                                              PAGE
                                                                                                            ---------
Section 10.3     OTHER TERMINATION RIGHTS.................................................................       A-28
Section 10.4     EFFECT OF TERMINATION AND ABANDONMENT....................................................       A-28

                                                     ARTICLE XI

                                                    MISCELLANEOUS
Section 11.1     NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS...............................       A-29
Section 11.2     NOTICES..................................................................................       A-29
Section 11.3     FEES AND EXPENSES........................................................................       A-30
Section 11.4     PUBLICITY................................................................................       A-30
Section 11.5     SPECIFIC PERFORMANCE.....................................................................       A-30
Section 11.6     ASSIGNMENT; BINDING EFFECT...............................................................       A-30
Section 11.7     ENTIRE AGREEMENT.........................................................................       A-30
Section 11.8     AMENDMENT................................................................................       A-31
Section 11.9     GOVERNING LAW............................................................................       A-31
Section 11.10    COUNTERPARTS.............................................................................       A-31
Section 11.11    HEADINGS AND TABLE OF CONTENTS...........................................................       A-31
Section 11.12    INTERPRETATION...........................................................................       A-31
Section 11.13    WAIVERS..................................................................................       A-31
Section 11.14    SEVERABILITY.............................................................................       A-31
Section 11.15    SUBSIDIARIES.............................................................................       A-31

EXHIBITS

 A-1......   Form of Affiliate Letter Addressed to Suiza Foods Corporation
 A-2......   Form of Affiliate Letter Addressed to The Morningstar Group Inc.
 B-1......   Form of Tax Opinion of Weil, Gotshal & Manges LLP
 B-2......   Form of Tax Opinion of Hughes & Luce, L.L.P.
 C-1......   Certificate of the Company re: Tax Opinion of Weil, Gotshal & Manges LLP
 C-2......   Certificate of the Company re: Tax Opinion of Hughes & Luce, L.L.P.
 D-1......   Certificate of Parent re: Tax Opinion of Weil, Gotshal & Manges LLP
 D-2......   Certificate of Parent re: Tax Opinion of Hughes & Luce, L.L.P.

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 28, 1997, by and among Suiza Foods Corporation, a Delaware corporation ("Parent"), SF Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and The Morningstar Group Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

    WHEREAS, each of Parent and the Company has concluded that a business combination between Parent and the Company represents a strategic combination of their complementary businesses and operational and long term vision and is in the best interests of the stockholders of Parent and the Company, respectively, and accordingly, Parent and the Company desire to effect a business combination by means of the merger of Sub with and into the Company (the "Merger");

    WHEREAS, the Boards of Directors of Parent, Sub and the Company have unanimously approved the Merger, upon the terms and subject to the conditions set forth herein;

    WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests"; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

    Section 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at the date and time (the "Effective Time") when a properly executed Certificate of Merger is filed with the Secretary of State of the State of Delaware, which Certificate shall be filed as soon as practicable following fulfillment of the conditions set forth in Article IX hereof.

                                   ARTICLE II
                           THE SURVIVING CORPORATION

    Section 2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

    Section 2.2 BY-LAWS. The By-laws of the Company as in effect at the Effective Time shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by law and this Agreement.

    Section 2.3 BOARD OF DIRECTORS; OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the

Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

    Section 2.4 EFFECTS OF MERGER. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the "DGCL").

                                  ARTICLE III
                              CONVERSION OF SHARES

    Section 3.1 EXCHANGE RATIO. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any common stock, par value $.01 per share, of the Company ("Company Stock"):

    (a) All shares of Company Stock which are held by the Company, and any shares of Company Stock owned by Parent, Sub or any other subsidiary of Parent, shall be canceled.

    (b) Subject to Section 3.4, each remaining outstanding share of Company Stock shall be converted into the right to receive 0.85 (the "Exchange Ratio") fully paid and nonassessable shares of the common stock, par value $.01 per share, of Parent ("Parent Common Stock").

    (c) In the event of any dividend, stock split, reclassification, recapitalization, combination or exchange of shares or other similar transaction with respect to the Parent Common Stock or Company Stock after the date of this Agreement and prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted.

    (d) All of the issued and outstanding shares of stock of Sub shall be converted into and become, in the aggregate, 10,000 fully paid and nonassessable shares of capital stock of the Surviving Corporation.

    Section 3.2 PARENT TO MAKE CERTIFICATES AVAILABLE. (a) Prior to the Effective Time, Parent shall select an Exchange Agent, which shall be Parent's Transfer Agent or such other person or persons reasonably satisfactory to the Company, to act as Exchange Agent for the Merger (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall make available, and each holder of Company Stock will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates ("Certificates") representing shares of Company Stock for cancellation, certificates representing the number of shares of Parent Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares as provided in Section 3.4 (the "Share Consideration").

    (b) Any holder of shares of Company Stock who has not exchanged his Certificates for Parent Common Stock in accordance with subsection (a) of this
Section 3.2 within twelve months after the Effective Time shall have no further claim upon the Exchange Agent and shall thereafter look only to Parent and the Surviving Corporation for payment of the Share Consideration in respect of his shares of Company Stock. Until so surrendered, Certificates shall represent solely the right to receive the Share Consideration.

    Section 3.3 DIVIDENDS; STOCK TRANSFER TAXES. No dividends or other distributions that are declared or made on Parent Common Stock will be paid to persons entitled to receive certificates representing Parent Common Stock pursuant to this Agreement until such persons surrender their Certificates representing Company Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and a payment date prior to surrender with respect to such whole shares of Parent Common Stock and which have not been paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it shall be a condition of such exchange that the Certificate or Certificates so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate or Certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Stock for any shares of Parent Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation or any other party hereto with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock as provided in this Section 3.3, deliverable in respect thereof pursuant to this Agreement.

    Section 3.4 NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to Section 3.1(b). Notwithstanding any other provision of this Agreement, each holder of Company Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash from Parent in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Average Closing Price. For purposes of this Section 3.4, "Average Closing Price" is defined to mean the average of the daily closing prices for the shares of Parent Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded on the New York Stock Exchange ("NYSE") (as reported by the Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) ending at the close of trading on the second trading day immediately preceding the Closing Date.

    Section 3.5 STOCK OPTIONS. (a) Each of the Company's stock option plans (the "Option Plans"), each of which is set forth in Section 5.2 of the Company Disclosure Schedule (as defined in Article V), and each option to acquire shares of Company Stock outstanding thereunder immediately prior to the Effective Time, whether vested or unvested (each, an "Option" and collectively, the "Options"), shall be assumed by Parent at the Effective Time, and each such Option shall become an option to purchase a number of shares of Parent Common Stock (a "Substitute Option") equal to the number of shares of Company Stock subject to such Option multiplied by the Exchange Ratio (rounded down to the nearest whole share). The per share exercise price for each Substitute Option shall be the current exercise price per share of Company Stock divided by the Exchange Ratio (rounded up to the nearest full cent), and each Substitute Option otherwise shall be subject to all of the other terms and conditions of the original option to which it relates, including, without limitation, the provisions therein with respect to vesting and forfeiture. Prior to the Effective Time, the Company shall take such additional actions as are necessary under applicable law and the applicable agreements and Option Plans to ensure that each outstanding Option shall, from and after the Effective Time, represent only the right to purchase, upon exercise, shares of Parent Common Stock. No Option shall be accelerated by reason of the Merger to the extent the Board of Directors of the Company has discretion to make a determination to cause such acceleration. It is the intention of the parties that, to the extent that any Option constitutes an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, that the Substitute Option relating thereto shall also qualify as an incentive stock option, and that the assumption by Parent of such Option and the substitution of a Substitute Option therefor as provided by this Section 3.5(a) will satisfy each of the conditions of Section 422(a) of the Code with respect to such continued qualification.

    (b) As soon as practicable after the Effective Time, Parent shall cause to be included under a registration statement on Form S-8 of Parent all shares of Parent Common Stock which are subject to Substitute Options, and shall maintain the effectiveness of such registration statement until all Substitute Options have been exercised, expired or forfeited.

    Section 3.6 STOCKHOLDERS' MEETINGS. Each of Parent and the Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation or charter, as the case may be, and By-laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon
(i) in the case of Parent, the approval by the holders of a majority of the shares of Parent Common Stock present and voting of the issuance of the shares of Parent Common Stock contemplated by this Agreement and (ii) in the case of the Company, the approval by the holders of a majority of the shares of Company Stock outstanding and entitled to vote thereon of this Agreement and the transactions contemplated hereby. Parent shall take all action necessary to authorize Sub to consummate the Merger. The Board of Directors of each of Parent and the Company shall recommend such approval and Parent and the Company shall each take all lawful action to solicit such approval, including, without limitation, timely and promptly mailing the Proxy Statement/Prospectus (as defined in Section 8.2); provided, however, that such recommendation is subject to any action permitted pursuant to Section 8.9. Parent and the Company shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

    Section 3.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock shall be made thereafter. In the event that Certificates are presented to the Surviving Corporation or Parent after the Effective Time, they shall be canceled and exchanged for Parent Common Stock and/or cash as provided in Sections 3.1(b) and 3.4.

    Section 3.8 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas, at 9:00 a.m. local time on the day which is not more than one business day after the day on which the last of the conditions set forth in Article IX (other than those that can be fulfilled only at the Effective Time) is fulfilled or waived or at such other time and place as Parent and the Company shall agree in writing.

    Section 3.9 TRANSFER TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger other than transfer or stamp taxes payable in respect of transfers pursuant to the fourth sentence of Section 3.3 (collectively, "Transfer Taxes"). From and after the Effective Time, Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Stock, all Transfer Taxes.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to the Company as follows (such representations and warranties (as well as other provisions of this Agreement) are qualified by the matters identified (with references to the appropriate Section and, if applicable, subsection being qualified) on a disclosure schedule (the "Parent Disclosure Schedule") delivered by Parent to the Company prior to execution of this Agreement):

    Section 4.1 ORGANIZATION AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, alone or in the aggregate, have a Parent Material Adverse Effect. For the purposes of this Agreement, a "Parent Material Adverse Effect" means any material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its subsidiaries taken as a whole, other than any effects arising out of, resulting from or relating to changes in general economic or financial conditions. Complete and correct copies as of the date hereof of the Certificate of Incorporation and By-laws of Parent have been delivered to the Company as part of the Parent Disclosure Schedule.

    Section 4.2 CAPITALIZATION. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, and 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Parent Preferred Stock"), of which 11,691 shares will be designated as Series A Preferred Stock ("Series A Preferred Stock") on or prior to the Effective Time and will be issuable under the terms of that certain Agreement and Plan of Merger dated September 18, 1997 among Parent, CF Acquisition Corp. and Country Fresh, Inc. (the "CF Merger Agreement"), as more fully described in Section 4.2 of the Parent Disclosure Schedule. As of September 1, 1997, the issued and outstanding capital stock of Parent consisted solely of 15,804,545 shares of Parent Common Stock, all of which were validly issued and outstanding, fully paid, and nonassessable. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which Parent's stockholders may vote. There are no options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating Parent to issue, deliver or sell shares of its capital stock or debt securities, or obligating Parent to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, other than as identified in Section 4.2 of the Parent Disclosure Schedule. Section 4.2 of the Parent Disclosure Schedule sets forth the name of each optionee, the number of options held by such optionee and the exercise price for such options under the Parent Stock Plans (as defined below). Since September 1, 1997, Parent has not issued any shares of its capital stock except (i) shares of Parent Common Stock issued under, or issued upon exercise of options granted under, Parent's stock option, restricted stock and stock purchase plans described in Section 4.2 of the Parent Disclosure Schedule (the "Parent Stock Plans") and (ii) shares of Parent Common Stock and Series A Preferred Stock issuable under the terms of the CF Merger Agreement, as more fully described in Section 4.2 of the Parent Disclosure Schedule. All of the shares of Parent Common Stock issuable in accordance with this Agreement in exchange for Company Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

    Section 4.3 SUBSIDIARIES. Each subsidiary of Parent is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (except where the failure to be validly existing and in good standing would not be material to the business of such subsidiary) and has the corporate or similar power to carry on its business as it is now being conducted or currently proposed to be conducted. Each subsidiary of Parent is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, when taken together with all such failures, has not had, and would not have, a Parent Material Adverse Effect. Section 4.3 of the Parent Disclosure Schedule contains, with respect to each subsidiary of Parent, its name and jurisdiction of organization and, with respect to each subsidiary that is not wholly owned, the number of issued and outstanding shares of capital stock or share capital and the number of shares of capital stock or share capital owned by Parent or a subsidiary. All the outstanding shares of capital stock or share capital of each subsidiary of Parent are validly issued, fully paid and nonassessable, and except as set forth in Section 4.3 of the Company Disclosure Schedule, those owned by Parent or by a subsidiary of Parent are owned free and clear of any liens, claims or encumbrances. Except as described in Section 4.3 of the Parent

Disclosure Schedule, there are no existing options, warrants, calls, convertible securities or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the subsidiaries of Parent. Except as set forth in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, any Parent SEC Report (as hereinafter defined) filed subsequent to such date and prior to the date hereof, or in Section 4.3 of the Parent Disclosure Schedule, and except for acquisitions after the date hereof of assets or businesses primarily engaged in the same businesses as those conducted by Parent and its subsidiaries as of the date hereof (which acquisitions do not require any approval of the stockholders of Parent (including, without limitation, any approval of related financings by the stockholders of Parent)), Parent does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity or have any obligation, commitment or undertaking to acquire any such interest.

    Section 4.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Parent has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors. This Agreement constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of the issuance of the Parent Common Stock contemplated by this Agreement by the holders of the Parent Common Stock as described in Section 3.6, no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. Except as described in
Section 4.4 of the Parent Disclosure Schedule, Parent is not subject to or obligated under (i) any charter or by-law provision or (ii) any contract, indenture, loan or credit document, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a material benefit, by its executing and carrying out this Agreement other than, in the case of this clause (ii) only, (A) any breaches, violations, defaults, terminations, cancellations, modifications, accelerations, rights to payment or compensation, or losses which, either alone or in the aggregate, have not had, and would not have, a Parent Material Adverse Effect or would not prevent the consummation of the transactions contemplated hereby and (B) the laws and regulations referred to in the next sentence. Except as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Entity"), is necessary for the consummation by Parent of the Merger or the other transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain which has not had, and would not have, a Parent Material Adverse Effect or would not prevent the consummation of the transactions contemplated hereby.

    Section 4.5 REPORTS AND FINANCIAL STATEMENTS. Parent has previously furnished the Company with true and complete copies of its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and December 31, 1996, as filed with the Securities and Exchange Commission (the "Commission"), (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, and June 30, 1997, as filed with the Commission, (iii) proxy statements related to all meetings of its stockholders (whether annual or special) since December 31, 1995, and (iv) all other reports or registration statements filed by Parent with the Commission since December 31, 1995, except for preliminary material (in the case of clauses (iii) and

(iv) above) and except for registration statements on Form S-8 relating to employee benefit plans and annual reports on Form 11-K with respect to such plans, which are all the documents that Parent was required to file with the Commission since that date (the documents in clauses (i) through (iv) being referred to herein collectively as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Parent SEC Reports: (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes thereto and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder; (ii) present fairly, in all material respects, the financial position of Parent and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended; and (iii) are in all material respects in accordance with the books of account and records of Parent and its subsidiaries. As of June 30, 1997, there was no basis for any claim or liability of any nature against Parent or its subsidiaries, whether absolute, accrued, contingent or otherwise, which, alone or in the aggregate, has had, or would have, a Parent Material Adverse Effect, other than as reflected in the Parent SEC Reports.

    Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.6 of the Parent Disclosure Schedule, since June 30, 1997, Parent and its subsidiaries have operated their respective businesses in the ordinary course of business consistent with past practice and there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had, or would have, a Parent Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would have, a Parent Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to the capital stock of the Company or any of its subsidiaries (other than dividends or distributions between Parent and its wholly owned subsidiaries); (iv) any material change in Parent's accounting principles, practices or methods; (v) any repurchase or redemption with respect to its capital stock; (vi) any stock split, combination or reclassification of any of Parent's capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Parent's capital stock; (vii) any grant or amendment of the terms of any option to purchase shares of capital stock of Parent other than pursuant to the Parent Stock Plans; or (viii) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

    Section 4.7 LITIGATION. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no suit, action or proceeding pending or, to Parent's knowledge, threatened against Parent or any of its subsidiaries which, alone or in the aggregate, has had or would have, a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries which, alone or in the aggregate, has had, or would have, any such Parent Material Adverse Effect. For purposes of this Agreement, the phrases "Parent's knowledge," and "to the knowledge of Parent" and other phrases of like import shall mean the actual knowledge of any executive officer of Parent.

    Section 4.8 EMPLOYEE BENEFIT PLANS. (a) Section 4.8 of the Parent Disclosure Schedule hereto sets forth a list of all "employee benefit plans," as defined in Section 3(3) of ERISA, and all other material employee benefit or compensation arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by Parent, any subsidiary of Parent or any Parent ERISA Affiliate (as defined below) or to which Parent, any subsidiary of Parent or any Parent ERISA Affiliate is obligated to contribute thereunder for current or former directors, employees, independent contractors, consultants and leased employees of Parent, any subsidiary of Parent or any Parent ERISA Affiliate (the "Parent Employee Benefit Plans").

    (b) Except as set forth in Section 4.8 of the Parent Disclosure Schedule, none of the Parent Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and since December 31, 1995, neither Parent nor any Parent ERISA Affiliate has contributed or contributes, or has been or is required to contribute, to any such plan.

    (c) Except as set forth in Section 4.8 of the Parent Disclosure Schedule, Parent does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee, officer or director or former employee, officer or director upon his retirement or termination of employment, and Parent has never represented, promised or contracted (whether in oral or written form) to any employee, officer or director or former employee, officer or director that such benefits would be provided.

    (d) Except as set forth in Section 4.8 of the Parent Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer or director. The only severance agreements or severance policies applicable to Parent or its subsidiaries in the event of a change of control of Parent are the agreements and policies specifically referred to in Section 4.8 of the Parent Disclosure Schedule. The Board of Directors of Parent has determined that the transactions contemplated hereby do not constitute a change of control for purposes of any such agreement, plan, policy or stock option plan or program to the extent Parent or its Board has discretion to make such determination under such agreement, plan or policy and such Board shall not change such determination. Such Board has also determined not to accelerate vesting of any stock options or other benefits on account of the transactions contemplated hereby to the extent such Board has discretion to make such determination and such Board shall not change such determination.

    (e) Each Parent Employee Benefit Plan that is intended to qualify under
Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service (the "IRS"), and, to Parent's knowledge, nothing has occurred with respect to the operation or organization of any such Parent Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. With respect to any Parent Employee Benefit Plan or other employee benefit plan which is a "defined benefit plan" within the meaning of
Section 3(35) of ERISA, (i) Parent has not incurred and is not reasonably likely to incur any material liability under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) Parent has not incurred any material accumulated funding deficiency within the meaning of
Section 412 of the Code and has not applied for or obtained a waiver of any minimum funding standard or an extension of any amortization period under
Section 412 of the Code, (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA but excluding any event for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation has been waived by regulation) has occurred or is expected to occur and (iv) since December 31, 1996, no material adverse change in the financial condition of any such plan has occurred.

    (f) (i) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Parent Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (ii) Parent has complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (iii) there are no pending actions, claims or lawsuits which have been asserted, instituted or, to Parent's knowledge, threatened, in connection with the Parent Employee Benefit Plans, and (iv) the Parent Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

    (g) To Parent's knowledge, neither Parent nor any Parent ERISA Affiliate, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code), which would subject Parent or any Parent ERISA Affiliate to any taxes, penalties or other liabilities resulting from such prohibited transaction, and no condition exists that would subject Parent or any Parent ERISA Affiliate to any excise tax, penalty tax or fine related to any Parent Employee Benefit Plans.

    (h) With respect to each Parent Employee Benefit Plan, Parent has furnished or made available to the Company true, correct and complete copies of (i) the plan documents and summary plan descriptions; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the annual reports to be filed for the three most recent plan years of each such plan; (iv) all related trust agreements, insurance contracts or other funding agreements that implement such plans; and (v) all other documents, records or other materials related thereto reasonably requested by the Company.

    For purposes of this Agreement, "Parent ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with Parent within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Parent under Section 414(o) of the Code, or is under "common control" with Parent, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

    Section 4.9 FINANCIAL ADVISOR. Parent has received the opinion of Donaldson, Lufkin & Jenrette Securities Corp. ("DLJ"), dated as of the date of this Agreement, to the effect that the Exchange Ratio is fair from a financial point of view to the holders of Parent Common Stock. Except for DLJ, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has previously delivered to the Company a copy of the engagement letter executed on September 10, 1997, between Parent and DLJ. In addition to any such fee and commission arrangements, Parent has previously delivered to the Company a good faith estimate of all additional fees, costs and expenses to be incurred by Parent and its subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement (but not including any estimate of legal or accounting fees, costs and expenses).

    Section 4.10 COMPLIANCE WITH APPLICABLE LAWS. Parent and each of its subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary or appropriate for the operation of its respective business, except for such permits, licenses, variances, exemptions, orders and approvals the failure to hold which, alone or in the aggregate, has not had, and would not have, a Parent Material Adverse Effect (the "Parent Permits"). Parent and each of its subsidiaries is in compliance with the terms of the Parent Permits, except for any failure to comply which, alone or in the aggregate, has not had, and would not have, a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, the businesses of Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, alone or in the aggregate, have not had, and would not have, a Parent Material Adverse Effect. To Parent's knowledge, during the past five years, none of Parent's or any of its subsidiaries' officers, employees or agents, nor any other person acting on behalf of any of them or Parent or any of its subsidiaries, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person in violation of any law, ordinance or regulation of any Governmental Entity, including, without limitation, the Foreign Corrupt Practices Act.

    Section 4.11 TAXES. Except to the extent that the inaccuracy of any of the succeeding representations has not had, or would not have, a Parent Material Adverse Effect: (i) all Tax Returns required to be filed by or with respect to Parent and each of its subsidiaries have been filed; (ii) neither Parent nor any of its subsidiaries has requested or been granted an extension of time for filing any Tax Return that has not yet been filed; (iii) Parent and each of its subsidiaries has paid all Taxes that are due from or with respect to it; (iv) Parent and each of its subsidiaries has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;
(v) there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Parent or any of its subsidiaries for any taxable period; (vi) no audit, action, proceeding, investigation, dispute or claim by any court, governmental or regulatory authority, or similar person is pending or, to Parent's knowledge, threatened in regard to any Taxes due from or with respect to Parent or any of its subsidiaries or any Tax Return filed by or with respect to Parent or any of its subsidiaries; (vii) no claim has been made by a taxing authority in a jurisdiction in which Parent does not file Tax Returns that Parent is required to file Tax Returns in such jurisdiction, and, to Parent's knowledge, no taxing authority could reasonably make such a claim; (viii) no assessment of any deficiency for Taxes is proposed against Parent or any of its subsidiaries or any of their assets; (ix) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Parent; (x) Parent has not been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group as defined under state, local or foreign income tax law) other than one of which Parent was the common parent; (xi) Parent has no obligation or liability for the payment of Taxes of any other person arising as a result of any obligation to indemnify another person or as a result of Parent assuming or succeeding to the tax liability of any other person as a successor, transferee or otherwise; (xii) Parent will not be required to include any amount in taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (A) a change in method of accounting for a taxable period ending prior to the Effective Time,
(B) any "closing agreement" as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax laws) entered into prior to the Effective Time, (C) any sale reported on the installment method that occurred prior to the Effective Time or (D) any prepaid amount received prior to the Effective Time; (xiv) all Taxes accrued but not yet due and all contingent liabilities for Taxes are adequately reflected in the reserves for Taxes in the financial statements contained in the Parent SEC Reports; and (xv) there has been no "ownership change" as described in Section 382 of the Code that has resulted in any limitation on the Parent's ability to offset pre-change losses against its taxable income. "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including without limitation (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, and franchise taxes imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government; and (b) any interest, fines, penalties, assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof. "Tax Returns" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes.

    Section 4.12 CERTAIN AGREEMENTS. Neither Parent nor any of its subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license, concession or other agreement, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, has had, or would have, a Parent Material Adverse Effect.

    Section 4.13 TAX AND ACCOUNTING MATTERS. To Parent's knowledge, Parent has not taken any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Parent has received a letter from Deloitte & Touche LLP, a copy of which has previously been delivered to the Company, with respect to the eligibility of Parent for "pooling of interests" accounting treatment.

    Section 4.14 RELATIONSHIP WITH CUSTOMERS AND SUPPLIERS. Parent has made available to the Company a list of (i) the ten largest customers of Parent and its subsidiaries taken as a whole as determined by the dollar volume of sales for the year ended December 31, 1996, together with such sales volumes and (ii) the ten largest suppliers of Parent and its subsidiaries taken as a whole as determined by the dollar volume of purchases for the year ended December 31, 1996, together with such purchase volumes. In the last 12 months, no such supplier or customer, and no licensor or licensee, of Parent or its subsidiaries has notified Parent or its subsidiaries that it has canceled or otherwise terminated, or, to Parent's knowledge, threatened to cancel or otherwise terminate, its relationship with Parent or any of its subsidiaries which has had, or would have, either alone or in the aggregate, a Parent Material Adverse Effect. To Parent's knowledge, there has not been any dispute with any such customer or supplier which has had, or would have, either alone or in the aggregate, a Parent Material Adverse Effect.

    Section 4.15 INTELLECTUAL PROPERTY. (a) Parent has made available to the Company a list of the following (collectively, the "Parent Intellectual Property"): (i) each trademark, trade name, brand name, service mark or other trade designation owned or licensed by or to Parent or any of its subsidiaries, each patent, copyright and similar intellectual property owned or licensed to or by Parent and each license, royalty, assignment or other similar agreement and each registration and application relating to the foregoing that is material to the conduct of the business of Parent and its subsidiaries taken as a whole; and
(ii) each agreement relating to technology, know-how or processes that Parent or its subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of Parent and its subsidiaries taken as a whole.

    (b) Parent and its subsidiaries own the Parent Intellectual Property, or have the right to use the same without infringing or violating the rights of any third parties, except where such infringement or violation has not had, or would not have, either alone or in the aggregate, a Parent Material Adverse Effect. No consent of third parties will be required for the use of the Parent Intellectual Property after the Effective Time, except where the failure to obtain such consent would not have, either alone or in the aggregate, a Parent Material Adverse Effect. No claim has been asserted by any person against Parent or any of its subsidiaries regarding the ownership of or the right to use any Parent Intellectual Property or challenging the rights of Parent or any of its subsidiaries with respect to any of the Parent Intellectual Property which, if adversely determined, would have, either alone or in the aggregate, a Parent Material Adverse Effect.

    (c) To Parent's knowledge, no person or entity has asserted any claim that any product, activity or operation of Parent or any of its subsidiaries infringes upon or involves, or has resulted in the infringement of, any proprietary right of such person or entity, except for such infringement which has not had, or would not have, either alone or in the aggregate, a Parent Material Adverse Effect; and no proceedings have been instituted, are pending or, to Parent's knowledge, are threatened which challenge the rights of Parent or any of its subsidiaries with respect thereto, which, if adversely determined, would have, either alone or in the aggregate, a Parent Material Adverse Effect.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub as follows (such representations and warranties (as well as other provisions of this Agreement) are qualified by the matters identified (with references to the appropriate Section and, if applicable, subsection being qualified) on a disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Parent prior to execution of this Agreement):

    Section 5.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, alone or in the aggregate, have a Company Material Adverse Effect. For the purposes of this Agreement, a "Company Material Adverse Effect" means a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of the Company and its subsidiaries taken as a whole, other than any effects arising out of, resulting from or relating to changes in general economic or financial conditions. Complete and correct copies as of the date hereof of the Certificate of Incorporation and By-laws of the Company have been delivered to Parent as part of the Company Disclosure Schedule.

    Section 5.2 CAPITALIZATION. The authorized stock of the Company consists of 50,000,000 shares of Company Stock and 5,000,000 shares of preferred stock, par value $.01 per share, of the Company ("Company Preferred Stock"). As of September 22, 1997, the issued and outstanding capital stock of the Company consisted solely of 14,753,000 shares of Company Stock, all of which were validly issued and outstanding, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which the Company's stockholders may vote. There are no options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, other than as identified in Section 5.2 of the Company Disclosure Schedule. Section 5.2 of the Company Disclosure Schedule sets forth the name of each optionee, the number of Options held by such optionee and the exercise price for such Options under the Option Plans. Since September 22, 1997, the Company has not issued any shares of its capital stock except shares of Company Stock issued upon exercise of Options. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of stock of the Company or the Surviving Corporation pursuant to any Company Employee Benefit Plan (as defined in Section 5.8).

    Section 5.3 SUBSIDIARIES. Each subsidiary of the Company is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (except where the failure to be validly existing and in good standing would not be material to the business of such subsidiary) and has the corporate or similar power to carry on its business as it is now being conducted or currently proposed to be conducted. Each subsidiary of the Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, when taken together with all such failures, has not had, and would not have, a Company Material Adverse Effect. Section 5.3 of the Company Disclosure Schedule contains, with respect to each subsidiary of the Company, its name and jurisdiction of organization and, with respect to each subsidiary that is not wholly owned, the number of issued and outstanding shares of capital stock or share capital and the number of shares of capital stock or share capital owned by the Company or a subsidiary. Except as described in Section 5.3 of the Company Disclosure Schedule, all the outstanding shares of capital stock or share capital of each subsidiary of the Company are validly issued, fully paid and nonassessable, and those owned by the Company or by a subsidiary of the Company are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls, convertible securities or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the subsidiaries of the Company. Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 or any Company SEC Report (as hereinafter defined) filed subsequent to such date and prior to the date hereof, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity or have any obligation, commitment or undertaking to acquire any such interest.

    Section 5.4 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the shares of Company Stock outstanding and entitled to vote thereon as described in Section 3.6, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. Except as described in Section 5.4 of the Company Disclosure Schedule, the Company is not subject to or obligated under
(i) any charter or by-law provision or (ii) any contract, indenture, loan or credit document, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a material benefit, by its executing and carrying out this Agreement, other than, in the case of this clause (ii) only, (A) any breaches, violations, defaults, terminations, cancellations, modifications, accelerations, rights to payment or compensation, or losses which, either alone or in the aggregate, have not had, and would not have, a Company Material Adverse Effect or would not prevent the consummation of the transactions contemplated hereby and (B) the laws and regulations referred to in the next sentence. Except as required by the HSR Act, the Securities Act, the Exchange Act, and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain which has not had, and would not have, a Company Material Adverse Effect or would not prevent the consummation of the transactions contemplated hereby.

    Section 5.5 REPORTS AND FINANCIAL STATEMENTS. The Company has previously furnished Parent with true and complete copies of its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and December 31, 1996, as filed with the Commission, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, as filed with the Commission, (iii) proxy statements related to all meetings of its stockholders (whether annual or special) since December 31, 1995 and (iv) all other reports or registration statements filed by the Company with the Commission since December 31, 1995, except for preliminary material (in the case of clauses (iii) and (iv) above) and except for registration statements on Form S-8 relating to employee benefit plans and annual reports on Form 11-K with respect to such plans, which are all the documents that the Company was required to file with the Commission since that date (the documents in clauses (i) through (iv) being referred to herein collectively as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Company SEC Reports: (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes thereto and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder; (ii) present fairly, in all material respects, the financial position of the Company and its subsidiaries, as at the dates thereof and the results of their operations and cash flows for the periods then ended; and (iii) are in all material respects in accordance with the books of account and records of the Company and its subsidiaries. As of June 30, 1997, there was no basis for any claim or liability of any nature against the Company or any of its subsidiaries, whether absolute, accrued, contingent or otherwise, which, alone or in the aggregate, has had, or would have, a Company Material Adverse Effect, other than as reflected in the Company SEC Reports.

    Section 5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section
5.6 of the Company Disclosure Schedule, since June 30, 1997, the Company and its subsidiaries have operated their respective businesses in the ordinary course of business consistent with past practice and there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had, or would have, a Company Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would have, a Company Material Adverse Effect;
(iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to the stock of the Company or any of its subsidiaries (other than dividends or distributions between the Company and its wholly owned subsidiaries); (iv) any material change in the Company's accounting principles, practices or methods; (v) any repurchase or redemption with respect to its stock; (vi) any stock split, combination or reclassification of any of the Company's stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's stock; (vii) any grant or amendment of the terms of any option to purchase shares of stock of the Company other than pursuant to the Option Plans; (viii) any granting by the Company or any of its subsidiaries to any director, officer or employee of the Company or any of its subsidiaries of (A) any increase in compensation (other than in the case of employees in the ordinary course of business consistent with past practice), (B) any increase in severance or termination pay, or (C) acceleration of compensation or benefits; (ix) any entry by the Company or any of its subsidiaries into any employment, severance, bonus or termination agreement with any director, officer or employee of the Company or any of its subsidiaries; or
(x) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

    Section 5.7 LITIGATION. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no suit, action or proceeding pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries which, alone or in the aggregate, has had or would have, a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which, alone or in the aggregate, has had, or would have, any such Company Material Adverse Effect. For purposes of this Agreement, the phrases "the Company's knowledge" and "knowledge of the Company" and other phrases of like import shall mean the actual knowledge of any executive officer of the Company.

    Section 5.8 EMPLOYEE BENEFIT PLANS. (a) Section 5.8(a) of the Company Disclosure Schedule hereto sets forth a list of all "employee benefit plans," as defined in Section 3(3) of ERISA, and all other material employee benefit or compensation arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any subsidiary of the Company or any Company ERISA Affiliate (as defined below) or to which the Company, any subsidiary of the Company or any Company ERISA Affiliate is obligated to contribute thereunder for current or former directors, employees, independent contractors, consultants and leased employees of the Company, any subsidiary of the Company or any Company ERISA Affiliate (the "Company Employee Benefit Plans").

    (b) Except as set forth in Section 5.8(b) of the Company Disclosure Schedule, none of the Company Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and since December 31, 1995, neither the Company nor any Company ERISA Affiliate has contributed or contributes, or has been or is required to contribute, to any such plan.

    (c) Except as set forth in Section 5.8(c) of the Company Disclosure Schedule, the Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee, officer or director or former employee, officer or director upon his retirement or termination of employment, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee, officer or director or former employee, officer or director that such benefits would be provided.

    (d) Except as set forth in Section 5.8(d) of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer or director. The only severance agreements or severance policies applicable to the Company or its subsidiaries in the event of a change of control of the Company are the agreements and policies specifically referred to in Section 5.8 of the Company Disclosure Schedule. The Board of Directors of the Company has determined that the transactions contemplated hereby do not constitute a change of control for purposes of any such agreement, plan, policy or stock option plan or program to the extent the Company or its Board has discretion to make such determination under such agreement, plan or policy and such Board shall not change such determination. Such Board has also determined not to accelerate vesting of any stock options or other benefits on account of the transactions contemplated hereby to the extent such Board has discretion to make such determination and such Board shall not change such determination.

    (c) Each Company Employee Benefit Plan that is intended to qualify under
Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. With respect to any Company Employee Benefit Plan or other employee benefit plan which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA,
(i) the Company has not incurred and is not reasonably likely to incur any material liability under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) the Company has not incurred any material accumulated funding deficiency within the meaning of
Section 412 of the Code and has not applied for or obtained a waiver of any minimum funding standard or an extension of any amortization period under
Section 412 of the Code, (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA but excluding any event for which the provision for 30-day notice to the Pension

Benefit Guaranty Corporation has been waived by regulation) has occurred or is expected to occur and (iv) since December 31, 1996, no material adverse change in the financial condition of any such plan has occurred.

    (f) (i) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (ii) the Company has complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (iii) there are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, in connection with the Company Employee Benefit Plans, and (iv) the Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

    (g) To the Company's knowledge, neither the Company nor any Company ERISA Affiliate, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code), which would subject the Company or any Company ERISA Affiliate to any taxes, penalties or other liabilities resulting from such prohibited transaction, and no condition exists that would subject the Company or any Company ERISA Affiliate to any excise tax, penalty tax or fine related to any Company Employee Benefit Plans.

    (h) With respect to each Company Employee Benefit Plan, the Company has furnished or made available to Parent true, correct and complete copies of (i) the plan documents and summary plan descriptions; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the annual reports to be filed for the three most recent plan years of each such plan; (iv) all related trust agreements, insurance contracts or other funding agreements that implement such plans; and (v) all other documents, records or other materials related thereto reasonably requested by Parent.

    For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meanings of Sections 414 (b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

    Section 5.9 COMPANY ACTION. The Board of Directors of the Company (at a meeting duly called and held) has by the unanimous vote of all directors present
(a) determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders, (b) approved the Merger in accordance with the provisions of Section 251 of the DGCL, and (c) recommended the approval of this Agreement and the Merger by the holders of the Company Stock and directed that the Merger be submitted for consideration by the Company's stockholders at the meeting of stockholders contemplated by Section 3.6.

    Section 5.10 FINANCIAL ADVISORS. The Company has received the opinion of Goldman, Sachs & Co. ("Goldman Sachs") to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Company Stock. Except for Goldman Sachs and Hicks, Muse, Tate & Furst Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has previously delivered to Parent copies of the engagement letters, dated May 22, 1997 and June 10, 1997, from Goldman Sachs and Hicks, Muse, Tate & Furst Incorporated, respectively, to the Company. In addition to any such fee and commission arrangements, the Company has previously delivered to Parent a good faith estimate of all additional fees, costs, and expenses to be incurred by the Company and its subsidiaries in connection with this Agreement (but not including any estimate of legal or accounting fees, costs and expenses).

    Section 5.11 COMPLIANCE WITH APPLICABLE LAWS. The Company and each of its subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary or appropriate for the operation of its respective business, except for such permits, licenses, variances, exemptions, orders and approvals the failure to hold which, alone or in the aggregate, has not had, and would not have a Company Material Adverse Effect (the "Company Permits"). The Company and each of its subsidiaries is in compliance with the terms of the Company Permits, except for any failure to comply which, alone or in the aggregate, has not had, and would not have, a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which alone or in the aggregate have not had, and would not have, a Company Material Adverse Effect. To the Company's knowledge, during the past five years, none of the Company's or any of its subsidiaries' officers, employees or agents, nor any other person acting on behalf of any of them or the Company or any of its subsidiaries, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person in violation of any law, ordinance or regulation of any Governmental Entity, including, without limitation, the Foreign Corrupt Practices Act.

    Section 5.12 TAXES. Except to the extent that the inaccuracy of any of the succeeding representations has not had, or would not have, a Company Material Adverse Effect: (i) all Tax Returns required to be filed by or with respect to the Company and each of its subsidiaries have been filed; (ii) neither the Company nor any of its subsidiaries has requested or been granted an extension of time for filing any Tax Return that has not yet been filed; (iii) the Company and each of its subsidiaries has paid all Taxes that are due from or with respect to it; (iv) the Company and each of its subsidiaries has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (v) there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its subsidiaries for any taxable period; (vi) no audit, action, proceeding, investigation, dispute or claim by any court, governmental or regulatory authority, or similar person is pending or, to the Company's knowledge, threatened in regard to any Taxes due from or with respect to the Company or any of its subsidiaries or any Tax Return filed by or with respect to the Company or any of its subsidiaries; (vii) no claim has been made by a taxing authority in a jurisdiction in which the Company does not file Tax Returns that the Company is required to file Tax Returns in such jurisdiction, and, to the Company's knowledge, no taxing authority could reasonably make such a claim; (viii) no assessment of any deficiency for Taxes is proposed against the Company or any of its subsidiaries or any of their assets; (ix) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company; (x) the Company has not been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group as defined under state, local or foreign income tax law) other than one of which the Company was the common parent; (xi) the Company has no obligation or liability for the payment of Taxes of any other person arising as a result of any obligation to indemnify another person or as a result of the Company assuming or succeeding to the tax liability of any other person as a successor, transferee or otherwise; (xii) the Company will not be required to include any amount in taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (A) a change in method of accounting for a taxable period ending prior to the Effective Time, (B) any "closing agreement" as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax laws) entered into prior to the Effective Time, (C) any sale reported on the installment method that occurred prior to the Effective Time or (D) any prepaid amount received prior to the Effective Time; (xiv) all Taxes accrued but not yet due and all contingent liabilities for Taxes are adequately reflected in the reserves for Taxes in the financial statements contained in the Company SEC Reports; and (xv) there has been no "ownership change" as described in Section 382 of the Code that has resulted in any limitation on the Company's ability to offset pre-change losses against its taxable income.

    Section 5.13 CERTAIN AGREEMENTS. Neither the Company nor any of its subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license, concession or other agreement, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, has had, or would have, a Company Material Adverse Effect.

    Section 5.14 TAX AND ACCOUNTING MATTERS. To the Company's knowledge, the Company has not taken any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. The Company has received a letter from Arthur Andersen LLP, a copy of which has previously been delivered to Parent, with respect to the eligibility of the Company for "pooling of interests" accounting treatment.

    Section 5.15 RELATIONSHIP WITH CUSTOMERS AND SUPPLIERS. The Company has made available to Parent a list of (i) the ten largest customers of the Company and its subsidiaries taken as a whole as determined by the dollar volume of sales for the year ended December 31, 1996, together with such sales volumes and
(ii) the ten largest suppliers of the Company and its subsidiaries taken as a whole as determined by the dollar volume of purchases for the year ended December 31, 1996, together with such purchase volumes. In the last 12 months, no such supplier or customer, and no licensor or licensee, of the Company or its subsidiaries has notified the Company or its subsidiaries that it has canceled or otherwise terminated, or, to the Company's knowledge, threatened to cancel or otherwise terminate, its relationship with the Company or any of its subsidiaries which has had, or would have, either alone or in the aggregate, a Company Material Adverse Effect. To the Company's knowledge, there has not been any dispute with any such customer or supplier which has had, or would have, either alone or in the aggregate, a Company Material Adverse Effect.

    Section 5.16 INTELLECTUAL PROPERTY. (a) The Company has made available to Parent a list of the following (collectively, the "Company Intellectual Property"): (i) each trademark, trade name, brand name, service mark or other trade designation owned or licensed by or to the Company or any of its subsidiaries, each patent, copyright and similar intellectual property owned or licensed to or by the Company and each license, royalty, assignment or other similar agreement and each registration and application relating to the foregoing that is material to the conduct of the business of the Company and its subsidiaries taken as a whole; and (ii) each agreement relating to technology, know-how or processes that the Company or its subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of the Company and its subsidiaries taken as a whole.

    (b) The Company and its subsidiaries own the Company Intellectual Property, or have the right to use the same without infringing or violating the rights of any third parties, except where such infringement or violation has not had, or would not have, either alone or in the aggregate, a Company Material Adverse Effect. No consent of third parties will be required for the use of the Company Intellectual Property after the Effective Time, except where the failure to obtain such consent would not have, either alone or in the aggregate, a Company Material Adverse Effect. No claim has been asserted by any person against the Company or any of its subsidiaries regarding the ownership of or the right to use any Company Intellectual Property or challenging the rights of the Company or any of its subsidiaries with respect to any of the Company Intellectual Property which, if adversely determined, would have, either alone or in the aggregate, a Company Material Adverse Effect.

    (c) To the Company's knowledge, no person or entity has asserted any claim that any product, activity or operation of the Company or any of its subsidiaries infringes upon or involves, or has resulted in the infringement of, any proprietary right of such person or entity, except for such infringement which has not had, or would not have, either alone or in the aggregate, a Company Material Adverse Effect; and no proceedings have been instituted, are pending or, to the Company's knowledge, are threatened which challenge the rights of the Company or any of its subsidiaries with respect thereto, which, if adversely determined, would have, either alone or in the aggregate, a Company Material Adverse Effect.

                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

    Parent and Sub jointly and severally represent and warrant to the Company as follows:

    Section 6.1 ORGANIZATION. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business since it was incorporated other than in connection with its organization and the transactions contemplated by this Agreement.

    Section 6.2 CAPITALIZATION. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are directly owned by Parent free and clear of all liens, claims and encumbrances.

    Section 6.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole stockholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. Except as disclosed in Section 4.3 of the Parent Disclosure Schedule or as required by the HSR Act, the Securities Act, the Exchange Act and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Sub of the Merger or the transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain which would not prevent the consummation of the transactions contemplated hereby.

                                  ARTICLE VII
                     CONDUCT OF BUSINESS PENDING THE MERGER

    Section 7.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. After the date of this Agreement and prior to the Effective Time, unless Parent shall otherwise agree in writing or except as otherwise required by this Agreement:

        (i) the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its subsidiaries to, use their reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time;

        (ii) the Company shall, and shall cause its subsidiaries to, (A) maintain insurance coverages and their books, accounts and records in the usual manner consistent with past practice; (B) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries; (C) maintain and keep their material properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (D) perform in all material respects their obligations under all material contracts and commitments to which any of them is a party or by which any of them is bound;

        (iii) the Company shall not and shall not propose or agree to (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries or owned by any of its subsidiaries, (B) amend its Certificate of Incorporation or By-laws, (C) split, combine or reclassify its outstanding stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of stock of the Company, or declare, set aside, authorize or pay any dividend or other distribution payable in cash, stock or property, or (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company stock;

        (iv) the Company shall not, nor shall it permit any of its subsidiaries to, (A) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its respective stock of any class, any indebtedness having the right to vote on any matter on which the Company's stockholders may vote or any option, rights or warrants to acquire, or securities convertible into, exercisable for or exchangeable for, shares of stock other than issuances, deliveries or sales of Company Stock pursuant to obligations outstanding as of the date of this Agreement under the Option Plans; (B) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business; (C) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business; (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (E) incur any material transaction fees, costs or expenses in addition to those disclosed or referenced pursuant to Section 5.10; or (F) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

        (v) the Company shall not, nor shall it permit any of its subsidiaries to, except as required to comply with applicable law and except as provided in Section 8.5 hereof, enter into any new (or amend any existing) Company Employee Benefit Plan or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of current or former directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any director, officer or employee, except in any of the foregoing cases in accordance with pre-existing contractual provisions or in the ordinary course of business consistent with past practice;

        (vi) the Company shall not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; and

        (vii) the Company shall not, nor shall it permit any of its subsidiaries to, amend, modify, terminate, waive or permit to lapse any material right of first refusal, preferential right, right of first offer, or any other material right of the Company or any of its subsidiaries, except in the ordinary course of business.

    Section 7.2 CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER. After the date of this Agreement and prior to the Effective Time, unless the Company shall otherwise agree in writing or except as otherwise required by this Agreement:

        (i) Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall, and shall cause its subsidiaries to, use their reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time;

        (ii) Parent shall, and shall cause its subsidiaries to, (A) maintain insurance coverages and their books, accounts and records in the usual manner consistent with past practice; (B) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to Parent and its subsidiaries; (C) maintain and keep their material properties and equipment in good repair, working order and condition, ordinary wear and tear expected; and (D) perform in all material respects their obligations under all material contracts and commitments to which any of them is a party or by which any of them is bound;

        (iii) Parent shall not and shall not propose or agree to (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries or owned by any of its subsidiaries (except for capital stock acquired after the date hereof which is pledged as collateral pursuant to the terms of the credit agreements described in Section 4.4 of the Parent Disclosure Schedule), (B) except as contemplated by the CF Merger Agreement, amend its Certificate of Incorporation or By-laws, (C) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Parent, or declare, set aside, authorize or pay any dividend or other distribution payable in cash, stock or property, or (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Parent capital stock;

        (iv) except in connection with acquisitions of assets or businesses that are primarily engaged in the same businesses as that conducted by Parent and its subsidiaries as of the date of this Agreement and any financing transactions or issuances of securities related thereto which, in each case, do not require the approval of the stockholders of Parent, Parent shall not, and shall not permit any of its subsidiaries to, (A) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its respective capital stock of any class, any indebtedness having the right to vote on any matter on which Parent's stockholders may vote or any options, rights or warrants to acquire, or securities convertible into, exercisable for or exchangeable for, shares of capital stock other than issuances, deliveries or sales of Parent securities or options, rights or warrants, to acquire Parent securities under Parent Employee Benefit Plans; (B) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business; (C) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business; (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;
    (E) incur any material transaction fees, costs or expenses in addition to those disclosed or referenced pursuant to Section 4.9; or (F) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

        (v) Parent shall use its best efforts to not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; and

        (vi) Parent shall not, nor shall it permit any of its subsidiaries to, amend, modify, terminate, waive or permit to lapse any material right of first refusal, preferential right, right of first offer, or any other material right of Parent or any of its subsidiaries, except in the ordinary course of business.

    Section 7.3 CONDUCT OF BUSINESS OF SUB. During the period from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    Section 8.1 ACCESS AND INFORMATION. Each of the Company and Parent and their respective subsidiaries shall afford to the other and to the other's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments, records and personnel, subject to existing confidentiality obligations, and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Each of the Company and Parent shall hold, and shall cause their and their respective subsidiaries, respective employees, agents and representatives to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreements dated August 18, 1997 between Parent and the Company.

    Section 8.2 REGISTRATION STATEMENT/PROXY STATEMENT. Parent and the Company shall cooperate and promptly prepare, and Parent shall file with the Commission as soon as practicable, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in the Merger, portions of which Registration Statement shall also serve as the joint proxy statement of Parent and Company with respect to the meetings of stockholders of Parent and the Company contemplated by Section 3.6 (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use all reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the Commission as promptly as practicable after the filing thereof (including without limitation, responding to any comments received from the Commission with respect thereto) and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Each of Parent and the Company shall, as promptly as practicable, provide to the other copies of any written comments received from the Commission with respect to the Proxy Statement/Prospectus or the Form S-4 and advise the other of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the Commission. Parent shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by the Merger Agreement and will pay all expenses incident thereto. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus (i) in the case of the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meetings of stockholders of Parent and the Company contemplated by Section 3.6, or (ii) in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus (i) in the case of the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meetings of stockholders of Parent and the Company contemplated by Section 3.6, or, (ii) in the case of the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent will be deemed to have been supplied by Parent and information concerning or related to the Company shall be deemed to have been supplied by the Company. No amendment or supplement to the Proxy Statement/Prospectus will be made by Parent or the Company without the approval of the other party. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.

    Section 8.3  COMPLIANCE WITH THE SECURITIES ACT AND POOLING
REQUIREMENTS. (a) At least 30 days prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for the Company Meeting, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, from each of the Affiliates of the

Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit A-1 (an "Affiliate Letter"). Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of the Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters.

    (b) At least 30 days prior to the Effective Time, Parent shall deliver to the Company a list of names and addresses of those persons who were, in Parent's reasonable judgment, at the record date for the Parent Meeting, "affiliates" (each such person, a "Parent Affiliate") of Parent within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. Parent shall use all reasonable efforts to deliver or cause to be delivered to the Company, prior to the Effective Time, from each of the Parent Affiliates identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit A-2.

    (c) Each of Parent and the Company shall use commercially reasonable efforts to cause the Merger to qualify for "pooling of interests" accounting treatment. The Company shall request, and shall use commercially reasonable efforts to obtain, a letter from Arthur Andersen LLP, dated the date of Closing, to the effect that the Merger will qualify for "pooling of interests" accounting treatment if consummated in accordance with this Agreement. Parent shall request, and shall use commercially reasonable efforts to obtain, a letter from Deloitte & Touche LLP, dated the date of Closing, to the effect that the Merger will qualify for "pooling of interests" accounting treatment if consummated in accordance with this Agreement.

    (d) Parent shall use its best efforts to publish, by public filing or announcement, the results of at least 30 days of combined operations of Parent and the Company as soon after the Effective Time as is commercially practicable.

    Section 8.4 STOCK EXCHANGE LISTING. Parent shall use its best efforts to list on the NYSE, upon official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.

    Section 8.5 EMPLOYEE MATTERS. As of the Effective Time, the employees of the Company and each subsidiary shall continue employment with the Surviving Corporation and the subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, the Surviving Corporation and the subsidiaries shall not be obligated to continue any employment relationship with any employee for any specific period of time. Except with respect to the Option Plans to be assumed by the Parent as provided by Section 3.5(a) hereto, as of the Effective Time, the Surviving Corporation shall be the sponsor of the Company Employee Benefit Plans sponsored by the Company immediately prior to the Effective Time, and Parent shall cause the Surviving Corporation and the subsidiaries to satisfy all obligations and liabilities under such Company Employee Benefit Plans; provided, however, that, except as hereafter provided in this Section 8.5 or in the Company Disclosure Schedule, nothing contained in this Agreement shall limit or restrict the Surviving Corporation's right on or after the Effective Time to amend, modify or terminate any of the Company Employee Benefit Plans. To the extent any employee benefit plan, program or policy of Parent, the Surviving Corporation, or their affiliates is made available to any person who is an employee of the Company or any of its subsidiaries immediately prior to the Effective Time: (i) service with the Company and the subsidiaries by any employee prior to the Effective Time shall be credited for eligibility and vesting purposes and for purposes of qualifying for any additional benefits tied to periods of service (such as higher rates of matching contributions and eligibility for early retirement) under such plan, program or policy, but not for benefit accrual purposes (except for disability, vacation and severance, with respect to which service with the Company and the subsidiaries shall be credited for benefit accrual purposes); and (ii) with respect to any welfare benefit plans to which such employees may become eligible, Parent shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company and the subsidiaries for their employees prior to the Effective Time.

    Section 8.6 INDEMNIFICATION. (a) From and after the Effective Date, the Surviving Corporation and Parent shall indemnify, defend and hold harmless the officers, directors and employees of the Company and its subsidiaries who were such at any time prior to the Effective Time (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law, and the Indemnified Parties shall be advanced expenses subject to a customary reimbursement agreement. All rights to indemnification existing in favor of the directors, officers or employees of the Company as provided in the Company's Certificate of Incorporation or By-laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect thereafter. The Surviving Corporation shall maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Time; provided, however, that the Surviving Corporation or Parent may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are not materially less advantageous to the Indemnified Parties; and provided, further, that the Surviving Corporation (or Parent, if it shall substitute policies) shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

    (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond to the same.

    Section 8.7 HSR ACT. The Company and Parent shall use their best efforts to file as soon as practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation.

    Section 8.8 ADDITIONAL AGREEMENTS. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

    (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, the Company and the Surviving Corporation shall take all such necessary action.

    (c) Following the Effective Time, Parent shall use its best efforts to conduct the business and otherwise act, and shall cause the Surviving Corporation to use its best efforts to conduct its business and otherwise act, in a manner which would not disqualify the Merger as a "pooling of interests" for accounting purposes.

    (d) Following the Effective Time, Parent shall file all Tax Returns of Parent and the Company on the basis that the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code and shall take no action which is inconsistent with or contrary to such classification of the Merger for Tax purposes.

    Section 8.9 NO SHOP. (a) Each of Parent and the Company agrees (i) that neither it nor any of its subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction (other than, in the case of Parent, any acquisitions of assets or businesses that are primarily engaged in the same business as that conducted by Parent and its subsidiaries as of the date of this Agreement and any financing transactions or issuances of securities related thereto which, in each case, do not require approval by the stockholders of Parent) involving, or any purchase of all or any significant portion of the assets or any equity securities of, such party or any of its material subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Alternative Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; and (iii) that it will notify the other party with reasonable promptness if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. Notwithstanding the foregoing, each of Parent and the Company may, directly or indirectly, furnish information and access to, and may participate in discussions and negotiate with, any corporation, partnership, person or other entity that has submitted a written proposal to the Board of Directors of such party relating to an Alternative Proposal if (i) the Board of Directors of such party believes, in its good faith judgment, that such Alternative Proposal is more favorable to such party's stockholders than the Merger and is reasonably likely to be consummated or (ii) the Board of Directors of such party, following consultation with its independent legal counsel relating thereto, determines in its good faith judgment that failing to take such action would constitute a breach of such Board of Directors' fiduciary duty to its stockholders imposed by law.

    (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Alternative Proposal, unless (x) the Board of Directors of the Company believes, in its good faith judgment, that such Alternative Proposal is more favorable to the Company's stockholders than the Merger and is reasonably likely to be consummated or (y) the Board of Directors of the Company, following consultation with its independent legal counsel relating thereto, determines in its good faith judgment that failing to take such action in connection with such Alternative Proposal would constitute a breach of such Board of Directors' fiduciary duty to its stockholders imposed by law.

    (c) Neither the Board of Directors of the Parent nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Company, the approval or recommendation by such Board of Directors of this Agreement or the issuance of Parent Common Stock in connection with the Merger or (ii) approve or recommend, or propose to approve or recommend, any Alternative Proposal, unless (x) the Board of Directors of the Parent believes, in its good faith judgment, that such Alternative Proposal is more favorable to the Parent's stockholders than the Merger and is reasonably likely to be consummated or (y) the Board of Directors of the Parent, following consultation with its independent legal counsel relating thereto, determines in its good faith judgment that failing to take such action in connection with such Alternative Proposal would constitute a breach of such Board of Directors' fiduciary duty to its stockholders imposed by law.

    (d) Nothing herein shall prevent the respective Boards of Directors of Parent or the Company from taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, provided that the Board of Directors of such party shall not recommend that the stockholders of such party tender their shares in connection with any such tender offer unless such recommendation is permitted by Section 8.09(b) or (c), as applicable.

    Section 8.10 ADVICE OF CHANGES; SEC FILINGS. The Company shall confer on a regular basis with Parent on operational matters. Parent and the Company shall promptly advise each other orally and in writing of any change or event that has had, or could have, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby other than any filing by the Company pursuant to the HSR Act.

    Section 8.11 PARENT DIRECTORSHIPS. Immediately after the Effective Time, Parent shall take such action as may be necessary to create two additional seats of the Board of Directors of Parent and to cause two of the current directors of the Company as determined by mutual agreement of the Company and Parent (the "New Members") to be elected to the Parent Board of Directors. For a period of two years following the Effective Time, Parent shall take, or cause to be taken, all action necessary to nominate the New Members for election to the Parent Board of Directors and, in accordance with its normal solicitation efforts, shall solicit proxies for their election to such Board of Directors.

                                   ARTICLE IX
                              CONDITIONS PRECEDENT

    Section 9.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

    (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Stock and the issuance of the Parent Common Stock pursuant to this Agreement shall have been approved by the requisite vote of the holders of the Parent Common Stock, in each case as provided in Section 3.6.

    (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the Commission and remain in effect and all necessary approvals under state securities laws relating to the issuance of the Parent Common Stock to be issued to stockholders of the Company in connection with the Merger shall have been obtained.

    (d) No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use all commercially reasonable efforts to have any such injunction lifted).

    (e) The Parent Common Stock to be issued to Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

    Section 9.2  CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

    (a) Parent and Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct when made and on and as of the Effective Time as if made on and as of such date (except to the extent they relate to a particular date), except (i) as expressly contemplated or permitted by this Agreement and (ii) with respect to representations and warranties of Parent and Sub that are not subject to a Parent Material Adverse Effect qualification, where the failure to be true and correct, has not, and would not have, either alone or in the aggregate with all such failures, a Parent Material Adverse Effect. The Company shall have received a certificate of the President and Chief Executive Officer or a Vice President of each of Parent and Sub to that effect.

    (b) The Company shall have received an opinion substantially in the form attached hereto as Exhibit B-1, dated the date of Closing, from Weil, Gotshal & Manges LLP, based upon certificates from the Company substantially in the form attached hereto as Exhibit C-1 and from Parent substantially in the form attached hereto as Exhibit D-1 (and such other assumptions, certificates, and certifications as are customary or reasonably necessary in connection therewith), to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may receive and rely upon representations of fact contained in certificates as specified in the preceding sentence.

    (c) The Company shall have received a letter from Arthur Andersen LLP, dated the date of Closing, to the effect that the Merger will qualify for "pooling of interests" accounting treatment if consummated in accordance with this Agreement.

    Section 9.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Parent:

    (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of the Company contained in this Agreement shall be true in all material respects when made and on and as of the Effective Time as if made on and as of such date (except to the extent they relate to a particular date), except (i) as expressly contemplated or permitted by this Agreement and (ii) with respect to representations and warranties of the Company that are not subject to a Company Adverse Material Effect qualification, where the failure to be true and correct has not, and would not have, either alone or in the aggregate with all such failures, a Company Material Adverse Effect. Parent and Sub shall have received a certificate of the President and Chief Executive Officer or a Vice President of the Company to that effect.

    (b) Parent shall have received an opinion substantially in the form attached hereto as Exhibit B-2, dated the date of Closing, from Hughes & Luce, L.L.P., based upon certificates from the Company substantially in the form attached hereto as Exhibit C-2 and from Parent substantially in the form attached hereto as Exhibit D-2 (and such other assumptions, certificates, and certifications as are customary or reasonably necessary in connection therewith), to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may receive and rely upon representations of fact contained in certificates as specified in the preceding sentence.

    (c) Parent and Sub shall have received a letter from Deloitte & Touche LLP, dated the date of Closing, to the effect that the Merger will qualify for "pooling of interests" accounting treatment if consummated in accordance with this Agreement.

                                   ARTICLE X
                       TERMINATION, AMENDMENT AND WAIVER

    Section 10.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after approval by the stockholders of the Company or Parent, by the mutual consent of Parent and the Company.

    Section 10.2 TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by February 28, 1998, or (b) the approval of the Company's stockholders required by Section 3.6 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (c) the approval of Parent's stockholders required by Section 3.6 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to clause
(d) above shall have used all commercially reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger.

    Section 10.3 OTHER TERMINATION RIGHTS. (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent, (i) if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal with respect to the Company to the Company's stockholders or (ii) Parent shall have received an Alternative Proposal which the Board of Directors of Parent believes, in its good faith judgment, is more favorable to the Parent's stockholders than the Merger and is reasonably likely to be consummated.

    (b) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company, (i) if the Board of Directors of Parent shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of this Agreement or the issuance of Parent Common Stock in connection with the Merger or shall have recommended an Alternative Proposal with respect to Parent to Parent's stockholders or (ii) the Company shall have received an Alternative Proposal which the Board of Directors of the Company believes, in its good faith judgment, is more favorable to the Company's stockholders than the Merger and is reasonably likely to be consummated.

    Section 10.4 EFFECT OF TERMINATION AND ABANDONMENT. In the event that (x) Parent shall have terminated this Agreement pursuant to Section 10.3(a)(i) or
(y) the Company shall have terminated this Agreement pursuant to Section 10.3(b)(ii), then, in either such case, the Company shall, concurrently with such termination, pay Parent a fee of $20,000,000 (a "Termination Fee"), which amount shall be payable by wire transfer of same day funds, and shall promptly reimburse Parent for all substantiated out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including, without limitation, costs and expenses of accountants, attorneys and financial advisors, up to an aggregate of $2,000,000. The Company acknowledges that the agreements contained in this Section 10.4(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 10.4(a), and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company for the fee and expenses set forth in this Section 10.4(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit.

    (b) In the event that (x) the Company shall have terminated this Agreement pursuant to Section 10.3(b)(i) or (y) Parent shall have terminated this Agreement pursuant to Section 10.3(a)(ii), then, in either such case, Parent shall concurrently with such termination, pay the Company a fee of $20,000,000 (a "Parent Termination Fee"), which amount shall be payable by wire transfer of same day funds, and shall promptly reimburse the Company for all substantiated out-of-pocket costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including, without limitation, costs and expenses of accountants, attorneys and financial advisors, up to an aggregate of $2,000,000. Parent acknowledges that the agreements contained in this Section 10.4(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the amount due pursuant to this Section 10.4(b), and, in order to obtain such payment, the Company commences a suit which results in a judgment against the Company for the fee and expenses set forth in this Section 10.4(b), Parent shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit.

    (c) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article X, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
10.4 and Section 11.3 and except for the provisions of Sections 11.5, 11.6, 11.7, 11.8, 11.9, 11.10, 11.11, 11.12, 11.13 and 11.14. Moreover, in the event of termination of this Agreement pursuant to Section 10.2, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

                                   ARTICLE XI
                                 MISCELLANEOUS

    Section 11.1  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. All representations and warranties set forth in this Agreement shall terminate at the Effective Time. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

    Section 11.2 NOTICES. All notices or other communications under this Agreement shall be in writing and shall be given by delivery (and shall be deemed to have been duly given upon delivery) in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

    If to the Company:

       The Morningstar Group Inc.
       5956 Sherry Lane
       Suite 1500
       Dallas, Texas 75225
       Attention: C. Dean Metropoulos
       Telecopy No.: (214) 360-0948

    With a copy to:

       Weil, Gotshal & Manges LLP
       100 Crescent Court, Suite 1300
       Dallas, Texas 75201-6950
       Attention: R. Scott Cohen, Esq.
       Telecopy No.: (214) 746-7777

    If to Parent or Sub:

       Suiza Foods Corporation
       3811 Turtle Creek Boulevard
       Suite 1300
       Dallas, Texas 75219
       Attention: Gregg L. Engles
       Telecopy No.: (214) 528-9929

    With a copy to:

       Hughes & Luce, L.L.P.
       1717 Main Street, Suite 2800
       Dallas, Texas 75201
       Attention: William A. McCormack, Esq.
       Telecopy No.: (214) 939-6100

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

    Section 11.3 FEES AND EXPENSES. Whether or not the Merger is consummated, except as provided in Section 10.4 and, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that the allocable share of Parent and Sub on the one hand and the Company on the other hand for all expenses related to printing, filing and mailing the Form S-4 and the Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Form S-4 and the Proxy Statement/Prospectus shall be one-half each.

    Section 11.4 PUBLICITY. So long as this Agreement is in effect, Parent, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with the NYSE or The Nasdaq Stock Market.

    Section 11.5 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 11.6 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the third parties referenced in Sections 8.5 and 8.6 shall be third-party beneficiaries of Parent's agreement contained in such Sections.

    Section 11.7 ENTIRE AGREEMENT. This Agreement, the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreements dated August 18, 1997, between the Company and Parent and any documents delivered by the parties in connection herewith and therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

    Section 11.8 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Mergers by the stockholders of the Company and Parent, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.

    Section 11.10 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

    Section 11.11 HEADINGS AND TABLE OF CONTENTS. Headings of the Articles and Sections of this Agreement and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

    Section 11.12 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

    Section 11.13 WAIVERS. At any time prior to the Effective Time, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

    Section 11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    Section 11.15 SUBSIDIARIES. As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                          SUIZA FOODS CORPORATION

                                          By: /s/_GREGG L. ENGLES_______________
                                             Name: Gregg L. Engles
                                             Title: PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

                                          SF ACQUISITION CORPORATION

                                          By: /s/_GREGG L. ENGLES_______________
                                             Name: Gregg L. Engles
                                             Title: PRESIDENT

                                          THE MORNINGSTAR GROUP INC.

                                          By: /s/_L. HOLLIS JONES_______________
                                             Name: L. Hollis Jones
                                             Title: PRESIDENT AND CHIEF
                                          OPERATING OFFICER

                           PARENT DISCLOSURE SCHEDULE

Section 4.2  Capitalization

Section 4.3  Subsidiaries

Section 4.4  Authority

Section 4.6  Absence of Certain Changes or Events

Section 4.8  Employee Benefit Plans

                          COMPANY DISCLOSURE SCHEDULE

Section 5.2  Capitalization

Section 5.3  Subsidiaries

Section 5.4  Authority

Section 5.6  Absence of Certain Changes or Events

Section 5.8  Employee Benefit Plans

Section      Taxes
5.12

                                                                      APPENDIX B

                   [DONALDSON, LUFKIN & JENRETTE LETTERHEAD]

                                                              September 28, 1997

Board of Directors
Suiza Foods Corporation
3811 Turtle Creek Boulevard
Suite 1300
Dallas, TX 75219

Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $.01 per share (the "Company Common Stock") of Suiza Foods Corporation (the "Company") of the Exchange Ratio (as defined below). Pursuant to the terms of the Agreement and Plan of Merger, to be dated as of September 28, 1997 (the "Agreement"), by and among the Company, The Morningstar Group Inc. ("Morningstar") and SF Acquisition Corporation, a wholly owned subsidiary of the Company ("Merger Sub"), whereby Merger Sub will be merged (the "Merger") with and into Morningstar.

    Pursuant to the Agreement, each share of common stock par value $.01 per share, of Morningstar will be converted into the right to receive 0.85 shares (the "Exchange Ratio") of Company Common Stock.

    In arriving at our opinion, we have reviewed the draft dated September 27, 1997 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Morningstar including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Morningstar for the period beginning January 1, 1997 and ending December 31, 2002 and certain financial projections of the Company for the period beginning January 1, 1997 and ending December 31, 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and Morningstar with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Morningstar and the Company Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Morningstar or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of the Company and the management of Morningstar. With respect to the financial projections supplied to us, we have assumed with your consent that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and the management of Morningstar, respectively, as to the future operating and financial performance of the Company and Morningstar, respectively. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company, including that the transactions contemplated under the Agreement will qualify as a tax-free

Suiza Foods Corporation

Page 2                                                        September 28, 1997

transaction under the Internal Revenue Code of 1986, as amended, to the Company and Morningstar and their respective shareholders.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Company Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Company's Board of Directors' decision to proceed with the Merger. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for Morningstar and its affiliates, including Hicks, Muse, Tate, & Furst, in the past and has been customarily compensated for such services.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/_JAMES M. NEISSA_______________
                                             James M. Neissa
                                            MANAGING DIRECTOR

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

    Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

    The Registrant's Certificate of Incorporation contains provisions requiring it to indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS:

    See the Exhibit Index, beginning on page II-5.

    (b) FINANCIAL STATEMENT SCHEDULES:

    No financial statement schedules are required as all material required information is disclosed in the notes to the Registrant's Consolidated Financial Statements.

ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               PROVIDED, HOWEVER, that paragraphs (1)(i) and
               (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

        (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

        (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

        (7) That every prospectus (i) that is filed pursuant to paragraph

        (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under
Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 14, 1997.

                                SUIZA FOODS CORPORATION

                                By:             /s/ GREGG L. ENGLES,
                                     -----------------------------------------
                                                  Gregg L. Engles,
                                             CHAIRMAN OF THE BOARD AND
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Suiza Foods Corporation, hereby severally constitute and appoint Gregg L. Engles and Tracy L. Noll, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place and stead, in any and all capacities, to sign Suiza Foods Corporation's Registration Statement on Form S-4, and any other Registration Statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ GREGG L. ENGLES
------------------------------  Chairman of the Board and    October 13, 1997
       Gregg L. Engles            Chief Executive Officer

    /s/ CLETES O. BESHEARS
------------------------------  Chairman of the Board        October 13, 1997
      Cletes O. Beshears

    /s/ HECTOR M. NEVARES
------------------------------  Vice Chairman of the Board   October 13, 1997
      Hector M. Nevares

      /s/ TRACY L. NOLL
------------------------------  Principal financial and      October 13, 1997
        Tracy L. Noll             accounting officer

      /s/ ALAN J. BERNON
------------------------------  Director                     October 13, 1997
        Alan J. Bernon

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ GAYLE O. BESHEARS
------------------------------  Director                     October 13, 1997
      Gayle O. Beshears

      /s/ STEPHEN GREEN
------------------------------  Director                     October 13, 1997
        Stephen Green

    /s/ ROBERT L. KAMINSKI
------------------------------  Director                     October 13, 1997
      Robert L. Kaminski

     /s/ DAVID F. MILLER
------------------------------  Director                     October 13, 1997
       David F. Miller

     /s/ P. EUGENE PENDER
------------------------------  Director                     October 13, 1997
       P. Eugene Pender

     /s/ ROBERT PICCININI
------------------------------  Director                     October 13, 1997
       Robert Piccinini

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                               DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------

       2.1   Amended and Restated Reorganization Agreement; filed as Exhibit 2.1 to Suiza Foods' Registration
               Statement on Form S-1 (Registration No. 333-1858) and incorporated herein by reference.

       2.2   Agreement and Plan of Merger dated as of September 28, 1997 by and among Suiza Foods, Sub, and
               Morningstar (attached as Appendix A to the Joint Proxy Statement/Prospectus).

       4.1   Specimen of Common Stock Certificate; filed as Exhibit 4.1 to Suiza Foods' Registration
               Statement on Form S-1 (Registration No. 333-1858) and incorporated herein by reference.

       4.2   Registrations Rights Agreement (Exhibit G-2 to Amended and Restated Reorganization Agreement);
               filed as Exhibit 4.2 to Suiza Foods' Registration Statement on Form S-1 (Registration No.
               333-1858) and incorporated herein by reference.

       5.1*  Opinion of Hughes & Luce, L.L.P. regarding Legality of Securities being registered.

       8.1*  Opinion of Weil, Gotshal & Manges LLP regarding certain tax matters.

      23.1   Consent of Hughes & Luce, L.L.P. (contained in Exhibit 5.1).

      23.2   Consent of Deloitte & Touche LLP.

      23.3   Consent of KPMG Peat Marwick LLP.

      23.4   Consent of Barnard, Vogler & Co.

      23.5   Consent of McGladrey & Pullen, LLP.

      23.6   Consent of Coopers & Lybrand L.L.P.

      23.7   Consent of Arthur Andersen LLP.

      23.8   Consent of Price Waterhouse LLP.

      23.9*  Consent of Weil, Gotshal & Manges LLP (contained in Exhibit 8.1).

      24.1   Power of Attorney (contained in the signature pages hereto).

      99.1   Form of Suiza Foods Proxy.

      99.2   Form of Morningstar Proxy.

------------------------

*   To be filed by amendment.